SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 11-K
ANNUAL REPORT
Pursuant to Section 15 (d) of the
Securities Exchange Act of 1934
For the fiscal year ended December 31, 2022
Commission File No. 1-442
THE BOEING COMPANY 401(k) RETIREMENT PLAN, FORMERLY KNOWN AS THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
THE BOEING COMPANY
929 Long Bridge Drive
Arlington, Virginia 22202

The Boeing Company 401(k) Retirement Plan,
formerly known as The Boeing Company Voluntary Investment Plan
Employer ID No: 91-0425694
Plan Number: 002
Financial Statements as of December 31, 2022 and 2021 and for the Year Ended December 31, 2022, Supplemental Schedule as of December 31, 2022, and Report of Independent Registered Public Accounting Firm

THE BOEING COMPANY 401(k) RETIREMENT PLAN, FORMERLY KNOWN AS THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits as of December 31, 2022 and 2021	2
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2022	3
Notes to Financial Statements as of December 31, 2022 and 2021 and for the Year Ended December 31, 2022	4
SUPPLEMENTAL SCHEDULE:
Form 5500, Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2022	18
SIGNATURE	201

NOTE: All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Participants and Plan Administrator of
The Boeing Company 401(k) Retirement Plan
Arlington, Virginia

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of The Boeing Company 401(k) Retirement Plan, formerly known as The Boeing Company Voluntary Investment Plan, (the "Plan") as of December 31, 2022 and 2021, the related statement of changes in net assets available for benefits for the year ended December 31, 2022, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2022 and 2021, and the changes in net assets available for benefits for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Schedule

The supplemental schedule of assets (held at end of year) as of December 31, 2022 has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental schedule is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.
/s/ Deloitte & Touche LLP
Chicago, Illinois
June 14, 2023

We have served as the auditor of the Plan since at least 1990; however, an earlier year could not be reliably determined.

THE BOEING COMPANY 401(k) RETIREMENT PLAN, FORMERLY KNOWN AS THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2022 AND 2021

(Dollars in millions)	2022	2021
ASSETS:
Investments — interest in Master Trust	$62,726	$73,262

Receivables:
Employer contributions	197	—
Notes receivable from participants	580	611

Total receivables	777	611

NET ASSETS AVAILABLE FOR BENEFITS	$63,503	$73,873
See notes to financial statements.

THE BOEING COMPANY 401(k) RETIREMENT PLAN, FORMERLY KNOWN AS THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2022

(Dollars in millions)
Net Master Trust activity	$(8,877)
Interest income from notes receivable from participants	22
Contributions:
Employer — Boeing common stock	1,413
Participant	2,281
Total contributions	3,694
Benefits paid	5,209
NET DECREASE	(10,370)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	73,873
End of year	$63,503
See notes to financial statements.

THE BOEING COMPANY 401(k) RETIREMENT PLAN, FORMERLY KNOWN AS THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2022 AND 2021 AND FOR THE YEAR ENDED DECEMBER 31, 2022
(Dollars in millions)
1.    DESCRIPTION OF PLAN
The following description of The Boeing Company 401(k) Retirement Plan, formerly known as The Boeing Company Voluntary Investment Plan, (the “Plan”) provides only general information. Participants, as defined by the Plan, (“Members” or “Participants”) should refer to the plan document for a more complete description of the Plan’s provisions.
General — The Plan is a defined contribution plan intended to qualify under the Internal Revenue Code (“IRC”) as a profit sharing plan with a cash or deferred arrangement and employee stock ownership plan component, and is designed to provide Members with a means of making regular savings for their retirement. An eligible employee of The Boeing Company (the “Company” or “Boeing”) or one of its adopting subsidiaries becomes eligible to participate on the first day of employment.
The Plan includes an auto-enrollment provision for newly-eligible employees unless they affirmatively elect not to participate in the Plan. Automatically enrolled Members have their deferral rate set at a percentage of eligible compensation as defined in the plan document and their contributions are invested in a qualified default investment alternative (“QDIA”) until changed by the Members. The current QDIA for the Plan is the applicable custom target date fund.
The assets of the Plan, excluding notes receivable from participants, are held in The Boeing Company Employee Savings Plans Master Trust (the “Master Trust”). The Northern Trust Company (“NT”) serves as trustee for the Master Trust. The Employee Benefit Plans Committee oversees the operation and administration of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.
Contributions — Members may elect to contribute to the Plan a percentage of their eligible compensation on a pretax, after-tax, Roth, or a combination of those contribution types, as defined in the plan document and subject to statutory limitations. Members who have attained age 50 before the end of the plan year are eligible to make catch-up contributions, as defined in the plan document and subject to statutory limits. Catch-up contributions are ineligible for an employer-matching contribution for certain Members. The Plan also accepts certain rollover contributions.
Under the terms of the Plan, Boeing makes employer-matching and Company contributions for eligible Members. Employer contributions receivables for the 2022 plan year includes a nonelective contribution of $173 for certain Members equal to 2% of their eligible compensation, and an employer-matching true-up contribution of $24. Members should refer to the plan document for details. During 2022, Boeing’s contributions were made in the form of shares of Company common stock and immediately transferred to other investment funds in accordance with Members’ current investment elections.
Members may elect to change their contribution percentages. These changes are effective the next pay period after the request is received, or as soon as administratively possible thereafter. The allocation of both Members’ contributions and employer contributions to the funds may be changed at any time and become effective on the day of the change or the next business day, according to the time of the request for a change in relation to the stock market close of business.
Members’ Accounts — Individual accounts are maintained for each Member. Each Member’s account is credited with the Member’s contributions, Boeing’s contributions, and allocations of Plan earnings (losses) from the funds in which the account is invested, and charged with an allocation of certain administrative and investment-related expenses, and Member-specific charges, if applicable. Allocations are based on Member earnings or account balances, as defined by the plan document. The benefit to which a Member is entitled is the benefit that can be provided from the Member’s account.
Investment Funds — Upon enrollment in the Plan, Members may direct the investment of their contributions and any employer contributions to the investment funds offered under the Plan. These investment funds consisted of common/collective trusts, separately managed U.S. equity accounts, separately managed non-U.S. equity accounts, a separately managed fixed-income account, custom target date funds, a stable value fund (composed of synthetic-guaranteed investment contracts (“synthetic GICs”)), and Boeing common stock, which is the Boeing Stock Fund, as of December 31, 2022 and 2021. The Boeing Stock Fund consists of Boeing common stock and cash held in the cash sweep fund. Members may elect that dividends received with respect to their investments in the Boeing Stock Fund be distributed to them in cash or reinvested in the Boeing Stock Fund (a dividend payout program). Investment funds are valued daily and Members may elect to change their investment allocations on a daily basis.
Vesting — Member contributions, Boeing’s contributions, and earnings on those contributions are immediately vested.
Withdrawals — Members may elect to withdraw all or a portion of their accounts, at any time on or after the day the Member attains age 59 1/2. If a Member is under age 59 1/2, withdrawals from his or her accounts are subject to restrictions for certain accounts and certain hardship rules as provided by the Plan. If a Member takes a hardship withdrawal, the Member may continue contributions to the Plan; however, for certain Members, employer-matching contributions will be suspended for six months following the hardship withdrawal.
In addition, a Member may elect to withdraw all or part of his or her employer-matching contribution account before the Member attains age 59 1/2, but only if the Member has attained his or her fifth anniversary of employment. If such a withdrawal is made, employer-matching contributions will generally be suspended for six months following the withdrawal. Company contributions may be fully withdrawn upon termination of employment. Withdrawals of after-tax contributions and rollover contributions can be made at any time. Qualified reservist distributions, active military leave distributions and withdrawals upon disability are also available to eligible Members.
In the event of illness or injury and if eligible Members have used all of their regular sick leave benefits, the eligible Members may elect to withdraw, subject to Plan requirements, all or a portion of their salary continuation balance, if applicable.
Notes Receivable from Participants — Members may borrow from their fund accounts a minimum of one thousand dollars up to a maximum equal to the lesser of fifty thousand dollars or 50% of their account balance (subject to restrictions for certain accounts and minus any current outstanding loan balance), reduced by the highest outstanding loan balance under all of the Company’s savings plans during the last 12 months. Members may generally have a maximum of two loans outstanding under the Plan at any time. Loans may be additionally limited in accordance with the Plan provisions and/or loan policies and procedures. The interest rate on new loans is set every month and is equal to the prime rate published in the Wall Street Journal as of the last business day of the calendar month immediately preceding the date of the loan. Interest rates on outstanding loans ranged from 3.25% to 9.50% at December 31, 2022, with loans maturing at various dates through December 2042.
Loan repayments are made through regular payroll deductions for a period of up to 60 months for general loans and over a longer period for loans used to finance the purchase of a principal residence. If a Member’s employment terminates for any reason, and the loan balances are not paid in full by the termination date, the Member may continue to make monthly loan repayments until the loan is scheduled to be paid off. A loan will generally be subject to default if a payment has not been made for 90 days, an outstanding loan balance remains 30 days after the scheduled payoff date, or the Member takes a full distribution of his or her net account balance before the loan is paid off. If the loan defaults, the loan balance will become taxable income to the Member.
Benefit Payments — Upon termination of service, a Member may elect to receive a lump-sum amount equal to the full value of the Member’s vested interest in his or her account; a partial payment amount; or monthly, quarterly, semiannual, or annual installments of a fixed dollar amount or for a specific number of years, up to 10 years. Generally, a Member may also elect to have all or a portion of his or her Boeing Stock Fund balance paid in shares and/or cash. A Member also has the option to elect to apply all or a part of his or her account toward the purchase of an annuity contract with payments for a specified number of years, from a provider made available by the Plan administrator in accordance with the procedures established by the Plan administrator. If a Member makes no election, annual distributions of the required minimum amount will generally begin after age 72, in accordance with applicable Plan provisions. Notwithstanding the foregoing, following a Member’s termination of service, if his or her account balance is one thousand dollars or less, it will automatically be paid out to the Member in accordance with applicable Plan provisions.
Plan Amendments — Effective January 1, 2022, the Plan document was updated to incorporate or clarify certain administrative provisions of the Plan, make certain design changes that were effective on or after January 1, 2022, and change the name of the Plan to The Boeing Company 401(k) Retirement Plan.
2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
Risks and Uncertainties — The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Market risks include global events, such as a pandemic or international conflict, which could impact the value of investment securities. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.
Valuation of Investments — Investments in the Master Trust are stated at fair value, except for fully benefit-responsive investment contracts (“FBRICs”) or synthetic GICs, which are reported at contract value. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. Securities traded in markets that are not considered active may be valued using unobservable inputs, such as less recent trade prices, single broker-dealer quotations, related yield curves, and other assumptions about the security. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan (see Note 3). The Master Trust’s investments, as discussed in Note 4, are valued as follows:
•Common stock, including Boeing common stock, preferred stock, and other investments (rights, warrants, exchange-traded funds, exchange-traded options, and other exchange-traded derivatives) traded in active markets on national and international exchanges are primarily valued using a market approach based on the closing market prices of identical instruments on the last trading day of the year. The other exchange-traded derivatives are included in other receivables and other liabilities on the Master Trust’s statements of net assets.
•Forward and spot currency contracts are valued using a market value approach based on spot foreign currency rates if the contract tenor is two days or less and on interpolated forward rates for any contracts with a tenor greater than two days. Forward and spot currency contracts are included in other receivables and other liabilities on the Master Trust’s statements of net assets.
•Investments in common/collective trust funds are valued based on the year-end unit net asset value (“NAV”). The NAV is used as a practical expedient to estimate fair value. Unit values are determined by the issuer or third party administrator by dividing the fair values of the total net assets at year-end by the outstanding units. There were no unfunded commitments, no restrictions on redemption frequency, and no advance notice periods required for redemption for these investments.

•Synthetic GICs are stated at contract value. There are no reserves against contract value for credit risk of the contract issuer. The fixed-income securities underlying the contracts were valued based on the pricing methodology stated below for fixed-income securities.
•Fixed-income securities, including government and agency securities, corporate bonds, and mortgage and asset-backed securities, are primarily valued using a market approach using matrix pricing, which considers a security’s relationship to other securities for which quoted prices in an active market may be available, or alternatively based on an income approach, which uses valuation techniques to convert future cash flows to a single present value amount. The valuation approach is designed to maximize the use of observable inputs, such as observable trade prices, multiple broker-dealer quotations, related yield curves, and other assumptions about the security (prepayment projections, cash flows, other security characteristics, etc.) and minimize unobservable inputs. The securities are valued as of the last trading day of the year. Fixed-income instruments that have a delayed future settlement such as to-be-announced securities (“TBAs”) are valued similarly to fixed-income securities in active markets. TBAs are included in the underlying assets associated with the synthetic GICs, other receivables, and other liabilities on the Master Trust’s statements of net assets.
•Mutual funds, which are registered investment companies, are valued at the daily closing price as reported by the fund. Funds held by the Master Trust are open-ended funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily NAV and to transact at that price.
•Short-term investments include certificates of deposits, commercial paper, treasury bills, and discounted notes with original maturities greater than three months, but less than one year. These investments are primarily valued using a market approach in the same manner as fixed-income securities referenced above.
•Other investments include physical commodities and over-the-counter (“OTC”) derivatives, such as options and swap contracts. Physical commodities are valued on a market approach using the front month futures contract for the specific commodity. The derivatives are valued using a market approach and are based upon the expected amount that the Master Trust would receive or pay to exit the derivative at the reporting date. The valuation methodology relies on inputs, including, but not limited to, benchmark yields, swap curves, cash flow analysis, ratings updates, and interdealer broker rates. Credit risk of the derivative counterparties is offset by collateralizing the expected amount that the Master Trust would receive or pay to terminate the derivative.
In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946, Financial Services - Investment Companies, the synthetic GICs are included at contract value in participant-directed investments in the statements of net assets available for benefits. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan and the terms of the synthetic GICs. The statement of changes in net assets available for benefits is presented on a contract-value basis.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation/depreciation of investments includes both realized and unrealized gains or losses and is calculated as the difference between the fair value of the investments as of the beginning of the plan year or the purchase date in the current year and either the sales price or the end-of-year fair value.
Cash and Cash Equivalents — Cash and cash equivalents include certificates of deposits, commercial paper, treasury bills, discounted notes with original maturities of three months or less, cash and cash collateral. Cash collateral is related to the collateral posted on derivatives. In the event that an instrument with an original maturity of less than three months does not have a market price, then those investments are valued at amortized cost, which approximates fair value.
Valuation Oversight — Plan management has implemented processes that are designed to ensure that fair value measurements used by the Master Trust are appropriate and reliable, that they are based on observable inputs wherever possible, and that the valuation approaches are consistently applied and the assumptions used are reasonable. The valuation framework has a set of processes that provides for oversight and validation of the fair value methodologies as well as valuations.
The Board of Directors of the Company has delegated the fiduciary oversight of plan assets over various retirement plans held within the Master Trust structures to the Employee Benefit Investment Committee (“EBIC”). The EBIC has sub-delegated this responsibility to the Chief Investment Officer (“CIO”), who manages Trust Investments and chairs the Valuation Committee. Trust Investments is responsible for the oversight of the Plan assets including selection and monitoring of investment managers, asset strategies, and risk management. The Valuation Committee is responsible for the oversight of the valuation practices of the Master Trust and is represented by members of Trust Investments including Risk Management and Trust Operations, Public Markets, and Investment Strategy. The Valuation Committee meets periodically with the purpose of fulfilling the following responsibilities and provides an annual review to the EBIC of its findings and actions:
•Review and approve annually the valuation practices, including those used by third parties
•Review and approve the year-end valuations, including the methods used to develop and substantiate the unobservable inputs used in the fair value measurement
•Review analysis and benchmarks used by the Company and the Master Trust to assess the reasonableness of the year-end valuations and changes in fair value measurements from period to period
•Review and approve annual financial statement disclosures of the investments held in the Master Trust
Common/collective trust funds are generally valued using the NAV or its equivalent. Valuations provided by the funds are reviewed at least quarterly. The asset managers’ audited financial statements are used in the Master Trust's annual financial reporting process, where applicable. Assessments of reasonableness include regular asset manager meetings and review of quarterly reports, third-party reviews and reconciliations, which includes escalation to Trust Investments for exceptions, quarterly CIO investment reviews, and reviews of manager valuation policies. Valuation policies are reviewed when a new mandate is entered into with an asset manager, on a rolling three-year basis for existing managers, or as changes to policies are provided by managers.
Fixed income, equity, and derivative instruments are generally valued using valuations obtained from pricing vendors. Pricing vendor valuation methodologies and custodian pricing controls and related documentation are assessed for reasonableness on an annual basis. The pricing vendor due diligence process includes reviews of pricing controls and procedures, as well as discussions in order to maintain a current understanding of the valuation processes and related assumptions and inputs that may be used by the vendors to price instruments. The custodian due diligence process includes reviews of pricing controls and procedures that are carried out on the Master Trust's behalf. This includes various levels of tolerances checks on price changes, review of stale or unchanged prices, multi-price source comparisons, and vendor price challenges. Additionally, on a monthly basis, the custodian reconciles its valuations to valuations obtained from each investment manager and any exceptions are reported to Trust Investments for resolution, which may include escalation to the Valuation Committee.
Benefits — Benefits are recorded when paid.
Expenses — Necessary and proper expenses of the Plan are paid from the Plan assets at the Master Trust level, except for those expenses the Company is required by law or chooses to pay. Expenses are paid at the Master Trust level, deducted from income earned and therefore are recorded as a reduction of investment return and are not separately reflected in the Plan’s statement of changes in net assets available for benefits.
Notes Receivable from Participants — Notes receivable from participants are measured at the unpaid principal balance, plus any accrued but unpaid interest. Delinquent Member loans are recorded as distributions based on the terms of the plan document.

3.    SYNTHETIC GUARANTEED INVESTMENT CONTRACTS
The Master Trust includes the Stable Value Fund (“SVF”), which is managed by GSAM Stable Value, LLC (“GSAM”). The SVF holds synthetic GICs.
A synthetic GIC, also known as a wrap contract, is an investment contract issued by an insurance company or other financial institution, backed by diversified fixed income and cash portfolios that are owned by the SVF. These contracts provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the SVF, but rather are amortized, over the duration of the underlying assets or other agreed upon period, through adjustments to the future crediting rate. Primary variables impacting the future crediting rate of the SVF include the crediting rates of the various wrap contracts, broader market interest rates, the current yield and historical investment performance of the underlying assets, the duration of the underlying assets covered by the wrap contracts, the existing difference between the market value of the SVF’s investment portfolios and the associated wrap contract book value, the timing and amount of participant contributions and withdrawals made to or from the SVF, the percentage of the SVF invested in cash, and SVF expenses, among other factors. The issuer guarantees (subject to the terms, conditions and exceptions in the wrap contracts) that all qualified participant withdrawals will occur at contract value (or book value), which represents contributions made under the contract, plus credited interest, less withdrawals made under the contract, and less administrative expenses.
The synthetic GICs are included in the Master Trust’s statements of net assets, as discussed in Note 2, at contract value. There are no reserves against contract value for credit risk of the contract issuers. The fixed-income securities underlying the contracts are valued based on the valuation methodology stated in Note 2.
The assets underlying the synthetic GICs are owned by the SVF, which is part of the Master Trust. NT is the custodian for the Master Trust assets. The underlying assets of the synthetic GICs are invested in diversified fixed income and cash portfolios managed by BlackRock Financial Management, Voya Investment Management Co., J.P. Morgan Investment Management (“JPM”), Pacific Investment Management Company, PGIM (the global investment management business of Prudential Financial), and Western Asset Management Co. In addition to the diversified fixed income portfolios, GSAM oversees an allocation to a cash component, which is invested in a separately managed account, managed by JPM.
The wrap providers are each contractually obligated to pay the principal and specified crediting rate that is guaranteed to the SVF, subject to the terms, conditions and exceptions of each wrap contract. The respective crediting rates are each based on a formula agreed upon with each wrap contract issuer; each contract provides an interest rate floor of 0%. Such contract crediting rates are reset on a monthly basis while the crediting rate for the SVF is reset on a daily basis.
Certain events, including but not limited to a Plan termination or a Plan merger outside the Master Trust initiated by the Company, could limit the ability of the SVF to transact at contract value or may allow for the termination of the wrap contract at less than contract value. The Company does not believe that any events are probable that could limit the ability of the SVF to transact at contract value.
4.    MASTER TRUST
The Master Trust assets are invested and records are maintained by each investment fund option. Funds are allocated to the participating plans in accordance with the Plan provisions and Member allocation elections. The allocation of net assets is based on the respective number of units held by the plans’ Members as of year-end. The allocation of the changes in net assets is calculated daily based on the units held by the plans’ Members as of that day’s end.
The Plan’s interest in the Master Trust represented 100% of the Master Trust’s net assets at December 31, 2022 and 2021.
Although the Plan is the only participating plan in the Master Trust as of December 31, 2022, the Company intends to keep the Master Trust for potential future acquired plans and file a Form 5500 as a master trust.

The Master Trust’s statements of net assets as of December 31, 2022 and 2021, are as follows:

	2022	2021
ASSETS:
Investments — at fair value:
Common/collective trusts	$35,169	$43,463
Common and preferred stock	5,821	7,572
Government and agency securities	462	531
Corporate bonds	481	800
Mortgage and asset-backed securities	272	273
Boeing common stock	6,652	6,956
Mutual funds	86	159
Short-term investments	97	91
Other investments	22	28
Total investments — at fair value	49,062	59,873
Investments — at contract value:
Synthetic GICs/SVF	13,474	13,244
Total Master Trust investments	62,536	73,117
Cash and cash equivalents	148	237
Receivables:
Receivables for securities sold	56	67
Accrued investment income	25	21
Other	97	7
Total receivables	178	95
Total assets	62,862	73,449

LIABILITIES:
Payables for securities purchased	65	82
Accrued investment and administration expenses	32	29
Other	39	76
Total liabilities	136	187
NET ASSETS	$62,726	$73,262

The statement of changes in net assets for the Master Trust for the year ended December 31, 2022 is as follows:

Net depreciation of investments	$(9,310)
Interest income	389
Dividend income	147
Investment income	536
Net investment loss	(8,774)
Amounts received from participating plan	3,778
Deductions:
Amounts paid to participating plan	5,437
Investment and administration expenses	103
Total deductions	5,540

Decrease in net assets	(10,536)
Beginning of year	73,262
End of year	$62,726
5.    FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES
ASC 820, Fair Value Measurement, establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 for financial assets and financial liabilities are described below:
Level 1 — Values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — Values are based on (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in nonactive markets; or (c) valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the asset or liability.
Level 3 — Values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

The following tables set forth by level within the fair value hierarchy a summary of Master Trust investments by general types of assets and liabilities measured at fair value on a recurring basis as of December 31, 2022 and 2021. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Leveled*	Balance as of December 31, 2022
Investments:
Investments in the fair value hierarchy:
Common and preferred stock	$5,793	$28	$—	$—	$5,821
Government and agency securities	—	460	2	—	462
Corporate bonds	—	474	7	—	481
Mortgage and asset-backed securities	—	227	45	—	272
Boeing common stock	6,652	—	—	—	6,652
Mutual funds	86	—	—	—	86
Short-term investments	—	79	18	—	97
Other investments	—	22	—	—	22
Total investments in the fair value hierarchy	12,531	1,290	72	—	13,893
Investments measured at net asset value:
Common/collective trusts	—	—	—	35,169	35,169
Total investments — at fair value	12,531	1,290	72	35,169	49,062
Investments measured at contract value:
Synthetic GICs/SVF	—	—	—	13,474	13,474
Cash and cash equivalents	—	—	—	148	148
Receivables:
Receivables for securities sold	—	—	—	56	56
Accrued investment income	—	—	—	25	25
Other	1	96	—	—	97
Total receivables	1	96	—	81	178
Total assets	12,532	1,386	72	48,872	62,862

Liabilities:
Payables for securities purchased	—	—	—	65	65
Accrued investment and administration expenses	—	—	—	32	32
Other	2	31	—	6	39
Total liabilities	2	31	—	103	136

NET ASSETS	$12,530	$1,355	$72	$48,769	$62,726

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Leveled*	Balance as of December 31, 2021
Investments:
Investments in the fair value hierarchy:
Common and preferred stock	$6,871	$700	$1	$—	$7,572
Government and agency securities	—	530	1	—	531
Corporate bonds	—	790	10	—	800
Mortgage and asset-backed securities	—	222	51	—	273
Boeing common stock	6,956	—	—	—	6,956
Mutual funds	159	—	—	—	159
Short-term investments	—	74	17	—	91
Other investments	—	28	—	—	28
Total investments in the fair value hierarchy	13,986	2,344	80	—	16,410
Investments measured at net asset value:
Common/collective trusts	—	—	—	43,463	43,463
Total investments — at fair value	13,986	2,344	80	43,463	59,873
Investments measured at contract value:
Synthetic GICs/SVF	—	—	—	13,244	13,244
Cash and cash equivalents	—	—	—	237	237
Receivables:
Receivables for securities sold	—	—	—	67	67
Accrued investment income	—	—	—	21	21
Other	1	6	—	—	7
Total receivables	1	6	—	88	95
Total assets	13,987	2,350	80	57,032	73,449

Liabilities:
Payables for securities purchased	—	—	—	82	82
Accrued investment and administration expenses	—	—	—	29	29
Other	2	13	—	61	76
Total liabilities	2	13	—	172	187

NET ASSETS	$13,985	$2,337	$80	$56,860	$73,262
*The amounts not leveled are related to investments using NAV as a practical expedient to estimate fair value, investments measured at contract value, and non-investment assets and liabilities. The amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the Master Trust’s statements of net assets.
Master Trust net assets at fair value classified within Level 3 consisted of common and preferred stock, government and agency securities, corporate bonds, mortgage and asset-backed securities, and short-term investments. Such amounts were 0.11% of the Master Trust’s net assets as of December 31, 2022 and 2021.
Level 3 Transfers — The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. The significance of transfers between levels is evaluated based upon the nature of the financial instrument and size of the transfer relative to net assets. There were no significant transfers into or out of Level 3 for the years ended December 31, 2022 and 2021.

6.     DERIVATIVE FINANCIAL INSTRUMENTS
ASC 815, Derivatives and Hedging, requires disclosures on how and why derivatives are used, accounted for, and affect the results of operations and financial position. Derivative instruments held by the Master Trust are not designated as hedging instruments under ASC 815. The Master Trust investments are exposed to the following financial instrument risks:

Interest Rate Risk — Interest rate risk is the risk of change in the market value of the assets due to a change in interest rates. Bond futures, interest rate swaps, and interest rate swaptions are generally used to manage interest rate risk or adjust portfolio duration. A futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date. Interest rate swap agreements involve the exchange by the Master Trust, with a counterparty, of respective commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed rate payments, with respect to the notional amount of principal. Interest rate swaptions are options to enter into an interest rate swap based on predetermined conditions.

Credit Risk — Credit risk is the risk of change in the market value of assets due to the change in creditworthiness of the underlying issuer. Credit default swaps are used to manage the credit exposure of a security or basket of securities. Credit default swap agreements involve one party (referred to as the buyer of protection) making a stream of payments to another party (the seller of protection) in exchange for the right to receive a specified return in the event of a default or other credit event for the referenced entity, obligation, or index.

Foreign Currency Risk — Currency risk is the risk of a change in market value due to the change in foreign currency exchange rates. Generally, currency futures and forward contracts are used to achieve the desired currency exposure, or generate value-added performance. Foreign currency futures and forwards are agreements between two parties to buy and sell a set of currencies at a set exchange rate on a specified future date. A currency option gives the buyer the right, but not the obligation, to buy one currency or sell another currency at a set exchange rate on or before a given date.

Equity Risk — Equity risk is the risk of a change in market value of assets due to the change in equity or equity index prices. Equity futures and swaps are generally used to manage the market exposure of a security or index, or rebalance the total portfolio to the target asset allocation. An equity futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date. Equity swaps generally exchanges the return on a stock or stock index for the return of another financial instrument such as a different stock or equity index or LIBOR.

Commodity Risk — Commodity risk is the risk of change in the market value of the underlying commodity due to a change in the price of the commodity. Commodity futures, swaps, and options are generally used to achieve the desired market exposure to commodities. A futures contract is an agreement between two parties to buy and sell a commodity at a set price on a future date. Commodity swaps are agreements involving the exchange by the Master Trust, with a counterparty, of respective commitments to pay or receive cash flows, e.g., an exchange of payments based on the price movement for the commodity, with respect to the notional amount of principal. Commodity options give the buyer the right, but not the obligation, to buy one commodity or sell another commodity at a set price on or before a given date.

Future Settlement Risk — Future settlement risk is the risk of counterparty nonperformance resulting in not receiving the asset or associated gains specified in the contract. Gains are derived from the change in market value of the contract due to a change in price of the underlying security. Mortgage-backed TBAs are used to manage the market exposure of a security or asset class. A TBA is a contract for the purchase or sale of agency mortgage-backed securities to be delivered at a future agreed-upon date.

As of December 31, 2022 and 2021, the Master Trust has invested in derivative contracts. The fair value of these contracts is included in the Master Trust’s statements of net assets, as discussed in Note 4, and was not material.
Derivative contracts realized gains and losses and the change in unrealized gains and losses are reflected in the Master Trust’s statement of changes in net assets as net appreciation or depreciation of investments. The effect of derivative contracts realized gains and losses and the change in unrealized gains and losses for the year ended December 31, 2022 was not material.
The following table summarizes the gross notional value of derivative contracts outstanding as of December 31, 2022 and 2021. The gross notional amounts give an indication of the volume of the Master Trust’s derivative activity and significantly exceed the fair value of the derivative investments, which is more representative of the economic exposure associated with derivatives in the Master Trust.

	Interest Rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
December 31, 2022
Forward contracts	$—	$—	$1,243	$—	$—	$—	$1,243
Futures	4,353	—	5	237	33	—	4,628
Options	186	—	—	—	—	—	186
Swaps	348	69	5	3	—	—	425
TBAs	—	—	—	—	—	1,330	1,330
Total	$4,887	$69	$1,253	$240	$33	$1,330	$7,812
December 31, 2021
Forward contracts	$—	$—	$1,056	$—	$1	$—	$1,057
Futures	4,585	—	4	509	42	—	5,140
Options	68	1	1	—	—	—	70
Swaps	573	114	5	1	49	—	742
TBAs	—	—	—	—	—	616	616
Total	$5,226	$115	$1,066	$510	$92	$616	$7,625
Derivatives are generally used to manage the market exposure of a security, index or currency, or adjust the portfolio duration. Derivative contracts are instruments that derive their value from underlying assets, indices, reference interest rates, or a combination of these factors. Refer to Note 2 for further description of how derivative instruments are valued. Certain cash instruments, such as mortgage-backed TBAs meet the definition of a derivative instrument under GAAP.
The nature of the counterparty and the settlement mechanism of the derivative affect the credit risk to which the Master Trust is exposed. For OTC derivatives such as swaps, forwards, options and TBAs, the Master Trust is exposed to the credit risk of the derivative counterparty.
For exchange-traded derivatives, such as futures and options, and “cleared” OTC swaps, the Master Trust is generally exposed to the credit risk of the relevant exchange or clearinghouse. Where possible, the Master Trust seeks to mitigate its credit risk exposures arising on derivative transactions through the use of legally enforceable master netting arrangements and collateral agreements.
The Master Trust is also exposed to liquidity risk in the following situations:
1) When the derivative contracts require the Master Trust to post additional cash or securities collateral with counterparties as the fair value of the contracts moves in the counterparties’ favor and the Master Trust’s receivables under related contracts are unavailable for offset or insufficient in value to offset the payment obligation to the counterparty.

2) When certain derivative contracts have credit-related contingent features under the International Swaps and Derivatives Association Master Agreement (generally swaps) with counterparties for contracts in a net liability position.
The Master Trust has liquidity risk if its assets decline by various, pre-specified rates over predetermined time periods. If this occurs, the Master Trust is required to post more collateral or may be required to pay off the open liability contracts given the counterparty’s right to terminate the contract. At December 31, 2022 and 2021, the Master Trust had an insignificant amount of contracts in a net liability position with contingent features with an insignificant amount posted in collateral against those positions.
7.    RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements as of December 31, 2022 and 2021, to Form 5500:

	2022	2021
Net assets available for benefits per the financial statements	$63,503	$73,873
Amounts allocated to withdrawing Members	(117)	(126)
Net assets available for benefits per Form 5500	$63,386	$73,747
The following is a reconciliation of benefits paid per the financial statements for the year ended December 31, 2022, to total benefit payments per Form 5500:

Benefits paid per the financial statements	$5,209
Amounts allocated to withdrawing Members — December 31, 2022	117
Amounts allocated to withdrawing Members — December 31, 2021	(126)
Total benefit payments per Form 5500	$5,200
Amounts allocated to withdrawing Members are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.
8.    RELATED PARTY AND PARTY-IN-INTEREST TRANSACTIONS
Certain Master Trust investments are managed by NT. NT is the trustee as defined by the Plan and, therefore, these transactions qualify as related party and party-in-interest transactions.
As of December 31, 2022 and 2021, the Plan held approximately 35 million shares of common stock of the Company, with a cost basis of $5,616 and $5,550, respectively. During the years ended December 31, 2022 and 2021, purchases of shares by the Plan totaled $185 and $177, respectively, and sales of shares by the Plan totaled $1,326 and $1,244, respectively. Boeing contributed $1,413 in Company common stock to the Plan during the year ended December 31, 2022.
Newport Trust Company (“Newport”), is the independent fiduciary and investment manager of the Boeing Stock Fund. The Plan has authorized Newport with sole responsibility for deciding whether to restrict investment in the Boeing Stock Fund, or to sell or otherwise dispose of all or any portion of the stock held in the Boeing Stock Fund if Newport determines it is in the best interests of the Members. In the event Newport determined to sell or dispose of stock in the Boeing Stock Fund, Newport would designate an alternative investment fund under the Plan for the temporary investment of any proceeds from the sale or other disposition of the Company’s common stock.
9.    VOLUNTARY COMPLIANCE RESOLUTION
The Company determined that between the 2017 and 2020 plan years four Members received participant loans in excess of the limits established by the Plan document and Internal Revenue Code Section 72(p)(2)(A). These transactions constituted a prohibited transaction under Title I of ERISA. In accordance with the Internal

Revenue Service’s (“IRS”) Employee Plans Compliance Resolution System, the Company took remedial actions to correct the Plan’s operational failure under the IRS’s Voluntary Correction Program. The Company submitted its request to the IRS on February 28, 2022, and received a compliance statement from the IRS dated May 2, 2023, which concluded that the IRS agrees with the corrective actions made by the Company.
10.    TAX STATUS
The IRS has determined and informed the Company by a letter, dated May 11, 2015, that the Plan is designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, the Plan administrator believes that the tax-exempt status of the Plan and related trust has not been affected and no provision for income taxes has been included in the Plan’s financial statements.
GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2019.
11.     PLAN TERMINATION
Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event of termination of the Plan, both Member and employer contributions, including any income earned, will be distributed to the Members.
12.     SUBSEQUENT EVENTS
Effective January 1, 2023, certain Members can enroll in the student loan match program, which will allow for non-elective and employer-matching contributions to be based on the combination of eligible student loan repayments and any Member contributions made to the Plan during the year.

*  *  *  *  *  *

SUPPLEMENTAL SCHEDULE
THE BOEING COMPANY 401(k) RETIREMENT PLAN, FORMERLY KNOWN AS THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
FORM 5500, SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2022

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
1166 AVE OF THE 5.6896% DUE 10-13-2037	**	$2,048,089
1ST INDL RLTY TR INC COM	**	566,669
1ST PACIFIC CO USD0.01	**	654,972
2SEVENTY BIO INC COM	**	81,444
2U INC COM	**	272,745
361 DEGREES INTERN HKD0.10	**	89,597
3650R 2021-PF1 COML MTG TR COML MTG PASSTHRU CTF CL 2.372% 11-15-2054	**	4,437,323
3M CO 2.375% DUE 08-26-2029	**	51,029
3M CO 3.7% DUE 04-15-2050/03-27-2020 REG	**	138,746
3SBIO INC USD0.00001 REG'S'/144A	**	633,271
3U HOLDING AG NPV	**	106,457
4IMPRINT GROUP ORD GBX38.461538	**	545,248
5 PT HLDGS LLC CL A COM REPSTG CL A LTD	**	40,071
6TH STR CLO XVI LTD / 6TH STR CLO SR SECD NT CL A-1A FLTG 6.12771% 10-20-2032	**	12,894,248
8X8 INC NEW COM	**	306,876
A & W REV ROYALTIES INCOME FD UNIT	**	236,533
A&D HOLON HOLDINGS CO LTD NPV	**	40,851
A.P. MOLLER-MAERSK SER'B'DKK1000	**	3,741,438
AAG ENERGY HLDGS LTD NPV	**	37,681
AAON INC COM PAR $0.004 COM PAR $0.004	**	263,620
AAPICO HITECH THB1(NVDR)	**	240,852
ABBOTT LAB COM	**	14,469,883
ABBOTT LABS 3.4% DUE 11-30-2023	**	2,277,487
ABBVIE INC 2.6% DUE 11-21-2024 REG	**	19,774,261
ABBVIE INC 3.2% 11-21-2029	**	452,617
ABBVIE INC 3.2% 11-21-2029	**	7,642,883
ABBVIE INC 3.2% DUE 05-14-2026	**	2,782,896
ABBVIE INC 3.6% 05-14-2025	**	7,061,033
ABBVIE INC 3.75% DUE 11-14-2023	**	231,645
ABBVIE INC 3.85% DUE 03-15-2025 REG	**	438,939
ABBVIE INC 4.25% DUE 11-14-2028	**	241,542
ABBVIE INC 4.25% DUE 11-21-2049 REG	**	113,776
ABBVIE INC 4.25% DUE 11-21-2049 REG	**	252,836
ABBVIE INC 4.4% DUE 11-06-2042	**	217,967
ABBVIE INC COM USD0.01	**	24,833,639
ABBVIE INC FIXED 2.95% DUE 11-21-2026	**	4,050,302
ABCELLERA BIOLOGICS INC COM	**	787,567
ABERCROMBIE & FITCH CO CL A CL A	**	465,737
ABM INVESTAMA TBK SHS	**	18,899
ABN AMRO BANK N.V. DR EACH REP SHS	**	4,087,541
ABN AMRO BK N V 4.75% DUE 07-28-2025	**	387,924
ABU DHABI NATL CO AED0.08	**	314,640

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ACADEMEDIA AB NPV	**	754,799
ACADEMY SPORTS & OUTDOORS INC COM	**	669,622
ACADIA HEALTHCARE CO INC COM	**	1,005,210
ACADIA PHARMACEUTICALS INC COM	**	933,597
ACCENTURE PLC SHS CL A NEW	**	38,191,475
ACCESS GROUP INC DEL 2005-A ASSET BKD CTF CL A-3 FLTG 07-25-2034 REG	**	1,253,088
ACCREDITED MTG LN TR 2004-3 MTG PASSTHRUCTF CL 2A2 10-25-2034 REG	**	299,408
ACCUNIA EUROPEAN CLO I DESIGNATED ACTIVITY COMPANY 07/2030	**	279,317
ACCURAY INC DEL COM	**	74,554
ACE HARDWARE IDR10	**	196,718
ACE INA HLDGS INC 2.7% DUE 03-13-2023	**	119,532
ACE INA HLDGS INC 3.35% DUE 05-03-2026	**	38,304
ACE SECS CORP HOME EQUITY LN TR 2003-NC1MTG PASSTHRU CTF 4.84586% 07-25-2033	**	1,569,567
ACERINOX SA EUR0.25	**	150,912
ACLARIS THERAPEUTICS INC COM	**	225,178
ACTIVISION BLIZZARD INC COM STK	**	477,519
ACUITY BRANDS INC COM	**	3,827,247
ADAPTHEALTH CORP COM	**	649,079
ADASTRIA CO LTD	**	584,717
ADBRI LTD NPV	**	109,410
ADC THERAPEUTICS SA COM	**	65,188
ADDTECH AB SER'B'NPV	**	123,204
ADDUS HOMECARE CORP COM STK	**	825,767
ADICET BIO INC COM	**	58,736
ADIENT PLC ADIENT PLC LTD COM	**	2,102,214
ADOBE INC 2.3% DUE 02-01-2030	**	427,563
ADOBE SYS INC COM	**	28,478,851
ADR ABCAM PLC SPON ADS EACH REP 1 ORD SHS	**	639,438
ADR ARGENX SE SPONSORED ADS	**	909,192
ADR ASCENDIS PHARMA A/S SPONSORED ADR	**	2,478,018
ADR ASML HLDG NV NY REG 2012 (POST REV SPLIT)	**	4,413,819
ADR ASTRAZENECA PLC SPONSORED ADR UNITEDKINGDOM	**	2,637,420
ADR BANCO BRADESCO S A SPONSORED ADR REPSTG PFD SHS NEW 2004	**	475,422
ADR BIONTECH SE ADS	**	2,403,520
ADR BP P L C SPONSORED ADR	**	6,678,616
ADR EDAP TMS S A SPONSORED ADR	**	151,372
ADR EMBRAER S A SPONSORED ADR REPSTG 4 COM SHS	**	126,886
ADR ENDAVA PLC ADS	**	2,661,435
ADR FINVOLUTION GROUP SPONSORED ADR SPONADS EACH REP 5 ORD SHS CLASS A	**	29,686
ADR GERDAU S A SPONSORED ADR REPRESENTING PFD SHS	**	3,643,691
ADR GOLD FIELDS LTD NEW SPONSORED ADR	**	1,079,153
ADR GSK PLC	**	2,667,126
ADR HELLO GROUP INC ADR	**	355,500
ADR ICICI BK LTD	**	1,395,728
ADR IMMUNOCORE HLDGS PLC ADS	**	940,514
ADR LEGEND BIOTECH CORP SPON ADS EACH REP 2 ORD SHS	**	1,908,691
ADR LVMH MOET HENNESSY LOUIS VUITTON ADR	**	5,267,039
ADR MATERIALISE NV SPONSORED ADS REPSTG SHS	**	80,714

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ADR MYT NETH PARENT B V ADS	**	383,130
ADR NESTLE S A SPONSORED ADR REPSTG REG SH	**	11,351,993
ADR NICE LTD SPONSORED ADR	**	4,730,580
ADR NOVO-NORDISK A S ADR	**	9,626,870
ADR OLINK HLDG AB SPONSORED ADS	**	440,419
ADR RECKITT BENCKISER GROUP PLC SPONSORED ADR	**	3,394,957
ADR RIO TINTO PLC SPONSORED ADR	**	5,617,680
ADR RLX TECHNOLOGY INC SPONSORED ADS	**	39,100
ADR ROCHE HLDG LTD SPONSORED ADR ISIN #US771195104	**	2,739,678
ADR RYANAIR HLDGS PLC SPONSORED ADR NEW	**	4,314,101
ADR SEA LTD ADR	**	423,212
ADR SOCIEDAD QUIMICA Y MINERA DE CHILE SA SPONSORED ADR REPSTG SER B SHS	**	158,482
ADR TAIWAN SEMICONDUCTOR MANUFACTURING SPON ADS EACH REP 5 ORD TWD10	**	8,390,256
ADR UNILEVER PLC SPONSORED ADR NEW	**	9,395,310
ADR VISTA ENERGY S A B DE C V SPONSORED ADS REPSTG SHS SER A	**	181,405
ADR VODAFONE GROUP PLC NEW SPONSORED ADRNO PAR	**	4,817,120
ADR WNS HLDGS LTD SPONSORED ADR	**	8,914,726
ADR YPF SOCIEDAD ANONIMA SPONSORED ADR REPSTG CL D SHS	**	17,580
ADT INC DEL COM	**	375,453
ADV INTL MULTITECH TWD10	**	52,490
ADVANCED MICRO DEVICES INC COM	**	13,629,162
ADVANSIX INC COM	**	496,617
ADVENTIST HLTH 2.952% DUE 03-01-2029	**	4,651,644
ADVENTURE INC NPV	**	246,163
ADWAYS INC.	**	96,252
ADYEN NV EUR0.01	**	6,285,331
AECOM	**	4,970,019
AEKYUNG COMSTK KRW	**	25,709
AEP TEX CENT CO 3.85% DUE 10-01-2025	**	1,694,598
AEP TEX INC 3.45% DUE 01-15-2050	**	234,949
AEP TEX INC 4.15% DUE 05-01-2049	**	196,399
AEP TEXAS CENT CO FIXED 3.95% DUE 06-01-2028	**	3,015,420
AEP TEXAS CENTRAL COMPANY 4.7% 05-15-2032	**	1,731,803
AEP TRANSM CO LLC 3.1% DUE 12-01-2026	**	713,290
AERCAP HOLDINGS N.V. EUR0.01	**	7,767,058
AERCAP IRELAND CAP / GLOBA 3.3% DUE 01-30-2032 BEO	**	627,738
AERCAP IRELAND CAP / GLOBA 3.0% DUE 10-29-2028	**	440,727
AERCAP IRELAND CAP / GLOBA 3.0% DUE 10-29-2028	**	3,970,736
AERCAP IRELAND CAP 1.15% DUE 10-29-2023	**	3,396,339
AERCAP IRELAND CAP 4.875% DUE 01-16-2024	**	2,396,928
AERCAP IRELAND CAP DESIGNATED 1.75% 01-30-2026	**	466,872
AERCAP IRELAND CAP DESIGNATED ACTIVITY C4.5% DUE 09-15-2023 REG	**	496,697
AERCAP IRELAND CAP DESIGNATED ACTIVITY C6.5% DUE 07-15-2025 REG	**	861,983
AERCAP IRELAND CAP/GLOBA 1.65% DUE 10-29-2024 BEO	**	436,463
AERCAP IRELAND CAP/GLOBA 1.65% DUE 10-29-2024 BEO	**	6,872,681
AERCAP IRELAND CAP/GLOBA 1.75% DUE 10-29-2024 BEO	**	184,156
AERCAP IRELAND CAP/GLOBA 2.45% DUE 10-29-2026 BEO	**	764,286
AERCAP IRELAND CAP/GLOBA 2.45% DUE 10-29-2026 BEO	**	1,645,886

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AERCAP IRELAND FIXED 4.45% DUE 10-01-2025	**	961,429
AEROSPACE INDUSTRI TWD10	**	47,689
AERSALE CORP COM	**	43,324
AES CORP SR NT 1.375% 01-15-2026	**	1,092,546
AETNA INC NEW 2.8% DUE 06-15-2023	**	1,499,030
AETNA INC NEW 6.75% DUE 12-15-2037	**	96,954
AFLAC INC 1.125% DUE 03-15-2026	**	1,412,251
AFRICAN RAINBOW LTD ZAR0.05	**	216,724
AFTER YOU PCL THB0.10(NVDR)	**	85,381
AG ANADOLU GRUBU TRY1 (A SHARES)	**	129,889
AG GROWTH INTL INC COM NPV	**	825,440
AGCO CORP COM	**	3,222,185
AGILENT TECHNOLOGIES INC COM	**	3,951,209
AGILON HEALTH INC COM	**	1,062,222
AGILYSYS INC COM STK	**	678,942
AGIOS PHARMACEUTICALS INC COM	**	67,111
AGL CAP CORP 3.25% DUE 06-15-2026	**	2,607,679
AGL CAP CORP 5.875% DUE 03-15-2041	**	24,960
AGL CLO 13 LTD / AGL CLO 13 LLC SR SECD NT CL A-1 FLTG RATE 5.96771% 10-20-2034	**	2,538,990
AGREE RLTY CORP COM	**	6,965,042
AI HOLDINGS CORPOR NPV	**	42,870
AIA ENGINEERING INR2	**	193,929
AIA GROUP LTD NPV	**	10,133,590
AIC MINES LIMITED	**	25,154
AICHI CORPORATION NPV	**	33,935
AIDMA HOLDINGS INC NPV	**	39,509
AIR ARABIA AED1	**	432,573
AIR LEASE CORP 1.875% 08-15-2026	**	482,726
AIR LEASE CORP 2.1% DUE 09-01-2028 REG	**	408,440
AIR LEASE CORP 2.75% 01-15-2023	**	799,058
AIR LEASE CORP 3.25% DUE 03-01-2025	**	2,844,853
AIR LEASE CORP 3.375% DUE 07-01-2025 REG	**	117,425
AIR LEASE CORP 3.375% DUE 07-01-2025 REG	**	3,882,591
AIR LEASE CORP 3.625% 12-01-2027	**	180,541
AIR LEASE CORP 3.875% DUE 07-03-2023	**	2,546,722
AIR LEASE CORP CL A CL A	**	1,047,252
AIR LEASE CORP MED 2.875% DUE 01-15-2026	**	703,854
AIR LEASE CORP MED 2.875% DUE 01-15-2026	**	2,588,515
AIR LEASE CORP MED 3.25% DUE 10-01-2029	**	469,814
AIR LEASE CORP MED 5.85% DUE 12-15-2027	**	1,654,254
AIR LEASE CORP MED TERM NTS BOOK ENTRY 2.875% 01-15-2032	**	1,116,630
AIR LIQUIDE(L') EUR5.50	**	11,090,238
AIR PRODS & CHEMS INC 1.5% DUE 10-15-2025 REG	**	595,782
AIRBNB INC CL A COM USD0.0001 CL A	**	6,179,427
AIRTEL AFRICA PLC ORD USD0.5	**	163,180
AIT CORPORATION NPV	**	55,175
AJ BELL PLC ORD GBP0.000125	**	614,804
AK MEDICAL HLDGS L HKD0.01	**	331,144

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AKER BP ASA 3% DUE 01-15-2025	**	3,924,318
AKER SOLUTIONS ASA	**	577,936
AKERO THERAPEUTICS INC COM	**	232,188
AKESO INC USD0.00001	**	121,205
AKR CORPORINDO TBK IDR20	**	1,082,337
AKZO NOBEL INDIA INR10	**	29,485
AKZO NOBEL NV EUR0.50(POST REV SPLIT)	**	3,280,872
AL HAMMADI COMPANY FOR DEV & INV SAR10.00	**	127,420
AL NAHDI MED CO SAR10	**	492,155
ALABAMA PWR CO 3.45% DUE 10-01-2049	**	253,718
ALABAMA PWR CO 3.75% DUE 09-01-2027	**	1,579,578
ALAMAR FOODS CO. SAR10	**	547,301
ALASKA AIR GROUP INC COM	**	7,944
ALBA PLC FLT 15/12/2038	**	257,776
ALBANY INTL CORP NEW CL A	**	1,361,429
ALBEMARLE CORP 4.65% 06-01-2027	**	1,022,830
ALBEMARLE CORP COM	**	552,342
ALBERTA PROV CDA BD 3.3% DUE 03-15-2028 REG	**	563,975
ALBERTA PROV CDA USD BD 1.3% DUE 07-22-2030 REG	**	782,230
ALEXANDRIA REAL 3.8% DUE 04-15-2026	**	242,113
ALEXANDRIA REAL 4% DUE 02-01-2050	**	229,115
ALEXANDRIA REAL 4.9% DUE 12-15-2030	**	585,721
ALEXANDRIA REAL ESTATE E 2.0% DUE 05-18-2032	**	1,406,659
ALEXANDRIA REAL ESTATE EQUITIES 1.875% DUE 02-01-2033	**	93,334
ALEXANDRIA REAL ESTATE EQUITIES 2.95% 03-15-2034	**	345,504
ALFEN NV EUR0.10	**	46,728
ALFRESA HOLDINGS NPV	**	354,393
ALGOMA STEEL GROUP INC COM NPV	**	672,788
ALI AL GHANIM SONS KWD0.100	**	346,898
ALIBABA GROUP HLDG 2.8% DUE 06-06-2023	**	2,587,975
ALIBABA GROUP HOLDING LTD	**	2,075,406
ALIBABA PICTURES LTD	**	8,764
ALIGNMENT HEALTHCARE INC COM	**	491,274
ALIMENTATION 3.55% DUE 07-26-2027	**	462,846
ALIMENTATION COUCHE-TARD INC SR NT 144A 3.439% 05-13-2041	**	397,383
ALIOR BANK SA PLN10.00	**	116,774
ALKAMI TECHNOLOGY INC COM	**	336,270
ALKANE RESOURCES LTD COMSTK	**	55,411
ALKERMES PLC SHS	**	1,704,747
ALLCARGO GLOBAL LOGISTICS LTD INR 2 CMSTK	**	19,614
ALLEGION PLC COMMON STOCK	**	64,209
ALLEGION US HLDG CO INC 3.2% 10-01-2024	**	192,416
ALLEGRO MICROSYSTEMS INC DEL COM	**	1,719,876
ALLEIMA AB NPV	**	611,058
ALLETE INC COM NEW	**	6,131,869
ALLIANCE BANK MALA NPV	**	198,288
ALLIANT ENERGY FIN 3.75% DUE 06-15-2023	**	2,879,857
ALLIANZ SE NPV(REGD)(VINKULIERT)	**	5,889,429

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ALLIED PROPS REAL TRUST UNITS	**	213,499
ALLISON TRANSMISSION HOLDING	**	574,371
ALLKEM LTD NPV	**	2,041,524
ALLSTATE CORP COM	**	1,277,352
ALLY FINL INC 2.2% 11-02-2028	**	1,562,402
ALLY FINL INC COM	**	1,031,350
ALM. BRAND DKK1	**	181,962
ALPHA METALLURGICAL RES INC COM	**	333,916
ALPHA NETWORKS INC TWD10	**	78,906
ALPHA SERVICES AND HOLDINGS SA EUR0.3(REV SPLIT)	**	783,769
ALPHABET INC 1.1% DUE 08-15-2030	**	377,238
ALPHABET INC 1.9% DUE 08-15-2040	**	327,358
ALPHABET INC 2.05% 08-15-2050	**	176,665
ALPHABET INC CAP STK USD0.001 CL C	**	22,867,229
ALPHABET INC CAPITAL STOCK USD0.001 CL A	**	98,847,422
ALPHABET INC FIXED .45% DUE 08-15-2025	**	198,468
ALPHATEC HLDGS INC COM NEW COM NEW	**	306,898
ALPS LOGISTICS NPV	**	26,901
ALSEA SAB DE CV COM NPV	**	136,377
ALTEO ENERGIASZOLG HUF12.5(POST SUBD)	**	28,255
ALTERYX INC COM CL A COM CL A	**	180,436
ALTIUM LTD NPV	**	960,977
ALTRIA GROUP INC 2.45% DUE 02-04-2032	**	2,483,132
ALTRIA GROUP INC 6.2% DUE 02-14-2059	**	56,064
ALTRIA GROUP INC FIXED 2.35% DUE 05-06-2025	**	1,353,013
ALTRIA GROUP INC FIXED 3.4% DUE 05-06-2030	**	647,182
ALTRIA GROUP INC FIXED 4.4% DUE 02-14-2026	**	1,047,452
ALUPAR INVEST SA UNITS (1 COM & 2 PRF)	**	318,813
AMADA CO LTD	**	90,905
AMADEUS IT GROUP EUR0.01	**	2,906,355
AMANO CORPORATION NPV	**	105,105
AMATA CORP THB1(NVDR)	**	179,268
AMAZON COM INC .4% DUE 06-03-2023 REG	**	2,120,616
AMAZON COM INC .8% DUE 06-03-2025	**	466,056
AMAZON COM INC 1.2% DUE 06-03-2027	**	633,160
AMAZON COM INC 1.5% DUE 06-03-2030	**	402,833
AMAZON COM INC 1.5% DUE 06-03-2030	**	265,870
AMAZON COM INC 2.1% DUE 05-12-2031 BEO	**	311,586
AMAZON COM INC 2.5% DUE 06-03-2050	**	331,587
AMAZON COM INC 3.0% 04-13-2025	**	2,485,630
AMAZON COM INC 3.15% DUE 08-22-2027 BEO	**	5,688,503
AMAZON COM INC COM	**	94,335,444
AMAZON COM INC FIXED 4.25% DUE 08-22-2057	**	103,365
AMAZON COM INC FIXED 4.55% DUE 12-01-2027	**	1,386,041
AMAZON COM INC NT .45% 05-12-2024	**	2,330,179
AMAZON.COM INC 3.3% 04-13-2027	**	5,346,236
AMAZON.COM INC 3.45% 04-13-2029	**	1,442,160
AMAZON.COM INC 3.95% 04-13-2052	**	626,549

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AMBARELLA INC SHS	**	1,504,891
AMBEA AB NPV	**	471,303
AMBIKA COTTON MILL INR10	**	77,941
AMCOR FLEXIBLES NORTH AMER INC SR NT 4% 05-17-2025	**	6,195,804
AMDOCS ORD GBP0.01	**	2,590,650
AMEDISYS INC COM	**	1,711,735
AMER ELEC PWR CO INC COM	**	4,540,319
AMER FINL GROUP INC OH COM STK	**	158,421
AMERANT BANCORP INC CL A CL A	**	911,594
AMEREN ILL CO 3.8% DUE 05-15-2028	**	3,716,128
AMERESCO INC	**	799,160
AMERICAN AIRLS INC 16-3 AA PTT 04-15-2030	**	36,975
AMERICAN EAGLE OUTFITTERS INC NEW COM	**	6,271,656
AMERICAN ELEC PWR CO INC 2.031% DUE 03-15-2024 REG	**	1,466,038
AMERICAN EXPRESS CO	**	18,073,076
AMERICAN EXPRESS CO 2.55% DUE 03-04-2027BEO	**	17,388,814
AMERICAN EXPRESS CO 3.375% 05-03-2024	**	6,860,225
AMERICAN EXPRESS CO 4.42% 08-03-2033	**	4,180,284
AMERICAN EXPRESS CO 5.85% 11-05-2027	**	1,743,013
AMERICAN EXPRESS CR A/C MASTER SER 22-2 CL A 0% 05-17-2027	**	6,584,839
AMERICAN EXPRESS CR ACCOUNT MASTER TR 2022-3 ASSET BACKED CL A 3.385% 08-16-2027	**	18,047,625
AMERICAN HONDA FIN CORP MED TERM NTS BOO.875% DUE 07-07-2023	**	2,076,799
AMERICAN INTERNATIONAL GROUP INC COM	**	18,554,616
AMERICAN MUN PWR OHIO INC REV 6.449% 02-15-2044 BEO TAXABLE	**	5,380,628
AMERICAN MUN PWR OHIO INC REV 7.334% 02-15-2028 BEO TAXABLE	**	106,607
AMERICAN TOWER CORP	**	7,527,810
AMERICAN TOWER CORP 3.65% DUE 03-15-2027	**	2,952,019
AMERICAN TOWER CORP NEW 1.875% DUE 10-15-2030	**	580,477
AMERICAN TOWER CORP NEW 2.3% 09-15-2031	**	3,900,795
AMERICAN VANGUARD CORP COM	**	1,185,865
AMERICAS CAR-MART INC COM	**	1,310,074
AMERICOLD RLTY TR INC COM	**	3,347,516
AMERICREDIT .66% DUE 12-18-2024	**	14,665
AMERICREDIT .89% DUE 10-19-2026	**	460,218
AMERICREDIT 1.17% DUE 08-18-2027	**	2,073,024
AMERICREDIT 1.41% DUE 08-18-2027	**	3,612,158
AMERICREDIT 1.48% DUE 02-18-2026	**	94,800
AMERICREDIT 1.59% DUE 10-20-2025	**	1,741,746
AMERICREDIT 2.13% DUE 07-18-2025	**	222,715
AMERICREDIT 2.32% DUE 07-18-2025	**	2,946,196
AMERICREDIT 2.45% DUE 11-18-2026	**	4,850,268
AMERICREDIT 2.58% DUE 09-18-2025	**	4,810,107
AMERICREDIT 2.74% DUE 04-18-2025	**	1,498,876
AMERICREDIT 3.36% DUE 02-18-2025	**	1,094,625
AMERICREDIT 3.36% DUE 02-18-2025	**	479,398
AMERICREDIT AUTOMOBILE RECEIVABLES SER 18-3 CL D 4.04% DUE 11-18-2024 REG	**	4,437,635
AMERICREDIT AUTOMOBILE RECEIVABLES TR 20NT CL A-3 4.38% DUE 04-18-2028 REG	**	392,604
AMERIPRISE FINL 3% DUE 04-02-2025	**	2,497,814

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AMERIPRISE FINL 4% DUE 10-15-2023	**	2,628,683
AMERIPRISE FINL INC 4.5% 05-13-2032	**	1,749,018
AMERIPRISE FINL INC COM	**	8,133,607
AMERIS BANCORP COM	**	1,545,061
AMERISOURCEBERGEN CORP .737% DUE 03-15-2023 BEO	**	1,175,375
AMERISOURCEBERGEN CORP .737% DUE 03-15-2023 BEO	**	1,299,955
AMERISOURCEBERGEN CORP COM	**	2,537,517
AMERN AIRLINES INC 3.7% DUE 10-01-2026	**	1,641,333
AMERN CR ACCEP .99% DUE 12-15-2025	**	386,111
AMERN CR ACCEP 4.86% DUE 10-13-2028	**	2,494,000
AMERN CR ACCEP RECEIVABLES TR ASSET BACKED NT CL C 144A .83% 03-15-2027	**	180,688
AMERN CR ACCEP RECEIVABLES TR ASSET BACKED NT CL C 144A .83% 03-15-2027	**	3,489,767
AMERN ELEC PWR CO .75% DUE 11-01-2023	**	1,795,351
AMERN EXPRESS CO 2.5% DUE 07-30-2024	**	1,402,756
AMERN EXPRESS CO 3% 10-30-2024	**	167,397
AMERN EXPRESS CO FIXED 3.7% DUE 08-03-2023	**	215,584
AMERN EXPRESS CR A/C MASTER TR 2018-3 ASSEST BACKED CTF CL A FLTG 10-15-2025	**	1,999,122
AMERN HONDA FIN 1.3% DUE 09-09-2026	**	430,284
AMERN HONDA FIN 3.45% DUE 07-14-2023	**	1,930,257
AMERN INTL GROUP 2.5% DUE 06-30-2025	**	344,832
AMERN INTL GROUP 3.9% DUE 04-01-2026	**	297,711
AMERN SOFTWARE INC CL A	**	37,243
AMERN TOWER CORP 1.3% DUE 09-15-2025	**	5,749,818
AMERN TOWER CORP 2.4% DUE 03-15-2025	**	4,704,894
AMERN TOWER CORP 2.95% DUE 01-15-2051	**	406,054
AMERN TOWER CORP 3.125% DUE 01-15-2027	**	2,843,845
AMERN TOWER CORP 3.8% DUE 08-15-2029	**	272,879
AMERN TOWER CORP 4.4% DUE 02-15-2026	**	780,031
AMERN TOWER CORP 5% DUE 02-15-2024	**	2,308,158
AMERN TOWER CORP FIXED 1.45% DUE 09-15-2026	**	2,171,057
AMERN WOODMARK CORP COM	**	4,490,234
AMG ADVANCED METAL EUR0.02	**	461,230
AMGEN INC 2.2% DUE 02-21-2027	**	5,840,049
AMGEN INC 2.25% DUE 08-19-2023	**	513,693
AMGEN INC 2.6% DUE 08-19-2026	**	578,163
AMGEN INC 3.625% DUE 05-22-2024	**	49,030
AMGEN INC 4.2% 03-01-2033	**	2,257,742
AMGEN INC COM	**	4,188,845
AMGEN INC NEW ISSUE 30YR 4.2% 02-22-2052	**	383,023
AMICUS THERAPEUTICS INC COM	**	321,440
AMIYAKI TEI CO LTD NPV	**	74,677
AMNEAL PHARMACEUTICALS INC COM	**	104,891
AMS-OSRAM AG NPV (BR)	**	48,152
AMVIS HOLDINGS INC NPV	**	75,941
ANADOLU EFES TRY1	**	104,469
ANADOLU SIGORTA TRY1 (B SHARES)	**	31,031
ANALOG DEVICES INC 2.95% DUE 04-01-2025	**	1,094,445
ANALOG DEVICES INC COM	**	12,595,864

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ANDERSONS INC COM	**	114,172
ANDREW W MELLON .947% DUE 08-01-2027	**	8,450,592
ANDRITZ AG NPV (BR)	**	501,102
ANGLO AMERICAN USD0.54945	**	1,079,940
ANGLO AMERN CAP 4% DUE 09-11-2027	**	368,006
ANGLO AMERN CAP 4.75% DUE 04-10-2027	**	783,455
ANHEUSER BUSCH INBEV FIN INC 4.625 DUE 02-01-2044 REG	**	180,880
ANHEUSER BUSCH INC 4.439% DUE 10-06-2048	**	257,970
ANHEUSER-BUSCH 3.5% DUE 06-01-2030	**	1,889,948
ANHEUSER-BUSCH 4.375% DUE 04-15-2038	**	512,038
ANHEUSER-BUSCH INBEV WORLDWIDE INC 4.75% 01-23-2029	**	1,751,186
ANHUI CONCH CEMENT 'H'CNY1	**	645,340
ANRITSU CORP NPV	**	439,171
ANSYS INC COM	**	798,697
ANTARES HLDGS LP 2.75% 01-15-2027	**	5,053,652
ANTERO MIDSTREAM CORPORATION COM USD1.00	**	341,741
ANTERO RES CORP COM	**	1,589,942
ANTHEM INC 3.35% DUE 12-01-2024	**	72,733
ANTHEM INC 3.35% DUE 12-01-2024	**	533,374
ANTHEM INC 4.101% 03-01-2028	**	206,420
ANTHEM INC NT 1.5% 03-15-2026	**	8,318,711
ANTHEM INC NT 4.1% 05-15-2032	**	569,382
ANZ GROUP HLDGS LI NPV DFD 03/01/23 (EX-RECONS	**	3,740,674
ANZ NEW ZEALAND 2.166% DUE 02-18-2025	**	2,563,064
AOKI HOLDINGS INC NPV	**	103,680
AON CORP/AON GLOBAL HLDGS PLC 2.85% 05-28-2027	**	1,789,281
AON PLC	**	18,018,305
AON PLC 3.875% DUE 12-15-2025	**	63,430
AON PLC 4.25% DUE 12-12-2042	**	50,587
AOYAMA TRADING CO NPV	**	370,136
APA CORP COM	**	11,679,336
APAR INDUSTRY LTD INR10	**	26,464
APELLIS PHARMACEUTICALS INC COM	**	422,729
APERAM S.A.	**	1,047,176
APEX HEALTHCARE NPV	**	26,210
APOLLO GLOBAL MANAGEMENT INC COM USD0.00001	**	22,319,547
APOLLO TYRES COMMON STK	**	754,079
APPFOLIO INC COM CL A COM CL A	**	1,596,191
APPLE HOSPITALITY REIT INC COM NEW COM NEW	**	781,284
APPLE INC 1.125% DUE 05-11-2025	**	4,303,809
APPLE INC 1.65% DUE 05-11-2030	**	5,782,344
APPLE INC 2.45% DUE 08-04-2026	**	5,497,046
APPLE INC 3.85% DUE 08-04-2046	**	78,476
APPLE INC BNDS 2.75% DUE 01-13-2025 REG	**	1,662,119
APPLE INC COM STK	**	88,599,007
APPLE INC FIXED 2.95% 09-11-2049	**	178,509
APPLE INC FIXED 3.75% 11-13-2047	**	621,630
APPLIED MATERIALS INC COM	**	461,484

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
APPLUS SERVICES SA EUR0.10	**	423,197
APT PIPELINES LTD SR NT 144A 4.2% DUE 03-23-2025 BEO	**	483,112
APTIV PLC COM USD	**	782,199
AQUARION CO 4% DUE 08-15-2024	**	740,811
ARABIAN CENTRES CO SAR10	**	280,826
ARAMARK COM	**	1,293,074
ARCADIS NV COMSTK	**	1,122,009
ARCBEST CORP COM USD0.01	**	1,309,048
ARCH CAP FIN LLC 4.011% DUE 12-15-2026	**	654,073
ARCH CAPITAL GROUP COM STK	**	4,141,597
ARCH RES INC DEL CL A CL A	**	1,416,048
ARCHER-DANIELS-MIDLAND CO COM	**	3,571,568
ARCONIC CORPORATION COM USD0.01	**	111,048
ARCOS DORADOS HOLDINGS INC COM NPV CL 'A'	**	1,552,009
ARCTIC PAPER SA PLN1.00	**	30,793
AREIT 2022-CRE7 LLC SR SECD NT CL A 144A6.72482% 06-17-2039	**	1,981,501
ARES FIN CO IV LLC SR NT 144A 3.65% 02-01-2052	**	919,038
ARES XLIII CLO LTD / ARES XLIII CLO 5.95243% 07-15-2034	**	1,553,798
AREZZO INDUSTRIA E COMERCIO	**	364,672
ARGAN INC COM	**	166,034
ARGENT SECS INC 2003-W3 ASSET BKD CTF M-1 FLTG 09-25-2033 REG	**	276,052
ARGO GROUP INTERNATIONAL HOLDINGS COM STK	**	272,666
ARGONAUT GOLD INC COM	**	295,317
ARI FLEET LEASE TR 3.12% DUE 01-15-2031	**	4,738,344
ARIS WTR SOLUTIONS INC CL A CL A	**	3,511,141
ARISE AB NPV	**	230,426
ARISTA NETWORKS INC COM	**	302,283
ARISTOCRAT LEISURE NPV	**	753,355
ARITZIA INC SUB VTG SHS	**	115,322
ARIVO ACCEP AUTO LN RECEIVABLES TR AUTO RECEIVABLES BKD NTS CL 3.93% 05-15-2028	**	337,808
ARIZONA PUB SVC CO 2.6% DUE 08-15-2029	**	3,093,757
ARIZONA PUB SVC CO 3.35% DUE 06-15-2024	**	1,333,240
ARLO TECHNOLOGIES INC COM	**	161,534
ARMSTRONG WORLD INDS INC NEW COM STK	**	3,836,925
AROA BIOSURGERY NPV	**	56,779
AROUNDTOWN SA EUR0.01	**	267,718
ARROW ELECTR INC COM	**	7,980,260
ARROW ELECTRONICS INC NT 2.95% 02-15-2032	**	356,047
ARROW ELECTRS INC FIXED 3.25% DUE 09-08-2024	**	288,397
ARROW ELECTRS INC FIXED 3.875% DUE 01-12-2028	**	16,379
ARTNATURE INC NPV	**	96,703
ARVINAS INC COM	**	134,377
ASAHI CO LTD NPV	**	109,182
ASBURY AUTOMOTIVE GROUP INC COM	**	788,700
ASE TECHNOLOGY HOLDING CO LTD ADR	**	558,657
ASHOK LEYLAND INR1	**	628,149
ASIA PAPER MFG KRW5000	**	14,959
ASIA PILE HLDG CO NPV	**	27,522

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ASIA VITAL COMPONE TWD10	**	69,236
ASIAN INFRASTRUCTURE INVT BK GLOBAL NT .5% DUE 05-28-2025 REG	**	11,091,240
ASIANA AIRLINES IN KRW5000	**	130,201
ASKA HD	**	56,030
ASPEED TECHNOLOGY TWD10	**	465,992
ASPEN TECHNOLOGY INC COM USD0.10	**	1,918,025
ASR NEDERLAND NV EUR0.16	**	898,798
ASSETMARK FINL HLDGS INC COM	**	408,779
ASSIC GENERALI SPA NPV	**	5,143,448
ASSURANT INC COM	**	574,025
ASSURED GUARANTY LTD COMMON STK	**	1,333,858
AST BACKED SECS FLTG RT 5.04586% DUE 03-25-2036	**	2,235,891
ASTELLAS PHARMA NPV	**	1,028,000
ASTRA IND.GP SAR10	**	56,592
ASTRAL FOODS ZAR0.01	**	181,928
ASTRAZENECA PLC 3.375% DUE 11-16-2025	**	6,857,856
ASTRAZENECA PLC FIXED 2.125% DUE 08-06-2050	**	186,142
ASTRONICS CORP COM	**	124,980
ASURANSI TUGU INDONESI	**	25,979
AT&T INC 1.65% DUE 02-01-2028	**	820,657
AT&T INC 1.65% DUE 02-01-2028	**	3,451,834
AT&T INC 1.7% DUE 03-25-2026 BEO	**	1,498,353
AT&T INC 2.25% DUE 02-01-2032	**	94,410
AT&T INC 2.3% DUE 06-01-2027	**	3,390,779
AT&T INC 2.55% DUE 12-01-2033	**	721,347
AT&T INC 2.55% DUE 12-01-2033	**	3,946,191
AT&T INC 3.5% DUE 09-15-2053 REG	**	5,988,434
AT&T INC 3.55% DUE 09-15-2055	**	208,446
AT&T INC 3.65% DUE 09-15-2059	**	3,408,685
AT&T INC 4.25% DUE 03-01-2027	**	1,519,446
AT&T INC 4.35% DUE 03-01-2029	**	6,249,254
AT&T INC 4.5% DUE 05-15-2035	**	587,343
AT&T INC COM	**	434,089
ATARA BIOTHERAPEUTICS INC COM	**	134,595
ATCO LTD CLASS I NON-VOTING COM NPV	**	938,337
ATEA PHARMACEUTICALS INC COM	**	28,817
ATHENE GLOBAL FDG 2.75% DUE 06-25-2024	**	475,764
ATHENE GLOBAL FDG MEDIUM TERM SR TRANCHE# TR 00785 .95% 01-08-2024	**	3,667,038
ATHENE GLOBAL FDG MEDIUM TERM SR TRANCHE# TR 00796 1.73% 10-02-2026	**	300,870
ATHENE GLOBAL FDG VAR RT 4.88337% DUE 05-24-2024	**	3,812,027
ATI INC COM	**	866,716
ATLASSIAN CORP CL A	**	5,674,531
ATMOS ENERGY CORP .625% DUE 03-09-2023	**	3,490,102
ATMOS ENERGY CORP .625% DUE 03-09-2023	**	2,185,803
ATMOS ENERGY CORP 1.5% DUE 01-15-2031	**	156,223
ATMOS ENERGY CORP 4.125% DUE 10-15-2044	**	79,748
ATMOS ENERGY CORP COM	**	3,598,568
ATOSS SOFTWARE AG NPV	**	60,762
ATRAE INC NPV	**	36,294

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ATRICURE INC COM STK	**	1,406,846
ATTENDO AB NPV	**	68,637
AUB GROUP LTD	**	262,748
AUDIX CORP TWD10	**	99,950
AURIZON HOLDINGS NPV	**	1,946,951
AURORA INNOVATION INC CL A COM	**	418,229
AUSTAL LIMITED NPV	**	125,320
AUSTRALIA & NEW ZEALAND BANK GROUP Z/CPN CP 09-12-2023	**	8,279,459
AUSTRALIA & NEW ZEALAND BANK GROUP 5.088% DUE 12-08-2025 BEO	**	4,674,265
AUSTRALIA & NEW ZEALAND BKG GROUP LTD DIZ/CPN CP 11-22-2023	**	5,028,016
AUSTRALIA(CMNWLTH) 0.5% SNR 21/09/2026 AUD1000	**	242,277
AUSTRALIA(CMNWLTH) 1% SNR 21/11/2031 AUD1000	**	210,586
AUSTRALIA(CMNWLTH) 1.25% SNR 21/05/32 AUD1000	**	53,216
AUSTRALIA(CMNWLTH) 2.5% SNR 21/05/2030 AUD100	**	370,284
AUSTRALIA(CMNWLTH) IDX/LKD SNR 21/11/27 AUD100	**	2,373,899
AUSTRALIA(COMWLTH OF) 4.5% BDS 21/04/2033 AUD1000	**	352,102
AUSTRIA TECH SYSTEMTECHNIK	**	132,817
AUTODESK INC COM	**	1,011,527
AUTOMATIC DATA PROCESSING INC COM	**	2,661,617
AUTOMOTIVE AXLES INR10	**	45,159
AUTONATION INC COM	**	201,402
AUTOSPORTS GROUP LIMITED NPV	**	27,136
AUTOZONE INC 1.65% 01-15-2031	**	326,280
AUTOZONE INC 3.75% DUE 04-18-2029	**	3,064,472
AUTOZONE INC COM	**	806,441
AUTOZONE INC FIXED 3.625% DUE 04-15-2025	**	4,312,016
AVANGRID INC 3.15% 12-01-2024	**	291,659
AVANGRID INC 3.2% DUE 04-15-2025 REG	**	1,434,226
AVANGRID INC 3.8% DUE 06-01-2029	**	2,154,453
AVANTAX INC COM USD0.0001	**	1,751,179
AVANZA BANK HLDG NPV	**	539,391
AVERY DENNISON CORP COM	**	130,863
AVEX INC	**	54,880
AVIATION CAP GROUP 4.125% DUE 08-01-2025	**	1,587,187
AVIATION CAP GROUP 4.125% DUE 08-01-2025	**	1,727,233
AVIATION CAP GROUP 4.375% DUE 01-30-2024	**	3,413,085
AVID BIOSERVICES INC COMMON STOCK	**	2,485,182
AVID TECHNOLOGY INC COM	**	368,112
AVIENT CORPORATION	**	3,788,176
AVIO SPA NPV	**	114,413
AVIS BUDGET RENT CAR FDG AESOP LLC 1.38%08-20-2027	**	932,670
AVIVA ORD GBP0.328947368	**	1,237,359
AVNET INC COM	**	1,251,017
AVOLON HLDGS FDG 2.125% DUE 02-21-2026	**	452,098
AVOLON HLDGS FDG 2.875% DUE 02-15-2025	**	1,292,664
AVOLON HLDGS FDG 2.875% DUE 02-15-2025	**	923,331
AVOLON HLDGS FDG 4.25% DUE 04-15-2026	**	385,928
AVOLON HLDGS FDG 4.25% DUE 04-15-2026	**	2,338,268

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AVOLON HLDGS FDG 4.375% DUE 05-01-2026	**	612,046
AVOLON HLDGS FDG 4.375% DUE 05-01-2026	**	1,480,699
AVOLON HLDGS FDG 5.5% DUE 01-15-2026	**	1,284,753
AVON FINANCE 2A A CMO 20/09/2048	**	310,022
AXA EQUITABLE FIXED 3.9% DUE 04-20-2023	**	2,394,049
AXALTA COATING SYSTEMS LTD COM USD1.00	**	417,581
AXCELIS TECHNOLOGIES INC COM NEW COM NEW	**	785,188
AXFOOD AB NPV	**	191,249
AXIAL RETAILING INC	**	30,831
AXIS CAPITAL HOLDINGS LTD COM USD0.0125	**	1,680,191
AXON ENTERPRISE INC COM	**	1,169,309
AXONICS INC COM	**	774,622
AXWAY SOFTWARE EUR2	**	27,259
AZEK CO INC CL A CL A	**	4,576,613
B & M EUROPEAN VALUE RETAIL SA ORD GBP0.1	**	222,144
B A T CAP CORP 2.259% DUE 03-25-2028	**	382,965
B A T CAP CORP 2.259% DUE 03-25-2028	**	10,814,609
B A T CAP CORP 2.789% DUE 09-06-2024	**	5,265,240
B A T CAP CORP 3.222% 08-15-2024	**	8,663,555
B A T CAP CORP 4.54% 08-15-2047	**	56,918
B A T CAP CORP FIXED 3.557% DUE 08-15-2027	**	8,048,275
B A T CAP CORP FIXED 3.734% DUE 09-25-2040	**	129,981
B A T INTL FIN PLC FIXED 1.668% DUE 03-25-2026	**	283,541
B A T INTL FIN PLC FIXED 1.668% DUE 03-25-2026	**	8,212,940
B2 GOLD CORP COMMON STOCK	**	388,719
BA CR CARD TR SR 22-A1 CL A1 3.53% DUE 11-15-2027 REG	**	6,656,056
BACARDI LTD 4.45% DUE 05-15-2025	**	776,830
BAE SYS PLC 3.4% DUE 04-15-2030	**	513,034
BAHNHOF AB SER'B'NPV	**	41,847
BAIKSAN CO LTD KRW500	**	58,646
BAKER HUGHES A GE CO LLC/BAKER HUGHES 4.08% 12-15-2047	**	549,256
BAKER HUGHES CO	**	15,117,086
BAKER HUGHES LLC/CO-OBL 2.061% 12-15-2026	**	1,007,947
BALBOA BAY LN FDG 2021-2 LTD / SR SECD NT CL A-1 FLTG RATE 5.97771% 01-20-2035	**	632,976
BALLYROCK CLO 17 LTD / BALLYROCK 6.20771% 10-20-2034	**	2,108,698
BALMER LAWRIE INV INR10	**	27,065
BALT GAS & ELEC CO 2.4% DUE 08-15-2026	**	5,448,986
BALT GAS & ELEC CO 3.2% DUE 09-15-2049	**	160,026
BALT GAS & ELEC CO 3.35% DUE 07-01-2023	**	332,556
BALT GAS & ELEC CO 3.5% DUE 08-15-2046	**	19,446
BAMLL COML MTG FLTG RT 5.509% DUE 09-15-2038	**	4,687,614
BANC AMERICA COML MTG TR SER 2016-UB10 CLS A3 2.903% 06-15-2049	**	3,979,425
BANC CALIF INC COM	**	1,428,698
BANCA IFIS EUR1	**	374,731
BANCA MEDIOLANUM BANCA MEDIOLANUM SPA	**	1,784,750
BANCA MONTE DEI 0.875% 08/10/2026 .875% 08/10/2027	**	379,515
BANCO BILBAO 1.125% DUE 09-18-2025	**	2,324,411
BANCO BILBAO VIZCAYA ARGENTARIA S A SR NON PFD FXD TO FXD RATE 5.862 09-14-2026	**	1,198,978

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BANCO BPM NPV	**	91,802
BANCO DEL BAJIO COM MXN2 SER'O'	**	112,758
BANCO SANTANDER S 2.706% DUE 06-27-2024	**	2,111,864
BANCO SANTANDER S A .701% DUE 06-30-2024BEO	**	2,854,066
BANCO SANTANDER S A .701% DUE 06-30-2024BEO	**	5,834,998
BANCO SANTANDER S A 2.749% DUE 12-03-2030	**	154,587
BANCO SANTANDER S FIXED 2.746% DUE 05-28-2025	**	1,216,724
BANCO SANTANDER S FIXED 2.746% DUE 05-28-2025	**	2,620,636
BANCO SANTANDER SA 3.125% 02-23-2023	**	2,592,378
BANCO SANTANDER SA FORMERLY BANCO SR NONPFD FIXED-FIXED RATE 1.722% 09-14-2027	**	171,055
BANCO SANTANDER SA FORMERLY BANCO SR NONPFD FIXED-FIXED RATE 1.722% 09-14-2027	**	3,592,148
BANCO SANTANDER SA FORMERLY BANCO SR NONPFD FIXED-FIXED RATE 4.175% 03-24-2028	**	3,157,999
BANCO SANTANDER SA FORMERLY BANCO SR NT NON PFD 1.849% 03-25-2026	**	176,738
BANCO SANTANDER SA FORMERLY BANCO SR NT NON PFD 1.849% 03-25-2026	**	1,413,900
BANCO SANTANDER SA FORMERLY BANCO SR NT NON PFD 2.958% 03-25-2031	**	8,135,734
BANCO SANTANDER SA FRNS 04-12-2023	**	2,200,232
BANDWIDTH INC CL A CL A	**	368,669
BANGCHAK CORPORATI THB1(NVDR)	**	39,199
BANGKOK BANK PUBLIC CO (HONG KONG) SUB NT TIER 2 144A 3.466% 09-23-2036	**	1,570,965
BANGKOK BANK THB10 (NVDR)	**	2,873,683
BANGKOK CHAIN HOSP THB1(NVDR)	**	14,205
BANK 2017-BNK4 3.357% DUE 05-15-2050	**	212,843
BANK 2017-BNK9 3.47% DUE 11-15-2054	**	3,250,372
BANK 2018-BNK10 COML MTG PASSTHRU CTF CL3.641% 02-15-2061	**	5,565,574
BANK AMER CORP .523% DUE 06-14-2024	**	4,257,778
BANK AMER CORP .976% 04-22-2025	**	3,358,568
BANK AMER CORP 1.319% DUE 06-19-2026	**	2,508,515
BANK AMER CORP 2.015% DUE 02-13-2026	**	17,665,879
BANK AMER CORP 2.572% DUE 10-20-2032 BEO	**	2,696,128
BANK AMER CORP 2.592% DUE 04-29-2031	**	914,846
BANK AMER CORP 2.687% DUE 04-22-2032	**	12,044,968
BANK AMER CORP 3.093% 10-01-2025	**	1,149,458
BANK AMER CORP 3.093% 10-01-2025	**	7,663,050
BANK AMER CORP 3.194% 07-23-2030	**	1,233,134
BANK AMER CORP 3.3% DUE 01-11-2023	**	669,771
BANK AMER CORP 3.366% DUE 01-23-2026	**	238,928
BANK AMER CORP 3.366% DUE 01-23-2026	**	9,557,137
BANK AMER CORP 3.419% 12-20-2028	**	362,242
BANK AMER CORP 3.419% 12-20-2028	**	22,842,056
BANK AMER CORP 3.5% DUE 04-19-2026	**	1,669,140
BANK AMER CORP 3.593% DUE 07-21-2028	**	7,781,660
BANK AMER CORP 3.705% BNDS 04-24-2028	**	536,581
BANK AMER CORP 3.841% 04-25-2025	**	5,911,995
BANK AMER CORP 3.841% 04-25-2025	**	977,296
BANK AMER CORP 3.95% DUE 04-21-2025	**	1,850,495
BANK AMER CORP 4% DUE 01-22-2025	**	4,343,265
BANK AMER CORP 4.25% DUE 10-22-2026	**	164,439
BANK AMER CORP 4.376% 04-27-2028	**	919,393

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BANK AMER CORP 4.45% DUE 03-03-2026	**	3,334,286
BANK AMER CORP BDS 4 04-01-2024	**	5,353,461
BANK AMER CORP CORP BD 4.125 DUE 01-22-2024 REG	**	2,012,372
BANK AMER CORP FIXED 2.496% DUE 02-13-2031	**	537,982
BANK AMER CORP FIXED 3.864% 07-23-2024	**	4,754,567
BANK AMER CORP FIXED 4.078% 04-23-2040	**	833,947
BANK AMER CORP FIXED 4.827% DUE 07-22-2026	**	1,574,067
BANK AMER CORP FLTG RT .981% DUE 09-25-2025	**	7,365,558
BANK AMER CORP FLTG RT 1.658% DUE 03-11-2027	**	7,736,261
BANK AMER CORP FLTG RT 2.884% DUE 10-22-2030	**	2,260,712
BANK AMER CORP FLTG RT 5.57614% DUE 02-05-2026	**	246,255
BANK AMER CORP MTN 3.458% 03-15-2025	**	886,746
BANK AMER CORP SR NT 2.972% 02-04-2033	**	161,748
BANK AMER CORP SR NT 2.972% 02-04-2033	**	1,504,252
BANK AMER CORP SR NT FLTG 5.684206% 04-02-2026	**	495,877
BANK AMER MERRILL LYNCH COML MTG TR SER 2016-UB10 CLS ASB 3.019% 06-15-2049	**	1,325,056
BANK MONTREAL MEDIUM TERM SR NTS 1.85% 05-01-2025	**	1,726,656
BANK MONTREAL QUE MEDIUM TERM SR NT SER H USD 3.7% DUE 06-07-2025	**	2,685,134
BANK MONTREAL QUE SR MEDIUM TERM NT SER H 4.25% DUE 09-14-2024	**	4,604,944
BANK MONTREAL Z/CPN CP 11-06-2023	**	8,138,851
BANK NEW YORK MELLON CORP 3.3% 08-23-2029	**	8,852,740
BANK NEW YORK MELLON CORP COM STK	**	14,869,290
BANK NEW YORK MELLON CORP MEDIUM TERM 2.2% 08-16-2023	**	4,804,375
BANK NEW YORK MELLON CORP MEDIUM TERM SR NT BOOK ENTRY 2.95% 01-29-2023	**	1,528,148
BANK NOVA SCOTIA B C .55% DUE 09-15-2023	**	1,563,407
BANK NOVA SCOTIA B C 1.3% DUE 06-11-2025BEO	**	916,951
BANK NOVA SCOTIA B C 2.951% 03-11-2027	**	2,577,510
BANK NOVA SCOTIA B C CORP 1.95% 02-01-2023	**	454,934
BANK NOVA SCOTIA B C SR NT .7% 04-15-2024	**	5,068,501
BANK NOVA SCOTIA B C SR NT .7% 04-15-2024	**	1,694,092
BANK OF AMERICA CORP	**	3,651,016
BANK OF AMERICA CORP 1.734% 07-22-2027	**	701,314
BANK OF AMERICA CORP 1.734% 07-22-2027	**	3,975,575
BANK OF AMERICA CORP 2.299% 07-21-2032	**	2,368,988
BANK OF AMERICA CORP 3.55% 03-05-2024	**	2,630,594
BANK OF AMERICA CORP BNDS 4.2 DUE 08-26-2024	**	2,236,068
BANK OF AMERICA CORP FLTG RT MTN 05-28-2024	**	18,348
BANK OF AMERICA CORP MTN 0.81% 10-24-2024	**	2,901,436
BANK OF AMERICA CORP MTN 1.197% 10-24-2026	**	7,951,622
BANK OF AMERICA CORPORATION 2.551% DUE 02-04-2028 BEO	**	733,788
BANK OF AMERICA CORPORATION 2.651% 03-11-2032	**	3,533,257
BANK OF AMERICA CORPORATION 2.676% DUE 06-19-2041/06-19-2020 REG	**	440,241
BANK OF AMERICA CORPORATION MTN 1.53% DUE 12-06-2025/06-06-2022 REG	**	11,521,288
BANK OF AMERICA CORPORATION MTN 3.384% DUE 04-02-2026	**	2,007,156
BANK OF AMERICA CORPORATION MTN 3.384% DUE 04-02-2026	**	5,789,211
BANK OF AMERICA CORPORATION SR NT FIXED/FLTG 1.843% 02-04-2025	**	479,106
BANK OF GEORGIA GR ORD GBP0.01	**	300,445
BANK OF ISRAEL 0% T-BILL 03/05/23 ILS1000	**	3,336,049

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BANK OF ISRAEL 0% T-BILL 04/01/23 ILS1000	**	2,011,885
BANK OF ISRAEL 0% T-BILL 05/04/23 ILS1000	**	4,684,790
BANK OF ISRAEL 0% T-BILL 08/02/23 ILS1000	**	2,252,313
BANK OF NOVA SCOTIA .4% 09-15-2023	**	4,791,336
BANK OF NOVA SCOTIA 1.45% DUE 01-10-2025	**	1,488,100
BANK OF NOVA SCOTIA 3.45% 04-11-2025	**	452,643
BANK OF NOVA SCOTIA 3.45% 04-11-2025	**	11,516,383
BANK RAKYAT INDONESIA PERSER	**	1,184,521
BANK SER 2017-BNK8 CL A-3 3.229% 11-15-2050	**	1,508,691
BANK ST PETERSBURG COM	**	391,147
BANK TABUNGAN NEG IDR500	**	125,517
BANK TABUNGAN NEGARA PERSERO IDR500 RIGHTS 23/12/2022	**	4,324
BANPU POWER PUBLIC THB10 (NVDR)	**	73,678
BANPU PUBLIC CO THB1(NVDR)	**	71,912
BANQUE FEDERATIVE 3.75% DUE 07-20-2023	**	3,945,181
BANQUE SAUDI FRANS SAR10	**	571,754
BARCLAYS COMMERCIAL MORTGAGE SECURITIES SER 2019-C4 CL ASB DUE 08-15-2052 REG	**	1,677,948
BARCLAYS PLC 1.007% DUE 12-10-2024	**	7,187,821
BARCLAYS PLC 3.65% DUE 03-16-2025	**	1,249,725
BARCLAYS PLC 4.338% 05-16-2024	**	1,787,649
BARCLAYS PLC 4.972% 05-16-2029	**	7,027,581
BARCLAYS PLC 5.304% DUE 08-09-2026 REG	**	3,089,286
BARCLAYS PLC 5.501% DUE 08-09-2028	**	4,879,330
BARCLAYS PLC BARCLAYS PLC 7.75% DUE 12-31-2049 BEO	**	1,854,970
BARCLAYS PLC FIXED 2.645% DUE 06-24-2031	**	7,825,162
BARCLAYS PLC FIXED 3.932% DUE 05-07-2025	**	970,086
BARCLAYS PLC FIXED 3.932% DUE 05-07-2025	**	14,182,657
BARCLAYS PLC SR NT FLTG VAR RT DUE 05-16-2024/05-16-2023	**	1,199,800
BARCO NPV	**	254,080
BARINGS LN FLTG RT 5.90771% DUE 01-20-2034	**	9,736,794
BARNES GROUP INC COM	**	3,375,068
BARRETT BUSINESS SVCS INC COM	**	331,331
BASE CO LTD NPV	**	97,867
BASE RESOURCES LTD NPV	**	210,804
BASF INDIA INR10	**	30,027
BAT CAPITAL CORP FIXED 3.215% 09-06-2026	**	1,847,406
BATTALION CLO XI LTD / BATTALION 0% 04-24-2034	**	1,649,142
BAVARIAN NORDIC DKK10	**	284,213
BAWAG GROUP AG COMMON STOCK	**	495,455
BAWAN COMPANY COM STK	**	229,248
BAXALTA INC 4% DUE 06-23-2025	**	2,670,949
BAXTER INTL INC FIXED .868% DUE 12-01-2023	**	1,663,264
BAXTER INTL INC FIXED 1.322% DUE 11-29-2024	**	5,543,627
BAY AREA TOLL AUTH CALIF TOLL BRDG REV 2.574% 04-01-2031 BEO TAXABLE	**	2,522,949
BAYER AG NPV (REGD)	**	7,135,073
BAYER US FIN II 4.375% DUE 12-15-2028	**	282,822
BAYER US FIN II LLC GTD NT FLTG RATE 144A DUE 12-15-2023/06-25-2018 BEO	**	299,323
BAYVIEW MSR 3% DUE 11-25-2051	**	1,933,826

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BAYWA AG NPV(VINK)	**	129,463
BB SEGURIDADE PARTICIPACOES SA COM NPV BBSE3	**	901,658
BBCMS MTG TR 1.617% DUE 10-15-2053	**	5,217,950
BBVA(BILB-VIZ-ARG) EUR0.49	**	5,064,258
BCA MPS 2.625% SNR 28/04/25 EUR1000	**	96,848
BCA POP DI SONDRIO EUR3	**	200,903
BCO DE SABADELL EUR0.125	**	69,630
BCO EST R GDE SUL PRF CLASS 'B' NPV	**	92,942
BDO UNIBANK INC PHP10	**	839,294
BEACH ENERGY LTD NPV	**	646,252
BEAR STEARNS ARM FLTG RT 3.01719% DUE 05-25-2034	**	3,460
BEAR STEARNS ASSET BACKED SECS I LLC ASSASSET BKD CTF CL I-A-1A 5.5 25 AUG 2036	**	75,636
BEAR STEARNS AST BACKED SECS I TR 2007 AST BACKED CTF CL I-A-1 08-25-2037 REG	**	17,914
BEAZLEY PLC (UK) ORD GBP0.05	**	52,312
BECTON DICKINSON & 1.957% DUE 02-11-2031	**	277,621
BECTON DICKINSON & 3.363% DUE 06-06-2024	**	1,483,443
BECTON DICKINSON & 3.734% DUE 12-15-2024	**	68,243
BECTON DICKINSON & 4.685% DUE 12-15-2044	**	401,106
BECTON DICKINSON & CO COM	**	6,607,986
BEIERSDORF AG EUR1	**	7,623,200
BEIGENE LTD COMN STOCK	**	603,637
BEIJING URBAN CONSTRUCTION COMSTK	**	37,726
BELL CANADA FIXED .75% DUE 03-17-2024	**	1,740,788
BELLRING BRANDS INC COM USD0.01	**	564,336
BELLUNA CO LTD NPV	**	90,704
BELUGA GROUP RUB100(RUB)	**	27,073
BENCHMARK 2020-B20 1.94539999962% DUE 10-15-2053	**	3,201,741
BENCHMARK 2021-B24 2.0103% DUE 03-15-2054	**	4,463,024
BENCHMARK 2021-B27 1.792% DUE 07-15-2054	**	6,161,158
BENCHMARK 2021-B27 2.163% DUE 07-15-2054	**	3,834,369
BENCHMARK 2021-B29 FLTG RT 2.284% DUE 09-15-2054	**	3,604,990
BENCHMARK 2021-B30 2.329% DUE 11-15-2054	**	3,225,940
BENDIGO AND ADELAIDE BANK LTD NPV	**	152,519
BENETEAU EUR0.10	**	154,818
BENTLEY SYS INC CL B CL B	**	2,727,094
BERJAYA FOOD BHD NPV	**	259,610
BERKELEY LTS INC COM	**	107,074
BERKLEY W R CORP COM	**	471,270
BERKSHIRE HATHAWAY 3.125% DUE 03-15-2026	**	935,354
BERKSHIRE HATHAWAY 3.25% DUE 04-15-2028	**	370,684
BERKSHIRE HATHAWAY ENERGY CO 3.7% 07-15-2030	**	1,754,626
BERKSHIRE HATHAWAY FIN CORP 2.85% DUE 10-15-2050	**	168,262
BERKSHIRE HATHAWAY FINANCE CORP 3.85% 03-15-2052	**	687,287
BERKSHIRE HATHAWAY INC-CL B	**	6,392,686
BERRY GLOBAL INC 1.57% DUE 01-15-2026	**	12,654,273
BERYL 8 PLUS PCL THB0.5 (NVDR)	**	92,817
BEST BUY INC COM STK	**	911,346
BETSSON AB SER'B'NPV	**	387,260

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BFF BANK S.P.A.	**	498,209
BFI FIN INDONESIA IDR25	**	12,198
BGF RETAIL CO LTD KRW1000	**	673,775
BH CO LTD SHS	**	164,517
BHARTI AIRTEL LTD COMSTK	**	439,764
BHG SECURITIZATION 3.75% DUE 06-18-2035	**	213,707
BHP GROUP LIMITED	**	6,659,115
BIDVEST GROUP ZAR0.05	**	582,765
BIG COML MTG TR FLTG RT 5.81994% DUE 02-15-2039	**	5,278,388
BIJOU BRIGITTE NPV	**	61,559
BILL COM HLDGS INC COM	**	1,973,592
BILLERUD AB	**	866,261
BIM BIRLESIK MAGAZ TRY1	**	384,361
BIOARCTIC AB SER'B'NPV	**	570,627
BIOCRYST PHARMACEUTICALS INC COM	**	504,592
BIOGAIA AB SER'B'NPV	**	189,726
BIOGEN INC 2.25% DUE 05-01-2030	**	244,494
BIOGEN INC COMMON STOCK	**	747,407
BIOMARIN PHARMACEUTICAL INC COM ISIN CH0008107010	**	936,067
BIOTAGE AB NPV	**	374,169
BIO-TECHNE CORP COM	**	1,307,846
BIRCHCLIFF ENERGY NEW COM NPV	**	47,326
BJS WHSL CLUB HLDGS INC COM	**	2,454,536
BK IRELAND GROUP FIXED 4.5% DUE 11-25-2023	**	692,704
BK LEUMI LE ISRAEL ILS1	**	4,183,736
BK NEW YORK MELLON 1.6% DUE 04-24-2025	**	520,691
BK NEW YORK MELLON 3.43% DUE 06-13-2025	**	2,681,839
BK NEW YORK MELLON 3.992% DUE 06-13-2028	**	5,743,399
BK NEW YORK MELLON 4.289% DUE 06-13-2033	**	3,031,340
BK NEW YORK MELLON 5.224% DUE 11-21-2025	**	4,767,928
BK NEW YORK MELLON FLTG RT 4.414% DUE 07-24-2026	**	654,412
BK NOVA SCOTIA B C .8% DUE 06-15-2023	**	1,280,984
BK NOVA SCOTIA B C 4.5% DUE 12-16-2025	**	245,011
BK NOVA SCOTIA HSTN TEX INSTL CTF INSTL CTF DEP 4.53% 08-01-2023	**	2,979,441
BK OF AMER CR CARD SER 22-A2 CL A2 FIXED 5% DUE 04-17-2028	**	4,827,431
BK OF INDIA INR10	**	233,794
BLACK HILLS CORP 1.037% DUE 08-23-2024 BEO	**	3,696,585
BLACK KNIGHT INC COM USD0.0001 WI	**	655,229
BLACKROCK INC COM STK	**	10,064,672
BLACKSTONE / GSO 3.65% DUE 07-14-2023	**	351,677
BLOCK FINL LLC 3.875% DUE 08-15-2030	**	1,316,173
BLOCK H & R INC COM	**	283,318
BLOCK INC	**	250,103
BLUE BIRD TBK PT IDR100	**	107,719
BLUE DART EXPRESS INR10	**	183,779
BLUEBIK GROUP PCL THB0.5 (NVDR)	**	48,566
BLUEPRINT MEDICINES CORP COM	**	586,090
BM TECHNOLOGIES INC COM USD	**	2,746

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BML INC NPV	**	73,739
BMW US CAP LLC 2.25% DUE 09-15-2023	**	106,968
BMW VEH LEASE TR 2022-1 SR 22-1 CL A-3 1.1% 03-25-2025	**	1,838,135
BMW VEH OWNER TR 2022-A CL A3 3.21% 08-25-2026	**	10,914,108
BNK FINANCIAL GROUP INC	**	412,208
BNP PARIBAS MEDIUM FIXED 3.8% DUE 01-10-2024	**	2,894,474
BNP PARIBAS SR NON VAR RT 1.323% DUE 01-13-2027	**	6,801,194
BNP PARIBAS SR NON VAR RT 2.819% DUE 11-19-2025	**	473,877
BNP PARIBAS TRANCHE # TR 143 3.25 03-03-2023	**	511,218
BOARDWALK 3.4% DUE 02-15-2031	**	1,174,594
BOARDWALK 5.95% DUE 06-01-2026	**	60,817
BOARDWALK PIPELINES LP 4.8% 05-03-2029	**	94,340
BOCA COML MTG TR FLTG RT 6.24764% DUE 05-15-2039	**	2,694,515
BOCA COML MTG TR FLTG RT 6.79714% DUE 05-15-2039	**	1,685,594
BOE VARITRONIX LTD HKD0.25	**	235,768
*BOEING CO COM	**	6,651,531,153
BOISE CASCADE CO COM	**	1,926,468
BOMBARDIER INC	**	108,016
BON FAME CO LTD SHS	**	24,167
BON SECOURS MERCY 1.35% DUE 06-01-2025	**	1,125,210
BONAVA AB COMMON STOCK	**	67,186
BONOS DE TESORERIA 144A 5.94% 12/02/2 029	**	1,033,989
BOOKING HLDGS INC COM	**	4,635,144
BOOKOFF GROUP HLDG NPV	**	58,697
BOOT BARN HLDGS INC COM	**	2,983,017
BOOZ ALLEN HAMILTON HLDG CORP CL A COM STK	**	1,975,114
BORAL FIN PTY LTD 3.75% 05-01-2028	**	115,976
BORG WARNER INC COM	**	706,830
BOSTON SCIENTIFIC CORP COM	**	23,453,661
BOX INC CL A CL A	**	3,917,928
BOYD GAMING CORP COM	**	25,684
BP CAP MKTS AMER 1.749% DUE 08-10-2030	**	295,863
BP CAP MKTS AMER 1.749% DUE 08-10-2030	**	807,627
BP CAP MKTS AMER 2.772% DUE 11-10-2050	**	179,550
BP CAP MKTS AMER 2.939% DUE 06-04-2051	**	414,610
BP CAP MKTS AMER 3.633% DUE 04-06-2030	**	505,777
BP CAP MKTS AMER 3.633% DUE 04-06-2030	**	588,541
BP CAP MKTS AMER 3.937% DUE 09-21-2028	**	1,721,809
BP CAP MKTS AMER 4.234% DUE 11-06-2028	**	970,807
BP CAP MKTS AMER INC 3.119% 05-04-2026	**	237,263
BP CAP MKTS AMER INC CORP BOND 3.41% 02-11-2026	**	807,280
BPCE MEDIUM TERM 4.5% DUE 03-15-2025	**	1,794,547
BPCE S A MEDIUM 1% DUE 01-20-2026	**	842,491
BPCE S A MEDIUM 1% DUE 01-20-2026	**	6,625,843
BPCE SR NON PFD 2.375% DUE 01-14-2025	**	2,379,002
BPCE SR NON PFD VAR RT 2.045% DUE 10-19-2027	**	1,210,659
BPER BANCA NPV	**	706,742
BPR TR 2021-TY FLTG RT 5.609% DUE 09-15-2038	**	2,986,317

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BRAVIDA HOLDING AB NPV	**	190,629
BRIDGE 2022-SFR1 TR SINGLE FAMILY RENT PASSTHRU 4.15% 11-17-2037	**	2,261,847
BRIDGEBIO PHARMA INC COM	**	335,486
BRIGHTCOVE INC	**	43,901
BRIGHTHOUSE FINL INC COM	**	1,955,694
BRIGHTVIEW HLDGS INC COM	**	2,236,170
BRII BIOSCIENCES L COMSTK	**	53,351
BRISTOL MYERS FIXED 2.9% DUE 07-26-2024	**	1,653,828
BRISTOL MYERS FIXED 3.4% DUE 07-26-2029	**	1,301,975
BRISTOL MYERS SQUIBB CO .75% DUE 11-13-2025	**	1,658,541
BRISTOL MYERS SQUIBB CO COM	**	15,836,986
BRISTOL MYERS SQUIBB CO CORP 3.2% 06-15-2026	**	989,674
BRITISH TELECOMMUNICATIONS P L C 4.5% DUE 12-04-2023 BEO	**	1,519,705
BRITISH TELECOMMUNICATIONS P L C NT STEPUP 12-15-2030 12-12-2000	**	180,100
BRITVIC ORD GBP0.2	**	205,624
BRIXMOR OPER 2.5% DUE 08-16-2031	**	153,486
BRIXMOR OPER PARTNERSHIP LP SR NT 2.25% 04-01-2028	**	1,293,636
BRIXMOR OPERATING PARTNERSHIP LP 3.85% NTS 02-01-2025 USD1000	**	5,232,892
BRIXMOR PPTY GROUP INC COM	**	3,606,162
BROADCOM CORP / BROADCOM CAYMAN FIN LTD 3.125% 01-15-2025	**	4,808,041
BROADCOM INC 3.15% DUE 11-15-2025	**	3,242,299
BROADCOM INC 3.459% 09-15-2026	**	9,611,311
BROADCOM INC 4.3% DUE 11-15-2032 BEO	**	265,370
BROADCOM INC 4.3% DUE 11-15-2032 BEO	**	1,326,849
BROADCOM INC FIXED 4.15% DUE 11-15-2030	**	650,545
BROOKFIELD FIN INC 3.5% DUE 03-30-2051	**	1,598,821
BROOKFIELD FIN INC 3.9% DUE 01-25-2028	**	183,923
BROOKFIELD FIN INC FIXED 4.7% 09-20-2047	**	82,443
BROOKFIELD FIN LLC 4% DUE 04-01-2024	**	1,816,931
BROTHER INDUSTRIES NPV	**	561,282
BROWN & BROWN INC 2.375% DUE 03-15-2031	**	325,187
BROWN & BROWN INC COM	**	2,651,555
BROWN-FORMAN INC CL B NON-VTG COM	**	918,075
BRP INC SUB VTG NPV	**	639,973
BRUNELLO CUCINELLI EUR100	**	160,842
BRUNSWICK CORP COM	**	6,865,908
BSTN PPTYS LTD 2.9% DUE 03-15-2030	**	225,387
BSTN PPTYS LTD 3.125% DUE 09-01-2023	**	118,121
BSTN PPTYS LTD 3.2% DUE 01-15-2025	**	254,588
BSTN SCIENTIFIC 1.9% DUE 06-01-2025	**	1,722,484
BSTN SCIENTIFIC 2.65% DUE 06-01-2030	**	48,831
BUDWEISER BREWING COM	**	1,389,341
BUILDERS FIRSTSOURCE INC COM STK	**	3,381,416
BUKIT ASAM TBK IDR500 SER'B'	**	46,364
BUMBLE INC COM CL A COM CL A	**	684,820
BUMI ARMADA BERHA MYR	**	103,246
BUMITAMA AGRI LTD NPV	**	287,786
BUNGE LTD FIN CORP FIXED 2.75% 05-14-2031	**	576,386

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BURCKHARDT COMPRES CHF	**	620,560
BURL NORTHN SANTA 4.375% DUE 09-01-2042	**	224,154
BURL NORTHN SANTA 5.75% DUE 05-01-2040	**	84,168
BURL NORTHN SANTA FIXED 3% DUE 04-01-2025	**	144,328
BURLINGTN N SANTA FIXED 4.05% DUE 06-15-2048	**	420,774
BURLINGTON NORTHN SANTA 4.55 09-01-2044	**	72,758
BURLINGTON NORTHN SANTA FE LLC 3.3% 09-15-2051	**	440,336
BUSINESS FIRST BANCSHARES INC COM	**	323,244
BUY TO OPEN REPO W/BARCLAYS 4.29% FROM 12-30-2022 TO 01-03-2023	**	103,400,000
BUY TO OPEN REPO W/BNP PARIB 4.2% FROM 01-03-2023 TO 01-04-2023	**	180,700,000
BUY TO OPEN REPO W/BOFA SECU 4.22% FROM 12-22-2022 TO 01-05-2023	**	70,000,000
BUY TO OPEN REPO W/BOFA SECU 4.33% FROM 12-30-2022 TO 01-03-2023	**	78,500,000
BUY TO OPEN REPO W/GOLDMAN, 4.22% FROM 12-21-2022 TO 01-04-2023	**	50,000,000
BUY TO OPEN REPO W/ROYAL BAN 4.32% FROM 12-30-2022 TO 01-03-2023	**	25,200,000
BUY TO OPEN REPO W/THE BANK 4.28% FROM 12-14-2022 TO 01-25-2023	**	150,000,000
BUYSELL TECHNOLOGI NPV	**	56,872
BW LPG LTD USD0.01	**	733,508
BWAY 2021-1450 MTG FLTG RT 5.70901% DUE 09-15-2036	**	1,955,554
BWX TECHNOLOGIES INC COM	**	9,427,313
BX 2021-21M MTG TR FLTG RT 5.189% DUE 10-15-2036	**	357,907
BX 2021-21M MTG TR FLTG RT 5.189% DUE 10-15-2036	**	1,431,629
BX COML MTG TR 2.843% DUE 03-09-2044	**	1,823,005
BX COML MTG TR FLTG RT 5.1475% DUE 10-15-2038	**	3,487,042
BX TR 2022-FOX2 5.22724% DUE 04-15-2039	**	1,842,010
BX TR 2022-LBA6 FLTG RT 5.47804% DUE 01-15-2039	**	782,597
BX TR 2022-PSB 6.92904% 08-15-2039	**	1,414,368
BYD COMPANY LTD 'H'CNY1	**	468,856
C AND D PROPERTY MANAGEMENT GROUP CO	**	54,310
C4 THERAPEUTICS INC COM USD0.0001	**	65,750
CABOT CORP COM	**	1,332,923
CACI INTL INC CL A CL A	**	812,795
CACTUS INC CL A CL A	**	2,167,965
CADENCE BK COM	**	4,718,938
CADENCE DESIGN SYS INC COM	**	410,596
CAESARS ENTMT INC NEW COM	**	446,118
CAIXA SEGURIDADE P COM NPV	**	113,553
CALAMP CORP COM	**	25,406
CALAVO GROWERS INC COM	**	139,091
CALFRAC WELL SVCS LTD COM NPV	**	430,392
CALIFORNIA INSTITUTE OF TECHNOLOGY 3.65%09-01-2119	**	1,102,075
CALIFORNIA ST UNIV REV 3.199% 11-01-2027BEO TAXABLE	**	1,340,775
CALIFORNIA ST UNIV REV 3.299% 11-01-2028BEO TAXABLE	**	1,358,160
CALL SWO GBP CHASUS33 P 1DSONIA / R 0.82% 317U164I5 16/12/2024	**	9,947
CALL SWO USD GSCMUS33 P 1DSOFR / R 2.697% 317U391O7 04/02/2024	**	5,906
CALL SWO USD GSCMUS33 P 1DSOFR / R 2.697% 317U391O7 04/02/2024	**	62,016
CALL SWO USD GSCMUS33 P 1DSOFR / R 2.721% 317U461O2 04/08/2024	**	1,420
CALL SWO USD MSCSUS33 P 1DSOFR / R 2.993% 317U00KA8 10/11/2023	**	650
CALL SWO USD NGFPUS33 P 1DSOFR / R 2.785% 317U479O2 04/08/2024	**	2,173

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CALL SWO USD NGFPUS33 P 1DSOFR / R 2.835% 317U474O7 04/08/2024	**	2,152
CAMBIUM NETWORKS CORPORATION COM	**	101,416
CAMDEN PPTY TR SH BEN INT	**	2,749,675
CAMECO CORP COM	**	138,899
CAMIL ALIMENTOS SA COM NPV	**	101,852
CAMPBELL SOUP CO 3.95% DUE 03-15-2025	**	195,326
CAMPUS ACTIVE WEAR COM	**	246,521
CANADA(GOVT OF) I/L 1.5% BDS 01/12/44 CAD1000	**	511,355
CANADIAN IMPERIAL BANK OF COMM 3.945% DUE 08-04-2025 REG	**	665,669
CANADIAN IMPERIAL BANK OF COMMERCE 3.3% DUE 04-07-2025 REG	**	3,658,724
CANADIAN IMPERIAL BK COMM TORONTO BRH .95% DUE 06-23-2023 REG	**	2,686,860
CANADIAN NATL RY CO COM	**	11,036,106
CANADIAN PAC RY CO NEW 1.75% 12-02-2026	**	1,253,820
CANADIAN PACIFIC RAILWAY CO 2.45% DUE 12-02-2031 BEO	**	2,618,350
CANADIAN SOLAR INC COM	**	132,870
CANARA BANK INR10	**	187,680
CANTOR FITZGERALD L P SR NT 144A 4.5% 04-14-2027	**	2,782,886
CAP 1 FINL CORP 3.9% DUE 01-29-2024	**	533,419
CAP 1 PRIME AUTO 1.63% DUE 08-15-2025	**	426,503
CAP 1 PRIME AUTO 3.17% DUE 04-15-2027	**	6,839,320
CAP 1 PRIME AUTO RECEIVABLES TR SER 19-1 CL A4 3.05% 10-15-2024 BEO	**	1,429,497
CAPGEMINI EUR8	**	7,427,447
CAPITAL ONE FINL CORP 1.343% 12-06-2024	**	5,166,209
CAPITAL ONE FINL CORP 1.878% 11-02-2027	**	781,542
CAPITAL ONE FINL CORP 2.636% 03-03-2026	**	5,511,370
CAPITAL ONE FINL CORP 4.166% 05-09-2025	**	1,573,205
CAPITAL ONE FINL CORP COM	**	4,069,045
CAPITAL ONE FINL CORP SR NT FIXED / FLTG4.927% 05-10-2028	**	5,694,265
CAPITAL ONE FINL CORP SR NT FIXED / FLTG5.268% 05-10-2033	**	465,982
CAPITAL ONE MULTI-ASSET EXECUTION TR SER22-A1 CL A1 2.8% 03-15-2027	**	14,059,423
CAPITAL ONE MULTI-ASSET EXECUTION TR SR 2022-2 NT CL A 3.49% 05-15-2027	**	1,050,137
CAPITAL PWR CORP COM	**	1,056,568
CAPITAL SECURITIES CORP TWD10	**	69,543
CAPITOL FED FINL INC COM .	**	1,452,439
CAPRI HOLDINGS LTD COM NPV	**	278,862
CARD FACTORY PLC ORD GBP0.01	**	40,271
CARDLYTICS INC COM	**	122,813
CARDS II TR .602% DUE 04-15-2027	**	2,593,560
CAREERLINK CO LTD NPV	**	136,175
CAREL INDUSTRIES S NPV	**	64,682
CARETRUST REIT INC COM	**	1,273,566
CARGOTEC OYJ SER'B'NPV	**	334,754
CARGURUS INC CL A CL A	**	427,263
CARLISLE COMPANIES INC COM	**	252,617
CARLISLE COS INC .55% 09-01-2023	**	1,147,523
CARLSBERG BRWRY(M) MYR0.50	**	57,135
CARLSBERG SER'B'DKK20	**	4,205,235

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CARLYLE GROUP INC COM	**	1,267,156
CARLYLE US CLO 2017-1 LTD / CARLYLE SR SECD NT CL A-1-R FLTG 5.80771 04-20-2031	**	492,890
CARLYLE US CLO 2017-2 LTD / CARLYLE 0% 07-20-2031	**	1,349,737
CARMAX AUTO OWNER 1.95% DUE 09-15-2027	**	1,363,521
CARMAX AUTO OWNER 2.77% DUE 12-16-2024	**	919,634
CARMAX AUTO OWNER 3.49% DUE 02-16-2027	**	714,846
CARMAX AUTO OWNER 3.49% DUE 02-16-2027	**	7,131,923
CARMAX AUTO OWNER TR 2021-2 ASSET BACKEDNT CL C 1.34% 02-16-2027	**	1,085,311
CARMAX AUTO OWNER TR 2021-4 ASSET BACKEDSR 2021-4 CL A2A .42% 11-15-2024	**	736,863
CARMAX AUTO OWNER TR 2022-2 SR 22-2 CL A-2 2.81% 05-15-2025	**	1,763,454
CARMAX AUTO OWNER TR SER 19-3 CL A4 2.3% 04-15-2025 REG	**	2,080,312
CARMAX AUTO OWNER TR SER 19-3 CL B 2.5% 04-15-2025 REG	**	2,699,886
CARMAX AUTO OWNER TRSER 19-A CL A4 2.19% 07-15-2025 REG	**	547,616
CARMAX AUTO OWNER TRUST SER 22-4 CL A2A 5.34% DUE 12-15-2025 REG	**	1,002,773
CARMAX AUTO OWNER TRUST SER 22-4 CL A3 5.34% DUE 08-16-2027 REG	**	3,637,095
CARMAX INC COM	**	5,034,994
CARPENTER TECHNOLOGY CORP COM	**	108,788
CARRIAGE SERVICES INC COM	**	143,979
CARRIER GLOBAL CORP 2.722% 02-15-2030	**	337,515
CARVANA AUTO .82% DUE 04-10-2025	**	1,745,616
CARVANA AUTO 1.31% DUE 01-11-2027	**	7,515,512
CARVANA AUTO 2.31% DUE 12-11-2028	**	188,331
CARVANA AUTO 3.35% DUE 02-10-2027	**	721,159
CARVANA AUTO REC TR 2020-NP1 SR 22-P2 CLA2 3.33% 07-10-2025	**	1,385,956
CARVANA AUTO RECEIVABLES TR 2021-N1 ASSET BACKED CTF CL C 1.3% 01-10-2028	**	578,876
CARVANA AUTO RECEIVABLES TR 2021-N4 ASSET BACKED NT CL C 1.72% 09-11-2028	**	1,224,691
CARVANA AUTO RECEIVABLES TR 2021-P1 ASSET BACKED NT CL A-4 .86% 01-11-2027	**	2,276,363
CARVANA AUTO RECEIVABLES TR 2022-P3 SR 22-P3 CL A3 4.61% DUE 11-10-2027 BEO	**	588,483
CARVANA AUTO RECEIVABLES TR ASSET BACKEDNT CL C 144A 2.45% 06-16-2025	**	1,480,565
CARVANA CO CL A CL A	**	3,166
CASELLA WASTE SYS INC CL A COM STK	**	1,584,852
CASHBOX PARTYWORLD TWD10	**	36,104
CASTROL INDIA INR5	**	77,372
CATALYST PHARMACEUTICALS INC COM STK USD0.001 STK	**	275,020
CATERPILLAR FINL .65% DUE 07-07-2023	**	1,730,280
CATERPILLAR FINL 3.65% DUE 12-07-2023	**	1,801,813
CATERPILLAR INC 2.6% DUE 04-09-2030 BEO	**	984,498
CATERPILLAR INS 3.4% DUE 05-15-2024	**	333,535
CAVCO INDS INC DEL COM STK	**	1,640,539
CBOE GLOBAL MARKETS INC	**	4,701,486
CBS CORP 4% DUE 01-15-2026	**	27,809
CBS CORP NEW 4.6% DUE 01-15-2045	**	70,243
CBS CORP NEW FIXED 3.7% DUE 06-01-2028	**	66,980
CCSW CITIUS33 31/07/2029 USD 3MLIBOR /AUD 3MBBSW CCS220625-CCS220	**	1,875
CCSW GSCMUS33 01/08/2029 USD 3MLIBOR /AUD 3MBBSW CCS0069N9-CCS006	**	3,198
CCSW GSCMUS33 01/08/2029 USD 3MLIBOR /AUD 3MBBSW CCS0069N9-CCS006	**	1,599
CD 2016-CD2 MTG TR 3.348% DUE 11-10-2049	**	2,276,655
CDN IMPERIAL BK 3.45% DUE 04-07-2027	**	2,268,575

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CDN NAT RES LTD FIXED 2.95% DUE 01-15-2023	**	6,220,000
CDN PAC RY CO NEW 2.9% DUE 02-01-2025	**	334,616
CDN UTILITIES CLASS'A'COM NON-VTG NPV	**	1,509,332
CDS BARCGB5G 06/20/2025 SELL ITALY GOV'T INT BOND 6 SWPC0JFW0	**	452
CDS BARCGB5G 06/20/2025 SELL ITALY GOV'T INT BOND 6 SWPC0JG41	**	904
CDS CITIUS33 06/20/2025 SELL ITALY GOV'T INT BOND 6 SWPC0JG66	**	904
CDS GSILGB2X 12/20/2026 SELL ABU DHABI GOVT INT'L 3 SWPC0KCN0	**	4,652
CDW LLC/CDW FIN FIXED 2.67% DUE 12-01-2026	**	4,576,702
CELANESE US HLDGS 6.05% DUE 03-15-2025	**	199,469
CELESTICA INC SUB VTG SHS SUB VTG SHS	**	892,854
CELLCOM ISRAEL LTD ILS0.01	**	42,391
CELLDEX THERAPEUTICS INC NEW SHS	**	431,928
CELSIUS HLDGS INC COM NEW COM NEW	**	884,340
CENOVUS ENERGY INC 2.65% 01-15-2032	**	240,386
CENT PATTANA PUB	**	1,071,304
CENTERPOINT ENERGY 2.4% DUE 09-01-2026	**	2,170,191
CENTERPOINT ENERGY 3.95% 03-01-2048	**	26,389
CENTERPOINT ENERGY 5.85 DUE 01-15-2041	**	80,645
CENTERPOINT ENERGY INC FLTG RT DUE 05-13-2024 BEO	**	3,108,381
CENTERPOINT ENERGY RES CORP 1.75% DUE 10-01-2030	**	237,268
CENTERPOINT ENERGY RES CORP DEL .7% DUE 03-02-2023 BEO	**	748,179
CENTERPOINT ENERGY RES CORP DEL SR NT FLTG RATE 5.27857% 03-02-2023	**	154,941
CENTERRA GOLD INC COM NPV	**	1,135,610
CENTEX HOME EQTY FLTG RT 5.42086% DUE 10-25-2035	**	215,911
CENTRAL GLASS CO NPV	**	112,873
CENTRAL SEC PATROL NPV	**	45,933
CENTRICA ORD GBP0.061728395	**	1,283,044
CENTURY CMNTYS INC COM	**	1,321,764
CERENCE INC COM	**	372,527
CERIDIAN HCM HLDG INC COM	**	2,193,609
CERTARA INC COM	**	901,848
CES ENERGY SOLUTIO COM NPV	**	1,307,412
CF JPMCB LIQUIDITY FD	**	366,753,680
CG POWER AND INDUSTRIAL SOLUTIONS LTD INR2	**	131,157
CGDB COML MTG TR FLTG RT 6.459% DUE 11-15-2036	**	1,007,976
CGI INC 1.45% 09-14-2026	**	1,771,057
CGI INC 1.45% 09-14-2026	**	896,155
CHAMPIONX CORPORATION COM USD0.01 WI	**	5,218,490
CHARLES RIV LABORATORIES INTL INC COM	**	1,176,660
CHARLES SCHWAB CORP 2.45% DUE 03-03-2027BEO	**	2,004,350
CHARTER 2.3% DUE 02-01-2032	**	5,389,110
CHARTER 4.908% DUE 07-23-2025	**	7,871,713
CHARTER 6.384% DUE 10-23-2035	**	1,174,565
CHARTER COMMUNICATIONS INC NEW CL A CL A	**	7,349,314
CHARTER COMMUNICATIONS OPER LLC / 5.05% 03-30-2029	**	1,007,792
CHARTER COMMUNICATIONS OPER LLC / SR SECD NT 4.4% 04-01-2033	**	858,705
CHARTER COMMUNICATIONS OPER LLC/CHARTE 4.2% DUE 03-15-2028 BEO	**	156,501
CHARTER COMMUNICATIONS OPER LLC/CHARTE 4.8% DUE 03-01-2050	**	378,539

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CHARTER FIXED 3.85% DUE 04-01-2061	**	58,078
CHARTER HALL GROUP NPV (STAPLED)	**	1,021,631
CHARTER HALL RETAI UNITS NPV	**	830,678
CHATHAM LODGING TR COM	**	122,945
CHECK PT SOFTWARE TECHNOLOGIES ORDILS.01	**	10,213,409
CHEFS' WAREHOUSE HOLDINGS IN	**	897,628
CHEGG INC COM	**	1,420,907
CHEMED CORP NEW COM	**	1,327,118
CHEMOMETEC A/S DKK1	**	265,285
CHEMRING GROUP ORD GBP0.01(POST SUBD)	**	35,786
CHESAPEAKE ENERGY CORP COM NEW 01/2021	**	1,033,068
CHESTER CNTY PA HLTH & ED FACS AUTH HLTHSYS REV 3.314 06-01-2051 BEO TAXABLE	**	241,876
CHEVRON CORP COM	**	9,313,557
CHEVRON CORP NEW 1.554% DUE 05-11-2025	**	893,878
CHEVRON CORP NEW 1.995% DUE 05-11-2027	**	494,705
CHEVRON U S A INC .426% DUE 08-11-2023 REG	**	1,474,964
CHEVRON U S A INC 2.343% DUE 08-12-2050 REG	**	312,777
CHEVRON U S A INC 3.25% 10-15-2029	**	1,838,838
CHEVRON U S A INC 3.9% 11-15-2024	**	4,277,946
CHEWY INC CLASS A	**	229,154
CHGO ILL TRAN AUTH SALES & TRANSFER T 6.899 DUE 12-01-2040 REG	**	432,268
CHIA CHANG CO LTD TWD10	**	120,764
CHICAGO ILL 7.75% 01-01-2042 BEO TAXABLE	**	33,541
CHICAGO ILL TRAN AUTH SALES & TRANSFER T 6.899% 12-01-2022	**	537,564
CHICAGO ILL TRAN AUTH SALES TAX RCPTS REV 6.2% 12-01-2040 BEO TAXABLE	**	10,758
CHICONY ELECTRONI TWD10	**	36,502
CHIEN KUO CONSTRUC TWD10	**	51,185
CHILE(REP OF) 4.7% SNR 01/09/2030 CLP	**	420,267
CHIMERIX INC COM	**	61,652
CHIN WELL HOLDS BERHAD MYR0.50	**	39,119
CHINA BILLS FIN TWD10	**	69,822
CHINA BLUECHEMICAL LTD H SHS	**	104,293
CHINA COAL ENERGY 'H'CNY1	**	629,716
CHINA DTNG CO RNWB 'H'CNY1	**	84,350
CHINA EDUCATION GP HKD0.00001	**	31,057
CHINA HARMONY AUTO HOLDING LIMITED HKD0.01	**	25,215
CHINA NONFERRO MNG NPV	**	28,258
CHINA OVERSEAS GRA NPV	**	29,535
CHINA OVERSEAS LAND & INVESTMNT HKD0.10	**	773,330
CHINA PAC INS GR-H	**	2,974,994
CHINA RES PHARM GR NPV	**	151,827
CHINA RESOURCES LAND HKD0.10	**	696,225
CHINA SANJIANG FIN HKD0.10	**	30,493
CHINA SHINEWAY PHA HKD0.1	**	243,115
CHINA TOURISM GROU CNY1 H	**	403,718
CHINA YONGDA AUTOMOBILES SER COM	**	108,867
CHINA YUCHAI INTL LTD COM	**	41,622
CHINA YUHUA EDUCAT HKD0.00001	**	10,240

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CHINOOK THERAPEUTICS INC COM USD0.0001	**	544,672
CHIPOTLE MEXICAN GRILL INC COM STK	**	16,223,921
CHIYODA INTEGRE CO NPV	**	83,373
CHONG HONG CONSTRU TWD10	**	21,581
CHORD ENERGY CORPORATION COM USD0.01	**	810,599
CHORI CO LTD NPV	**	49,157
CHOUSHIMARU CO.LTD NPV	**	26,337
CHRISTIAN DIOR SE EUR2	**	893,234
CHROMA ATE INC TWD10	**	789,120
CHUBB LTD ORD CHF24.15	**	17,035,614
CHULARAT HOSPITAL THB0.1(NVDR)	**	124,845
CI FINANCIAL CO 4.1% 06-15-2051	**	2,959,351
CI FINANCIAL CORP COMSTK	**	599,248
CIA BRAS DE DISTRI COM NPV	**	66,222
CIA FERRO LIGAS DA PRF NPV	**	55,637
CIA SANEAMENTO MIN COM NPV	**	33,772
CIA SIDERURGICA NC COM NPV	**	463,321
CIBANCO SA INSTIT CBFI (PLA ADMIN) 144A/REG S	**	289,954
CIE DE ST-GOBAIN EUR4	**	3,707,200
CIGNA CORP 1.25% 03-15-2026	**	984,698
CIGNA CORP NEW 3.4% DUE 03-01-2027 BEO	**	1,606,532
CIGNA CORP NEW 3.5% 06-15-2024	**	4,773,641
CIGNA CORP NEW COM	**	34,965,979
CIGNA CORP NEW CORP 3.75% 07-15-2023	**	4,558,367
CIGNA CORP NEW CORP 3.75% 07-15-2023	**	236,423
CIGNA CORP NEW CORP 4.125% 11-15-2025	**	1,525,215
CIGNA CORP NEW CORP 4.375% 10-15-2028	**	8,391,483
CIKARANG LISTRINDO IDR200	**	33,446
CIM TR 2020-R2 FLTG RT 2.581% DUE 10-25-2059	**	4,180,489
CIM TR 2021-R6 FLTG RT 1.425% DUE 07-25-2061	**	890,176
CIMB GROUP HOLDINGS BERHAD MYR1	**	1,064,409
CIN FINL CORP 6.92% DUE 05-15-2028	**	213,798
CINEMARK HLDGS INC COM	**	701,183
CINTAS CORP COM	**	1,053,178
CINTAS CORP NO 2 3.7% DUE 04-01-2027	**	1,505,943
CINTAS CORP NO 2 FIXED 3.45% DUE 05-01-2025	**	1,261,633
CIRRUS LOGIC INC COM	**	1,860,585
CIT HOME EQUITY LN TR 2002-1 ASSET BKD CTF CL AF-5 02-25-2033 BEO	**	155,078
CITI TRENDS INC COM ORD USD1	**	146,540
CITIBANK CR CARD 3.29% DUE 05-23-2025	**	6,233,402
CITIBANK CR CARD ISSUANCE TR 2018-A2 FLTG RATE 01-20-2025 REG	**	1,249,850
CITIBANK CR CARD ISSUANCE TR NT CL 2018-A7 3.96% 10-13-2030	**	6,766,364
CITIBANK NA N Y BRH INSTL CTF DEP PROGRA DTD 08-03-2022 3.77% CTF OF DEP 5-02-23	**	2,446,343
CITIGROUP COML MTG 2.646% DUE 07-10-2049	**	979,955
CITIGROUP COML MTG 2.71000003815% DUE 08-10-2049	**	6,060,314
CITIGROUP COML MTG 3.575% DUE 05-10-2047	**	1,768,249
CITIGROUP COML MTG 3.855% DUE 05-10-2047	**	2,399,807
CITIGROUP COML MTG FLTG RT 5.10053% DUE 11-10-2046	**	291,677

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CITIGROUP COML MTG TR 2016-C2 COML MTG PASSTHRU CTF CL D 3.25% 08-10-2049	**	1,161,309
CITIGROUP COML MTG TR 2018-B2 COML MTG PASSTHRU CTF CL 3.788% 03-10-2051	**	3,983,826
CITIGROUP COML MTG TRUST SER 2015-GC27 CL A-AB 2.944% 02-10-2048	**	178,253
CITIGROUP INC 1.122% DUE 01-28-2027	**	1,046,244
CITIGROUP INC 1.281% 11-03-2025	**	1,710,111
CITIGROUP INC 1.462% DUE 06-09-2027 BEO	**	9,140,559
CITIGROUP INC 2.52% 11-03-2032	**	260,726
CITIGROUP INC 2.561% DUE 05-01-2032 BEO	**	1,354,423
CITIGROUP INC 2.572% DUE 06-03-2031	**	13,774,044
CITIGROUP INC 3.106% DUE 04-08-2026	**	9,330,433
CITIGROUP INC 3.2% DUE 10-21-2026	**	305,631
CITIGROUP INC 3.29% 03-17-2026	**	5,456,410
CITIGROUP INC 3.4% DUE 05-01-2026	**	474,410
CITIGROUP INC 3.4% DUE 05-01-2026	**	948,820
CITIGROUP INC 3.5% DUE 05-15-2023	**	5,692,319
CITIGROUP INC 3.668% DUE 07-24-2028	**	276,196
CITIGROUP INC 3.668% DUE 07-24-2028	**	5,818,523
CITIGROUP INC 3.7% DUE 01-12-2026	**	726,921
CITIGROUP INC 3.785% 03-17-2033	**	257,511
CITIGROUP INC 3.785% 03-17-2033	**	2,034,335
CITIGROUP INC 3.887% 01-10-2028	**	374,455
CITIGROUP INC 4.075% DUE 04-23-2029	**	12,001,380
CITIGROUP INC 4.14% DUE 05-24-2025	**	1,404,124
CITIGROUP INC 4.3% DUE 11-20-2026	**	455,259
CITIGROUP INC 4.4% DUE 06-10-2025	**	1,817,316
CITIGROUP INC 4.412% DUE 03-31-2031	**	1,224,701
CITIGROUP INC 4.45% DUE 09-29-2027	**	860,038
CITIGROUP INC 4.45% DUE 09-29-2027	**	5,704,919
CITIGROUP INC 4.6% DUE 03-09-2026	**	797,167
CITIGROUP INC 4.65% DUE 07-30-2045	**	296,041
CITIGROUP INC 5.5% DUE 09-13-2025	**	2,769,081
CITIGROUP INC 5.61% 09-29-2026	**	4,858,350
CITIGROUP INC COM NEW COM NEW	**	34,592,311
CITIGROUP INC FIXED .776% DUE 10-30-2024	**	4,327,059
CITIGROUP INC FIXED 3.98% 03-20-2030	**	804,638
CITIGROUP INC FLTG RT 1.678% DUE 05-15-2024	**	3,349,210
CITIGROUP INC NEW 2.976% DUE 11-05-2030	**	4,999,705
CITIGROUP INC NT 6NC5 FIXED / FLTG RATE 3.07% 02-24-2028	**	270,841
CITIGROUP INC NT FIXED / FLTG RATE .981%05-01-2025	**	6,321,764
CITIGROUP INC NT FXD/FLTG 2.014% 01-25-2026	**	1,616,446
CITIGROUP INC SR NT 3.352% 04-24-2025	**	9,814,921
CITIGROUP INC SR NT FIXED/FLTG 3.057% 01-25-2033	**	336,688
CITIGROUP INC SR NT FIXED/FLTG 3.057% 01-25-2033	**	770,732
CITIGROUP MTG LN 2.5% DUE 05-25-2051	**	209,081
CITIGROUP MTG LN FLTG RT 2.5% DUE 05-25-2051	**	706,405
CITIGROUP MTG LN FLTG RT 4.77768% DUE 05-25-2051	**	388,538
CITIGROUP MTG LN FLTG RT 5.48086% DUE 11-25-2034	**	333,025
CITIZENS FINL GROUP INC COM	**	7,559,040

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CITY UNION BK COMMON STK	**	112,558
CLAREMONT MCKENNA 3.775% DUE 01-01-2122	**	1,851,873
CLEAN HBRS INC COM	**	2,093,988
CLEARWATER ANALYTICS HLDGS INC CL A CL A	**	1,845,000
CLEARWATER PAPER CORP COM STK	**	209,656
CLEARWAY ENERGY INC CL C CL C	**	137,678
CLEV ELEC ILLUM CO 4.55% DUE 11-15-2030	**	173,575
CLEVELAND CLIFFS USD0.125	**	390,829
CLEVO TWD10	**	71,683
CLI FDG VIII LLC 2.72% DUE 01-18-2047	**	2,694,448
CLINUVEL COM STK	**	133,141
CLIQ DIGITAL AG NPV	**	126,997
CLOETTA AB SER'B'NPV	**	689,202
CLOUD MUSIC INC USD0.0001	**	61,067
CLSA GLOBAL MARKET CLSA GLOBAL MARKET (YIFENG PHARMACY) P-NOTE 10/07/2024	**	534,509
CLSA GLOBAL MARKETS PTE LD (NARI TECHNOLOGY CO LD-A)P-NOTE 04/09/23	**	827,647
CMD C OP MSCSUS33 30 12-31-2022 3175JR974	**	1,608
CMD SWP CHASUS33 02/15/2023 USD 0%/J.P. MORGAN NIC5 IN SWU0SY359	**	28,807
CMD SWP CHASUS33 02/15/2023 USD 0%/J.P. MORGAN NIC5 IN SWU0SY359	**	11,926
CMD SWP GSILGB2X 02/15/2023 USD 0.25%/GOLDMAN SACHS CU SWU0SY409	**	3,846
CMD SWP MACQAU2S 02/15/2023 USD 0%/MACQUARIE COMMODITY SWU0SY284	**	1,285
CMD SWP MACQAU2S 02/15/2023 USD 0%/MACQUARIE COMMODITY SWU0SY284	**	26,991
CMD SWP MACQAU2S 02/15/2023 USD 0%/MACQUARIE COMMODITY SWU0SY284	**	14,452
CME GROUP INC COM STK	**	2,579,743
CME_BASIS GOLDUS33 03/07/2024 USD P 1MLIBOR / R 3MLIBOR SWU0JG929	**	1,331
CME_BASIS GOLDUS33 04/27/2023 USD P 1MLIBOR / R 3MLIBOR SWU02Y548	**	4,276
CME_BASIS GOLDUS33 09/06/2024 USD P 1MLIBOR / R 3MLIBOR SWU0FA223	**	8,592
CME_BASIS GOLDUS33 09/27/2024 USD P 1MLIBOR / R 3MLIBOR SWU0FC088	**	1,394
CME_BASIS GOLDUS33 10/04/2024 USD P 1MLIBOR / R 3MLIBOR SWU0FC286	**	779
CME_IRS GOLDUS33 12/11/2024 NOK P 1.993% / R 6MNIBOR SWU00XO33	**	6,042
CME_OIS MSNYUS33 04/01/2027 BRL P 1DBZDIO / R 12.979% SWU01NJO4	**	65,333
CME_OIS MSNYUS33 12/21/2052 USD P 1.75% / R 1DSOFR SWU01JI06	**	2,853,421
CMIC HOLDINGS CO LTD	**	137,835
CMO ADJBL RATE MTG TR DUE 09-25-2035 BEO	**	181,163
CMO ALTERNATIVE LN TR 2006-OA9 MTG CL 2A-1A 0 DUE 07-25-2036 REG	**	66,928
CMO BANK 2017-BNK4 MTG PASS THRU CTF CL A-SB 3.419% DUE 05-15-2050 REG	**	710,615
CMO BANK 2022-BNK39 CL A4 2.854% DUE 02-15-2055 BEO	**	1,727,044
CMO BANK OF AMER MERRILL LYNCH COML MTG TR 2 3.366% DUE 02-15-2050 BEO	**	2,371,853
CMO BARCLAYS COMMERCIAL MORTGAGE SR 22-C17 CL A5 4.441% 09-15-2055	**	7,816,043
CMO BBCMS MTG TR 2018-C2 MTG PASS THRU CTF CL A-3 4.052% DUE 12-15-2051 REG	**	6,812,364
CMO BEAR STEARNS ALT-A TR SER 2005-4 CL II-3A-2 DUE 05-25-2035 REG	**	363,688
CMO BEAR STEARNS ARM TR 2000-2 MTG PASS THRU CTF CL A-1 VAR RATE 11-25-2030 BEO	**	10,793
CMO BEAR STEARNS ARM TR 2002-11 CL I-A-1DUE 02-25-2033/04-25-2006 BEO	**	597
CMO BEAR STEARNS ARM TR 2004-10 MTG DUE 01-25-2035	**	16,104
CMO BEAR STEARNS ARM TR DUE 02-25-2034 REG	**	79,332
CMO BEAR STEARNS STRUCTURED PRODS INC TR200 DUE 12-25-2046 REG	**	880,338
CMO BEAR STEARNS STRUCTURED PRODS INC TR200 MTG PASSTHRU CTF CL I-A-1 VAR DUE	**	19,041
CMO BENCHMARK 2018-B4 MTG TRSE 2018-B4 CL A3 3.886% DUE 07-15-2051	**	5,840,315

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO BENCHMARK 2020-B16 MTG TR 2.475% 12-15-2057	**	6,134,807
CMO BENCHMARK 2022-B32 MTG TR CL A5 2.9089% DUE 01-15-2055 BEO	**	1,670,633
CMO CHASE MTG FIN TR SER 2007-A1 PASSTHRU CTF CL 1-A1 4.366 03-25-37 REG	**	12,963
CMO CITIGROUP COML MTG TR 2016-C1 MTG CTF CL A-4 3.209 DUE 05-10-2049 REG	**	3,331,932
CMO CITIGROUP COML MTG TR 2016-C3 COML MTG CTF CL A-3 2.86% 11-15-2049	**	6,398,909
CMO CITIGROUP COML MTG TR 2016-P3 BNDS 3.495% 04-15-2049	**	931,951
CMO CITIGROUP COML MTG TR 2016-P5 2.684%DUE 10-10-2049 REG	**	3,027,215
CMO CITIGROUP COML MTG TR 2016-P5 COML MTG PASSTHRU CTF CL C DUE 10-10-2049 REG	**	456,944
CMO CITIGROUP COML MTG TR 2017-B1 COML MTG CTF CL A-AB 3.243% 08-15-2050	**	1,795,195
CMO CITIGROUP COML MTG TR SER 2016-P6 CLS A4 3.458% 12-10-2049	**	1,346,879
CMO CITIGROUP COMMERCIAL MORTGAGE TRUST SR 17-C4 CL A2 3.19% 10-12-2050	**	352,632
CMO CITIGROUP MTG LN TR SER 2005-6 CL A1FLT RT DUE 09-25-2035/12-25-2021 BEO	**	4,708
CMO CITIGRP COMMERICAL MTG CITIGROUP COML MTG TR 3.127 DUE 04-15-2049 REG	**	6,820,710
CMO COMM 2013-CCRE12 MTG TR MTG PASS THRU CTF CL B 4.762% DUE 10-10-2046 REG	**	235,236
CMO COMM 2013-CCRE13 MTG TR MTG PASS THRU CTF CL A-M VAR RT DUE 11-10-2046	**	2,451,983
CMO COMM 2013-CCRE9 MTG TR COML MTG PASSTHRU CTF A-4 DUE 07-10-2045 REG	**	4,703,406
CMO COMM 2014-CCRE14 MTG TR MTG PASS THRU CTF CL A-3 3.955 DUE 02-10-2047 REG	**	5,391,777
CMO COMM 2014-UBS6 MTG TR MTG PASS THRU CTF CL A-4 3.378% DUE 12-10-2047 REG	**	6,586,874
CMO COMM 2014-UBS6 MTG TR MTG PASS THRU CTF CL A-5 3.644% DUE 12-10-2047 REG	**	2,019,462
CMO COMM 2015-LC19 MTG TR SER 15-LC19 CLA4 3.183% DUE 02-10-2048 REG	**	1,407,773
CMO COMM 2015-LC23 MTG TR CL A-SB 3.598% DUE 10-10-2053 REG	**	8,645,066
CMO COMM 2019-GC44 MTG TR SER 19-GC44 CLS A3 2.688% DUE 08-15-2057 REG	**	4,960,426
CMO COMM MORTGAGE SER 2013-LC6 CL C FLTGRT 01-10-2046	**	2,647,188
CMO COMM MTG TR SER-2014-UBS2 CL-A4 3.691% 03-10-2047 BEO	**	1,566,074
CMO COMM SER 2013-CR13CL A-SB 3.706 DUE 10-10-46	**	100,718
CMO CREDIT SUISSE 1ST BSTN MTG SECS CORPSER 2004-8 CL 6A1 4.5 DUE 12-25-2019 REG	**	8,638
CMO CSAIL 2015-C4 COML MTG TRUST SR 2015-C4 CL-ASB 3.6167% DUE 11-11-2048	**	1,352,428
CMO CSAIL 2016-C5 COML MTG TR CL A-SB 3.5325% DUE 11-15-2048 REG	**	5,425,142
CMO CSMC 2018-J1 TR CL A-2 FLTGE 02-01-2048	**	3,359,468
CMO CWMBS INC SER 2005-11 CL 3-A-1 FLT RT DUE 04-25-2035 REG	**	315,024
CMO CWMBS INC SER 2005-11 CL 3-A-3 FLT RT DUE 04-25-2035 REG	**	35,645
CMO DBJPM 2016-C1 MTG TR CL A-SB 3.038% DUE 05-10-2049 REG	**	2,149,447
CMO FNMA SER 2019 M6 CL A2 3.45% FIXED DUE 01-25-2029 REG	**	498,068
CMO GS MTG SECS CORP 2003-2F CL IIIA-1 6% DUE 03-25-2032 BEO	**	1,110
CMO GS MTG SECS TR 2015-GS1 CL A-AB 3.553% DUE 11-10-2048 REG	**	7,725,763
CMO GS MTG SECS TR 2017-GS7 COML MTG PASSTHRU CTF CL A-4 0 DUE 08-10-2050 REG	**	7,523,735
CMO GS MTG SECS TR SER 2016-GS3 CL AAB 2.777% 10-10-2049	**	403,809
CMO HARBORVIEW MTG LN TR 2003-1 CL A FLTG RT 05-19-2033	**	2,747
CMO HARBORVIEW MTG LN TR 2005-4 MTG PASSTHRU CTF CL 4-A DUE 07-19-2035 REG	**	8,782
CMO HARBORVIEW MTG LN TR 2005-9 CL 2-A-1A DUE 06-20-2035 REG	**	92,946
CMO IRVINE CORE OFFICE TR 2013-IRV MTG PASS THRU CTF CL A-2 144A DUE 5-15-48BEO	**	1,013,202
CMO J P MORGAN CHASE 2013-C PASSTHRU CTF CL C 12-15-2047 REG	**	455,288
CMO J P MORGAN CHASE COML MTG SECS TR 2013-C CL B FLTG RT 12-15-2047 REG	**	971,354
CMO J P MORGAN MTG TR 2004-A3 CL 1-A-1 DUE 07-25-2034 REG	**	56,924
CMO J P MORGAN MTG TR 2005-A1 MTG PASSTHRU CTF CL 6-T-1 DUE 02-25-2035 REG	**	42,537
CMO JJPMDB COML MTG SECS SER 17-C5 CL A4 3.4141% DUE 03-15-2050 REG	**	6,052,259
CMO JPMBB COML MTG SECS TR 2013-C12 COML CTF CL A-5 3.6637 DUE 07-15-2045 REG	**	5,289,908
CMO JPMBB COML MTG SECS TR 2013-C14 COMLMTG PASSTHRU CTF CL B DUE 08-15-2046 REG	**	5,128,769

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO JPMBB COML MTG SECS TR 2013-C15 COM MTG PASSTH CTF CL B 4.9267 11-15-2045	**	2,314,582
CMO JPMBB COML MTG SECS TR 2013-C17 COMLMTG PASSTHRU CTF CL B DUE 01-15-2047 REG	**	291,028
CMO JPMBB COML MTG SECS TR 2014-C21 COML CTF CL A-5 3.7748 DUE 08-15-2047 REG	**	7,085,870
CMO JPMBB COML MTG SECS TR 2015-C27 SER 15 -C27 CL A3A1 2.9202% 02-15-2048	**	2,893,936
CMO JPMBB COML MTG SECS TR 2015-C30 COMLMTG PASSTHRU CTF CL B DUE 07-15-2048 REG	**	2,812,849
CMO JPMBB COML MTG SER 15-C32 CL A4 3.3293% DUE 11-15-2048 REG	**	4,815,804
CMO JPMCC COML MTG SECS 2015-JP1 CL A4 3.6498% 01-15-2049	**	3,991,649
CMO JPMCC COML MTG SECS TR 2016-JP2 2.5589% DUE 08-15-2049 BEO	**	8,194,939
CMO JPMCC COML MTG SECS TR 2017-JP7 CL A-3 3.3785% 09-15-2050	**	1,250,442
CMO JPMCC COML MTG SECS TR 2017-JP7 CL A-3 3.3785% 09-15-2050	**	4,578,540
CMO JPMDB COML MTG SECS TR 2017-C7 CL A-3 10-15-2050	**	9,060,120
CMO JPMDB COML MTG SECS TR 2020-COR7 SR 20-COR7 CL A-4 1.9152% 05-13-2053	**	6,757,893
CMO MASTR ADJ RATE MTGS TR 2003-6 MTG PASSTHRU CTF CL 3-A-1 DUE 12-25-2033 REG	**	75,793
CMO MELLON RESDNTL FDG CORP 2000-TBC2 MTG PASSTHRU CTF CL A-1 VAR 05-25-30	**	71,613
CMO MERRILL LYNCH MTG INVS INC 2004-A CLA-1 FLTG DUE 04-25-2029 REG	**	2,112
CMO MERRILL LYNCH MTG INVS INC SER 2003-C CL A1 6-25-28	**	48,147
CMO MERRILL LYNCH MTG INVS INC SER 2005-A5 CL A3 DUE 06-25-2035 REG	**	1,516,607
CMO MORGAN STANLEY BAML TRUST SER 2013-C13 CL A-4 FLTG RT 11-15-2046	**	6,980,333
CMO MORGAN STANLEY BK AMER MERRILL LYNCHTR DUE 05-15-2046 REG	**	306,140
CMO MORGAN STANLEY BK AMER MERRILL SER 2015-C26 CL ASB 3.323% 11-15-2048	**	5,227,900
CMO MORGAN STANLEY BK AMER MERRILL LYN TR COML MTG CTF CL A-SB 3.654 04-15-47	**	632,786
CMO MORGAN STANLEY BK AMER MERRILL LYNCH TR COML MTG P DUE 07-15-2046 REG	**	2,128,030
CMO MORGAN STANLEY BK AMER MERRILL LYNCH TR SER 2013-C10 CL A5 VAR 07-15-2046	**	6,433,311
CMO MORGAN STANLEY BK AMER MERRILL LYNCH TR SERIES 2015-C24 3.732% 05-15-2048	**	4,281,920
CMO MORGAN STANLEY BK AMER MERRILL LYNCHTR MTG PASS THRU CTF CL A 02-15-2048	**	8,317,475
CMO MORGAN STANLEY BK AMER MERRILL TR 2017-C33 CL A-3 3.295% 05-15-2050	**	6,275,106
CMO MORGAN STANLEY CAP I TR 2018-H3 CL A-SB 4.12% 07-15-2051	**	4,435,519
CMO MORGAN STANLEY CAP I TR SER 2019-L2 CL A4 4.071% 03-15-2052	**	1,202,161
CMO MORGAN STANLEY CAP I TR SER-2018-H3 CL-A3 3.919% 07-15-2051 REG	**	6,896,543
CMO MORGAN STANLEY CAP I TR SR 19-L3 CL A2 2.529% 11-15-2024	**	7,834,311
CMO MORGAN STANLEY CAPITAL I TRUST SR 2019-H6 CL A2 3.228% 06-15-2052	**	8,315,589
CMO MORGAN STANLEY MTG LN TR 2004-2AR DUE 01-25-2035 REG	**	37,693
CMO MORTGAGEIT TR 2005-2 MTG BKD NT CL 1-A-1 ADJ RATE DUE 05-25-2035 REG	**	159,156
CMO RALI SER 2006-QO7 TR MTG AST BKD PASSTHRU CTF CL III-A-2 DUE 9-25-46 REG	**	33,587
CMO RBSGC MTG LN TR 2007-B MTG PASSTHRU CTF CL 1A4 DUE 01-25-2037 REG	**	169,854
CMO RESDNTL FDG MTG SECS I INC MTG PASS 2003-S9 CL A-1 6.5 03-25-2032 REG	**	1,160
CMO SEQUOIA MTG TR 2004-1 2004-3 MTG PASSTHRU CTF CL A-1 VAR RT 04-20-34 REG	**	1,188
CMO SEQUOIA MTG TR 2004-1 2005-2 MTG PASSTHRU CTF A-2 DUE 03-20-2035 REG	**	96,499
CMO SER 12-CR4 CL A3 2.853% DUE 10-15-2045 REG	**	360,762
CMO SMALL BUSINESS ADMIN GTD DEV PARTN CTF SER 2005-20B CL 1 DUE 02-01-2025 REG	**	104,193
CMO SMRT 2022-MINI COML MTG PASSTHRU CTFCL A 144A DUE 01-15-2039 BEO	**	395,616
CMO STRUCTU ASST MTG INVTS II INC 2004-AR1 FLT MTG PASS CTF CL IA1 3-19-34	**	46,990
CMO STRUCTURED ASSET MTG INVTS II INC 2003-AR4 CL A-1 DUE 01-19-2034 REG	**	249,850
CMO STRUCTURED ASSET SECS CORP 2004-4 MTG PASSTHRU CTF 2-A1 DUE 04-25-2034 REG	**	107,140
CMO STRUCTURED ASSET SECS CORP 2004-4 MTG PASSTHRU CTF 3-A2 DUE 04-25-2034 REG	**	2,540
CMO STRUCTURED AST MTG INVTS II INC DUE 05-19-2035 REG	**	2,221,304
CMO STRUCTURED AST MTG INVTS II INC DUE 07-19-2035 REG	**	419,945
CMO STRUCTURED AST MTG INVTS II TR 2006-AR5 CL 2-A-1 DUE 06-25-2036 REG	**	578,525

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO STRUCTURED AST SECS CORP 2004-1 MTG PASSTHRU CTF CL 4-A1 DUE 02-25-2034 REG	**	2,396
CMO STRUCTURED AST SECS CORP FOR FUTURE IS 2003-31A CL 2-A7 10-25-2033 REG	**	656,194
CMO STRUCTURED AST SECS CORP FOR FUTURE IS DUE 06-25-2033 REG	**	26,305
CMO STRUCTURED AST SECS CORP FOR FUTURE IS SER 2003-34A CL 3-A3 4.7 11-25-33 REG	**	109,126
CMO STRUCTURED AST SECS CORP SER 2003-22A CL 3-A 4.42 DUE 6-25-2033 REG	**	40,004
CMO UBS COML MTG TR SER 2017-C3 CL ASB 3.215% 08-15-2050	**	4,442,377
CMO WAMU MTG PASS THRU CTFS SER 2006 AR13 CL 2A FLTG RATE DUE 10-25-2046 REG	**	125,973
CMO WAMU MTG PASS-THROUGH CTFS 2005-AR2 CL 2A-1A VAR DUE 01-25-2045 REG	**	517,189
CMO WAMU MTG PASS-THROUGH CTFS 2005-AR2 CL 2A-1B VAR RATE 01-25-2045 REG	**	12,661
CMO WAMU MTG PASS-THRU CTFS 2005-AR8 CTFCL 2-A-1A DUE 07-25-2045 REG	**	58,720
CMO WAMU MTG PASS-THRU CTFS SER 2005-AR13 CL A-1A1 FLT 10-25-45	**	1,077,161
CMO WAMU MTG PASS-THRU CTFS TR 2002-AR2 MTG PASSTHRU CTF CL A VAR DUE 02-27-2034	**	545,788
CMO WELLS FARGO COML MTG SER 15-NXS3 CL ASB 3.371% 09-15-2057	**	1,545,141
CMO WELLS FARGO COML MTG SER 2017-C39 CL ASB 3.212% 09-15-2050	**	2,175,164
CMO WELLS FARGO COML MTG TR 2016-C37 COML MTG CL A-3 3.704 12-15-2049	**	2,329,347
CMO WELLS FARGO COML MTG TR 2016-NXS5 CL A-6 01-15-2059	**	3,634,011
CMO WELLS FARGO COML MTG TR SER 2015-C26 CL A4 3.166% 02-15-2048	**	4,755,421
CMO WELLS FARGO COML SER 2015-LC22 CL ASB 3.571% 09-15-2058 REG	**	2,658,680
CMO WFRBS COML MTG TR 2013-C14 MTG PASS THRU CTF CL B DUE 06-15-2046 REG	**	1,959,469
CMO WFRBS COML MTG TR 2013-C14 SER 2013-C14 CL C DUE 06-15-2046 REG	**	3,150,911
CMO WFRBS COML MTG TR 2013-C18 CL A-5 4.162 DUE 12-15-2046 BEO	**	480,390
CMO WFRBS COML MTG TR 2013-UBS1 MTG PASSTHRU CTF CL A-4 FLTG RT DUE 03-15-2046	**	5,332,355
CMO WFRBS COML MTG TR 2014-C19 COML MTG PASSTHRU CTF CL B 4.723 DUE 03-15-2047	**	286,795
CMO WFRBS COML MTG TR 2014-C23 COML MTG PASSTHRU CTF CL B DUE 10-14-2057 REG	**	4,875,612
CMO WFRBS COML MTG TR SER 2014-LC14 CL A-5 FLTG RT 03-15-2047	**	2,379,907
CMOMORGAN STANLEY BK AMER MERRILL SER 2016-C31 CL A-SB 2.952% 12-15-2025	**	2,527,717
CMS ENERGY CORP COM	**	2,750,802
CN LT & PWR CO 3.2% DUE 03-15-2027	**	4,227,827
CNH EQUIP TR 2006-B SR 2021-C CL A-3 .81% 11-15-2026	**	1,258,161
CNH INDL CAP LLC 5.45% 10-14-2025	**	3,435,510
CNH INDUSTRIAL NV COM EUR0.01	**	1,599,615
CNH INDUSTRIAL NV COM STK	**	5,491,316
CNO FINL GROUP INC COM	**	1,375,273
COAL INDIA LTD	**	3,405,347
COCA COLA BOTTLERS NPV	**	825,530
COCA COLA CO 1.45% DUE 06-01-2027	**	910,804
COCA COLA CO 2.6% DUE 06-01-2050	**	175,029
COCA COLA CO 3.375% DUE 03-25-2027	**	566,755
COCA COLA CO COM	**	17,006,819
COCA-COLA EUROPACIFIC PARTNERS	**	5,542,843
COCA-COLA FEMSA S A B DE C V 1.85% DUE 09-01-2032/09-01-2020 REG	**	278,670
COCHIN SHIPYARD LT INR10	**	88,684
CODEXIS INC COM	**	231,453
COFACE EUR2.00	**	935,427
COFCO JOYCOME FOODS LIMITED	**	22,000
COGNEX CORP COM	**	1,170,071
COGNIZANT TECH SOLUTIONS CORP CL A	**	3,048,799
COHEN & STEERS INC COM	**	2,981,510

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
COHERENT CORP COM	**	480,870
COHERUS BIOSCIENCES INC COM	**	133,587
COLGATE-PALMOLIVE CO COM	**	6,615,366
COLLEGE AVE STUDENT LNS 2021-B LLC ASSETBACKED NT CL A-2 144A 1.76% 06-25-2052	**	1,654,254
COLOPL INC NPV	**	245,117
COLUMBIA BKG SYS INC COM	**	3,451,241
COM ALCOA CORPORATION COM USD0.01	**	372,763
COMCAST CORP 5.25% DUE 11-07-2025 BEO	**	1,188,739
COMCAST CORP 5.35% DUE 11-15-2027 BEO	**	4,055,338
COMCAST CORP NEW 2.35% DUE 01-15-2027	**	1,769,742
COMCAST CORP NEW 2.8% DUE 01-15-2051/05-28-2020 REG	**	146,271
COMCAST CORP NEW 2.887% 11-01-2051 BEO	**	265,508
COMCAST CORP NEW 3.15% DUE 03-01-2026	**	467,050
COMCAST CORP NEW 3.25% 11-01-2039	**	336,748
COMCAST CORP NEW 3.375 DUE 02-15-2025	**	97,008
COMCAST CORP NEW 3.375% DUE 08-15-2025	**	902,614
COMCAST CORP NEW 3.45% DUE 02-01-2050	**	299,613
COMCAST CORP NEW 3.55% DUE 05-01-2028	**	469,424
COMCAST CORP NEW 3.55% DUE 05-01-2028	**	3,762,916
COMCAST CORP NEW 3.75% DUE 04-01-2040	**	74,655
COMCAST CORP NEW 3.95% 10-15-2025	**	8,636,403
COMCAST CORP NEW 4.15% DUE 10-15-2028	**	6,019,155
COMCAST CORP NEW 4.2% DUE 08-15-2034	**	139,004
COMCAST CORP NEW 4.25% DUE 01-15-2033	**	94,380
COMCAST CORP NEW 4.25% DUE 10-15-2030	**	393,285
COMCAST CORP NEW FIXED 2.937% DUE 11-01-2056	**	126,505
COMCAST CORP NEW FIXED 3.3% DUE 04-01-2027	**	754,995
COMCAST CORP NEW FIXED 3.4% DUE 04-01-2030	**	1,726,810
COMCAST CORP NEW FIXED 3.999% DUE 11-01-2049	**	443,766
COMCAST CORP NEW-CL A	**	30,280,838
COMERICA INC 3.7% DUE 07-31-2023	**	248,156
COMERICA INC 3.7% DUE 07-31-2023	**	1,389,673
COMERICA INC COM	**	1,977,089
COMM MTG TRUST SER 2015-CR24 CL A-4 3.432% 8-10-2048	**	4,542,734
COMM 2013-CCRE12 4.3% DUE 10-10-2046	**	264,066
COMM 2013-CCRE12 MTG TR MTG PASS THRU CTF CL C VAR RATE DUE 10-10-2046	**	563,966
COMM 2014-CCRE14 MTG TR 2014-CR14 CL A4 4.236 02-10-2047	**	3,366,469
COMM 2014-CCRE16 4.05100011826% DUE 04-10-2047	**	1,137,420
COMM 2014-CCRE20 CL A-3 3.326%3.326% DUE 11-10-2047 REG	**	1,977,393
COMM 2014-LC15 MTG 4.006% DUE 04-10-2047	**	1,040,944
COMM 2015-CCRE22 3.309% DUE 03-10-2048	**	3,332,382
COMM 2015-CCRE23 MTG TR 2015-CR23 CL A-SB 3.257% DUE 05-10-2048	**	1,237,771
COMM 2015-CCRE26 3.359% DUE 10-10-2048	**	5,629,971
COMM 2015-CCRE26 3.373% DUE 10-10-2048	**	1,361,294
COMM 2018-HOME MTG VAR RT 3.81507% DUE 04-10-2033	**	927,856
COMM 2018-HOME MTG VAR RT 3.81507% DUE 04-10-2033	**	5,639,907
COMM SER 2015-DC1 CL A-SB 3.142% 02-10-2048	**	304,311
COMMERCIAL METALS CO COM	**	298,011

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
COMMONSPIRIT HEALTH 6.073% 11-01-2027	**	102,407
COMMONSPIRIT HLTH 2.76% DUE 10-01-2024	**	5,179,898
COMMONSPIRIT HLTH 2.782% DUE 10-01-2030	**	537,507
COMMONWEALTH EDISON CO 2.95% 08-15-2027	**	2,226,270
COMMONWEALTH EDISON CO 4.0% DUE 03-01-2048 REG	**	186,230
COMMONWEALTH FING AUTH PA REV 3.631% 06-01-2029 BEO TAXABLE	**	1,338,882
COMMSCOPE HLDG CO INC COM	**	1,032,535
COMMVAULT SYS INC COM STK	**	887,992
COMPANHIA BRASIL COM NPV	**	378,797
COMPASS GROUP ORD GBP0.1105	**	8,546,893
COMPASS MINERALS INTL INC COM	**	697,123
COMPEQ MFG TWD10	**	367,751
COMPUCASE ENTERPRI TWD10	**	25,293
COMPUGEN COMPUGEN LTD COM STK	**	9,754
COMPUGROUP MEDICAL SE & CO KGA	**	366,333
COMPUTER MODELLING COM NPV	**	114,453
COMPUTERSHARE LTD NPV	**	3,913,423
COMSTOCK RES INC COM PAR $0.50 COM PAR $0.001	**	125,899
CONAGRA BRANDS INC 1.375% DUE 11-01-2027	**	208,580
CONDUIT HLDGS LTD COM SHS USD0.01 (DI)	**	37,130
CONFLUENT INC CL A CL A	**	343,297
CONMED CORP COM	**	3,099,032
CONNECTICUT LIGHT & POWER CO 1ST & REF MTG BD 2020 SER A .75% 12-01-2025	**	1,882,300
CONOCOPHILLIPS COM	**	27,440,664
CONS EDISON CO N Y 3.875% DUE 06-15-2047	**	69,863
CONS EDISON CO N Y 4.2% DUE 03-15-2042	**	101,031
CONS EDISON INC .65% DUE 12-01-2023	**	2,561,707
CONSENSUS CLOUD SOLUTIONS INC COM USD0.001	**	136,712
CONSOL ENERGY INC NEW COM	**	192,725
CONSOLIDATED EDISON CO N Y INC 4.125% 05-15-2049 REG	**	122,856
CONSTELLATION BRANDS INC 2.25% DUE 08-01-2031 BEO	**	1,099,882
CONSTELLATION BRANDS INC 3.15% 08-01-2029 BEO	**	153,706
CONSTELLATION ENERGY CORPORATION COM NPV WI	**	448,982
CONSUMERS ENERGY 3.375 DUE 08-15-2023	**	1,864,525
CONSUMERS ENERGY 4.05% DUE 05-15-2048	**	207,685
CONSUMERS ENERGY FIXED 3.75% 02-15-2050	**	117,801
CONSUN PHARMACEUTI HKD0.1	**	179,540
CONTAINER CORP INR5(POST SUBD)	**	722,368
CONTL AIRLS INC 4% DUE 04-29-2026	**	160,695
CONTL RES INC 4.375% DUE 01-15-2028	**	1,127,110
CONTL RES INC 4.5 DUE 04-15-2023	**	907,798
CONTL RES INC FIXED 3.8% DUE 06-01-2024	**	3,311,782
CONTREL TECHNOLOGY TWD10	**	104,462
CONTROLADORA NEMAK NPV 144A/REG S	**	45,304
COOPERATIEVE 3.75% DUE 07-21-2026	**	470,757
COOPERATIEVE 4.375% DUE 08-04-2025	**	6,877,633
COOPERATIEVE RABOBANK U.A. FLTG 01-10-2023	**	267,084

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
COPA HOLDINGS SA COM STK	**	492,366
COPART INC COM	**	18,703,581
CORBY SPIRIT & WIN COM NPV CL 'A	**	36,245
COREBRIDGE FINL INC COM	**	2,248,726
COREBRIDGE FINL INC SR NT 144A 3.65% 04-05-2027	**	4,068,333
CORNING INC 3.9% DUE 11-15-2049	**	219,987
CORNING INC COM	**	4,749,478
CORONADO GLOBAL RESOURCES INC CDI 144A	**	610,113
CORPORACION ANDINA DE FOMENTO NT 2.75% DUE 01-06-2023 REG	**	524,507
CORPORATE OFFICE PPTYS L P 2.25% DUE 03-15-2026	**	70,206
CORPORATE OFFICE PPTYS L P GTD SR NT 2.75% 04-15-2031	**	150,162
CORPORATE OFFICE PPTYS L P GTD SR NT 2.75% 04-15-2031	**	1,933,330
CORTEVA INC COM USD0.01 WI	**	3,413,237
COSMO ADV MATERIAL KRW1000	**	78,145
COSMOS PHARMACEUTI NPV	**	505,514
COSTAR GROUP INC COM	**	25,166,928
COSTCO WHOLESALE CORP NEW 1.6% DUE 04-20-2030 REG	**	352,988
COSTCO WHOLESALE CORP NEW COM	**	41,683,015
COSTCO WHSL CORP FIXED 1.375% DUE 06-20-2027	**	1,447,460
COTE D'IVOIRE 5.25% SNR 22/03/2030 EUR	**	543,279
COTERRA ENERGY INC 3.9% 05-15-2027	**	561,052
COTERRA ENERGY INC 3.9% 05-15-2027	**	1,355,875
COTERRA ENERGY INC 4.375% 03-15-2029	**	2,301,298
COUNTRY GARDEN SVC USD0.0001	**	389,505
COUNTRYWIDE AST-BACKED CERTIFICATES SER 2007-13 RATE 02-25-2036 REG	**	1,808,601
COUPA SOFTWARE INC COM	**	92,708
COUPANG INC CL A CL A	**	87,848
COUSINS PPTYS INC	**	3,677,419
COVENANT LOGISTICS GROUP INC CL A	**	213,539
COX COMMUNICATIONS 3.15% DUE 08-15-2024	**	1,492,312
CPMC HLDGS LTD NPV	**	28,115
CPS AUTO .84% DUE 07-15-2025	**	1,818,007
CPS AUTO RECEIVABLES TR 2022-A NT CL A 144A .98% 04-16-2029	**	396,692
CR ACCEP AUTO LN .96% DUE 02-15-2030	**	1,192,502
CR ACCEP AUTO LN .96% DUE 02-15-2030	**	6,058,680
CR ACCEP AUTO LN 1.93% DUE 09-17-2029	**	3,897,995
CR ACCEP AUTO LN 4.95% DUE 08-16-2032	**	1,767,942
CR AGRICOLE S A 1.907% DUE 06-16-2026	**	2,809,705
CR AGRICOLE S A 3.75% DUE 04-24-2023	**	248,896
CR AGRICOLE S A 3.75% DUE 04-24-2023	**	1,159,857
CR SUISSE AG FIXED 3.625% DUE 09-09-2024	**	4,430,117
CR SUISSE AG NEW 1% DUE 05-05-2023	**	683,775
CR SUISSE AG NEW 1% DUE 05-05-2023	**	5,848,456
CR SUISSE AG NEW 3.7% DUE 02-21-2025	**	350,634
CR SUISSE AG NEW 3.7% DUE 02-21-2025	**	7,551,551
CR SUISSE AG NEW YORK BRH MEDIUM TRANCHE# SB 00771 2.95% 04-09-2025	**	1,989,554
CR SUISSE GROUP 4.55% DUE 04-17-2026	**	11,743,130
CR SUISSE GROUP AG 4.282% DUE 01-09-2028	**	1,286,791

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CR SUISSE GROUP AG 4.282% DUE 01-09-2028	**	4,150,940
CR SUISSE GROUP AG 6.375% DUE 12-29-2999	**	214,994
CR SUISSE GROUP AG FLTG RT 2.193% DUE 06-05-2026	**	341,902
CR SUISSE GROUP AG FLTG RT 2.593% DUE 09-11-2025	**	3,188,451
CRACKER BARREL OLD COUNTRY STORE COM	**	3,055,270
CRAFTSMAN AUTO LTD INR100	**	154,640
CREDIT ACCEP AUTO LN TR 2021-3 ASSET BACKED NT CL B 144A 1.38% 07-15-2030	**	3,212,135
CREDIT ACCEP AUTO LN TR 2022-3 ASSET BACKED NT CL A 144A 6.57% 10-15-2032	**	1,167,234
CREDIT SUISSE AG NEW YORK BRANCH 0.52% 08-09-2023	**	4,947,728
CREDIT SUISSE AG NEW YORK BRANCH 0.52% 08-09-2023	**	1,028,301
CREDIT SUISSE AG NEW YORK BRH FLTG RT DUE 02-02-2024 BEO	**	2,424,937
CREDIT SUISSE AG NEW YORK BRH MEDIUM TER4.75% DUE 08-09-2024 REG	**	286,573
CREDIT SUISSE AG NEW YORK BRH MEDIUM TER5.0% DUE 07-09-2027	**	228,122
CREDIT SUISSE GROUP AG 6.5% 08/08/2023	**	194,141
CREDO TECHNOLOGY GROUP HOLDING LTD	**	233,684
CRESTLINE DENALI CLO XV LTD / SR SECD NTCL A-R FLTG 144A 5.83771% 04-20-2030	**	443,394
CRINETICS PHARMACEUTICALS INC COM	**	181,994
CROCS INC COM	**	1,531,357
CRONOS AUS LTD NPV	**	22,814
CROSS CTRY HEALTHCARE INC COM	**	292,031
CROWDSTRIKE HLDGS INC CL A CL A	**	4,326,050
CROWN CASTLE INC COM	**	1,131,102
CROWN CASTLE INTL 2.25% DUE 01-15-2031	**	112,610
CROWN CASTLE INTL 3.2% DUE 09-01-2024	**	2,782,244
CROWN CASTLE INTL 4% DUE 03-01-2027	**	63,982
CROWN CASTLE INTL CORP NEW 1.05% DUE 07-15-2026 REG	**	562,301
CROWN CASTLE INTL CORP NEW 1.05% DUE 07-15-2026 REG	**	1,617,697
CROWN CASTLE TOWERS LLC/CROWN PPN BOND 4.241% 07-15-2028	**	7,461,616
CROWN HLDGS INC COM	**	1,115,754
CRSNT TR 2021-MOON FLTG RT 5.28% DUE 04-15-2036	**	2,067,508
CRYSTAL INTL GROUP HKD0.01	**	64,759
CS DISCO INC COM	**	57,512
CSAIL COML MTG SR 2018-CX11 CL ASB 4.0339% 04-15-2051	**	4,347,986
CSAIL 2016-C6 COML 2.8233% DUE 01-15-2049	**	1,414,627
CSAIL 2016-C6 COML 2.9599% DUE 01-15-2049	**	7,443,337
CSAIL 2017-C8 CL A-SB 3.18574% 06-15-2050	**	7,388,257
CSAIL COML MTG TR 2015-C1 CL A-SB COML MTG PASSTHRU 3.3512% DUE 04-15-2050 REG	**	171,709
CSAIL COMMERCIAL MORTGAGE TRUST 19-C16 CL A1 2.3595% 06-15-2029 REG	**	826,121
CSG HOLDING CO 'B'CNY1	**	125,876
CSG SYS INTL INC COM	**	215,358
CSL FIN PLC GTD SR NT 144A 3.85% 04-27-2027	**	798,033
CSMC 2021-NQM7 TR 1.756% DUE 10-25-2066	**	885,325
CSMC 2021-RPL2 TR FLTG RT 1.11456% DUE 01-25-2060	**	273,074
CSMC 2021-RPL3 TR FLTG RT 2% DUE 01-25-2060	**	1,401,551
CSR LIMITED NPV	**	212,672
CSWF 2021-SOP2 FLTG RT 5.42588% DUE 06-15-2034	**	1,538,612
CSWF 2021-SOP2 FLTG RT 5.42588% DUE 06-15-2034	**	7,180,190
CSWF 2021-SOP2 MTG PASSTHRU CTF CL B 144A 5.72588% 06-15-2034	**	3,707,464

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CSX CORP 4.75% DUE 11-15-2048	**	227,409
CSX CORP COM STK	**	2,554,704
CTBC FINANCIAL HOLDING CO COM STK 2891	**	900,955
CTI BIOPHARMA CORP COM NEW COM NEW	**	147,449
CUBE SYSTEM INC NPV	**	27,614
CUBESMART L P FIXED 2% DUE 02-15-2031	**	321,230
CUMMINS INC	**	9,134,333
CUMMINS INDIA INR2	**	419,242
CURTISS WRIGHT CORP COM	**	1,911,034
CURY CONST E INCO COM NPV	**	339,784
CUSTOMERS BANCORP INC COM	**	315,538
CVR ENERGY INC COM STK	**	492,508
CVS HEALTH CORP 1.75% DUE 08-21-2030	**	395,305
CVS HEALTH CORP 1.875% DUE 02-28-2031	**	157,481
CVS HEALTH CORP 2.7% DUE 08-21-2040	**	368,468
CVS HEALTH CORP 3.625% DUE 04-01-2027 REG	**	2,499,359
CVS HEALTH CORP 3.875% DUE 07-20-2025	**	5,716,765
CVS HEALTH CORP 4.3% DUE 03-25-2028	**	67,821
CVS HEALTH CORP 4.3% DUE 03-25-2028	**	2,957,015
CVS HEALTH CORP 5% DUE 12-01-2024	**	1,757,132
CVS HEALTH CORP 5.05% DUE 03-25-2048	**	604,401
CVS HEALTH CORP COM	**	10,118,757
CVS HEALTH CORPORATION 2.125% DUE 09-15-2031 BEO	**	533,083
CWABS INC 2004-3 AST BKD CTF CL 1-A 4.92586% 08-25-2034	**	1,654,832
CWABS INC 2004-6 ASSET BKD CTF CL 1-A-1 FLTG RATE 12-25-2034 REG	**	1,749,096
CWABS INC FLTG RT 5.00586% DUE 10-25-2034	**	4,989,640
CYBER-ARK SOFTWARE LTD COM ILS0.01	**	1,361,325
CYBERNET SYSTEMS NPV	**	27,285
CYMECHS INC KRW500	**	25,081
CYTOKINETICS INC COMMON STOCK	**	623,977
CYTOMX THERAPEUTICS INC. COM	**	45,982
CZECH(REP OF) 0.95% SNR 15/05/30 CZK10000	**	102,756
D R HORTON INC 1.3% 10-15-2026	**	1,132,564
D R HORTON INC COM	**	99,035
D/S NORDEN DKK1	**	187,168
DAEDUCK CO LTD	**	93,693
DAEDUCK ELECTRONIC KRW500	**	163,952
DAESUNG HOLDINGS KRW1000	**	366,046
DAEWON MEDIA KRW500	**	10,760
DAEWON PHARM KRW500	**	226,055
DAH SING FINANCIAL NPV	**	170,493
DAIHATSU DIESEL NPV	**	144,947
DAIICHI JITSUGYO NPV	**	30,013
DAIKEN CORP NPV	**	437,810
DAIKIN INDUSTRIES NPV	**	6,093,145
DAIMLER FIN N AMER 3.35% DUE 02-22-2023	**	199,258
DAIMLER MEXICO SA DE CV ASSET BACKED NT CL A-3 5.23% 02-17-2026	**	1,196,399
DAIMLER MEXICO SA DE CV ASSET BACKED NT CL A-4 5.39% 01-15-2030	**	3,012,065

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DAIWABO HOLDINGS NPV	**	507,351
DALLAS TEX TAXABLE-CAP APPREC-SER B DUE 02-15-2027 BEO TAXABLE ZCP	**	2,351,460
DALLAS TEX ZERO CPN 0% 02-15-2026 BEO TAXABLE	**	3,341,053
DALRYMPLE BAY INFR NPV UNIT 1 COM & 1 LOAN NOT	**	45,621
DANA INC COM	**	3,016,619
DANAHER CORP COM	**	25,526,503
DANIELI & C DI RISP EUR1(NON CNV)	**	65,870
DANSKE BK A/S 1.621% DUE 09-11-2026	**	1,498,562
DANSKE BK A/S VAR RT 3.773% DUE 03-28-2025	**	630,072
DANSKE BK A/S VAR RT 3.773% DUE 03-28-2025	**	1,337,691
DANSKE BK A/S VAR RT 4.298% DUE 04-01-2028	**	377,797
DARDEN RESTAURANTS INC COM	**	949,635
DASSAULT SYSTEMES EUR0.10	**	2,250,772
DATA PATTERNS IND INR2	**	17,454
DATALOGIC SPA EUR0.52	**	80,177
DATASONIC GROUP NPV	**	95,206
DAVE & BUSTERS ENTMT INC COM	**	695,297
DB HITEK CO., LTD	**	663,524
DBJPM 2020-C9 MTG PASS THRU CTF CL A-3 1.88199996948% 08-15-2053	**	4,413,782
DBS GROUP HLDGS NPV	**	8,768,315
DCB BANK LIMITED INR10	**	130,647
DCP MIDSTREAM OPER 5.375% DUE 07-15-2025	**	1,188,840
DDH1 LIMITED NPV	**	343,663
DECHRA PHARMA ORD GBP0.01	**	654,560
DECIPHERA PHARMACEUTICALS INC COM	**	469,278
DECKERS OUTDOOR CORP COM	**	3,247,167
DEEPHAVEN RESDNTL 2.205% DUE 01-25-2067	**	1,267,150
DEERE & CO COM	**	17,008,909
DEERE & CO FIXED 3.75% DUE 04-15-2050	**	280,964
DEERE JOHN CAP .4% DUE 10-10-2023	**	1,784,253
DEERE JOHN CAP 1.75% DUE 03-09-2027	**	267,514
DEERE JOHN CAP CORP 2.125% 03-07-2025	**	615,477
DELEK US HLDGS INC NEW COM	**	1,132,758
DELL INTL L L C/EMC CORP 5.45% DUE 06-15-2023	**	54,034
DELL INTL L L C/EMC CORP 6.02% DUE 06-15-2026	**	306,714
DELL INTL L L C/EMC CORP 6.02% DUE 06-15-2026	**	4,702,955
DELL TECHNOLOGIES INC COM USD0.01 CL C WI COMMON STOCK	**	1,014,670
DELMARVA PWR & LT 3.5% DUE 11-15-2023	**	690,692
DELTA AIR LINES INC DEL 2.5% 12-10-2029	**	584,460
DELTA ELECTRONIC TWD10 2308	**	1,239,755
DELUXE CORP COM STK USD1	**	3,000,247
DENALI THERAPEUTICS INC COM	**	247,509
DENBURY INC NEW COM	**	1,712,554
DENSO CORP NPV	**	3,878,652
DENTSPLY SIRONA INC COM	**	4,680,798
DEPO AUTO PARTS IN TWD10	**	158,631
DERAYAH REIT	**	96,880
DERICHEBOURG EUR0.25	**	137,855

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DERMAPHARM HLDG SE NPV COMSTK	**	135,106
DESCARTES SYSTEMS COM NPV	**	466,743
DESCENTE LTD NPV	**	66,096
DESIGN THERAPEUTICS INC COM	**	46,406
DEUTSCHE BANK AG 1.625% SNR 20/01/2027 EUR	**	188,527
DEUTSCHE BANK AG 1.75%-FRN 19/11/2030 EUR	**	84,054
DEUTSCHE BANK AG 2.625% SNR NPF 12/02/26EUR	**	201,666
DEUTSCHE BANK N Y 0.898% DUE 05-28-2024 BEO	**	346,097
DEUTSCHE BK AG 3.7% DUE 05-30-2024	**	65,858
DEUTSCHE BK AG N Y BRANCH 2.311% 11-16-2027	**	5,235,035
DEUTSCHE BK AG N Y BRANCH 3.729% DUE 01-14-2032/01-14-2021 REG	**	294,251
DEUTSCHE BK AG N Y BRANCH 3.961% 11-26-2025	**	3,537,364
DEUTSCHE BK AG N Y BRANCH DUE 11-16-2027BEO	**	939,784
DEUTSCHE BK AG N Y BRANCH FLTG RT 11-08-2023	**	3,794,842
DEUTSCHE BK AG N Y BRANCH LIAB SR NT FXD/ FLTG 1.447% 04-01-2025	**	4,798,604
DEUTSCHE BK AG N Y BRH 1.686% DUE 03-19-2026 BEO	**	807,456
DEUTSCHE BK AG N Y BRH 2.552% 01-07-2028	**	1,146,702
DEUTSCHE BK AG N Y BRH 6.119% 07-14-2026	**	1,791,189
DEUTSCHE BK AG N Y BRH 6.119% 07-14-2026	**	925,448
DEUTSCHE BK AG N Y FIXED 3.035% DUE 05-28-2032	**	228,187
DEUTSCHE BK AG N Y FIXED 3.035% DUE 05-28-2032	**	760,624
DEUTSCHE BK AG N Y FIXED 5.882% DUE 07-08-2031	**	173,228
DEUTSCHE BK AG N Y FLTG RT 2.129% DUE 11-24-2026	**	3,554,204
DEUTSCHE BK AG N Y FLTG RT 2.222% DUE 09-18-2024	**	483,004
DEUTSCHE BK AG N Y FLTG RT 2.222% DUE 09-18-2024	**	1,782,285
DEUTSCHE BK AG N Y FLTG RT 3.547% DUE 09-18-2031	**	6,446,339
DEUTSCHE BOERSE AG NPV(REGD)	**	7,208,665
DEUTZ AG NPV	**	99,316
DEVON ENERGY CORP 5.6 DUE 07-15-2041	**	168,915
DEVON ENERGY CORP 5.85% DUE 12-15-2025	**	2,759,901
DEVON ENERGY CORP FIXED 5% DUE 06-15-2045	**	147,660
DEVON ENERGY CORP NEW 4.5% 1-15-2030 BEO	**	349,126
DEVON ENERGY CORP NEW 5.25% 10-15-2027 BEO	**	759,159
DEVYANI INTERNATIO INR1	**	37,946
DEXCOM INC COM	**	7,929,857
DFDS AS DKK20	**	283,562
DH EUROPE FIN II S FIXED 3.25% 11-15-2039	**	80,402
DHARMA SATYA NUSANTARA TBK COM STK	**	163,271
DIAGEO CAP PLC 1.375% DUE 09-29-2025/04-29-2020 REG	**	848,998
DIAGEO CAP PLC 3.5% DUE 09-18-2023	**	366,376
DIAGEO ORD PLC	**	6,590,840
DIAGEO PLC SPONSORED ADR NEW	**	11,822,907
DIAMOND OFFSHORE DRILLING INC COM NEW COM NEW	**	407,108
DIAMONDBACK ENERGY FIXED 3.25% DUE 12-01-2026	**	1,130,865
DIAMONDBACK ENERGY INC 3.125% DUE 03-24-2031 BEO	**	265,839
DIAMONDBACK ENERGY INC 3.5% DUE 12-01-2029	**	958,961
DIAMONDBACK ENERGY INC COM	**	375,324
DICKS SPORTING GOODS INC OC-COM OC-COM	**	334,526

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DIEBOLD NIXDORF INC COM STK	**	20,917
DIGI INTL INC COM	**	673,617
DIGITAL ARTS INC NPV	**	379,931
DIGITAL CHINA HLDG HKD0.10	**	273,134
DIGITAL INFORMATIO NPV	**	56,243
DIGITAL RLTY TR LP FIXED 3.7% 08-15-2027	**	427,676
DIGITALBRIDGE GROUP INC CL A NEW	**	205,803
DILLARDS INC CL A COM	**	1,693,891
DIMERCO EXPRESS CO TWD10	**	29,523
DINO POLSKA SA PLN0.10	**	309,310
DIOS FASTIGHETER NPV	**	150,712
DISCOVER BK NEW 3.45% DUE 07-27-2026	**	276,644
DISCOVER BK NEW 4.2% DUE 08-08-2023	**	2,483,652
DISCOVER CARD 3.03% DUE 08-15-2025	**	5,240,486
DISCOVER CARD EXECUTION NT TR SR 22-A3 CL A3 3.56% DUE 07-15-2027 REG	**	6,727,813
DISCOVER FINL SVCS 3.75% DUE 03-04-2025	**	943,621
DISCOVER FINL SVCS 3.95% DUE 11-06-2024	**	1,792,112
DISCOVER FINL SVCS COM STK	**	2,001,602
DISCOVERY 3.625% DUE 05-15-2030	**	910,306
DISCOVERY 4.125% DUE 05-15-2029	**	5,510,359
DISCOVERY COMMUNICATIONS LLC 4.0% DUE 09-15-2055	**	66,407
DISNEY WALT CO 3.35% DUE 03-24-2025	**	1,781,355
DISNEY WALT CO SR NT 3.7% 10-15-2025	**	145,879
DITTO (THAILAND) P THB0.5 (NVDR)	**	54,802
DMG MORI AG NPV	**	27,859
DMS CO LTD KRW500	**	11,161
DNB BK ASA DISC COML PAPER 4/2 YRS 3&4 11-17-2023	**	8,430,383
DNB BK ASA MED VAR RT 2.968% DUE 03-28-2025	**	1,562,130
DNB BOLIGKREDITT A CORPBOND 3.25% 06-28-2023	**	3,223,195
DNO ASA NOK0.25	**	109,097
DOCEBO INC	**	357,448
DOCTORS CO AN INTERINSURANCE SURPLUS NT 144A 4.5% 01-18-2032	**	80,573
DOCUSIGN INC COM	**	766,182
DOGUS OTOMOTIV SER TRY1	**	1,005,186
DOLLAR GEN CORP NEW COM	**	10,339,053
DOLLAR GENERAL CORP 4.25% 09-20-2024	**	6,501,033
DOLP TR 2021-NYC 2.956% DUE 05-10-2041	**	1,433,862
DOMINICAN REPUBLIC 6.5% 02-15-2048	**	329,016
DOMINION ENERGY INC 3.3% DUE 04-15-2041	**	409,582
DOMINION ENERGY INC COM STK NPV	**	10,489,277
DOMINION RES INC 2.85% DUE 08-15-2026	**	572,210
DOMINOS PIZZA INC COM	**	96,646
DOMO INC CL B CL B	**	177,715
DONGKUK STEEL MILL KRW5000	**	7,529
DONGWHA PHARM.CO.L KRW1000	**	25,219
DONNELLEY FINL SOLUTIONS INC COM	**	1,305,404
DOSHISHA CO LTD NPV	**	174,668
DOTDIGITAL GROUP PLC GBP	**	25,059

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DOUBLE STANDARD IN NPV	**	64,137
DOUBLEVERIFY HLDGS INC COM	**	1,709,213
DOUGLAS ELLIMAN INC COM	**	38,335
DOUTOR NICHIRES HO NPV	**	528,943
DOVALUE NPV	**	59,558
DOWDUPONT INC 5.319% DUE 11-15-2038	**	241,052
DOWNER EDI LTD NPV	**	24,908
DOXIMITY INC COM USD0.001 CL A	**	169,579
DR AUTO 1.11% DUE 05-15-2026	**	379,207
DR AUTO 1.47% DUE 01-15-2027	**	4,240,879
DR AUTO 2.7% DUE 02-16-2027	**	3,077,644
DR AUTO FIXED 2.7% DUE 05-15-2027	**	2,453,641
DR PEPPER SNAPPLE 2.55% DUE 09-15-2026	**	48,552
DRAFTKINGS INC NEW CL A	**	361,120
DRAX GROUP ORD GBP0.1155172	**	887,929
DREAM INDL REAL ESTATE INVT TR TR UNIT	**	201,886
DRI HEALTHCARE TR UNITS CAD	**	26,204
DRIVEN BRANDS HLDGS INC COM	**	2,512,520
DROPBOX INC CL A CL A	**	2,084,540
DRYDEN 80 CLO LTD FLTG RT 5.90755% DUE 01-17-2033	**	488,917
DT AUTO OWNER TR 2020-3 ASSET BACKED NT CL C 144A 1.47% 06-15-2026	**	178,984
DT AUTO OWNER TR 2020-3 ASSET BACKED NT CL C 144A 1.47% 06-15-2026	**	8,223,572
DT AUTO OWNER TR 2021-1 ASSET BACKED NT CL C 144A .84% 10-15-2026	**	621,119
DT AUTO OWNER TR 2021-1 ASSET BACKED NT CL C 144A .84% 10-15-2026	**	719,998
DT AUTO OWNER TR 2021-3 .87% 05-17-2027	**	514,733
DT AUTO OWNER TR 2021-3 .87% 05-17-2027	**	2,227,389
DT AUTO OWNER TR 2021-4 ASSET BACKED NT CL C 144A 1.5% 09-15-2027	**	2,467,509
DTD 11/15/2015 2.25% DUE 11-15-2025 REG	**	6,181,673
DTE ELEC CO 3.65 DUE 03-15-2024	**	211,393
DTE ELEC CO GEN & REF MTG BD SER 2022 3%03-01-2032	**	3,544,504
DTE ENERGY CO 4.22% 11-01-2024	**	1,627,477
DTE ENERGY CO COM	**	5,876,970
DTE ENERGY CO FIXED 1.05% DUE 06-01-2025	**	1,088,026
DUCK CREEK TECHNOLOGIES INC COM	**	345,956
DUERR AG ORD NPV	**	240,423
DUFRY AG CHF5 (REGD)	**	349,096
DUKE ENERGY 3.95% DUE 11-15-2028	**	1,192,082
DUKE ENERGY CORP .9% DUE 09-15-2025	**	4,979,887
DUKE ENERGY CORP 2.65% DUE 09-01-2026	**	1,281,969
DUKE ENERGY CORP 4.3% DUE 03-15-2028	**	1,268,682
DUKE ENERGY CORP FIXED 5% DUE 12-08-2025	**	2,017,602
DUKE ENERGY CORP NEW 3.95 DUE 10-15-2023	**	7,322,801
DUKE ENERGY CORP NEW COM NEW COM NEW	**	15,707,623
DUKE ENERGY CORP NEW SR NT 3.3% 06-15-2041	**	515,513
DUKE ENERGY FIXED 3.7% DUE 12-01-2047	**	308,467
DUKE ENERGY FLA 3.2% DUE 01-15-2027	**	6,717,752
DUKE ENERGY FLA FIXED 2.4% DUE 12-15-2031	**	1,638,320
DUKE ENERGY FLA FIXED 3.8% DUE 07-15-2028	**	6,942,526

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DUKE ENERGY PROGRESS LLC 2.5% DUE 08-15-2050	**	242,132
DUNDEE PREC METALS COM NPV	**	630,364
DUPONT DE NEMOURS INC COMMON STOCK	**	10,616,512
DYCOM INDS INC COM	**	1,023,516
DYNATRACE INC COM	**	573,964
E L F BEAUTY INC COM	**	6,190,227
EAGLE COLD STORAGE TWD10	**	48,673
EAGLE INDUSTRY CO NPV	**	69,872
EAGLE MATLS INC COM	**	1,883,149
EARTHSTONE ENERGY INC COM USD0.10 CL A	**	4,513,045
EASTMAN CHEM CO COM	**	5,531,893
EASTN GAS TRANSM & FIXED 3.9% DUE 11-15-2049	**	67,589
EATON CORP PLC COM USD0.50	**	28,757,007
EBARA CORP NPV	**	282,603
EBAY INC COM USD0.001	**	2,925,750
ECLOUDVALLEY DIG TWD10	**	40,263
ECOLAB INC 1.65% 02-01-2027	**	1,418,326
ECOLAB INC 2.7% DUE 11-01-2026	**	1,350,318
ECOLAB INC COM STK USD1	**	4,145,985
ECOLAB INC FIXED 2.125% DUE 08-15-2050	**	393,961
ECOPETROL S A 5.375% DUE 06-26-2026	**	5,819,236
ECORA RESOURCES PLC	**	240,375
ECOVYST INC COM USD0.01	**	238,476
EDGEWELL PERS CARE CO COM	**	2,817,621
EDILIZIACROBATICA NPV	**	26,626
EDISON INTERNATIONAL 3.55% 11-15-2024	**	48,298
EDISON INTL 4.7% DUE 08-15-2025	**	3,428,970
EDISON INTL 6.95% DUE 11-15-2029	**	1,778,853
EDISON INTL COM	**	352,900
EDWARDS LIFESCIENCES CORP COM	**	815,338
EFMT 2022-4 5.9% DUE 09-25-2067	**	3,939,872
EIFFAGE EUR4	**	1,250,305
EIKEN CHEMICAL CO NPV	**	187,809
EIRGENIX INC TWD10	**	52,025
EL PASO ENERGY CORP MTN BOOKTRANCHE # TR00005 7.75 1-15-2032 BEO	**	337,541
ELAN CORPORATION NPV	**	33,412
ELASTIC N V COM USD0.01	**	849,750
ELECON ENGINEERING INR2 (POST SUBDVISION)	**	40,894
ELECTRIC POWER DEVELOPMENT CO LTD NPV	**	41,302
ELEMENT SOLUTION INC COM	**	5,156,483
ELEVANCE HEALTH INC	**	14,716,083
ELEVANCE HEALTH INC 5.35% DUE 10-15-2025BEO	**	2,975,096
ELI LILLY & CO COM	**	28,340,527
ELIS SA EUR1.00	**	576,967
ELKEM ASA NOK5	**	1,644,195
ELLINGTON FINL MTG .931% DUE 06-25-2066	**	776,608
ELLINGTON FINL MTG TR 2022-1 MTG PASS THRU CTF CL A-1 2.206% 01-25-2067	**	767,833
ELM CO SAR10	**	1,391,911

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ELMOS SEMICONDUCT NPV	**	161,145
ELMWOOD CLO IX LTD / ELMWOOD CLO IX 5.93771% 07-20-2034	**	722,419
ELNUSA TBK IDR100	**	113,070
EMAAR PROPERTIES AED1	**	1,499,184
EMBOTELLA ANDINA PRF'B'NPV	**	96,594
EMCOR GROUP INC COM	**	2,517,870
EMECO HOLD LIMITED NPV	**	27,265
EMERA US FIN LP .833% 06-15-2024 BEO	**	228,757
EMERGENT BIOSOLUTIONS INC COM	**	376,503
EMERGING DISPLAY T TWD10	**	5,284
EMIRATES NBD BANK AED1	**	519,161
EMPLOYERS HLDGS INC COM	**	173,986
ENABLE MIDSTREAM PARTNERS LP 4.4% DUE 03-15-2027 REG	**	475,919
ENANTA PHARMACEUTICALS INC COM	**	389,186
ENAUTA PARTICIPACOES SA BRL1	**	61,226
ENAV S.P.A. NPV	**	155,363
ENBRIDGE INC 1.6% DUE 10-04-2026 BEO	**	1,026,069
ENBRIDGE INC 2.5% DUE 01-15-2025	**	5,206,780
ENCANA CORP 6.5% DUE 08-15-2034	**	101,030
ENCE ENERGIA Y CEL EUR0.90	**	390,856
ENCOMPASS HEALTH CORP COM USD0.01	**	7,228,696
ENCORE WIRE CORP COM	**	1,382,340
ENEL CHILE SA COM NPV	**	494,539
ENERGI MEGA PERSAD IDR800	**	438,765
ENERGIEKONTOR AG NPV	**	48,485
ENERGY RECOVERY INC COM	**	684,632
ENERGY TRANSFER 2.9% DUE 05-15-2025	**	471,527
ENERGY TRANSFER 3.75% DUE 05-15-2030	**	2,954,611
ENERGY TRANSFER 4.75% DUE 01-15-2026	**	10,725
ENERGY TRANSFER 4.95% DUE 06-15-2028	**	944,460
ENERGY TRANSFER 5.25% DUE 04-15-2029	**	290,972
ENERGY TRANSFER 6.25% DUE 04-15-2049	**	233,928
ENERGY TRANSFER 6.25% DUE 04-15-2049	**	159,071
ENERGY TRANSFER FIXED 4.25% DUE 03-15-2023	**	4,987,775
ENERGY TRANSFER FIXED 5.5% DUE 06-01-2027	**	140,206
ENERGY TRANSFER FIXED 5.5% DUE 06-01-2027	**	2,118,003
ENERGY TRANSFER OPER L P 5.875% DUE 01-15-2024	**	14,138,402
ENERGY TRANSFER OPERATUNG 4.5% DUE 04-15-2024	**	19,721
ENERGY TRANSFER PARTNERS L P 4.2% 04-15-2027	**	1,937,372
ENERPLUS CORP	**	2,330,116
ENERPLUS CORP COM	**	757,697
ENERSYS COM	**	6,639,545
ENGHOUSE SYSTEMS COM NPV	**	756,592
ENGIE COMSTK	**	11,324,713
ENI SPA EUR1	**	4,885,244
ENOVA INTL INC COM	**	211,304
ENOVIS CORPORATION COM USD0.001	**	3,736,231
ENPHASE ENERGY INC COM	**	1,089,780

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ENPLAS CORP NPV	**	234,037
ENPRO INDS INC COM	**	289,007
ENSTAR GROUP LIMITED COM	**	552,417
ENTEGRIS INC COM	**	1,796,707
ENTERGY ARK LLC 2.65% DUE 06-15-2051	**	396,913
ENTERGY GULF STS 5.59% DUE 10-01-2024	**	405,921
ENTERGY LA LLC 2.4% DUE 10-01-2026	**	72,811
ENTERGY LA LLC 3.12% 09-01-2027	**	87,621
ENTERGY LA LLC 4.0% 03-15-2033	**	149,526
ENTERGY LOUISIANA LLC .95% DUE 10-01-2024	**	1,816,000
ENTERGY MISS LLC 3.85% DUE 06-01-2049	**	77,041
ENTERGY TEX RESTORATION FDG II LLC 3.697% 12-15-2036	**	641,567
ENTERPRISE FLEET FING 2021-1 LLC ASSET BACKED NT CL A-3 144A .7% 12-21-2026	**	6,353,795
ENTERPRISE PRODS 2.8% DUE 01-31-2030	**	3,437,529
ENTERPRISE PRODS 3.35% DUE 03-15-2023	**	1,685,082
ENTERPRISE PRODS 3.7% DUE 01-31-2051	**	65,381
ENTERPRISE PRODS 3.9% DUE 02-15-2024	**	393,972
ENTERPRISE PRODS 3.95% DUE 02-15-2027	**	898,247
ENTERPRISE PRODS 4.15% DUE 10-16-2028	**	1,925,681
ENTERPRISE PRODS 4.2% DUE 01-31-2050	**	158,325
ENTERPRISE PRODS FIXED 3.2% 02-15-2052	**	330,449
ENTERPRISE PRODS OPER LLC 4.8% 02-01-2049	**	111,542
ENTERPRISE PRODUCTS OPER L P 3.125% DUE 07-31-2029	**	3,735,453
ENVISTA HLDGS CORP COM	**	1,518,517
EOG RES INC 4.15% DUE 01-15-2026	**	1,109,066
EOG RES INC 4.375% DUE 04-15-2030	**	2,058,131
EOG RESOURCES INC COM	**	10,046,607
EQB INC COM NPV	**	242,838
EQM MIDSTREAM 4.125% DUE 12-01-2026	**	800,458
EQT CORP 6.125% 02-01-2025 REG	**	1,293,032
EQT CORP 7% DUE 02-01-2030	**	933,408
EQT CORP COM	**	548,012
EQT CORPORATION 5.678% DUE 10-01-2025 BEO	**	1,762,600
EQTY RESDNTL EFF 5/15/02	**	5,555,145
EQUATE 4.25% DUE 11-03-2026	**	4,776,360
EQUATE PETROCHEMIC 4.25% GTD SNR 03/11/26 USD	**	5,933,660
EQUIFAX INC COM	**	14,718,300
EQUIFAX INC FIXED 2.6% DUE 12-15-2025	**	575,388
EQUINIX INC 1.25% DUE 07-15-2025	**	9,505,372
EQUINIX INC 1.8% DUE 07-15-2027	**	685,833
EQUINIX INC 2.5% DUE 05-15-2031 BEO	**	1,451,080
EQUINIX INC 2.9% 11-18-2026	**	457,342
EQUINIX INC 3.0% DUE 07-15-2050/06-22-2020 REG	**	348,362
EQUINIX INC SR NT 2% 05-15-2028	**	169,271
EQUINOR ASA 2.875% DUE 04-06-2025	**	11,621,004
EQUINOR ASA NOK2.50	**	285,661
EQUITABLE FINL .5% DUE 11-17-2023	**	2,378,092
EQUITABLE HLDGS INC COM	**	2,809,730

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
EQUITY COMMONWEALTH USD0.01( BNF INT)	**	886,035
EREX CO LTD NPV	**	241,983
ERG SPA EUR0.10	**	271,399
ERICSSON	**	7,531,264
ERSTE GROUP BANK AG NPV	**	1,157,723
ESAB CORPORATION COM USD0.001 WI	**	11,060,921
ESPEC Y50	**	37,400
ESSENT GROUP LTD COM STK	**	6,506,179
ESSENTIAL UTILS FIXED 2.704% DUE 04-15-2030	**	1,943,991
ESSEX PORTFOLIO L 3.25 DUE 05-01-2023	**	496,187
ESSEX PORTFOLIO L FIXED 1.65% DUE 01-15-2031	**	239,542
ESSEX PORTFOLIO L FIXED 2.65% DUE 03-15-2032	**	237,260
ESSEX PORTFOLIO L FIXED 2.65% DUE 09-01-2050	**	249,620
ESSEX PPTY TR REIT	**	23,311
ESSILORLUXOTTICA EUR 0.18	**	6,584,803
ESSILORLUXOTTICA EUR0.18	**	557,689
ESTEE LAUDER COMPANIES INC CL A USD0.01	**	22,082,534
ESTEE LAUDER COS 3.15% DUE 03-15-2027	**	61,486
ETSY INC COM	**	84,325
EUROCASH SA PLN1.00	**	77,558
EURONET WORLDWIDE INC COM	**	7,276,698
EUROPRIS ASA NOK1	**	426,144
EUROSAIL-UK 07-3BL FRN M/BKD 06/2045 GBP'A3A'	**	22,294
EUROSAIL-UK 2007-3BL PLC NO MIN REGD NOTES FLTG RT REG-S 13/06/2045	**	29,718
EVA PRECISION INDL HKD0.10	**	9,894
EVERBRIDGE INC COM	**	759,674
EVERCORE INC	**	2,761,360
EVEREST RE GROUP COM	**	3,280,236
EVERGREEN MARINE C TWD10	**	2,630,444
EVERGY INC COM NPV	**	2,901,954
EVERSOURCE ENERGY 2.9% 03-01-2027	**	3,016,484
EVERSOURCE ENERGY FIXED 1.65% DUE 08-15-2030	**	1,861,742
EVO PMTS INC CL A COM CL A COM	**	5,250,276
EVOLENT HEALTH INC CL A CL A	**	1,705,495
EVOLUTION MINING NPV	**	139,643
EVRAZ PLC ORD US0.5	**	300,566
EXACT SCIENCES CORP COM	**	1,871,329
EXCELERATE ENERGY INC CL A COM CL A COM	**	3,032,553
EXCELSIOR MEDICAL TWD10	**	83,908
EXELIXIS INC COM STK	**	2,101,994
EXELON CORP COM	**	2,069,377
EXELON GENERATION 5.75% DUE 10-01-2041	**	48,778
EXELON GENERATION FIXED 3.25% DUE 06-01-2025	**	191,471
EXELON GENERATION FIXED 3.25% DUE 06-01-2025	**	2,020,016
EXEO GROUP INC NPV	**	102,224
EXETER AUTOMOBILE .68% DUE 07-15-2025	**	866,700
EXETER AUTOMOBILE .74% DUE 01-15-2026	**	393,691
EXETER AUTOMOBILE 1.05% DUE 05-15-2026	**	453,607

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
EXETER AUTOMOBILE 1.32% DUE 07-15-2025	**	58,524
EXETER AUTOMOBILE 1.46% DUE 10-15-2027	**	2,893,603
EXETER AUTOMOBILE 2.56% DUE 06-15-2028	**	7,879,356
EXETER AUTOMOBILE 3.11% DUE 08-15-2025	**	670,217
EXETER AUTOMOBILE 4.33% DUE 02-17-2026	**	1,036,684
EXETER AUTOMOBILE 5.43% DUE 04-15-2026	**	1,992,490
EXETER AUTOMOBILE 6.03% DUE 08-16-2027	**	806,386
EXETER AUTOMOBILE 6.32% DUE 05-15-2028	**	4,756,172
EXETER AUTOMOBILE 6.51% DUE 12-15-2027	**	3,239,641
EXETER AUTOMOBILE RECEIVABLES TR AUTOMOBILE RECEIVABLES 3.65% 10-15-2026	**	2,928,924
EXETER AUTOMOBILE RECEIVABLES TR 2021-3 SR 21-3A CL C .96% 10-15-2026	**	4,622,368
EXETER AUTOMOBILE RECEIVABLES TR 2022-3 SER 22-3A CL A3 4.21% 01-15-2026	**	1,837,307
EXETER AUTOMOBILE RECEIVABLES TR ASSET BACKED NT CL B .57% 09-15-2025	**	176,610
EXETER AUTOMOBILE RECEIVABLES TR ASSET BACKED NT CL C .98% 06-15-2026	**	240,247
EXPEDIA GROUP INC 3.25% DUE 02-15-2030	**	289,143
EXPEDIA GROUP INC SR NT 4.625% 08-01-2027	**	1,633,364
EXPERIAN ORD USD0.10	**	6,870,789
EXTENDED STAY AMER TR 2021-ESH MTG PASS THRU CTF CL A 144A 5.54% 07-15-2038	**	474,014
EXTENDED STAY AMER TR 2021-ESH MTG PASS THRU CTF CL A 144A 5.54% 07-15-2038	**	7,190,795
EXTRA SPACE STORAGE INC 2.35% 03-15-2032	**	417,691
EXTREME NETWORKS INC COM	**	1,548,843
EXXARO RESOURCES ZAR0.01	**	435,195
EXXON MOBIL CORP 2.61% DUE 10-15-2030	**	7,913,105
EXXON MOBIL CORP 2.992% DUE 03-19-2025	**	3,490,364
EXXON MOBIL CORP 3.043% DUE 03-01-2026	**	1,862,024
EXXON MOBIL CORP 3.452% DUE 04-15-2051 REG	**	451,327
EXXON MOBIL CORP COM	**	9,617,609
EXXON MOBIL CORP FIXED 1.571% DUE 04-15-2023	**	99,062
EXXON MOBIL CORP FIXED 4.327% DUE 03-19-2050	**	273,474
EZCORP INC CL A NON VTG CL A NON VTG	**	59,308
F5 INC COM STK NPV	**	17,313,333
FABRICA COMMUNICAT NPV	**	38,819
FABRINET COM USD0.01	**	549,166
FAIRFAX FINL HLDGS 2.75% 29/03/2028 DUALCURR	**	186,801
FAIRFAX FINL HLDGS 5.625% DUE 08-16-2032	**	4,473,376
FAIRFAX FINL HLDGS SUB-VTG COM NPV	**	355,173
FANCL CORP NPV	**	130,382
FANNIE MAE 1997-89 CL-ZA 7.0% DUE 12-20-2027	**	55,356
FANNIE MAE CB3126 3.5% 03-01-2052	**	1,364,032
FANNIE MAE FN BR2303 3% 08-01-2051	**	74,956
FANNIE MAE FN BS5233 3.52% 06-01-2032	**	93,138
FANNIE MAE FN BS5955 3.73% 06-01-2032	**	94,782
FANNIE MAE FN BS5972 3.83% 07-01-2032	**	95,498
FANNIE MAE FN BS6002 3.56% 07-01-2032	**	186,725
FANNIE MAE FN BS6023 3.86% 07-01-2032	**	95,313
FANNIE MAE FN BS6084 4.185% 07-01-2032	**	97,744
FANNIE MAE FN BS6130 4.13% 07-01-2032	**	97,332

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FANNIE MAE FN BS6147 3.88% 07-01-2032	**	95,281
FANNIE MAE FN BS6914 4.44% 11-01-2032	**	199,598
FANNIE MAE FN BU5925 3% 12-01-2051	**	80,531
FANNIE MAE FN BU8763 3% 04-01-2052	**	1,711,270
FANNIE MAE FN BV7238 3% 05-01-2052	**	5,507,749
FANNIE MAE FN BV9819 3% 05-01-2052	**	437,519
FANNIE MAE FN CB3386 3.5% 04-01-2042	**	179,601
FANNIE MAE FN CB3833 3% 06-01-2052	**	682,236
FANNIE MAE POOL FN BS6124 4.06% 07-01-2032	**	381,202
FANNIE MAE REMIC SR 015-60 CL-AF FLTG RATE 08-25-2045	**	670,493
FANNIE MAE SER 1994-43 CL PK 6.35% 02-25-2024	**	5,036
FANNIE MAE SR 12-104 CL QC 2.5% 05-25-2042	**	260,955
FANNIEMAE-ACES SER 22-M1G CL A1 VAR 01-25-2031	**	3,104,466
FARO TECHNOLOGIES INC COM	**	113,258
FED FARM CR BKS CONS SYSTEMWIDE BDS DTD 1.23% 02-09-2024	**	4,060,390
FED HOME LN MTG 1% DUE 05-15-2041	**	7,218,873
FED HOME LN MTG 2.5% DUE 01-01-2052	**	22,780,300
FED HOME LN MTG 2.5% DUE 02-01-2051	**	1,583,036
FED HOME LN MTG 2.5% DUE 04-01-2052	**	2,085,821
FED HOME LN MTG 2.5% DUE 10-01-2050	**	2,001,372
FED HOME LN MTG 3% DUE 02-01-2050	**	3,156,062
FED HOME LN MTG 3.5% DUE 04-01-2050	**	5,304,053
FED HOME LN MTG CORP G14239 4 DUE 09-01-2026	**	23,533
FED HOME LOAN MTG SR 3981 CL ME 3.0% 01-15-2027	**	77,971
FED NATL MTG ASSOC 3% DUE 05-01-2050	**	225,213
FED RLTY INVT TR 3.95% DUE 01-15-2024	**	1,828,407
FEDERAL AGRIC MTG CORP MEDIUM TERM NTS F.32% 05-26-2023	**	1,884,247
FEDERAL BANK	**	317,042
FEDERAL FARM CR BKS CONS SYSTEMWIDE BDS .3% DUE 09-01-2023	**	4,855,807
FEDERAL FARM CR BKS CONS SYSTEMWIDE BDS TRANCHE 00446 .71% DUE 04-01-2025 REG	**	9,132,344
FEDERAL HOME LN BK CONS DISC NTS 01-03-2023	**	189,930,306
FEDERAL HOME LN BK CONS DISC NTS 02-03-2023	**	3,775,306
FEDERAL HOME LN BK CONS DISC NTS 02-15-2023	**	9,348,835
FEDERAL HOME LN BK CONS DISC NTS 03-08-2023	**	16,904,066
FEDERAL HOME LN BK DISC NT 0% 02-22-2023	**	27,393,697
FEDERAL HOME LN BKS .22% DUE 02-26-2024 REG	**	1,318,065
FEDERAL HOME LN BKS .78% 02-26-2026	**	13,382,779
FEDERAL HOME LN BKS CONS BD DTD 02/12/2021 .55% 02-12-2026	**	4,435,077
FEDERAL HOME LN BKS CONS BD DTD 03/03/2021 .9% 03-03-2026	**	1,701,044
FEDERAL HOME LN BKS CONS BD DTD 03/04/2021 .8% 03-04-2026	**	8,419,003
FEDERAL HOME LN BKS CONS BD DTD 06/17/2021 .43% 06-17-2024	**	693,256
FEDERAL HOME LN BKS CONS BD DTD 06/28/2022 3% 06-28-2024	**	4,010,377
FEDERAL HOME LN BKS CONS BD DTD 09/21/2022 FLTG 4.33% 01-24-2023	**	26,900,044
FEDERAL HOME LN BKS CONS BD DTD 10/06/2022 4.375% 11-06-2023	**	4,022,154
FEDERAL HOME LN BKS CONS BD DTD 10/07/2022 FLTG 4.59% 02-10-2023	**	6,400,135
FEDERAL HOME LN BKS CONS BD DTD 10/07/2022 FLTG 4.59% 02-10-2023	**	26,500,558
FEDERAL HOME LN BKS FLTG 01-10-2023	**	6,700,023
FEDERAL HOME LN BKS FLTG 01-10-2023	**	26,000,087

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN BKS FLTG RATE 01-06-2023	**	6,699,997
FEDERAL HOME LN BKS FLTG RATE 01-06-2023	**	19,999,990
FEDERAL HOME LN BKS FLTG RATE 02-23-2023	**	4,300,176
FEDERAL HOME LN BKS FLTG RATE 02-23-2023	**	22,300,915
FEDERAL HOME LN MTG CORP POOL #QD3960 2.0% 01-01-2052	**	2,831,423
FEDERAL HOME LN MTG CORP #QC7086 2.5% 09-01-2051	**	4,752,181
FEDERAL HOME LN MTG CORP .25% DUE 06-26-2023 REG	**	4,407,098
FEDERAL HOME LN MTG CORP .375% DUE 05-05-2023 REG	**	4,875,613
FEDERAL HOME LN MTG CORP .9% 10-13-2027	**	20,727,526
FEDERAL HOME LN MTG CORP 2% 01-01-2042	**	400,652
FEDERAL HOME LN MTG CORP 2% 09-01-2051	**	224,362
FEDERAL HOME LN MTG CORP 2% 10-01-2050	**	1,273,685
FEDERAL HOME LN MTG CORP 2% 11-01-2051	**	527,172
FEDERAL HOME LN MTG CORP 2.5% 01-01-2052	**	544,802
FEDERAL HOME LN MTG CORP 2.5% 04-01-2037	**	1,705,238
FEDERAL HOME LN MTG CORP 3% 04-01-2052	**	517,191
FEDERAL HOME LN MTG CORP 3.5% 05-01-2052	**	261,187
FEDERAL HOME LN MTG CORP 4.0% 12-30-2024	**	4,942,408
FEDERAL HOME LN MTG CORP 4.05% DUE 08-28-2025	**	7,848,851
FEDERAL HOME LN MTG CORP DTD 10/27/2020 .65% 10-27-2025	**	29,725,830
FEDERAL HOME LN MTG CORP DTD 10/28/2020 .8% 10-28-2026	**	10,040,346
FEDERAL HOME LN MTG CORP DTD 9/24/2020 .57% 09-24-2025	**	20,172,518
FEDERAL HOME LN MTG CORP FR SD0552 2.0% DUE 03-01-2051 REG	**	963,053
FEDERAL HOME LN MTG CORP MULTICLASS PREASSIGN SER 3019 CL FN 08-15-2035 REG	**	762,844
FEDERAL HOME LN MTG CORP MULTICLASS SER 004639 CL KB STEP UP 04-15-2053	**	1,676,326
FEDERAL HOME LN MTG CORP MULTICLASS SER 3384 CL FL FLTG RT 11-15-2037	**	1,174,515
FEDERAL HOME LN MTG CORP MULTICLASS SR 2008-25 CL EF VAR 04-25-2038 REG	**	709,956
FEDERAL HOME LN MTG CORP MULTICLASS SR 2008-6 CL BF VAR 02-25-2038 REG	**	970,478
FEDERAL HOME LN MTG CORP MULTICLASS SR 2410 CL PF VAR 02-15-2032 REG	**	410,769
FEDERAL HOME LN MTG CORP MULTICLASS SR 3055 CL CF VAR 10-15-2035 REG	**	167,332
FEDERAL HOME LN MTG CORP MULTICLASS SR 3150 CL FA VAR 05-15-2036 REG	**	824,459
FEDERAL HOME LN MTG CORP MULTICLASS VAR SR 2012-17 CL FG 03-25-2042 REG	**	1,022,154
FEDERAL HOME LN MTG CORP POOL #2B0646 FLTG RT DUE 07-01-2042 BEO	**	39,705
FEDERAL HOME LN MTG CORP POOL #410792 4.28% 02-01-2030 BEO	**	12,074
FEDERAL HOME LN MTG CORP POOL #840698 2.091% 03-01-2047 BEO	**	110,108
FEDERAL HOME LN MTG CORP POOL #841076 3.007% 11-01-2048 BEO	**	3,854,864
FEDERAL HOME LN MTG CORP POOL #841077 2.877% 11-01-2047 BEO	**	1,060,966
FEDERAL HOME LN MTG CORP POOL #841081 3.096% 02-01-2050 BEO	**	1,873,625
FEDERAL HOME LN MTG CORP POOL #846004 3.705% 12-01-2024 BEO	**	1,177
FEDERAL HOME LN MTG CORP POOL #846313 FLTG RT 4.428% 02-01-2026 BEO	**	298
FEDERAL HOME LN MTG CORP POOL #849407 3.896% 09-01-2037 BEO	**	118,473
FEDERAL HOME LN MTG CORP POOL #84-9790 FLTG RT DUE 03-01-2045	**	1,011,224
FEDERAL HOME LN MTG CORP POOL #A39803 5.5% 11-01-2035 BEO	**	72,959
FEDERAL HOME LN MTG CORP POOL #A47038 5%09-01-2035 BEO	**	37,617
FEDERAL HOME LN MTG CORP POOL #A62378 6%06-01-2037 BEO	**	5,335
FEDERAL HOME LN MTG CORP POOL #A63809 6%08-01-2037 BEO	**	18,339
FEDERAL HOME LN MTG CORP POOL #A69654 6%12-01-2037 BEO	**	8,325
FEDERAL HOME LN MTG CORP POOL #A71410 6%01-01-2038 BEO	**	215

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #A85726 5%04-01-2039 BEO	**	45,886
FEDERAL HOME LN MTG CORP POOL #A86313 5%05-01-2039 BEO	**	6,639
FEDERAL HOME LN MTG CORP POOL #A90176 5%12-01-2039 BEO	**	10,726
FEDERAL HOME LN MTG CORP POOL #A91235 4.5% 02-01-2040 BEO	**	88,606
FEDERAL HOME LN MTG CORP POOL #A93318 5%08-01-2040 BEO	**	94,112
FEDERAL HOME LN MTG CORP POOL #A93625 5%08-01-2040 BEO	**	175,859
FEDERAL HOME LN MTG CORP POOL #A93652 5%09-01-2040 BEO	**	9,640
FEDERAL HOME LN MTG CORP POOL #A93713 5%09-01-2040 BEO	**	200,901
FEDERAL HOME LN MTG CORP POOL #A94069 5%09-01-2040 BEO	**	73,073
FEDERAL HOME LN MTG CORP POOL #A94113 5%10-01-2040 BEO	**	3,685
FEDERAL HOME LN MTG CORP POOL #A94132 5%09-01-2040 BEO	**	2,144
FEDERAL HOME LN MTG CORP POOL #A94898 4.5% 11-01-2040 BEO	**	119,931
FEDERAL HOME LN MTG CORP POOL #A95085 4%11-01-2040 BEO	**	114,169
FEDERAL HOME LN MTG CORP POOL #A95519 4.5% 12-01-2040 BEO	**	35,422
FEDERAL HOME LN MTG CORP POOL #A95561 4%12-01-2040 BEO	**	206,217
FEDERAL HOME LN MTG CORP POOL #A95575 4%12-01-2040 BEO	**	184,001
FEDERAL HOME LN MTG CORP POOL #A97040 4%02-01-2041 BEO	**	118,488
FEDERAL HOME LN MTG CORP POOL #C01623 5.5% 09-01-2033 BEO	**	125,759
FEDERAL HOME LN MTG CORP POOL #C03517 4.5% 09-01-2040 BEO	**	85,100
FEDERAL HOME LN MTG CORP POOL #C03520 4%09-01-2040 BEO	**	528,208
FEDERAL HOME LN MTG CORP POOL #C03520 4%09-01-2040 BEO	**	235,146
FEDERAL HOME LN MTG CORP POOL #C03545 5%08-01-2040 BEO	**	97,054
FEDERAL HOME LN MTG CORP POOL #C03613 4%11-01-2040 BEO	**	103,336
FEDERAL HOME LN MTG CORP POOL #C03792 3.5% 04-01-2042 BEO	**	376,030
FEDERAL HOME LN MTG CORP POOL #C04240 3.5% 09-01-2042 BEO	**	227,688
FEDERAL HOME LN MTG CORP POOL #C04422 3%12-01-2042 BEO	**	256,463
FEDERAL HOME LN MTG CORP POOL #C09022 3%01-01-2043 BEO	**	1,156,459
FEDERAL HOME LN MTG CORP POOL #C09055 4%12-01-2043 BEO	**	169,307
FEDERAL HOME LN MTG CORP POOL #C10542 7%06-01-2028 BEO	**	2,795
FEDERAL HOME LN MTG CORP POOL #C12585 7%07-01-2028 BEO	**	458
FEDERAL HOME LN MTG CORP POOL #C14084 7%08-01-2028 BEO	**	2,430
FEDERAL HOME LN MTG CORP POOL #C91161 5%02-01-2028 BEO	**	6,323
FEDERAL HOME LN MTG CORP POOL #C91362 4.5% 03-01-2031 BEO	**	138,374
FEDERAL HOME LN MTG CORP POOL #C91581 3%11-01-2032 BEO	**	736,392
FEDERAL HOME LN MTG CORP POOL #C91589 3.5% 11-01-2032 BEO	**	156,572
FEDERAL HOME LN MTG CORP POOL #C91925 3.5% 04-01-2037 BEO	**	536,878
FEDERAL HOME LN MTG CORP POOL #C91928 3.5% 05-01-2037 BEO	**	89,327
FEDERAL HOME LN MTG CORP POOL #C91942 4%06-01-2037 BEO	**	6,518
FEDERAL HOME LN MTG CORP POOL #C91960 3.5% 11-01-2037 BEO	**	391,520
FEDERAL HOME LN MTG CORP POOL #C91987 3%04-01-2038 BEO	**	286,385
FEDERAL HOME LN MTG CORP POOL #D64290 7%10-01-2025 BEO	**	5,335
FEDERAL HOME LN MTG CORP POOL #D70703 7%04-01-2026 BEO	**	2,426
FEDERAL HOME LN MTG CORP POOL #D75558 8%10-01-2026 BEO	**	127
FEDERAL HOME LN MTG CORP POOL #D75787 8%11-01-2026 BEO	**	1,312
FEDERAL HOME LN MTG CORP POOL #D77163 7.5% 01-01-2027 BEO	**	1,310
FEDERAL HOME LN MTG CORP POOL #D80177 7%05-01-2027 BEO	**	3,783
FEDERAL HOME LN MTG CORP POOL #D98914 4%01-01-2032 BEO	**	43,587
FEDERAL HOME LN MTG CORP POOL #G00561 9.5% 06-01-2025 BEO	**	145

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #G00704 7%12-01-2026 BEO	**	1,647
FEDERAL HOME LN MTG CORP POOL #G01665 5.5% 03-01-2034 BEO	**	155,618
FEDERAL HOME LN MTG CORP POOL #G02031 5.5% 02-01-2036 BEO	**	44,158
FEDERAL HOME LN MTG CORP POOL #G02427 5.5% 12-01-2036 BEO	**	144,182
FEDERAL HOME LN MTG CORP POOL #G03073 5.5% 07-01-2037 BEO	**	71,561
FEDERAL HOME LN MTG CORP POOL #G03233 6%08-01-2037 BEO	**	2,909
FEDERAL HOME LN MTG CORP POOL #G03600 7%11-01-2037 BEO	**	28,266
FEDERAL HOME LN MTG CORP POOL #G03695 5.5% 11-01-2037 BEO	**	37,509
FEDERAL HOME LN MTG CORP POOL #G03812 5.5% 02-01-2038 BEO	**	50,250
FEDERAL HOME LN MTG CORP POOL #G03819 6%01-01-2038 BEO	**	19,886
FEDERAL HOME LN MTG CORP POOL #G04448 5.5% 07-01-2038 BEO	**	21,350
FEDERAL HOME LN MTG CORP POOL #G04585 5.5% 02-01-2038 BEO	**	36,459
FEDERAL HOME LN MTG CORP POOL #G04588 5.5% 08-01-2038 BEO	**	21,535
FEDERAL HOME LN MTG CORP POOL #G04636 5%12-01-2035 BEO	**	23,086
FEDERAL HOME LN MTG CORP POOL #G04688 5.5% 09-01-2038 BEO	**	20,795
FEDERAL HOME LN MTG CORP POOL #G05179 5.5% 01-01-2039 BEO	**	26,600
FEDERAL HOME LN MTG CORP POOL #G05527 4%07-01-2039 BEO	**	16,578
FEDERAL HOME LN MTG CORP POOL #G05676 4%11-01-2039 BEO	**	294,965
FEDERAL HOME LN MTG CORP POOL #G05726 5%08-01-2039 BEO	**	68,242
FEDERAL HOME LN MTG CORP POOL #G05741 4.5% 12-01-2039 BEO	**	149,557
FEDERAL HOME LN MTG CORP POOL #G05927 4.5% 07-01-2040 BEO	**	364,971
FEDERAL HOME LN MTG CORP POOL #G06021 5.5% 01-01-2040 BEO	**	56,662
FEDERAL HOME LN MTG CORP POOL #G06087 5%09-01-2040 BEO	**	15,869
FEDERAL HOME LN MTG CORP POOL #G06172 5.5% 12-01-2038 BEO	**	142,165
FEDERAL HOME LN MTG CORP POOL #G06601 4.5% 12-01-2040 BEO	**	673,944
FEDERAL HOME LN MTG CORP POOL #G06669 6.5% 09-01-2039 BEO	**	67,880
FEDERAL HOME LN MTG CORP POOL #G07032 3%06-01-2042 BEO	**	333,658
FEDERAL HOME LN MTG CORP POOL #G07129 3.5% 09-01-2042 BEO	**	345,507
FEDERAL HOME LN MTG CORP POOL #G07434 3.5% 07-01-2043 BEO	**	614,766
FEDERAL HOME LN MTG CORP POOL #G08273 5.5% 06-01-2038 BEO	**	14,797
FEDERAL HOME LN MTG CORP POOL #G08368 4.5% 10-01-2039 BEO	**	131,721
FEDERAL HOME LN MTG CORP POOL #G08457 4.5% 08-01-2041 BEO	**	222,146
FEDERAL HOME LN MTG CORP POOL #G08521 3%01-01-2043 BEO	**	194,678
FEDERAL HOME LN MTG CORP POOL #G08540 3%08-01-2043 BEO	**	322,536
FEDERAL HOME LN MTG CORP POOL #G08567 4%01-01-2044 BEO	**	370,693
FEDERAL HOME LN MTG CORP POOL #G08624 4%01-01-2045 BEO	**	485,868
FEDERAL HOME LN MTG CORP POOL #G08653 3%07-01-2045 BEO	**	561,414
FEDERAL HOME LN MTG CORP POOL #G08672 4%10-01-2045 BEO	**	291,470
FEDERAL HOME LN MTG CORP POOL #G08681 3.5% 12-01-2045 BEO	**	1,043,863
FEDERAL HOME LN MTG CORP POOL #G08732 3%11-01-2046 BEO	**	1,086,459
FEDERAL HOME LN MTG CORP POOL #G08734 4%11-01-2046 BEO	**	619,853
FEDERAL HOME LN MTG CORP POOL #G08741 3%01-01-2047 BEO	**	709,984
FEDERAL HOME LN MTG CORP POOL #G08764 4.5% 05-01-2047 BEO	**	143,637
FEDERAL HOME LN MTG CORP POOL #G08770 3.5% 07-01-2047 BEO	**	1,807,602
FEDERAL HOME LN MTG CORP POOL #G08772 4.5% 07-01-2047 BEO	**	87,935
FEDERAL HOME LN MTG CORP POOL #G08785 4%10-01-2047 BEO	**	172,732
FEDERAL HOME LN MTG CORP POOL #G08786 4.5% 10-01-2047 BEO	**	172,374
FEDERAL HOME LN MTG CORP POOL #G08790 4.5% 11-01-2047 BEO	**	140,479

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #G08792 3.5% 12-01-2047 BEO	**	1,892,997
FEDERAL HOME LN MTG CORP POOL #G08809 4%04-01-2048 BEO	**	69,689
FEDERAL HOME LN MTG CORP POOL #G08827 4.5% 07-01-2048 BEO	**	602,379
FEDERAL HOME LN MTG CORP POOL #G08832 4.5% 08-01-2048 BEO	**	254,697
FEDERAL HOME LN MTG CORP POOL #G08844 5%10-01-2048 BEO	**	12,662
FEDERAL HOME LN MTG CORP POOL #G08862 4%02-01-2049 BEO	**	2,845,260
FEDERAL HOME LN MTG CORP POOL #G13825 4%05-01-2025 BEO	**	119,190
FEDERAL HOME LN MTG CORP POOL #G13868 4.5% 07-01-2025 BEO	**	30,536
FEDERAL HOME LN MTG CORP POOL #G14171 6%10-01-2024 BEO	**	1,786
FEDERAL HOME LN MTG CORP POOL #G14375 4%07-01-2026 BEO	**	75,254
FEDERAL HOME LN MTG CORP POOL #G14517 2.5% 07-01-2027 BEO	**	2,090,457
FEDERAL HOME LN MTG CORP POOL #G14956 2.5% 05-01-2028 BEO	**	252,946
FEDERAL HOME LN MTG CORP POOL #G15252 3%12-01-2029 BEO	**	315,956
FEDERAL HOME LN MTG CORP POOL #G15403 3.5% 04-01-2030 BEO	**	736,853
FEDERAL HOME LN MTG CORP POOL #G15441 3%03-01-2030 BEO	**	288,136
FEDERAL HOME LN MTG CORP POOL #G16015 3%01-01-2032 BEO	**	262,679
FEDERAL HOME LN MTG CORP POOL #G16177 2%01-01-2032 BEO	**	614,293
FEDERAL HOME LN MTG CORP POOL #G16763 4%02-01-2034 BEO	**	1,661,225
FEDERAL HOME LN MTG CORP POOL #G16789 4%02-01-2034 BEO	**	1,965,739
FEDERAL HOME LN MTG CORP POOL #G16792 4%03-01-2034 BEO	**	1,791,297
FEDERAL HOME LN MTG CORP POOL #G18475 2.5% 08-01-2028 BEO	**	69,767
FEDERAL HOME LN MTG CORP POOL #G18552 3%05-01-2030 BEO	**	418,075
FEDERAL HOME LN MTG CORP POOL #G20028 7.5% 12-01-2036 BEO	**	280,436
FEDERAL HOME LN MTG CORP POOL #G30591 6%02-01-2028 BEO	**	14,256
FEDERAL HOME LN MTG CORP POOL #G31156 5.5% 02-01-2029 BEO	**	3,102,917
FEDERAL HOME LN MTG CORP POOL #G60985 3%05-01-2047 BEO	**	2,675,064
FEDERAL HOME LN MTG CORP POOL #G61047 4.5% 07-01-2047 BEO	**	137,069
FEDERAL HOME LN MTG CORP POOL #G61060 4.5% 06-01-2047 BEO	**	635,361
FEDERAL HOME LN MTG CORP POOL #G61502 5%02-01-2048 BEO	**	127,315
FEDERAL HOME LN MTG CORP POOL #G61638 4%07-01-2048 BEO	**	355,069
FEDERAL HOME LN MTG CORP POOL #G61657 5%12-01-2047 BEO	**	375,354
FEDERAL HOME LN MTG CORP POOL #G61713 3.5% 01-01-2045 BEO	**	346,965
FEDERAL HOME LN MTG CORP POOL #G61739 3%09-01-2048 BEO	**	1,790,274
FEDERAL HOME LN MTG CORP POOL #G61909 4.5% 12-01-2037 BEO	**	935,867
FEDERAL HOME LN MTG CORP POOL #J09212 5%01-01-2024 BEO	**	849
FEDERAL HOME LN MTG CORP POOL #J12439 4.5% 06-01-2025 BEO	**	54,521
FEDERAL HOME LN MTG CORP POOL #J14494 4%02-01-2026 BEO	**	16,083
FEDERAL HOME LN MTG CORP POOL #J15658 4%06-01-2026 BEO	**	31,813
FEDERAL HOME LN MTG CORP POOL #J15719 4%06-01-2026 BEO	**	129,853
FEDERAL HOME LN MTG CORP POOL #J16059 4%07-01-2026 BEO	**	23,714
FEDERAL HOME LN MTG CORP POOL #J25735 3%09-01-2028 BEO	**	124,429
FEDERAL HOME LN MTG CORP POOL #J27464 3.5% 02-01-2029 BEO	**	276,681
FEDERAL HOME LN MTG CORP POOL #J31736 3.5% 05-01-2030 BEO	**	390,637
FEDERAL HOME LN MTG CORP POOL #J34888 2.5% 07-01-2031 BEO	**	332,472
FEDERAL HOME LN MTG CORP POOL #Q04673 4%11-01-2041 BEO	**	296,095
FEDERAL HOME LN MTG CORP POOL #Q04674 4%12-01-2041 BEO	**	16,621
FEDERAL HOME LN MTG CORP POOL #Q10448 3.5% 08-01-2042 BEO	**	164,300
FEDERAL HOME LN MTG CORP POOL #Q19853 3.5% 06-01-2043 BEO	**	229,632

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #Q25702 4.5% 04-01-2044 BEO	**	240,604
FEDERAL HOME LN MTG CORP POOL #Q25703 4.5% 04-01-2044 BEO	**	320,785
FEDERAL HOME LN MTG CORP POOL #Q25705 4.5% 04-01-2044 BEO	**	112,351
FEDERAL HOME LN MTG CORP POOL #Q25712 4.5% 04-01-2044 BEO	**	145,886
FEDERAL HOME LN MTG CORP POOL #Q25850 4.5% 04-01-2044 BEO	**	83,840
FEDERAL HOME LN MTG CORP POOL #Q25851 4.5% 04-01-2044 BEO	**	32,429
FEDERAL HOME LN MTG CORP POOL #Q25852 4.5% 04-01-2044 BEO	**	171,413
FEDERAL HOME LN MTG CORP POOL #Q25853 4.5% 04-01-2044 BEO	**	187,421
FEDERAL HOME LN MTG CORP POOL #Q29920 4.5% 11-01-2044 BEO	**	14,696
FEDERAL HOME LN MTG CORP POOL #Q56364 4%05-01-2048 BEO	**	442,180
FEDERAL HOME LN MTG CORP POOL #QC0885 2.0% DUE 04-01-2051 REG	**	143,440
FEDERAL HOME LN MTG CORP POOL #QC3242 3%06-01-2051 BEO	**	304,297
FEDERAL HOME LN MTG CORP POOL #QD1954 3%11-01-2051 BEO	**	166,831
FEDERAL HOME LN MTG CORP POOL #QD2260 3%12-01-2051 BEO	**	80,425
FEDERAL HOME LN MTG CORP POOL #QD6056 3%02-01-2052 BEO	**	446,895
FEDERAL HOME LN MTG CORP POOL #QD6216 3%02-01-2052 BEO	**	86,467
FEDERAL HOME LN MTG CORP POOL #RA3882 2.0% DUE 11-01-2050 REG	**	884,130
FEDERAL HOME LN MTG CORP POOL #RA-3913 2.5% 11-01-2050	**	5,426,457
FEDERAL HOME LN MTG CORP POOL #RA4142 2.5% 12-01-2050 BEO	**	864,864
FEDERAL HOME LN MTG CORP POOL #RA5373 2%DUE 06-01-2051 REG	**	1,026,858
FEDERAL HOME LN MTG CORP POOL #RA5767 2.5% 09-01-2051 BEO	**	1,588,272
FEDERAL HOME LN MTG CORP POOL #RBS5145 2.0% 01-01-2042	**	2,304,456
FEDERAL HOME LN MTG CORP POOL #S0-6179 3% 09-15-2042 BEO	**	1,925,915
FEDERAL HOME LN MTG CORP POOL #S0-6228 3% 09-15-2042 BEO	**	1,450,094
FEDERAL HOME LN MTG CORP POOL #S0-6297 3.5% 09-15-2042 BEO	**	104,496
FEDERAL HOME LN MTG CORP POOL #SB8189 4%11-01-2037 BEO	**	3,780,383
FEDERAL HOME LN MTG CORP POOL #SD-0573 2.0% DUE 04-01-2051 REG	**	252,420
FEDERAL HOME LN MTG CORP POOL #SD0987 4.5% 01-01-2050 BEO	**	1,109,570
FEDERAL HOME LN MTG CORP POOL #SD1439 2%02-01-2052 BEO	**	1,374,765
FEDERAL HOME LN MTG CORP POOL #SD8090 2.0% DUE 08-01-2050	**	3,792,894
FEDERAL HOME LN MTG CORP POOL #SD8141 2.5% DUE 03-01-2051 REG	**	12,791,517
FEDERAL HOME LN MTG CORP POOL #SD8156 2.5% DUE 07-01-2051 BEO	**	827,506
FEDERAL HOME LN MTG CORP POOL #SD8183 2.5% DUE 11-21-2051 REG	**	3,651,725
FEDERAL HOME LN MTG CORP POOL #SD8258 5%DUE 10-01-2052 BEO	**	2,508,414
FEDERAL HOME LN MTG CORP POOL #SD8267 5%DUE 11-01-2052 BEO	**	1,953,230
FEDERAL HOME LN MTG CORP POOL #T45022 2.5% 01-01-2028 BEO	**	804,915
FEDERAL HOME LN MTG CORP POOL #T45023 2.5% 02-01-2028 BEO	**	361,509
FEDERAL HOME LN MTG CORP POOL #U79065 3.5% 04-01-2030 BEO	**	372,137
FEDERAL HOME LN MTG CORP POOL #U80439 3.5% 07-01-2033 BEO	**	105,794
FEDERAL HOME LN MTG CORP POOL #U9-0690 3.5 DUE 06-01-2042	**	65,570
FEDERAL HOME LN MTG CORP POOL #U92272 4.5% 12-01-2043 BEO	**	233,758
FEDERAL HOME LN MTG CORP POOL #U99076 4.5% 12-01-2043 BEO	**	86,073
FEDERAL HOME LN MTG CORP POOL #U99076 4.5% 12-01-2043 BEO	**	1,795,230
FEDERAL HOME LN MTG CORP POOL #U99084 4.5% 02-01-2044 BEO	**	1,378,225
FEDERAL HOME LN MTG CORP POOL #U99091 4.5% 03-01-2044 BEO	**	107,643
FEDERAL HOME LN MTG CORP POOL #U99091 4.5% 03-01-2044 BEO	**	365,987
FEDERAL HOME LN MTG CORP POOL #ZA2489 3.5% 01-01-2038 BEO	**	818,664
FEDERAL HOME LN MTG CORP POOL #ZA3714 3%06-01-2029 BEO	**	1,120,822

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #ZA5796 4.5% 11-01-2038 BEO	**	424,296
FEDERAL HOME LN MTG CORP POOL #ZM6968 4%06-01-2048 BEO	**	65,625
FEDERAL HOME LN MTG CORP POOL #ZS3412 5.5% 12-01-2038 BEO	**	510,762
FEDERAL HOME LN MTG CORP POOL #ZS8669 3%09-01-2032 BEO	**	229,477
FEDERAL HOME LN MTG CORP POOL #ZS8673 3%10-01-2032 BEO	**	131,183
FEDERAL HOME LN MTG CORP POOL #ZS9316 3.5% 01-01-2038 BEO	**	2,823,580
FEDERAL HOME LN MTG CORP POOL #ZT1257 3%01-01-2046 BEO	**	402,598
FEDERAL HOME LN MTG CORP POOL #ZT1985 3.5% DUE 02-01-2031 BEO	**	3,468,431
FEDERAL HOME LN MTG CORP POOL#RB5064 2.0% 06-01-2040	**	634,820
FEDERAL HOME LN MTG CORP Q15062 3 DUE 02-01-2043	**	997,673
FEDERAL HOME LN MTG CORP Q5-2319 3.5% 11-01-2047	**	661,297
FEDERAL HOME LN MTG CORP REMIC SER 4042 CL EB 6.5 08-15-2039	**	521,824
FEDERAL HOME LN MTG CORP SD8172 2% MBS 09-01-2051	**	5,573,706
FEDERAL HOME LN MTG CORP SER 004299 CL GT 4% 03-15-2038	**	920,972
FEDERAL HOME LN MTG CORP SER 004569 CL G3.5% DUE 06-15-2042 REG	**	615,824
FEDERAL HOME LN MTG CORP SER 004638 CL FA FLTG 07-15-2040	**	69,138
FEDERAL HOME LN MTG CORP SER 004640 CL KV 4% 02-15-2028	**	1,444,983
FEDERAL HOME LN MTG CORP SER 004752 CL PL 3% 09-15-2046	**	1,535,691
FEDERAL HOME LN MTG CORP SER 004941 CL MB 3% 07-25-2049	**	1,214,680
FEDERAL HOME LN MTG CORP SER 004989 CL FA 3.4497% 08-15-2040	**	447,461
FEDERAL HOME LN MTG CORP SER 004989 CL FA 3.4497% 08-15-2040	**	1,193,230
FEDERAL HOME LN MTG CORP SER 004989 CL FB 3.55417% 10-15-2040	**	445,335
FEDERAL HOME LN MTG CORP SER 004989 CL FB 3.55417% 10-15-2040	**	940,152
FEDERAL HOME LN MTG CORP SER 005000 CL MA 2% 06-25-2044	**	967,743
FEDERAL HOME LN MTG CORP SER 005006 CL KA 2% 06-25-2045	**	2,697,470
FEDERAL HOME LN MTG CORP SER 2519 CL NU 5.0% 11-15-2032	**	1,268,846
FEDERAL HOME LN MTG CORP SER 2595 CL DC 5 04-15-2023	**	749
FEDERAL HOME LN MTG CORP SER 2631 CL DA 3.625 06-15-2033	**	7,067
FEDERAL HOME LN MTG CORP SER 3221 CL FW 09-15-2036	**	495,937
FEDERAL HOME LN MTG CORP SER 3231 CL FA FRN 10-15-2036	**	258,935
FEDERAL HOME LN MTG CORP SER 3326 CL FG 4.809% 06-15-2037	**	1,065,800
FEDERAL HOME LN MTG CORP SER 3361 CL PF FRN 08-15-2035	**	1,048,853
FEDERAL HOME LN MTG CORP SER 3370 CL FC 5.099% 10-15-2037	**	882,541
FEDERAL HOME LN MTG CORP SER 3404 CL FB FRN 01-15-2038	**	848,768
FEDERAL HOME LN MTG CORP SER 3539 CL DB 4.5% 06-15-2024	**	107,650
FEDERAL HOME LN MTG CORP SER 3616 CL FG FRN 03-15-2032	**	255,231
FEDERAL HOME LN MTG CORP SER 3713 CL PA 2.0% 02-15-2040	**	166,919
FEDERAL HOME LN MTG CORP SER 3725 CL PD 2.5% 01-15-2040	**	429,495
FEDERAL HOME LN MTG CORP SER 3741 CL HF FLTG 11-15-2039	**	168,969
FEDERAL HOME LN MTG CORP SER 3786 CL NA 4.5 DUE 07-15-2040 REG	**	220,791
FEDERAL HOME LN MTG CORP SER 3905 CL MP 2.0% DUE 03-15-2041 REG	**	99,624
FEDERAL HOME LN MTG CORP SER 3925 CL DE 2.0% 07-15-2040	**	181,734
FEDERAL HOME LN MTG CORP SER 3954 CL GF 4.959% 11-15-2041	**	582,404
FEDERAL HOME LN MTG CORP SER 3994 CL JA 2.0% 15/03/2040	**	211,299
FEDERAL HOME LN MTG CORP SER 4024 CL C 3.0% 03-15-2027	**	265,062
FEDERAL HOME LN MTG CORP SER 4120 CL KA 1.75% 10-15-2032	**	1,279,908
FEDERAL HOME LN MTG CORP SER 4123 CL Z 3% 10-15-2042	**	1,258,552
FEDERAL HOME LN MTG CORP SER 4125 CL PH 3 08-15-2041	**	1,442,592

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP SER 4208 CL PA 1.5 04-15-2041	**	8,250
FEDERAL HOME LN MTG CORP SER 4229 CL MA 3.5 05-15-2041 REG	**	591,041
FEDERAL HOME LN MTG CORP SER 4231 CL B 2.5% 07-15-2028	**	2,372,015
FEDERAL HOME LN MTG CORP SER 4247 CL AK 4.5 12-15-2042	**	435,925
FEDERAL HOME LN MTG CORP SER 4374 CL CE 3.5% 12-15-2043	**	434,759
FEDERAL HOME LN MTG CORP SER 4391 CL MZ 3.0% 09-15-2044	**	1,440,366
FEDERAL HOME LN MTG CORP SER 4508 CL CF FLTG 09-15-2045	**	3,338,361
FEDERAL HOME LN MTG CORP SER 4559 CL AF FLTG 03-15-2042 REG	**	503,218
FEDERAL HOME LN MTG CORP SER 4637 CL WF FLTG RT 07-15-2041	**	1,819,509
FEDERAL HOME LN MTG CORP SER 4678 CL AF FLTG RT 12-15-2042	**	1,364,330
FEDERAL HOME LN MTG CORP SL 4365 CL FH FRN 01-15-2040 REG	**	2,336,687
FEDERAL HOME LN MTG CORP SR 3867 CL FB FLTG RT 05-15-2041	**	734,230
FEDERAL HOME LN MTG CORP SR 4097 CL KF FLTG 09-15-2031	**	394,797
FEDERAL HOME LN MTG CORP SR 4254 CL TA 2.5% 10-15-2031	**	103,461
FEDERAL HOME LN MTG CORP SR 4387 CL NA 1.5% 09-15-2029	**	166,743
FEDERAL HOME LN MTG CORP SR K156 CL A1 3.7% 07-25-2036	**	6,690,581
FEDERAL HOME LN MTG CORP TRANCHE VAR RT 11-25-2027	**	378,026
FEDERAL HOME LOAN BANKS 2.5% 11-01-2051	**	9,641,446
FEDERAL HOME LOAN BANKS 3% 01-01-2052	**	2,902,993
FEDERAL HOME LOAN BANKS FLTG RT DUE 01-06-2023 REG	**	6,699,997
FEDERAL HOME LOAN MORTGAGE CORP 1.5% 11-01-2050	**	1,937,431
FEDERAL HOME LOAN MORTGAGE CORP 2% 02-01-2036	**	1,671,682
FEDERAL HOME LOAN MORTGAGE CORP 2% 05-01-2051	**	3,396,920
FEDERAL HOME LOAN MORTGAGE CORP 2% 09-01-2041	**	2,709,386
FEDERAL HOME LOAN MORTGAGE CORP 2% 12-01-2041	**	1,403,705
FEDERAL HOME LOAN MORTGAGE CORP 2.5% 04-01-2041	**	139,183
FEDERAL HOME LOAN MORTGAGE CORP 2.5% 05-01-2051	**	650,012
FEDERAL HOME LOAN MORTGAGE CORP 2.5% 05-01-2052	**	1,653,167
FEDERAL HOME LOAN MORTGAGE CORP 2.5% 08-01-2051	**	232,238
FEDERAL HOME LOAN MORTGAGE CORP 2.5% 08-01-2051	**	311,793
FEDERAL HOME LOAN MORTGAGE CORP 2.5% 08-01-2051	**	1,238,273
FEDERAL HOME LOAN MORTGAGE CORP 3% 01-01-2052	**	418,353
FEDERAL HOME LOAN MORTGAGE CORP 3% 02-01-2051	**	311,123
FEDERAL HOME LOAN MORTGAGE CORP 3.0% DUE05-24-2024 REG	**	3,525,443
FEDERAL HOME LOAN MORTGAGE CORP 3.0% DUE06-14-2024 REG	**	4,128,534
FEDERAL HOME LOAN MORTGAGE CORP 3.5% 05-01-2052	**	1,825,530
FEDERAL HOME LOAN MORTGAGE CORP 5% 07-01-2052	**	2,452,381
FEDERAL HOME LOAN MORTGAGE CORP POOL #QB5093 2.5% 11-01-2050 BEO	**	269,594
FEDERAL HOME LOAN MORTGAGE CORP POOL #RA5731 2.0% DUE 08-01-2051 REG	**	1,541,409
FEDERAL HOME LOAN MORTGAGE CORP POOL #SD0935 3% DUE 04-01-2052 REG	**	5,933,071
FEDERAL HOME LOAN MORTGAGE CORP POOL #SD1218 4.0% DUE 07-01-2049 REG	**	4,255,559
FEDERAL HOME LOAN MORTGAGE CORP POOL #SD8206 3.0% DUE 04-01-2052 REG	**	1,696,722
FEDERAL HOME LOAN MORTGAGE CORP POOL #SD8220 3.0% DUE 06-01-2052 REG	**	15,460,900
FEDERAL HOME LOAN MORTGAGE CORP POOL #SD8195 3.0% DUE 01-01-2052 REG	**	4,266,856
FEDERAL NATIONAL MORTGAGE ASSOC 2% 01-01-2051	**	2,013,565
FEDERAL NATIONAL MORTGAGE ASSOC 2% 01-01-2051	**	277,541
FEDERAL NATIONAL MORTGAGE ASSOC 2% 01-01-2051	**	356,507
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	102,044

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	254,017
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	247,196
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	370,655
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	402,665
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	71,321
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	413,513
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	462,176
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	263,389
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	140,971
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2052	**	78,934
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2052	**	77,325
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2052	**	157,912
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2052	**	78,327
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	1,253,027
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	277,486
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	422,631
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	506,698
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	280,920
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	347,969
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	316,076
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	433,750
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	566,746
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	326,105
FEDERAL NATIONAL MORTGAGE ASSOC 2% 04-01-2051	**	139,381
FEDERAL NATIONAL MORTGAGE ASSOC 2% 05-01-2051	**	1,133,274
FEDERAL NATIONAL MORTGAGE ASSOC 2% 11-01-2051	**	1,045,495
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 01-01-2052	**	1,325,118
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 01-01-2052	**	635,556
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 02-01-2051	**	205,413
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 02-01-2051	**	340,303
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 02-01-2051	**	412,729
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 02-01-2052	**	1,128,608
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 02-01-2052	**	244,072
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 02-01-2052	**	564,980
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 03-01-2051	**	425,994
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 03-01-2052	**	161,908
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 03-01-2052	**	2,143,231
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 04-01-2041	**	827,500
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 07-01-2051	**	454,963
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 07-01-2051	**	303,357
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 08-01-2050	**	5,228,784
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 08-01-2051	**	237,230
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 08-01-2051	**	386,174
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 09-01-2051	**	225,407
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 10-01-2050	**	369,141
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 11-01-2050	**	416,358
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 11-01-2050	**	55,920
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 11-01-2050	**	285,755

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 12-01-2050	**	135,553
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 12-01-2051	**	1,462,674
FEDERAL NATIONAL MORTGAGE ASSOC 3% 10-01-2051	**	1,663,811
FEDERAL NATIONAL MORTGAGE ASSOC 3.5% 04-01-2052	**	431,880
FEDERAL NATIONAL MORTGAGE ASSOC 3.5% 05-01-2052	**	878,198
FEDERAL NATIONAL MORTGAGE ASSOC 4% 04-01-2050	**	2,023,815
FEDERAL NATIONAL MORTGAGE ASSOC 4.5% 08-01-2052	**	578,187
FEDERAL NATIONAL MORTGAGE ASSOC FHLMC #BT-1970 3.5% 04-01-2033	**	460,069
FEDERAL NATIONAL MORTGAGE ASSOC FR SER 11-124 CL JF FLTG RT DUE 02-25-2041	**	193,554
FEDERAL NATIONAL MORTGAGE ASSOC SER 2016-M11 CL AL 2.944% 07-25-2039	**	144,688
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0210 4.5% 12-01-2040 BEO	**	378,765
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0864 4% 12-01-2040 BEO	**	6,212
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0943 4% DUE 12-01-2040 BEO	**	459,386
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1115 4.5% 01-01-2041 BEO	**	728,861
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1266 4% 01-01-2041 BEO	**	112,415
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1508 4.5% 12-01-2040 BEO	**	396,479
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1559 4% 12-01-2040 BEO	**	228,287
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1560 4% 01-01-2041 BEO	**	387,243
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1565 4.5% 12-01-2040 BEO	**	157,936
FEDERAL NATL MTG ASSN GTD MTG POOL #AH2442 4% 01-01-2041 BEO	**	17,146
FEDERAL NATL MTG ASSN GTD MTG POOL #AH3203 4% DUE 01-01-2041 BEO	**	32,252
FEDERAL NATL MTG ASSN GTD MTG POOL #AH4404 4% 01-01-2041 BEO	**	354,893
FEDERAL NATL MTG ASSN GTD MTG POOL #AH6958 ADJ RT DUE 02-01-2041 BEO	**	43,635
FEDERAL NATL MTG ASSN GTD MTG POOL #AI0511 5% 04-01-2041 BEO	**	22,328
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1051 4% DUE 06-01-2026 REG	**	41,288
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1863 5% 05-01-2041 BEO	**	54,757
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1892 5% 05-01-2041 BEO	**	273,027
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2433 5% 05-01-2041 BEO	**	77,744
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2443 5% 05-01-2041 BEO	**	30,889
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2462 5% 05-01-2041 BEO	**	52,670
FEDERAL NATL MTG ASSN GTD MTG POOL #AI4261 5% 06-01-2041 BEO	**	33,354
FEDERAL NATL MTG ASSN GTD MTG POOL #AI7778 4% 07-01-2041 BEO	**	3,453
FEDERAL NATL MTG ASSN GTD MTG POOL #AI8630 4% 07-01-2042 BEO	**	20,538
FEDERAL NATL MTG ASSN GTD MTG POOL #AI9940 5% 09-01-2041 BEO	**	255,669
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ1884 FIXED 3.5% 02-01-2042 BEO	**	364,974
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ2288 4% 09-01-2041 BEO	**	151,823
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ4051 4% 10-01-2041 BEO	**	1,950
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ9317 4% 01-01-2042 BEO	**	444,053
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ9982 3.5% 08-01-2042 BEO	**	917,167
FEDERAL NATL MTG ASSN GTD MTG POOL #AK0968 3% 02-01-2027 BEO	**	119,052
FEDERAL NATL MTG ASSN GTD MTG POOL #AK1140 3% 02-01-2027 BEO	**	84,223
FEDERAL NATL MTG ASSN GTD MTG POOL #AK1608 3% 01-01-2027 BEO	**	73,148
FEDERAL NATL MTG ASSN GTD MTG POOL #AK5551 FIXED 4% 04-01-2042 BEO	**	1,200,919
FEDERAL NATL MTG ASSN GTD MTG POOL #AK6966 3% 03-01-2027 BEO	**	115,556
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0007 5% 12-01-2034 BEO	**	250,235
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0009 5.5% 12-01-2034 BEO	**	235,425
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0379 8% 12-01-2036 BEO	**	54,964
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0476 5% 11-01-2040 BEO	**	188,704

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0484 5.5% DUE 05-01-2040 BEO	**	84,261
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0533 ADJ RT DUE 07-01-2041 BEO	**	148,212
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0998 4.5% 10-01-2041 BEO	**	142,413
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1051 4.5% 09-01-2041 BEO	**	89,600
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1469 7% DUE 02-01-2039 BEO	**	307,014
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1470 7% DUE 04-01-2037 BEO	**	118,417
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1945 3.5% 06-01-2042 BEO	**	174,146
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2151 3.5% 03-01-2042 BEO	**	392,285
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2389 3.5% 09-01-2042 BEO	**	365,500
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2465 3.0% 10-01-2027	**	2,481,442
FEDERAL NATL MTG ASSN GTD MTG POOL #AL3626 4% 09-01-2042 BEO	**	5,039
FEDERAL NATL MTG ASSN GTD MTG POOL #AL3797 2.5% 06-01-2028 BEO	**	954,998
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4043 3% 09-01-2028 BEO	**	1,261,018
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4324 6.5% 05-01-2040 BEO	**	918,776
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4741 4.5% 01-01-2044 BEO	**	72,778
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4741 4.5% 01-01-2044 BEO	**	200,138
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4895 3.5% 12-01-2028 BEO	**	809,475
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4936 3% 03-01-2029 BEO	**	416,170
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5548 3.77% DUE 05-01-2038 BEO	**	106,560
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5674 4.5% 08-01-2044 BEO	**	683,637
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5760 4% 09-01-2043 BEO	**	16,194
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6185 3% 10-01-2029 BEO	**	953,625
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6308 5% 08-01-2038 BEO	**	921,556
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6605 3% 04-01-2030 BEO	**	199,249
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6851 2.5% 10-01-2043 BEO	**	290,812
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7204 5% 10-01-2043 BEO	**	30,357
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7320 3% 09-01-2030 BEO	**	319,689
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7430 3.5% DUE 08-01-2030 REG	**	656,204
FEDERAL NATL MTG ASSN GTD MTG POOL #AL9397 3% 10-01-2046 BEO	**	808,847
FEDERAL NATL MTG ASSN GTD MTG POOL #AL9546 3.5% 11-01-2046 BEO	**	484,168
FEDERAL NATL MTG ASSN SR 2011-59 CL NZ 5.5 DUE 07-25-2041	**	1,223,390
FEDERAL RLTY INVT TR 3.5% DUE 06-01-2030	**	1,458,736
FEDEX CORP COM	**	13,942,600
FERREXPO PLC ORD GBP0.10	**	136,168
FERTIGLOBE PLC NPV	**	431,096
FFCB .63 10-21-2024	**	3,368,275
FFNMA SER 2015-38 CL-PG 3.0% 08-25-2044	**	1,331,777
FGV HOLDINGS BHD	**	78,511
FHLB DISC NT 01-06-2023	**	29,979,259
FHLB DISC NT 01-11-2023	**	9,387,748
FHLMC CMO SER 2248 CL FB FLTG DUE 09-15-2030 REG	**	1,861
FHLMC GOLD #A53630 A53630 6 10-01-2036	**	78,513
FHLMC GOLD #G00473 7.5% DUE 05-01-2026	**	56
FHLMC GOLD 3% MBS 01/06/2029 USD'V6-0564' V60564 3 06-01-2029	**	284,996
FHLMC GOLD 3% MBS 01/10/2046 USD'G6-7701' G67701 3 10-01-2046	**	1,553,031
FHLMC GOLD 3% MBS 01/10/2046 USD'Q4-3413' Q43413 3 10-01-2046	**	292,925

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC GOLD 3.5% MBS 01/01/2046 USD'Q3-8490' Q38490 3.5 01-01-2046	**	1,361,578
FHLMC GOLD 4.5% MBS 01/02/2048 USD'V8-3956' V83956 4.5 02-01-2048	**	439,651
FHLMC GOLD A47999 5 08-01-2035	**	145,462
FHLMC GOLD A62077 6 06-01-2037	**	14,678
FHLMC GOLD A9-5825 4.0% DUE 12-01-2040	**	158,204
FHLMC GOLD A95831 4.5 12-01-2040	**	301,640
FHLMC GOLD C00522 7.0% 05-01-2027	**	1,858
FHLMC GOLD C00632 7 07-01-2028	**	1,617
FHLMC GOLD C00987 7.5 05-01-2030	**	448
FHLMC GOLD C01116 7.5 01-01-2031	**	11,931
FHLMC GOLD C04272 3 10-01-2042	**	590,217
FHLMC GOLD C80373 7.5% 01-01-2026	**	54
FHLMC GOLD C80379 7.0% 02-01-2026	**	1,750
FHLMC GOLD C80407 7.0% 06-01-2026	**	193
FHLMC GOLD C91908 3 01-01-2037	**	299,918
FHLMC GOLD G02408 5.5 12-01-2036	**	65,090
FHLMC GOLD G06506 4 12-01-2040	**	540,079
FHLMC GOLD G06507 4 02-01-2041	**	103,512
FHLMC GOLD G07335 7 03-01-2039	**	178,051
FHLMC GOLD G0-7388 3.5 05-01-2043	**	586,749
FHLMC GOLD G07509 6.5 09-01-2039	**	151,512
FHLMC GOLD G07762 4.5 06-01-2044	**	310,319
FHLMC GOLD G08372 4.5 11-01-2039	**	127,424
FHLMC GOLD G08553 3 10-01-2043	**	45,653
FHLMC GOLD G08793 4 12-01-2047	**	152,159
FHLMC GOLD G13492 5 02-01-2024	**	2,181
FHLMC GOLD G67720 4.5 03-01-2049	**	1,302,635
FHLMC GOLD GROUP #C00636 7.5 MTG PARTN CTF DUE 07-01-2028 REG	**	5,754
FHLMC GOLD J23935 3 05-01-2028	**	124,912
FHLMC GOLD J2-7964 3 04-01-2029	**	130,017
FHLMC GOLD J28196 3 05-01-2029	**	952,541
FHLMC GOLD J29007 3 08-01-2029	**	175,418
FHLMC GOLD J35097 2.5 08-01-2031	**	293,218
FHLMC GOLD POOL #G00675 7.5% DUE 03-01-2027	**	2,522
FHLMC GOLD POOL #G00869 7.5% DUE 01-01-2028	**	2,941
FHLMC GOLD POOL #Q11288 3.5 09-01-2042	**	150,535
FHLMC GOLD POOL #Q1-1788 3 DUE 10-01-2042	**	95,667
FHLMC GOLD POOL #Q12052 Q12052 3.5 10-01-2042	**	165,139
FHLMC GOLD POOL C00984 8 05-01-2030	**	467
FHLMC GOLD POOL G0-0529 7.5% DUE 08-01-2026	**	127
FHLMC GOLD POOL G01091 7 12-01-2029	**	6,242
FHLMC GOLD POOL G67713 4.0% DUE 06-01-2048	**	5,102,135
FHLMC GOLD POOL J12398 FLTG RT 4.5% DUE 06-01-2025	**	28,583
FHLMC GOLD POOL Q41209 3.5% 06-01-2046	**	229,160
FHLMC GOLD POOL Q44963 3.5% 12-01-2046	**	503,523
FHLMC GOLD POOL# U91254 4 DUE 04-01-2043	**	347,490
FHLMC GOLD POOL#Q17792 3.5 DUE 05-01-2043	**	904,591
FHLMC GOLD Q08998 3.5 06-01-2042	**	290,284

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC GOLD Q12520 3 10-01-2042	**	37,787
FHLMC GOLD Q14326 2.5 01-01-2043	**	384,645
FHLMC GOLD Q44452 3 11-01-2046	**	503,640
FHLMC GOLD Q45458 4 08-01-2046	**	127,221
FHLMC GOLD Q48338 4.5 05-01-2047	**	25,600
FHLMC GOLD Q49494 4.5% 07-01-2047	**	143,218
FHLMC GOLD U90291 4 10-01-2042	**	49,069
FHLMC GOLD U90316 4 10-01-2042	**	633,374
FHLMC GOLD U91619 4 06-01-2043	**	324,049
FHLMC GOLD U95137 4 08-01-2043	**	183,599
FHLMC GOLD V60298 3.0% 10-01-2028	**	142,948
FHLMC GOLD V60869 2.5 07-01-2030	**	664,360
FHLMC GOLDPOOL #Q10241 3.5 08-01-2042	**	172,615
FHLMC GROUP #C00516 8.0 MTG PARTN CTF DUE 05-01-2027 REG	**	1,000
FHLMC GROUP #G00825 7.0 MTG PARTN CTF DUE 11-01-2027 REG	**	172
FHLMC MTN 6.25 07-15-2032	**	87,731
FHLMC MULTICLASS SER 4102 CL EG 1.25% 09-15-2027	**	147,744
FHLMC MULTICLASS 2.0% SRS 19-55 CL-UG DUE 04-25-2048 REG	**	483,844
FHLMC MULTICLASS 2.5% DUE 10-15-2033 REG	**	197,219
FHLMC MULTICLASS 2005-S001 CTF CL 2A2 VAR RATE 09-25-2045	**	220,850
FHLMC MULTICLASS 3.5 07-15-2041	**	85,651
FHLMC MULTICLASS 3122 CL FE FLTG 03-15-2036	**	1,213,959
FHLMC MULTICLASS 5.0% DUE 07-15-2033 REG	**	431,569
FHLMC MULTICLASS FEDERAL HOME LN MTG CORP SR 4795 CL MP 3.5% 05-15-2043 REG	**	138,915
FHLMC MULTICLASS FHLMC #80-0146 10-15-2037	**	1,710,161
FHLMC MULTICLASS FIXED 3.422% 11-25-2018 REG	**	1,350,735
FHLMC MULTICLASS FREDDIE MAC SER 2017-SR01 CL A3G 3.089% 11-25-2027	**	3,343,906
FHLMC MULTICLASS PREASSIGN 00320 4.5 09-15-2034	**	283,665
FHLMC MULTICLASS PREASSIGN 00343 08-25-2031	**	2,785
FHLMC MULTICLASS PREASSIGN 00366 5 08-15-2035	**	230,929
FHLMC MULTICLASS SER 004254 CL BM 2.5% DUE 01-15-2031 REG	**	43,990
FHLMC MULTICLASS SER 004257 CL A 2.5 10-15-2027	**	269,030
FHLMC MULTICLASS SER 004258 CL D 2.5 06-15-2027	**	113,761
FHLMC MULTICLASS SER 004281 CL LG 4 01-15-2043	**	1,455,801
FHLMC MULTICLASS SER 004293 CL KG 3.0% DUE 08-15-2043 REG	**	403,131
FHLMC MULTICLASS SER 004302 CL HF 01-15-2038	**	240,561
FHLMC MULTICLASS SER 004579 CL FD 01-15-2038	**	195,409
FHLMC MULTICLASS SER 004582 CL PA 3 11-15-2045	**	6,024,784
FHLMC MULTICLASS SER 004711 CL HA 3 12-15-2043	**	134,341
FHLMC MULTICLASS SER 004774 CL LP 3.5% 09-15-2046	**	507,467
FHLMC MULTICLASS SER 004864 CL TZ 4 12-15-2048	**	647,992
FHLMC MULTICLASS SER 004877 CL CA 3 04-15-2034	**	1,386,216
FHLMC MULTICLASS SER 004936 CL AP 2.5 09-25-2048	**	4,295,337
FHLMC MULTICLASS SER 005048 CL B 1% 05-25-2033	**	1,341,734
FHLMC MULTICLASS SER 18-4 CL MA 3.5% FIXED UE 11-25-2057 REG	**	277,557
FHLMC MULTICLASS SER 19-1 CL MT 3.5% 07-25-2058 REG	**	666,156
FHLMC MULTICLASS SER 2012-154 CLS PW 10-25-2042	**	555,172
FHLMC MULTICLASS SER 2113 CL MW 6.5 01-15-2029	**	43,522

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC MULTICLASS SER 2135 CL OH 6.5 03-15-2029	**	44,746
FHLMC MULTICLASS SER 2175 CL TH 6 07-15-2029	**	43,415
FHLMC MULTICLASS SER 2319 CL PZ 6.5 05-15-2031	**	143,024
FHLMC MULTICLASS SER 2338 CL ZC 6.5 07-15-2031	**	66,143
FHLMC MULTICLASS SER 2430 CL WF 6.5 03-15-2032 REG	**	24,350
FHLMC MULTICLASS SER 2663 CL Z 5.5 08-15-2033	**	439,532
FHLMC MULTICLASS SER 2792 CL MB 5.5% 05-15-2034	**	3,003,179
FHLMC MULTICLASS SER 2980 CL QA 6 05-15-2035	**	29,030
FHLMC MULTICLASS SER 3005 CL ED 5 07-15-2025	**	9,005
FHLMC MULTICLASS SER 3108 CL FP 12-15-2035	**	1,077,193
FHLMC MULTICLASS SER 3117 CL FE FLT RT 02-15-2036	**	273,594
FHLMC MULTICLASS SER 3187 CL Z 5 07-15-2036	**	51,747
FHLMC MULTICLASS SER 3397 CL FC FLTG 12-15-2037	**	2,740
FHLMC MULTICLASS SER 3531 CL FA 05-15-2039	**	558,642
FHLMC MULTICLASS SER 3564 CL AL FLT RT 08-15-2036	**	219,811
FHLMC MULTICLASS SER 3578 CL VZ 5.5 08-15-2036	**	246,375
FHLMC MULTICLASS SER 3648 CL CY 4.5% DUE 03-15-2030	**	50,020
FHLMC MULTICLASS SER 3649 CL BW 4 03-15-2025	**	54,607
FHLMC MULTICLASS SER 3653 CL HJ 5 04-15-2040	**	66,257
FHLMC MULTICLASS SER 3662 CL PJ 5 DUE 04-15-2040	**	59,445
FHLMC MULTICLASS SER 3677 CL PB 4.5 DUE 05-15-2040 REG	**	58,335
FHLMC MULTICLASS SER 3743 CL PA 2.5 12-15-2039	**	87,359
FHLMC MULTICLASS SER 3746 CL KL 3.25 04-15-2040	**	398,222
FHLMC MULTICLASS SER 3786 CL P 4 01-15-2041	**	559,413
FHLMC MULTICLASS SER 3806 CL JA 3.5 02-15-2026	**	13,486
FHLMC MULTICLASS SER 3819 CL G 4 06-15-2040	**	24,599
FHLMC MULTICLASS SER 3846 CL KA 3.5 03-15-2026	**	175,672
FHLMC MULTICLASS SER 3857 CL LH 2.5% 01-15-2040	**	159,863
FHLMC MULTICLASS SER 3910 CL CU 4.0% DUE03-15-2041 REG	**	143,178
FHLMC MULTICLASS SER 3939 CL BZ 4.5 06-15-2041	**	628,297
FHLMC MULTICLASS SER 3956 CL EB 3.25 11-15-2041	**	593,231
FHLMC MULTICLASS SER 3966 CL VZ 4 12-15-2041	**	331,173
FHLMC MULTICLASS SER 4003 CL BG 2 10-15-2026	**	470,298
FHLMC MULTICLASS SER 4016 CL CA 2% 07-15-2041	**	142,200
FHLMC MULTICLASS SER 4018 CL AL 2.0% 03-15-2027 REG	**	235,218
FHLMC MULTICLASS SER 4059 CL DA 2.0% 02-15-2041 REG	**	139,836
FHLMC MULTICLASS SER 4100 CL EC 1.5 DUE 08-15-2027 REG	**	84,774
FHLMC MULTICLASS SER 4118 CL PD 1.5 05-15-2042	**	164,027
FHLMC MULTICLASS SER 4148 CL JB 1.5 12-15-2027	**	88,751
FHLMC MULTICLASS SER 4150 CL FN FLTG 07-15-2041	**	967,403
FHLMC MULTICLASS SER 4170 CL TC 1.625 02-15-2028	**	95,378
FHLMC MULTICLASS SER 4171 CL NG 2 06-15-2042	**	401,126
FHLMC MULTICLASS SER 4176 CL HA 4 DUE 12-15-2042	**	133,613
FHLMC MULTICLASS SER 4188 CL AG 2 04-15-2028	**	56,498
FHLMC MULTICLASS SER 4198 CL PN 3 02-15-2033	**	566,529
FHLMC MULTICLASS SER 4198 CL QP 4.0% 01-15-2033	**	700,204
FHLMC MULTICLASS SER 4203 CL DG 2.25% DUE 04-15-2033 REG	**	296,967
FHLMC MULTICLASS SER 4261 CL DA 2.5% DUE06-15-2032	**	142,811

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC MULTICLASS SER 4268 CL BP 4.25 08-15-2042	**	1,288,319
FHLMC MULTICLASS SER 4281 CL MP 3.75% 12-15-2043	**	378,572
FHLMC MULTICLASS SER 4331 CL EA 4 03-15-2043	**	253,576
FHLMC MULTICLASS SER 4332 CL CU 2.5% DUE01-15-2033	**	110,500
FHLMC MULTICLASS SER 4338 CL A 2.5% 05-15-2044	**	850,770
FHLMC MULTICLASS SER 4373 CL PA 3 02-15-2043	**	412,938
FHLMC MULTICLASS SER 4374 CL GA 3.0% 09-15-2036	**	974,919
FHLMC MULTICLASS SER 4377 CL KA STEP UP 12-15-2047	**	241,946
FHLMC MULTICLASS SER 4457 CL BA 3.0% DUE07-15-2039	**	411,790
FHLMC MULTICLASS SER 4458 CL CB 2.0% 2.0% DUE 11-15-2028 REG	**	66,838
FHLMC MULTICLASS SER 4479 CL AG 2 03-15-2026	**	448,437
FHLMC MULTICLASS SER 4480 CL EA 3.5 11-15-2043	**	619,593
FHLMC MULTICLASS SER 4482 CL CA 3.0% 04-15-2034	**	1,386,878
FHLMC MULTICLASS SER 4631 CL AE 3.5 05-15-2044	**	1,999,849
FHLMC MULTICLASS SER 4631 CL VA 3.5% 02-15-2028	**	982,503
FHLMC MULTICLASS SER 4650 CL CA 3.5% DUE 05-15-2043 REG	**	257,669
FHLMC MULTICLASS SER 4758 CLS DV RT 4.0% DUE 12-15-30 REG	**	798,829
FHLMC MULTICLASS SER 5224 CL HL 4.0% DUE 04-25-2057 REG	**	3,881,167
FHLMC MULTICLASS SER T-21 CL A 10-25-2029	**	39,321
FHLMC MULTICLASS SER T-34 CL A1V 07-25-2031	**	3,572,945
FHLMC MULTICLASS SER T-61 CL 1A1 FLT RT 07-25-2044	**	276,483
FHLMC MULTICLASS SER-4777 CL-CB 3.5% 10-15-2045 REG	**	2,644,341
FHLMC MULTICLASS SERIES K725 CLASS AM 3.104% DUE 05-25-2023 REG	**	576,166
FHLMC MULTICLASS SR 18-1 CL A1 3.5% 06-25-2028	**	737,277
FHLMC MULTICLASS SR 3814 CL B 3 02-15-2026	**	675,902
FHLMC MULTICLASS SR 4569 CL JA FLTG 3.0% 03-15-2042	**	1,768,732
FHLMC MULTICLASS SR K081 CL A2 VAR RT 08-25-2028	**	1,994,689
FHLMC MULTICLASS TRANCHE 00045 2.952 02-25-2027	**	1,719,424
FHLMC MULTICLASS TRANCHE 00112 3.176 11-25-2028	**	1,231,160
FHLMC MULTICLASS TRANCHE 00544 2.2 07-25-2025	**	1,321,864
FHLMC MULTICLASS TRANCHE 00627 3.243 04-25-2027	**	170,536
FHLMC MULTICLASS TRANCHE 00628 3.326 05-25-2027	**	126,458
FHLMC MULTICLASS TRANCHE 2.72 07-25-2026	**	354,256
FHLMC MULTICLASSSER 3613 CL HJ 5.5 DUE 12-15-2039 REG	**	176,224
FHLMC POOL #1B8062 ADJ RT 03-01-2041	**	29,848
FHLMC POOL #1G1381 ADJ RT 12-01-2036	**	14,399
FHLMC POOL #1J1467 ADJ RT 12-01-2036	**	31,851
FHLMC POOL #1J1492 ADJ RT 11-01-2036	**	13,362
FHLMC POOL #2B4296 ADJ RT 06-01-2045	**	505,199
FHLMC POOL #C00650 7 09-01-2028	**	887
FHLMC POOL #G08788 3.5 11-01-2047	**	176,655
FHLMC POOL #Q25818 4.5 04-01-2044	**	999,018
FHLMC POOL #Q25819 4.5 04-01-2044	**	977,911
FHLMC POOL #QA5770 3% DUE 01-01-2050 REG	**	41,691
FHLMC POOL #QA7477 3.0% DUE 03-01-2050	**	2,594,347
FHLMC POOL #QC1164 2.0% DUE 04-01-2051 REG	**	195,667
FHLMC POOL #QC-4690 2.5 08-01-2051	**	236,345
FHLMC POOL #QC-9154 3% DUE 10-01-2051 REG	**	419,514

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC POOL #QC-9556 2.5% DUE 10-01-2051 REG	**	927,071
FHLMC POOL #QD-5321 2.0% 01-01-2052	**	78,536
FHLMC POOL #QN3575 3.0% DUE 09-01-2035	**	1,256,777
FHLMC POOL #QU7914 2.5 07-01-2051	**	80,872
FHLMC POOL #RA1293 3.0% DUE 09-01-2049	**	1,112,785
FHLMC POOL #SB8123 2.0% 09-01-2036	**	439,981
FHLMC POOL #SD0849 2.5% DUE 01-01-2052	**	644,243
FHLMC POOL #SD7509 3.0% DUE 11-01-2049 REG	**	797,173
FHLMC POOL #SD-8113 2.0% 11-01-2050	**	329,691
FHLMC POOL #SD-8121 2.0% DUE 12-01-2050 REG	**	4,119,104
FHLMC POOL #SD-8221 3.5% 05-01-2052	**	4,084,741
FHLMC POOL 846661 ADJ RT DUE 02-01-2029	**	312
FHLMC POOL FR QC7411 2.5% 09-01-2051	**	549,507
FHLMC SER 3645 CL KP 5 02-15-2040	**	180,061
FHLMC UMBS 30Y FIXED 2% 02-01-2051	**	1,445,488
FHLMC UMBS 30Y FIXED 2% 02-01-2051	**	262,037
FHLMC UMBS 30Y FIXED 2% 02-01-2052	**	76,030
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	134,459
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	193,056
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	271,098
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	129,308
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	249,175
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	227,059
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	257,054
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	291,524
FHLMC UMBS 30Y FIXED 2% 11-01-2051	**	311,599
FHLMC UMBS 30Y FIXED 2.5% 01-01-2051	**	42,763
FHLMC UMBS 30Y FIXED 2.5% 01-01-2052	**	228,076
FHLMC UMBS 30Y FIXED 2.5% 05-01-2051	**	146,746
FHLMC UMBS 30Y FIXED 2.5% 07-01-2051	**	310,682
FHLMC UMBS 30Y FIXED 2.5% 08-01-2051	**	2,250,779
FHLMC UMBS 30Y FIXED 3% 06-01-2051	**	377,260
FHLMC UMBS 30Y FIXED POOL #QC6303 2% DUE09-01-2051 BEO	**	229,864
FHLMC UMBS QD-7593 01/02/2052 3.5% 02-01-2052	**	81,862
FIBROGEN INC COM	**	583,609
FID NATL 4.7% DUE 07-15-2027	**	967,289
FID NATL FIXED .75% DUE 05-21-2023	**	105,942
FIDELITY NATIONAL INFORMATION SERVICES INC 1.15% DUE 03-01-2026 BEO	**	3,994,537
FIDELITY NATL FINL INC NEW FORMERLY FIDELITY COMMON STOCK	**	5,728,134
FIDELITY NATL INFORMATION SVCS INC .6% DUE 03-01-2024 BEO	**	1,740,649
FIDELITY NATL INFORMATION SVCS INC 4.5% 07-15-2032	**	716,381
FIDELITY NATL INFORMATION SVCS INC COM STK	**	4,038,636
FIEM INDUSTRIES LT INR10	**	111,661
FIFTH THIRD BANCORP 2.375% DUE 01-28-2025 REG	**	284,508
FIGS INC COM USD0.0001 CL A	**	235,907
FINANCIAL PARTNERS GROUP CO LTD NPV	**	72,544
FINE DIGITAL INC KRW500	**	26,270
FINNING INTL INC COM NPV	**	787,996

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FINNVERA PLC SR NT 144A 2.375% DUE 06-04-2025 BEO	**	380,486
FINSBURY SQUAR20-2 FRN M/BKD 06/2070 GBP'A'	**	210,555
FINSBURY SQUAR20-2 FRN M/BKD 06/2070 GBP'A'	**	684,303
FIRST AMERN FINL CORP COM STK	**	3,331,995
FIRST CTZNS BANCSHARES INC N C CL A CL A	**	275,285
FIRST FINL CORP IND COM	**	169,574
FIRST GEN CORPORAT PHP1	**	42,514
FIRST INTERSTATE BANCSYS/MT	**	396,163
FIRST MERCHANTS CORP COM	**	2,545,655
FIRST SOLAR INC COM	**	1,943,226
FIRSTCASH HLDGS INC COM	**	3,094,431
FIRSTENERGY CORP 1.6% DUE 01-15-2026/06-08-2020 REG	**	344,175
FIRSTENERGY TRANSMISSION LLC SR NT 144A 4.55% 04-01-2049	**	134,519
FIRSTKEY HOMES 2021-SFR1 TR 2.389% 08-17-2038	**	1,085,230
FISERV INC 2.75% DUE 07-01-2024	**	5,344,597
FISERV INC 3.5% DUE 07-01-2029	**	6,658,602
FISERV INC COM	**	2,476,215
FIVE BELOW INC COM USD0.01	**	1,788,863
FIVE9 INC COM	**	721,759
FIVERR INTERNATIONAL LTD COM	**	67,022
FJ NEXT HOLDINGS CO LTD NPV	**	306,948
FL PWR & LT CO 3.125% DUE 12-01-2025	**	7,236,662
FL PWR & LT CO 3.8% DUE 12-15-2042	**	99,749
FL PWR & LT CO 3.95% 03-01-2048	**	165,344
FLAGSHIP CR AUTO 2.74% DUE 10-15-2025	**	251,478
FLAGSHIP CR AUTO 4.03% DUE 12-15-2026	**	1,856,889
FLAGSTAR MTG TR 2018-2 MTG SER 2018-2 CLS A4 VAR 04-25-2048	**	95,783
FLETCHER BUILDING NPV	**	108,493
FLEX INTERMEDIATE HOLDCO SR SECD NT 144A3.363% 06-30-2031	**	234,877
FLEX INTERMEDIATE HOLDCO SR SECD NT 144A4.317% 12-30-2039	**	483,732
FLEX LTD COM USD0.01	**	5,729,777
FLEXIUM INTERCONNE TWD10	**	1,084,088
FLOOR & DECOR HLDGS INC CL A CL A	**	1,664,644
FLORIDA POWER & LIGHT COMPANY FLTG RT DUE 01-12-2024 BEO	**	2,291,408
FLORIDA ST BRD ADMIN FIN CORP REV 1.258%07-01-2025	**	6,999,993
FLOWSERVE CORP COM	**	10,149,895
FLUOR CORP NEW COM	**	3,821,230
FLYWIRE CORP COM VTG COM VTG	**	1,084,021
FMC CORP 3.45% DUE 10-01-2029	**	2,458,772
FMC CORP COM (NEW)	**	3,335,904
FMS ENTERPR. MIGUN ILS1	**	30,957
FNMA . POOL #AO6482 ADJ RT DUE 07-01-2042 BEO	**	9,954
FNMA .55% DUE 08-19-2025/08-19-2022 REG	**	21,648,172
FNMA .625% DUE 08-28-2025	**	7,644,937
FNMA 0.5% DUE 06-17-2025 REG	**	2,718,294
FNMA 0.87% DUE 08-05-2030	**	1,094,582
FNMA 01/04/2051 POOL #BR7745 2% DUE 04-01-2051 BEO	**	257,455
FNMA 2% 02-25-2049	**	1,312,514

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA 2% 04-01-2051	**	135,465
FNMA 2% 04-01-2051	**	137,499
FNMA 2% CMO 25/08/2040 USD'PB' 2 08-25-2040	**	148,037
FNMA 2% MBS 01/04/2051 USD'BR7423F' POOL#BR7423 2% DUE 04-01-2051 BEO	**	72,997
FNMA 2.0% DUE 02-25-2043 REG	**	316,254
FNMA 2.0% SRS 20- 47 CL GZ DUE 07-25-2050 REG	**	492,812
FNMA 2.375% 01-19-2023	**	1,698,558
FNMA 2.5 02-05-2024	**	2,943,548
FNMA 2.5% 03-01-2052	**	1,248,418
FNMA 2.5% 04-01-2052	**	79,903
FNMA 2.5% 08-01-2051	**	153,548
FNMA 2.5% 11-01-2041	**	479,265
FNMA 2.5% DUE 05-01-2051	**	1,007,223
FNMA 2.5% MBS 01/05/2051 USD'BR1001F' POOL #BR1001 2.5% DUE 05-01-2051 BEO	**	298,302
FNMA 2.5% MBS 01/05/2051 USD'BT0972F' POOL #BT0972 2.5% DUE 05-01-2051 BEO	**	161,349
FNMA 2004-W1 CL-2A1 6.5% DUE 12-25-2043	**	66,641
FNMA 2011-74 CL QM 4.5 11-25-2040	**	1,099,952
FNMA 2019-M23 CL 3A3 VAR RT DUE 10-25-2031	**	877,227
FNMA 3% 01-01-2052	**	1,262,801
FNMA 3% 01-01-2052	**	79,469
FNMA 3% 03-01-2052	**	247,084
FNMA 3% 05-01-2052	**	23,178,831
FNMA 3% 06-01-2050	**	533,825
FNMA 3% 06-01-2051	**	73,077
FNMA 3.5% 05-01-2052	**	269,025
FNMA 3.84% 07-01-2032	**	190,948
FNMA 3.85% POOL BS6056 08-01-2032	**	280,966
FNMA 4.06% 07-01-2032	**	96,591
FNMA 4.5% DUE 03-25-2037 BEO	**	901,323
FNMA 4.5% MBS 01/04/2049 USD'BN5404F' POOL #BN5404 4.5% DUE 04-01-2049 BEO	**	608,224
FNMA 4.5% MBS 01/07/2029 USD'BO1834F' POOL #BO1834 4.5% DUE 07-01-2029 BEO	**	959,947
FNMA AR9203 3.5 DUE 03-01-2043	**	538,187
FNMA BOND 1.625% 01-07-2025	**	382,903
FNMA CMO SER 2002-86 CL PG 6 09-25-2032 BEO	**	52,233
FNMA DTD 11/03/2000 6.625 11-15-2030	**	3,021,279
FNMA FANNIE MAE 2.125 04-24-2026	**	281,487
FNMA FLTG RT SER 16-62 CL FH 09-25-2046	**	2,425,703
FNMA FLTG RT SER 19-14 CL FA 04-25-2049 REG	**	11,639,695
FNMA FNMA # FM8070 3.5% 10-01-2047	**	297,835
FNMA FNMA 11-25-2046	**	849,470
FNMA FNR 2006-127 CL-FD FLTG RT 07-25-2036	**	821,671
FNMA FNR 2007-58 FLTG RT 06-25-2037	**	755,468
FNMA FNR 2011-75 ME 3 08-25-2026	**	149,982
FNMA FNR 2012-37 BF FLTG RT 12-25-2035	**	673,000
FNMA FR CMO 25/02/2037 USD1000'DF' 2007-4 02-25-2037	**	172,867
FNMA FR CMO 25/06/2037 USD1000 'EF' '2007-54 06-25-2037	**	1,967,523
FNMA FR CMO 25/10/2037 USD1000 A7 10-25-2037	**	9,065
FNMA POOL # FN BQ7435 2.5% DUE 09-01-2051 REG	**	82,657

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #190353 5% 08-01-2034 BEO	**	2,651
FNMA POOL #190357 5% 03-01-2035 BEO	**	2,020
FNMA POOL #190360 5% 08-01-2035 BEO	**	1,574
FNMA POOL #190377 5% 11-01-2036 BEO	**	66,751
FNMA POOL #190533 7% 01-01-2024 BEO	**	91
FNMA POOL #242136 7% 10-01-2023 BEO	**	52
FNMA POOL #245442 7.0 GTD MTG PASS THRU CTF DUE 11-01-2023 REG	**	300
FNMA POOL #253947 8% DUE 08-01-2031 REG	**	16,875
FNMA POOL #254223 7.5% DUE 02-01-2032 REG	**	158
FNMA POOL #254793 5% 07-01-2033 BEO	**	50,560
FNMA POOL #256901 6.5% 09-01-2037 BEO	**	1,530
FNMA POOL #256937 6.5% 10-01-2037 BEO	**	1,933
FNMA POOL #257239 5.5% 06-01-2028 BEO	**	29,045
FNMA POOL #267989 7.0 GTD MTG PASS THRU CTF DUE 02-01-2024 REG	**	317
FNMA POOL #274621 7% 03-01-2024 BEO	**	98
FNMA POOL #312206 3.845% 06-01-2025 BEO	**	12,671
FNMA POOL #313947 7% 01-01-2028 BEO	**	307
FNMA POOL #330126 3.225% 08-01-2025 BEO	**	6,880
FNMA POOL #331427 ADJ RT DUE 11-01-2025 REG	**	3,218
FNMA POOL #347547 ADJ RT DUE 08-01-2026 BEO	**	80
FNMA POOL #347633 4.125% 07-01-2026 BEO	**	5,484
FNMA POOL #362968 ADJ RT DUE 01-01-2026 REG	**	10,337
FNMA POOL #369996 7.5% DUE 01-01-2027 REG	**	1,577
FNMA POOL #371073 7.5% 02-01-2027 BEO	**	3,331
FNMA POOL #396439 7.5% 11-01-2027 BEO	**	4,294
FNMA POOL #397256 7.5% 10-01-2027 BEO	**	220
FNMA POOL #398754 7.5% 09-01-2027 BEO	**	2,731
FNMA POOL #401788 7.5 GTD MTG PASS THRU CTF DUE 10-01-2027 REG	**	193
FNMA POOL #479545 7% DUE 08-01-2029 REG	**	367
FNMA POOL #503573 7% DUE 10-01-2029 REG	**	1,534
FNMA POOL #50795 7% 09-01-2023 BEO	**	40
FNMA POOL #50947 7% 12-01-2023 BEO	**	1,010
FNMA POOL #50966 7% 01-01-2024 BEO	**	363
FNMA POOL #509662 7% DUE 08-01-2029 REG	**	304
FNMA POOL #50993 7% DUE 02-01-2024 REG	**	213
FNMA POOL #511384 7% 09-01-2029 BEO	**	634
FNMA POOL #515518 7% DUE 10-01-2029 REG	**	2,274
FNMA POOL #523486 8% DUE 08-01-2030 REG	**	610
FNMA POOL #534194 8% DUE 04-01-2030 REG	**	704
FNMA POOL #545204 ADJ RT DUE 05-01-2036 REG	**	6,948
FNMA POOL #545278 7.5% DUE 11-01-2031 REG	**	23,164
FNMA POOL #554482 7.5% 10-01-2030 BEO	**	19,851
FNMA POOL #555743 5% 09-01-2033 BEO	**	62,446
FNMA POOL #569972 7.5% DUE 03-01-2031 REG	**	4,780
FNMA POOL #593848 8% 07-01-2031 BEO	**	14,903
FNMA POOL #602065 7% DUE 09-01-2031 REG	**	17,131
FNMA POOL #60680 ADJ RT DUE 02-01-2028 REG	**	5,042
FNMA POOL #609504 7% DUE 10-01-2031 REG	**	47,481

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #725162 6% 02-01-2034 BEO	**	15,992
FNMA POOL #725229 6% 03-01-2034 BEO	**	44,061
FNMA POOL #725946 5.5% 11-01-2034 BEO	**	35,775
FNMA POOL #735061 6% 11-01-2034 BEO	**	381,272
FNMA POOL #735382 5% 04-01-2035 BEO	**	257,738
FNMA POOL #735500 5.5% 05-01-2035 BEO	**	372,463
FNMA POOL #735501 6% 05-01-2035 BEO	**	91,946
FNMA POOL #735503 6% 04-01-2035 BEO	**	113,812
FNMA POOL #735561 FLTG DUE 04-01-2034	**	30,474
FNMA POOL #735580 5% 06-01-2035 BEO	**	122,813
FNMA POOL #735676 5% 07-01-2035 BEO	**	85,397
FNMA POOL #735893 5% 10-01-2035 BEO	**	34,919
FNMA POOL #735989 5.5% 02-01-2035 BEO	**	543,960
FNMA POOL #745000 6% 10-01-2035 BEO	**	32,522
FNMA POOL #745140 5% 11-01-2035 BEO	**	491,011
FNMA POOL #745327 6% DUE 03-01-2036 REG	**	57,985
FNMA POOL #745412 5.5% 12-01-2035 BEO	**	282,151
FNMA POOL #745885 6% 10-01-2036 BEO	**	166,673
FNMA POOL #745948 6.5% DUE 10-01-2036 BEO	**	17,829
FNMA POOL #745959 5.5% 11-01-2036 BEO	**	125,726
FNMA POOL #813599 ADJ RT DUE 01-01-2036 BEO	**	40,406
FNMA POOL #825480 FLTG RT 06-01-2035	**	8,208
FNMA POOL #831561 6.5% 05-01-2036 BEO	**	5,244
FNMA POOL #833600 6.5% DUE 11-01-2035 REG	**	2,369
FNMA POOL #836464 ADJ RT DUE 10-01-2035 BEO	**	18,448
FNMA POOL #836852 ADJ RT DUE 10-01-2035 BEO	**	83,787
FNMA POOL #843823 ADJ RT DUE 11-01-2035 BEO	**	84,601
FNMA POOL #843997 4.613% 11-01-2035 BEO	**	25,105
FNMA POOL #844052 4.065 11-01-2035 BEO	**	2,529
FNMA POOL #844148 4.766% 11-01-2035 BEO	**	4,499
FNMA POOL #844237 ADJ RT DUE 11-01-2035 BEO	**	2,952
FNMA POOL #844789 4.733% 11-01-2035 BEO	**	4,779
FNMA POOL #866888 ADJ RT DUE 01-01-2036 BEO	**	15,496
FNMA POOL #879067 ADJ RT DUE 04-01-2036 BEO	**	311,324
FNMA POOL #880870 6.5% 03-01-2036 BEO	**	10,594
FNMA POOL #884729 2.56% 08-01-2036 BEO	**	14,226
FNMA POOL #884773 ADJ RT DUE 10-01-2036 BEO	**	58,304
FNMA POOL #888560 6 11-01-2035 BEO	**	201,251
FNMA POOL #888637 6% 09-01-2037 BEO	**	27,880
FNMA POOL #888832 6.5% 11-01-2037 BEO	**	8,701
FNMA POOL #888890 6.5% DUE 10-01-2037 BEO	**	54,467
FNMA POOL #888893 5.5% 08-01-2037 BEO	**	12,386
FNMA POOL #889072 6.5% 12-01-2037 BEO	**	61,011
FNMA POOL #889117 5% 10-01-2035 BEO	**	178,084
FNMA POOL #889190 6% 03-01-2038 BEO	**	23,721
FNMA POOL #889579 6% DUE 05-01-2038 REG	**	372,363
FNMA POOL #890236 4.5% 08-01-2040 BEO	**	22,421
FNMA POOL #890248 6% 08-01-2037 BEO	**	450,929

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #890268 6.5% 10-01-2038 BEO	**	89,372
FNMA POOL #890594 3% 01-01-2029 BEO	**	124,771
FNMA POOL #890604 4.5% 10-01-2044 BEO	**	877,893
FNMA POOL #890827 3.5% 12-01-2037 BEO	**	159,925
FNMA POOL #890843 3% 09-01-2047 BEO	**	3,190,101
FNMA POOL #891654 6.5% DUE 06-01-2036 REG	**	79,226
FNMA POOL #902425 ADJ RT DUE 11-01-2036	**	12,166
FNMA POOL #903261 6% 10-01-2036 BEO	**	12,954
FNMA POOL #906666 6.5% 12-01-2036 BEO	**	3,107
FNMA POOL #908172 6.5% DUE 01-01-2037 REG	**	472
FNMA POOL #914875 6.5% DUE 04-01-2037 REG	**	109,629
FNMA POOL #918653 6% 06-01-2037 BEO	**	6,811
FNMA POOL #924874 7% 10-01-2037 BEO	**	4,979
FNMA POOL #928746 6.5% DUE 09-01-2037 REG	**	4,678
FNMA POOL #928938 7% 12-01-2037 BEO	**	12,803
FNMA POOL #929298 5% 03-01-2038 BEO	**	62,717
FNMA POOL #931307 4.5% 06-01-2039 BEO	**	114,953
FNMA POOL #931991 4.5% 09-01-2039 BEO	**	140,705
FNMA POOL #932058 4.5% 10-01-2039 BEO	**	74,079
FNMA POOL #932426 4.5% 01-01-2040 BEO	**	496,074
FNMA POOL #932495 4.5% 02-01-2040 BEO	**	43,400
FNMA POOL #932669 4.5% 03-01-2040 BEO	**	2,764
FNMA POOL #932850 4% 12-01-2040 BEO	**	67,954
FNMA POOL #933409 5% 03-01-2038 BEO	**	47,583
FNMA POOL #933638 ADJ RT DUE 08-01-2038 BEO	**	27,577
FNMA POOL #934648 7% DUE 11-01-2038 BEO	**	26,965
FNMA POOL #942798 6.5% DUE 08-01-2037 REG	**	24,296
FNMA POOL #943699 6.5% DUE 08-01-2037 REG	**	34,635
FNMA POOL #946065 6.5% 09-01-2037 BEO	**	8,512
FNMA POOL #948849 6% 08-01-2037 BEO	**	144,671
FNMA POOL #955183 7% 11-01-2037 BEO	**	37,582
FNMA POOL #955762 6.5% 10-01-2037 BEO	**	3,082
FNMA POOL #962062 5% 03-01-2038 BEO	**	81,413
FNMA POOL #962444 5% DUE 04-01-2038 BEO	**	76,233
FNMA POOL #968252 7% 02-01-2038 BEO	**	10,337
FNMA POOL #971053 4.5% 02-01-2039 BEO	**	14,802
FNMA POOL #972571 5% 03-01-2038 BEO	**	13,211
FNMA POOL #972572 5% DUE 03-01-2038 REG	**	926
FNMA POOL #973161 6.5% 02-01-2038 BEO	**	46,659
FNMA POOL #975184 5% 03-01-2038 BEO	**	84,055
FNMA POOL #975441 5% DUE 03-01-2038 REG	**	23,727
FNMA POOL #979973 5% 09-01-2036 BEO	**	2,360
FNMA POOL #985626 6% 04-01-2033 BEO	**	131,707
FNMA POOL #987325 ADJ RT DUE 09-01-2038 BEO	**	54,198
FNMA POOL #991549 7% 11-01-2038 BEO	**	19,235
FNMA POOL #992249 7% 11-01-2038 BEO	**	7,405
FNMA POOL #992262 5% 01-01-2039 BEO	**	7,016
FNMA POOL #995072 5.5% 08-01-2038 BEO	**	95,512

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #995149 6.5% 10-01-2038 BEO	**	57,390
FNMA POOL #995381 6% 01-01-2024 BEO	**	1,978
FNMA POOL #995899 6% 02-01-2038 BEO	**	42,700
FNMA POOL #AA0472 4% 03-01-2039 BEO	**	40,867
FNMA POOL #AA2700 5% 01-01-2039 BEO	**	2,779
FNMA POOL #AB1228 5% 07-01-2040 BEO	**	11,344
FNMA POOL #AB3701 4.5% 10-01-2041 BEO	**	279,974
FNMA POOL #AB4058 4% 12-01-2041 BEO	**	204,711
FNMA POOL #AB4590 3.5% DUE 03-01-2042 BEO	**	363,491
FNMA POOL #AB4689 3.5% 03-01-2042 BEO	**	307,714
FNMA POOL #AB4941 3.5% 04-01-2042 BEO	**	910,165
FNMA POOL #AB5236 3% 05-01-2027 BEO	**	95,996
FNMA POOL #AB5546 3.5% DUE 06-01-2042 BEO	**	413,496
FNMA POOL #AB5593 3.5% 07-01-2042 BEO	**	175,827
FNMA POOL #AB6229 3.5% 09-01-2042 BEO	**	782,604
FNMA POOL #AB6238 3.5% 09-01-2042 BEO	**	188,112
FNMA POOL #AB6390 3% 10-01-2042 BEO	**	109,010
FNMA POOL #AB6694 3% 10-01-2042 BEO	**	161,267
FNMA POOL #AB6832 3.5% 11-01-2042 BEO	**	564,834
FNMA POOL #AB7272 3 12-01-2042 REG	**	494,864
FNMA POOL #AB7410 3% 12-01-2042 BEO	**	823,910
FNMA POOL #AB7426 3% 12-01-2042 BEO	**	385,742
FNMA POOL #AB7568 3% 01-01-2043 BEO	**	575,438
FNMA POOL #AB7570 3% 01-01-2043 BEO	**	899,080
FNMA POOL #AB7741 3% 01-01-2043 BEO	**	573,062
FNMA POOL #AB8680 2% 03-01-2028 BEO	**	772,787
FNMA POOL #AB8925 3% DUE 04-01-2043 BEO	**	39,814
FNMA POOL #AB9347 3% 05-01-2043 BEO	**	733,311
FNMA POOL #AB9361 3.5% DUE 05-01-2043 BEO	**	227,505
FNMA POOL #AB9461 3% 05-01-2043 BEO	**	693,782
FNMA POOL #AB9516 2.5% 05-01-2028 BEO	**	67,622
FNMA POOL #AB9615 4% 06-01-2033 BEO	**	80,356
FNMA POOL #AB9663 3% 06-01-2043 BEO	**	97,570
FNMA POOL #AB9825 2.5% 07-01-2028 BEO	**	25,685
FNMA POOL #AB9980 3.5% 07-01-2043 BEO	**	179,040
FNMA POOL #AC1889 4% 09-01-2039 BEO	**	104,620
FNMA POOL #AC2953 4.5% 09-01-2039 BEO	**	33,929
FNMA POOL #AC3237 5% 10-01-2039 BEO	**	53,375
FNMA POOL #AC3237 5% 10-01-2039 BEO	**	362,024
FNMA POOL #AC9526 5.5% DUE 01-01-2040 BEO	**	259,587
FNMA POOL #AD0121 4.5% 09-01-2029 BEO	**	364,965
FNMA POOL #AD0217 6% 08-01-2037 BEO	**	28,837
FNMA POOL #AD0249 5.5% 04-01-2037 BEO	**	174,126
FNMA POOL #AD0296 FLTG 12-01-2036	**	56,154
FNMA POOL #AD0329 6.5 DUE 09-01-2028 BEO	**	16,906
FNMA POOL #AD0471 5.5% 01-01-2024 BEO	**	1
FNMA POOL #AD0752 7% 01-01-2039 BEO	**	40,125
FNMA POOL #AD0979 7.5% 10-01-2035 BEO	**	40,950

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AD4178 4.5% 06-01-2040 BEO	**	514,065
FNMA POOL #AD6510 5% 05-01-2040 BEO	**	4,322
FNMA POOL #AD9143 4.5% 08-01-2040 BEO	**	10,277
FNMA POOL #AD9153 4.5% 08-01-2040 BEO	**	70,066
FNMA POOL #AD9713 5% 08-01-2040 BEO	**	31,074
FNMA POOL #AE0081 6% 07-01-2024 BEO	**	4,181
FNMA POOL #AE0113 4% 07-01-2040 BEO	**	125,318
FNMA POOL #AE0478 4% 11-01-2040 BEO	**	1,845
FNMA POOL #AE0521 6% 08-01-2037 BEO	**	154,373
FNMA POOL #AE0654 4.036% DUE 12-01-2040 BEO	**	817,082
FNMA POOL #AE0758 7% 02-01-2039 BEO	**	247,510
FNMA POOL #AE0967 3.5% 06-01-2039 BEO	**	301,895
FNMA POOL #AE1807 4% 10-01-2040 BEO	**	2,919
FNMA POOL #AE1840 5% 08-01-2040 BEO	**	12,073
FNMA POOL #AE1862 5% 08-01-2040 BEO	**	65,277
FNMA POOL #AE4456 4% 02-01-2041 BEO	**	24,193
FNMA POOL #AE4664 4% 10-01-2040 BEO	**	24,815
FNMA POOL #AE6090 4% 10-01-2040 BEO	**	92,341
FNMA POOL #AE6191 4% 11-01-2040 BEO	**	12,531
FNMA POOL #AE7314 4% 11-01-2040 BEO	**	716
FNMA POOL #AE8446 4% 11-01-2040 BEO	**	1,188
FNMA POOL #AE9387 4% 12-01-2040 BEO	**	796
FNMA POOL #AH2683 4% 01-01-2041 BEO	**	427,462
FNMA POOL #AL8558 6% 07-01-2041 BEO	**	134,073
FNMA POOL #AM5612 3.42% DUE 05-01-2024 REG	**	733,255
FNMA POOL #AM7514 3.07% DUE 02-01-2025 BEO	**	1,110,796
FNMA POOL #AN0360 3.95% DUE 12-01-2045 BEO	**	3,846,076
FNMA POOL #AN2309 2.21% 07-01-2026	**	608,039
FNMA POOL #AN2670 2.305% DUE 11-01-2026 BEO	**	304,722
FNMA POOL #AN2689 2.2% 10-01-2026	**	848,789
FNMA POOL #AN4000 3% DUE 12-01-2026 BEO	**	869,641
FNMA POOL #AN4439 2.93% DUE 01-01-2027 BEO	**	313,021
FNMA POOL #AN7895 3.55% DUE 12-01-2027 BEO	**	2,226,507
FNMA POOL #AN9686 3.52% DUE 06-01-2028 BEO	**	1,915,941
FNMA POOL #AN9976 3.96% DUE 02-01-2030 BEO	**	2,060,414
FNMA POOL #AO0454 3.5% 08-01-2042 BEO	**	241,389
FNMA POOL #AO0527 3% 05-01-2027 BEO	**	84,447
FNMA POOL #AO2801 3% DUE 06-01-2027 BEO	**	446,682
FNMA POOL #AO2802 3% 06-01-2027 BEO	**	613,523
FNMA POOL #AO4135 3.5% 06-01-2042 BEO	**	463,659
FNMA POOL #AO4688 3% DUE 07-01-2043 BEO	**	835,196
FNMA POOL #AO6757 4% 06-01-2042 BEO	**	100,570
FNMA POOL #AO7348 4% 08-01-2042 BEO	**	114,045
FNMA POOL #AP0006 ADJ RT DUE 07-01-2042 BEO	**	43,965
FNMA POOL #AP0645 3.5% 07-01-2032 BEO	**	28,200
FNMA POOL #AP2611 3.5% 09-01-2042 BEO	**	164,396
FNMA POOL #AP3308 3.5% 09-01-2042 BEO	**	167,629

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AP3902 3% 10-01-2042 BEO	**	174,361
FNMA POOL #AP4710 3.5% 08-01-2042 BEO	**	316,568
FNMA POOL #AP5143 3% 09-01-2042 BEO	**	160,654
FNMA POOL #AP6027 3% 04-01-2043 BEO	**	129,982
FNMA POOL #AP6032 3% 04-01-2043 BEO	**	144,030
FNMA POOL #AP6053 2.5% 07-01-2028 BEO	**	42,902
FNMA POOL #AP6054 3% 07-01-2043 BEO	**	17,881
FNMA POOL #AP7126 2.5% 10-01-2027 BEO	**	100,201
FNMA POOL #AP8057 3.5% 09-01-2042 BEO	**	220,679
FNMA POOL #AP8903 3.5% 10-01-2042 BEO	**	153,137
FNMA POOL #AP9539 3% DUE 10-01-2042 BEO	**	103,574
FNMA POOL #AP9766 4% 10-01-2042 BEO	**	415,002
FNMA POOL #AQ0556 3% 11-01-2042 BEO	**	747,091
FNMA POOL #AQ1534 3.5% 10-01-2032 BEO	**	92,892
FNMA POOL #AQ1607 3.5% 11-01-2032 BEO	**	67,660
FNMA POOL #AQ1802 3.5% 10-01-2042 BEO	**	76,218
FNMA POOL #AQ7192 3% DUE 07-01-2043 REG	**	49,763
FNMA POOL #AQ8359 3% 01-01-2043 BEO	**	252,567
FNMA POOL #AR2638 3.5% 02-01-2043 BEO	**	270,774
FNMA POOL #AR3368 2.5% DUE 02-01-2028 REG	**	65,878
FNMA POOL #AR4343 3% 06-01-2043 BEO	**	113,058
FNMA POOL #AR7214 3% DUE 06-01-2043 REG	**	599,966
FNMA POOL #AR7399 3% 06-01-2043 BEO	**	255,750
FNMA POOL #AR7961 3.5% DUE 03-01-2033 REG	**	81,150
FNMA POOL #AR8749 3% 03-01-2043 BEO	**	800,110
FNMA POOL #AR9215 3% DUE 03-01-2043 REG	**	498,220
FNMA POOL #AS0038 3% DUE 07-01-2043 BEO	**	484,753
FNMA POOL #AS0047 2.5% 07-01-2028 BEO	**	171,071
FNMA POOL #AS0070 4% DUE 08-01-2043 REG	**	202,517
FNMA POOL #AS0302 3% 08-01-2043 BEO	**	42,596
FNMA POOL #AS0522 3.5% 09-01-2043 BEO	**	72,762
FNMA POOL #AS0838 5% 10-01-2043 BEO	**	50,880
FNMA POOL #AS1364 3% 12-01-2043 BEO	**	34,389
FNMA POOL #AS1745 3% 02-01-2029 BEO	**	607,312
FNMA POOL #AS1774 4% 02-01-2044 BEO	**	30,686
FNMA POOL #AS2117 4.0% 04-01-2044	**	2,832
FNMA POOL #AS2369 3.5% 05-01-2029 BEO	**	381,757
FNMA POOL #AS3282 3% 10-01-2043 BEO	**	79,248
FNMA POOL #AS3293 4% 09-01-2044 BEO	**	231,807
FNMA POOL #AS4271 4.5% 01-01-2045 BEO	**	93,484
FNMA POOL #AS4302 4% 01-01-2045 BEO	**	260,751
FNMA POOL #AS4354 4.5% 01-01-2045 BEO	**	680,584
FNMA POOL #AS4427 4.5% 02-01-2045 BEO	**	655,131
FNMA POOL #AS4431 4.5% 02-01-2045 BEO	**	451,212
FNMA POOL #AS5068 3.5% 06-01-2045 BEO	**	28,818
FNMA POOL #AS5103 3% 06-01-2030 BEO	**	504,237
FNMA POOL #AS5133 3.5% 06-01-2045 BEO	**	714,024
FNMA POOL #AS5598 4% 08-01-2045 BEO	**	453,427

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AS5722 3.5% 09-01-2045 BEO	**	3,004,216
FNMA POOL #AS6065 3.5% 10-01-2045 BEO	**	80,380
FNMA POOL #AS6067 3.5% 10-01-2045 BEO	**	3,992,619
FNMA POOL #AS6286 4% 12-01-2045 BEO	**	624,051
FNMA POOL #AS6304 4% DUE 12-01-2045 BEO	**	739,179
FNMA POOL #AS6315 4% 12-01-2045 BEO	**	30,783
FNMA POOL #AS6328 3.5% 12-01-2045 BEO	**	937,739
FNMA POOL #AS6386 3% 12-01-2045 BEO	**	93,769
FNMA POOL #AS6395 3.5% 12-01-2045 BEO	**	38,085
FNMA POOL #AS6452 3.5% 01-01-2046 BEO	**	156,166
FNMA POOL #AS6489 4% DUE 01-01-2046 BEO	**	598,396
FNMA POOL #AS6534 3.5% 01-01-2046 BEO	**	1,459,487
FNMA POOL #AS7125 2.5% 05-01-2046 BEO	**	335,795
FNMA POOL #AS7155 3% 05-01-2046 BEO	**	252,817
FNMA POOL #AS7530 2.5% 07-01-2046 BEO	**	617,442
FNMA POOL #AS7533 3% 07-01-2046 BEO	**	1,317,824
FNMA POOL #AS7693 2% DUE 08-01-2031 BEO	**	665,876
FNMA POOL #AS7844 3% 09-01-2046 BEO	**	624,482
FNMA POOL #AS7877 2.5% 09-01-2046 BEO	**	668,252
FNMA POOL #AS8143 4% 10-01-2046 BEO	**	64,841
FNMA POOL #AS8249 3% 11-01-2036 BEO	**	902,870
FNMA POOL #AS8269 3% 11-01-2046 BEO	**	4,212,431
FNMA POOL #AS8386 2.5% 11-01-2031 BEO	**	413,884
FNMA POOL #AS8740 3.5% 02-01-2037 BEO	**	170,419
FNMA POOL #AS8980 4.5% 03-01-2047 BEO	**	788,339
FNMA POOL #AS9588 4% 05-01-2047 BEO	**	1,514,845
FNMA POOL #AS9610 4.5% 05-01-2047 BEO	**	2,478,954
FNMA POOL #AT0874 POOL #AT0874 3% DUE 07-01-2043 REG	**	36,486
FNMA POOL #AT1572 3% DUE 05-01-2043 REG	**	645,399
FNMA POOL #AT2005 2.5% 04-01-2028 BEO	**	283,362
FNMA POOL #AT2043 3% DUE 04-01-2043 REG	**	26,765
FNMA POOL #AT2722 3% DUE 05-01-2043 REG	**	335,925
FNMA POOL #AT2725 3% 05-01-2043 BEO	**	3,751,850
FNMA POOL #AT3179 3% 05-01-2043 BEO	**	191,329
FNMA POOL #AT3487 3.5% DUE 04-01-2043 REG	**	662,514
FNMA POOL #AT5803 3% 06-01-2043 BEO	**	18,711
FNMA POOL #AT5907 4% 06-01-2043 BEO	**	405,837
FNMA POOL #AT5915 4 DUE 06-01-2043 REG	**	138,905
FNMA POOL #AT5994 3% 05-01-2043 BEO	**	72,037
FNMA POOL #AT6764 3% 07-01-2043 BEO	**	16,213
FNMA POOL #AT7213 2.5% DUE 06-01-2028 BEO	**	24,515
FNMA POOL #AT7620 3% DUE 06-01-2043 REG	**	691,579
FNMA POOL #AT8000 3% 06-01-2043 BEO	**	43,126
FNMA POOL #AT8326 3% DUE 06-01-2043 BEO	**	658,310
FNMA POOL #AT8419 3 DUE 06-01-2043 REG	**	111,041
FNMA POOL #AT8489 3% DUE 08-01-2043 REG	**	1,049,003
FNMA POOL #AT8968 2.5% 07-01-2028 BEO	**	11,458
FNMA POOL #AT9250 3% 07-01-2043 BEO	**	589,679

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AT9311 FIXED 2.5% 07-01-2028 BEO	**	47,685
FNMA POOL #AT9521 2.5% 07-01-2028 BEO	**	76,992
FNMA POOL #AU0317 3% 06-01-2043 BEO	**	65,332
FNMA POOL #AU0909 2% 07-01-2028 BEO	**	112,287
FNMA POOL #AU0923 3.5% 07-01-2043 BEO	**	181,098
FNMA POOL #AU1629 3% DUE 07-01-2043 REG	**	56,284
FNMA POOL #AU1632 3% DUE 07-01-2043 REG	**	1,421,991
FNMA POOL #AU1811 2.5% 08-01-2028 BEO	**	42,384
FNMA POOL #AU2032 3% 07-01-2043 BEO	**	66,679
FNMA POOL #AU2909 3% 08-01-2028 BEO	**	359,385
FNMA POOL #AU3034 2.5% 08-01-2028 BEO	**	20,094
FNMA POOL #AU3176 3% DUE 08-01-2043 REG	**	60,127
FNMA POOL #AU3191 2.5% DUE 08-01-2028 REG	**	97,970
FNMA POOL #AU3195 3% 08-01-2043 BEO	**	54,665
FNMA POOL #AU3334 2.5% DUE 07-01-2028 REG	**	92,902
FNMA POOL #AU3789 2.5% DUE 08-01-2028 REG	**	55,769
FNMA POOL #AU3811 3% DUE 08-01-2043 REG	**	41,779
FNMA POOL #AU4585 3% 08-01-2043 BEO	**	18,007
FNMA POOL #AU5161 3 DUE 08-01-2043 REG	**	1,091,677
FNMA POOL #AU5190 2.5% 08-01-2028 BEO	**	78,722
FNMA POOL #AU5202 3% 08-01-2043 BEO	**	41,984
FNMA POOL #AU5904 3.5% 09-01-2033 BEO	**	200,686
FNMA POOL #AU6735 3% 10-01-2043 BEO	**	469,458
FNMA POOL #AU8066 3% 09-01-2043 BEO	**	56,832
FNMA POOL #AV0702 4% 12-01-2043 BEO	**	89,277
FNMA POOL #AV0802 2.5% 08-01-2028 BEO	**	12,429
FNMA POOL #AV2425 4% 02-01-2045 BEO	**	14,265
FNMA POOL #AV4486 4.5% 01-01-2044 BEO	**	105,390
FNMA POOL #AV4502 4.5% 01-01-2044 BEO	**	80,220
FNMA POOL #AV4736 4% 12-01-2043 BEO	**	82,183
FNMA POOL #AV5425 4.5% 01-01-2044 BEO	**	532,143
FNMA POOL #AV5667 4% 01-01-2044 BEO	**	81,069
FNMA POOL #AV5730 4.5% 04-01-2044 BEO	**	270,850
FNMA POOL #AV5731 4.5% 04-01-2044 BEO	**	98,239
FNMA POOL #AV5732 4.5% 04-01-2044 BEO	**	31,379
FNMA POOL #AV5733 4.5% 04-01-2044 BEO	**	40,028
FNMA POOL #AV5734 4.5% 04-01-2044 BEO	**	116,803
FNMA POOL #AV7116 4.5% 03-01-2044 BEO	**	92,832
FNMA POOL #AV8492 4.5% 02-01-2044 BEO	**	176,396
FNMA POOL #AV9290 4.5% 02-01-2044 BEO	**	331,871
FNMA POOL #AW3146 4% 06-01-2044 BEO	**	146,150
FNMA POOL #AW9453 3.5% 08-01-2044 BEO	**	799,976
FNMA POOL #AW9504 3% 01-01-2045 BEO	**	49,941
FNMA POOL #AX1348 4% 10-01-2044 BEO	**	6,997
FNMA POOL #AX4277 3% 01-01-2045 BEO	**	234,325
FNMA POOL #AX4883 3% 12-01-2044 BEO	**	742,415
FNMA POOL #AX6579 3% 01-01-2045 BEO	**	56,675
FNMA POOL #AX7578 3% 01-01-2045 BEO	**	41,859

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AY1022 3% 05-01-2045 BEO	**	341,395
FNMA POOL #AY1363 4% 04-01-2045 BEO	**	158,069
FNMA POOL #AY1377 4% DUE 04-01-2045 REG	**	287,054
FNMA POOL #AY3913 3.5% 02-01-2045 BEO	**	125,667
FNMA POOL #AY4869 4% 06-01-2045 BEO	**	169,508
FNMA POOL #AY5484 4% 12-01-2044 BEO	**	4,733
FNMA POOL #AY6181 3.5% 04-01-2045 BEO	**	220,958
FNMA POOL #AY9434 4% 12-01-2045 BEO	**	33,622
FNMA POOL #AZ0711 3.5% 02-01-2046 BEO	**	29,704
FNMA POOL #AZ3743 3.5% 11-01-2045 BEO	**	619,437
FNMA POOL #AZ3926 4% 10-01-2045 BEO	**	1,235
FNMA POOL #AZ4234 3% 06-01-2030 BEO	**	1,243,700
FNMA POOL #AZ4775 3.5% 10-01-2045 BEO	**	2,023,897
FNMA POOL #AZ5713 4% 09-01-2045 BEO	**	273,977
FNMA POOL #AZ7353 3.5% 11-01-2045 BEO	**	178,250
FNMA POOL #BA3779 4% 01-01-2046 BEO	**	3,910
FNMA POOL #BA4750 3.5% 01-01-2031 BEO	**	197,440
FNMA POOL #BA4766 4% 01-01-2046 BEO	**	80,485
FNMA POOL #BA4780 4% 01-01-2046 BEO	**	1,967,389
FNMA POOL #BA4801 4% 02-01-2046 BEO	**	455,139
FNMA POOL #BA5330 4% 11-01-2045 BEO	**	15,518
FNMA POOL #BA5827 3% 11-01-2030 BEO	**	233,487
FNMA POOL #BA6018 3% 01-01-2046 BEO	**	12,233
FNMA POOL #BA6555 3% 01-01-2046 BEO	**	18,207
FNMA POOL #BA6798 4% 01-01-2046 BEO	**	97,640
FNMA POOL #BA6824 3% 02-01-2046 BEO	**	115,872
FNMA POOL #BA6924 3% 02-01-2046 BEO	**	15,165
FNMA POOL #BC1104 3% 02-01-2046 BEO	**	141,416
FNMA POOL #BC1509 3% 08-01-2046 BEO	**	561,293
FNMA POOL #BC2817 3% 09-01-2046 BEO	**	1,141,401
FNMA POOL #BC3020 3% 02-01-2046 BEO	**	385,156
FNMA POOL #BC3883 4% DUE 03-01-2046 BEO	**	245,641
FNMA POOL #BC4411 3.5% 03-01-2031 BEO	**	309,166
FNMA POOL #BC4764 3% 10-01-2046 BEO	**	527,728
FNMA POOL #BC9077 3.5% 12-01-2046 BEO	**	340,245
FNMA POOL #BD5992 2.5% 07-01-2031 BEO	**	106,369
FNMA POOL #BD8104 3% 10-01-2046 BEO	**	976,244
FNMA POOL #BE9806 4.5% 03-01-2047 BEO	**	261,433
FNMA POOL #BE9838 4.5% 03-01-2047 BEO	**	305,863
FNMA POOL #BE9839 4.5% 04-01-2047 BEO	**	329,957
FNMA POOL #BF0035 4% 04-01-2055 BEO	**	41,404
FNMA POOL #BF0064 4% 09-01-2055 BEO	**	41,699
FNMA POOL #BF0104 4% 02-01-2056 BEO	**	2,179,431
FNMA POOL #BF0133 4% 08-01-2056 BEO	**	7,032,751
FNMA POOL #BF0183 4% 01-01-2057 BEO	**	1,315,942
FNMA POOL #BF0191 4% 06-01-2057 BEO	**	2,262,843
FNMA POOL #BF0194 4.5% 07-01-2040 BEO	**	809,267
FNMA POOL #BF0222 4.5% 09-01-2057 BEO	**	1,312,414

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #BF0301 4.5% 08-01-2058 BEO	**	1,583,446
FNMA POOL #BF0334 3.5% 01-01-2059 BEO	**	176,192
FNMA POOL #BF0338 4.5% 01-01-2059 BEO	**	505,029
FNMA POOL #BF0546 2.5% 07-01-2061 BEO	**	4,461,823
FNMA POOL #BF0560 2.5% 09-01-2061 BEO	**	1,485,805
FNMA POOL #BH6197 4% 07-01-2047 BEO	**	299,904
FNMA POOL #BH6198 4% 07-01-2047 BEO	**	526,795
FNMA POOL #BH6199 4% 07-01-2047 BEO	**	428,517
FNMA POOL #BJ0669 3.5% 03-01-2033 BEO	**	575,526
FNMA POOL #BJ1635 3% 11-01-2032 BEO	**	727,947
FNMA POOL #BJ2544 3% 12-01-2037 BEO	**	330,082
FNMA POOL #BJ5803 4% DUE 03-01-2048 BEO	**	279,759
FNMA POOL #BJ8703 3.5% 05-01-2049 BEO	**	64,905
FNMA POOL #BJ9249 4.5% 06-01-2048 BEO	**	440,266
FNMA POOL #BK2620 2.5% 06-01-2050 BEO	**	458,781
FNMA POOL #BK5094 5% 05-01-2048 BEO	**	202,801
FNMA POOL #BK5710 4% 04-01-2048 BEO	**	356,605
FNMA POOL #BK7608 4% 09-01-2048 BEO	**	4,472,657
FNMA POOL #BK8753 4.5% 06-01-2049 BEO	**	241,642
FNMA POOL #BK8814 4.5% 08-01-2048 BEO	**	246,145
FNMA POOL #BK9849 4% 09-01-2033 BEO	**	493,452
FNMA POOL #BL5081 2.63% DUE 05-01-2030 BEO	**	1,876,277
FNMA POOL #BL6386 2.02% DUE 08-01-2030 BEO	**	1,407,109
FNMA POOL #BM1565 3% 04-01-2047 BEO	**	1,499,101
FNMA POOL #BM1775 4.5% 07-01-2047 BEO	**	327,945
FNMA POOL #BM1948 6% 07-01-2041 BEO	**	297,794
FNMA POOL #BM3119 1.8% 02-01-2047 BEO	**	1,074,440
FNMA POOL #BM3280 4.5% 11-01-2047 BEO	**	2,719,531
FNMA POOL #BM3473 3.5% 11-01-2047 BEO	**	615,148
FNMA POOL #BM3724 3.5% 03-01-2048 BEO	**	6,632,597
FNMA POOL #BM3855 4% 03-01-2048 BEO	**	830,359
FNMA POOL #BM3904 5% 05-01-2048 BEO	**	414,551
FNMA POOL #BM4301 4% 03-01-2048 BEO	**	10,425,136
FNMA POOL #BM4676 4% 10-01-2048 BEO	**	1,030,584
FNMA POOL #BM4716 3.5% 12-01-2030 BEO	**	225,210
FNMA POOL #BM4898 4% 11-01-2038 BEO	**	731,716
FNMA POOL #BM5082 4.5% 11-01-2048 BEO	**	1,380,796
FNMA POOL #BM5184 4% 09-01-2033 BEO	**	899,275
FNMA POOL #BM5261 4% 01-01-2048 BEO	**	3,008,705
FNMA POOL #BM5568 4.5% 02-01-2049 BEO	**	2,151,874
FNMA POOL #BM6623 2.5% 10-01-2050 BEO	**	156,052
FNMA POOL #BM6912 2.5% 01-01-2052 BEO	**	239,413
FNMA POOL #BN4428 4.5% DUE 12-01-2048 REG	**	232,601
FNMA POOL #BO1858 3.0% DUE 08-01-2049	**	217,978
FNMA POOL #BO1864 3.0% DUE 08-01-2049 REG	**	58,767
FNMA POOL #BO8932 3.0% DUE 01-01-2050	**	80,641
FNMA POOL #BQ0254 2.0% DUE 08-01-2050	**	236,482
FNMA POOL #BQ1528 2.0% DUE 09-01-2050	**	173,161

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #BQ6617 1.5% 10-01-2051 BEO	**	3,852,903
FNMA POOL #BQ9226 2% DUE 01-01-2051 REG	**	409,891
FNMA POOL #BQ9298 2.5% 12-01-2050	**	262,406
FNMA POOL #BR2664 2.0% 02-01-2051	**	684,563
FNMA POOL #BR3290 2% DUE 03-01-2051 REG	**	768,043
FNMA POOL #BR4080 2.0% DUE 03-01-2051 REG	**	277,254
FNMA POOL #BR4753 2.0% DUE 03-01-2051	**	277,627
FNMA POOL #BR5487 2.0% DUE 03-01-2051	**	208,285
FNMA POOL #BR5589 2.0% DUE 03-01-2051 REG	**	201,927
FNMA POOL #BR6500 2.5% DUE 03-01-2051 REG	**	687,414
FNMA POOL #BR8276 2.5% DUE 04-01-2051 BEO	**	62,735
FNMA POOL #BR8518 2.0% DUE 04-01-2051 REG	**	193,899
FNMA POOL #BR9104 2.5% DUE 05-01-2051	**	62,480
FNMA POOL #BS5754 3.9% DUE 06-01-2032 REG	**	95,549
FNMA POOL #BS5808 3.83% 07-01-2032	**	95,360
FNMA POOL #BS5964 3.67% DUE 06-01-2032 REG	**	93,874
FNMA POOL #BS6131 3.89% 07-01-2032	**	376,015
FNMA POOL #BS6169 4.11% 07-01-2032	**	97,177
FNMA POOL #BS6188 4.34% DUE 07-01-2032 REG	**	98,922
FNMA POOL #BS6384 3.9% DUE 08-01-2032 BEO	**	93,825
FNMA POOL #BS6688 3.895% 10-01-2032 BEO	**	1,623,001
FNMA POOL #BS6767 4.27% DUE 10-01-2032 BEO	**	1,079,653
FNMA POOL #BS6894 4.41% 12-01-2032	**	496,864
FNMA POOL #BS6896 4.37% 11-01-2032 BEO	**	495,237
FNMA POOL #BS6898 4.41% DUE 10-01-2032 BEO	**	595,212
FNMA POOL #BS6917 4.26% 11-01-2032 BEO	**	490,824
FNMA POOL #BS7025 4.52% 11-01-2032 BEO	**	501,191
FNMA POOL #BS7398 4.735% DUE 02-01-2033	**	1,558,719
FNMA POOL #BT0087 2.5% 05-01-2051	**	1,951,010
FNMA POOL #BU3608 3% 11-01-2051 BEO	**	154,268
FNMA POOL #BV9613 3% 04-01-2052 BEO	**	469,413
FNMA POOL #BV9900 4.0% DUE 05-01-2052 REG	**	186,948
FNMA POOL #BW0046 5% 07-01-2052 BEO	**	3,114,493
FNMA POOL #BW0553 3.5% 05-01-2052 BEO	**	454,426
FNMA POOL #CA0789 3.5% 11-01-2032	**	580,853
FNMA POOL #CA0907 3.5% DUE 12-01-2047	**	498,153
FNMA POOL #CA1551 4.0% DUE 04-01-2048 REG	**	106,947
FNMA POOL #CA1576 5.0% DUE 01-01-2048 REG	**	280,388
FNMA POOL #CA3283 4.0% 03-01-2034	**	1,067,675
FNMA POOL #CA3285 4.0% 03-01-2034	**	1,025,984
FNMA POOL #CA3287 4.0% 03-01-2034	**	226,514
FNMA POOL #CA3288 4.0% 04-01-2034	**	1,633,512
FNMA POOL #CA4346 3% DUE 10-01-2049 REG	**	318,496
FNMA POOL #CA4819 4% DUE 12-01-2049 BEO	**	451,573
FNMA POOL #CA5379 4.5% DUE 03-01-2050 BEO	**	638,993
FNMA POOL #CA5416 2.5% DUE 03-01-2050 REG	**	592,267
FNMA POOL #CA7224 2.0% 10-01-2050	**	295,584
FNMA POOL #CA7257 2.5% DUE 10-01-2050 REG	**	1,096,171

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #CA9358 2.5% DUE 03-01-2041 REG	**	736,650
FNMA POOL #CB0100 2.5% DUE 04-01-2041 REG	**	900,448
FNMA POOL #CB0470 2.5% 05-01-2041	**	1,368,069
FNMA POOL #CB1771 1.5% DUE 09-01-2051 REG	**	5,933,160
FNMA POOL #CB2858 2.5% DUE 02-01-2052 REG	**	2,056,779
FNMA POOL #CB3614 4.0% DUE 05-01-2052 REG	**	720,715
FNMA POOL #CB4508 4.5% DUE 08-01-2037 BEO	**	3,176,203
FNMA POOL #CB4510 4.5% DUE 08-01-2037 BEO	**	3,401,845
FNMA POOL #CB4755 5% 09-01-2037 BEO	**	2,860,011
FNMA POOL #CB4756 5% 09-01-2037 BEO	**	1,640,159
FNMA POOL #CB4757 5% 09-01-2037 BEO	**	2,778,890
FNMA POOL #CB4758 5% 09-01-2037 BEO	**	1,901,652
FNMA POOL #CB4759 5% 09-01-2037 BEO	**	1,754,142
FNMA POOL #CB4760 5% 09-01-2037 BEO	**	3,828,105
FNMA POOL #CB4990 4.5% 11-01-2037 BEO	**	1,529,524
FNMA POOL #CB4991 4.5% 10-01-2037 BEO	**	808,388
FNMA POOL #CB4995 4.5% 10-01-2037 BEO	**	1,191,579
FNMA POOL #CB5005 5% 10-01-2037 BEO	**	1,206,887
FNMA POOL #FM0068 3.5% 02-01-2040 BEO	**	497,110
FNMA POOL #FM0071 3.5% 02-01-2040 BEO	**	163,408
FNMA POOL #FM1245 4% 09-01-2033 BEO	**	4,705,716
FNMA POOL #FM1349 3.5% 03-01-2047 BEO	**	1,894,383
FNMA POOL #FM1467 3% 12-01-2047 BEO	**	1,367,172
FNMA POOL #FM1727 5% 09-01-2049 BEO	**	1,253,854
FNMA POOL #FM1796 3.5% 10-01-2034 BEO	**	48,780
FNMA POOL #FM2477 3% 05-01-2036 BEO	**	2,120,327
FNMA POOL #FM2479 2.5% 07-01-2033 BEO	**	3,407,164
FNMA POOL #FM2922 3% 02-01-2038 BEO	**	1,040,732
FNMA POOL #FM2972 4% 12-01-2044 BEO	**	5,533,986
FNMA POOL #FM3123 2.5% 03-01-2038 BEO	**	1,087,751
FNMA POOL #FM3141 3.5% 11-01-2048 BEO	**	257,730
FNMA POOL #FM3241 3% 03-01-2050 BEO	**	12,255,122
FNMA POOL #FM3243 3.5% 02-01-2050 BEO	**	116,536
FNMA POOL #FM3347 3.5% 05-01-2047 BEO	**	2,072,273
FNMA POOL #FM3469 3.5% 08-01-2048 BEO	**	1,048,366
FNMA POOL #FM3773 3.5% 11-01-2048 BEO	**	2,893,068
FNMA POOL #FM4252 2% 09-01-2050 BEO	**	185,890
FNMA POOL #FM4311 3% 08-01-2050 BEO	**	402,102
FNMA POOL #FM4436 4% 06-01-2034 BEO	**	1,583,207
FNMA POOL #FM4577 2.5% 10-01-2050 BEO	**	601,181
FNMA POOL #FM5280 3.5% 10-01-2050 BEO	**	92,951
FNMA POOL #FM5309 2.5% 11-01-2050 BEO	**	370,227
FNMA POOL #FM5313 2.5% 10-01-2050 BEO	**	877,824
FNMA POOL #FM5423 2.5% 01-01-2051 BEO	**	773,652
FNMA POOL #FM5743 2.5% 02-01-2051 BEO	**	1,589,274
FNMA POOL #FM5754 3.5% 03-01-2037 BEO	**	100,215
FNMA POOL #FM5783 3% 06-01-2038 BEO	**	605,069
FNMA POOL #FM5904 2.5% 02-01-2051 BEO	**	274,406

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #FM5940 2% 02-01-2051 BEO	**	1,351,327
FNMA POOL #FM5944 2.5% 01-01-2051 BEO	**	556,011
FNMA POOL #FM6015 3.5% 08-01-2039 BEO	**	155,687
FNMA POOL #FM6117 3% 11-01-2048 BEO	**	256,065
FNMA POOL #FM6134 3% 03-01-2040 BEO	**	539,668
FNMA POOL #FM6343 2% 03-01-2051 BEO	**	141,973
FNMA POOL #FM6400 2% 03-01-2051 BEO	**	924,166
FNMA POOL #FM6418 2% 03-01-2051 BEO	**	139,302
FNMA POOL #FM6448 2% 03-01-2051 BEO	**	1,080,659
FNMA POOL #FM6460 2.5% 03-01-2051 BEO	**	421,072
FNMA POOL #FM6555 2% 04-01-2051 BEO	**	984,173
FNMA POOL #FM7141 4% 02-01-2047 BEO	**	144,079
FNMA POOL #FM7195 2.5% 09-01-2050 BEO	**	370,790
FNMA POOL #FM7441 3% 05-01-2051 BEO	**	491,297
FNMA POOL #FM7630 2.5% 06-01-2051 BEO	**	357,995
FNMA POOL #FM7675 2.5% 06-01-2051 BEO	**	585,390
FNMA POOL #FM7676 2.5% 06-01-2051 BEO	**	151,170
FNMA POOL #FM7727 2.5% 06-01-2051 BEO	**	147,860
FNMA POOL #FM7786 4% 01-01-2049 BEO	**	487,307
FNMA POOL #FM7796 4% 06-01-2048 BEO	**	754,919
FNMA POOL #FM7869 2.5% 01-01-2051 BEO	**	284,014
FNMA POOL #FM7900 2.5% 07-01-2051 BEO	**	366,052
FNMA POOL #FM7910 2.5% 07-01-2051 BEO	**	537,611
FNMA POOL #FM7987 2% 07-01-2051 BEO	**	815,477
FNMA POOL #FM8025 2.5% 07-01-2051 BEO	**	226,638
FNMA POOL #FM8166 3% 06-01-2051 BEO	**	433,147
FNMA POOL #FM8315 2.5% 07-01-2051 BEO	**	238,357
FNMA POOL #FM8422 2.5% 08-01-2051 BEO	**	5,826,499
FNMA POOL #FM8576 3% 02-01-2050 BEO	**	811,964
FNMA POOL #FM8577 3% 08-01-2051 BEO	**	1,124,005
FNMA POOL #FM8648 3% 09-01-2051 BEO	**	890,351
FNMA POOL #FM8685 3% 09-01-2051 BEO	**	147,918
FNMA POOL #FM8786 2.5% 10-01-2051 BEO	**	1,853,936
FNMA POOL #FM8864 2.5% 10-01-2051 BEO	**	903,537
FNMA POOL #FM8977 2.5% 09-01-2051 BEO	**	151,580
FNMA POOL #FM9044 3% 10-01-2051 BEO	**	378,290
FNMA POOL #FM9174 2% 10-01-2051 BEO	**	151,364
FNMA POOL #FM9205 2.5% 04-01-2051 BEO	**	149,662
FNMA POOL #FM9335 2.5% 10-01-2051 BEO	**	309,256
FNMA POOL #FM9365 3% 11-01-2051 BEO	**	316,677
FNMA POOL #FM9387 2% 11-01-2051 BEO	**	456,555
FNMA POOL #FM9412 2.5% 11-01-2051 BEO	**	73,595
FNMA POOL #FM9489 2% 11-01-2051 BEO	**	151,797
FNMA POOL #FNAT5995 3 DUE 05-01-2043 REG	**	69,658
FNMA POOL #FP0021 4% 05-01-2031 BEO	**	2,867,521
FNMA POOL #FS0024 2.5% 09-01-2051 BEO	**	369,789
FNMA POOL #FS0028 2.5% 09-01-2051 BEO	**	716,136
FNMA POOL #FS0034 3% 12-01-2051 BEO	**	491,481

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #FS0037 3% 08-01-2051 BEO	**	289,648
FNMA POOL #FS0041 3% 11-01-2050 BEO	**	290,644
FNMA POOL #FS0191 2.5% 01-01-2052 BEO	**	398,067
FNMA POOL #FS0235 2.5% 01-01-2052 BEO	**	422,604
FNMA POOL #FS0240 3% 01-01-2052 BEO	**	492,894
FNMA POOL #FS0331 3% 01-01-2052 BEO	**	576,259
FNMA POOL #FS0349 2% 01-01-2052 BEO	**	1,315,353
FNMA POOL #FS0357 3% 12-01-2051 BEO	**	79,934
FNMA POOL #FS0366 2.5% 01-01-2052 BEO	**	324,335
FNMA POOL #FS0394 2% 11-01-2051 BEO	**	542,013
FNMA POOL #FS0408 3% 01-01-2052 BEO	**	486,383
FNMA POOL #FS0410 3% 02-01-2047 BEO	**	79,787
FNMA POOL #FS0424 2.5% 01-01-2052 BEO	**	1,684,125
FNMA POOL #FS0434 2.5% 11-01-2051 BEO	**	236,603
FNMA POOL #FS0483 3.5% 01-01-2052 BEO	**	341,136
FNMA POOL #FS0523 2.5% 02-01-2052 BEO	**	1,772,234
FNMA POOL #FS0534 2.5% 07-01-2051 BEO	**	160,161
FNMA POOL #FS0549 2.5% 02-01-2052 BEO	**	1,293,840
FNMA POOL #FS0551 2.5% 02-01-2052 BEO	**	643,229
FNMA POOL #FS0582 2.5% 02-01-2052 BEO	**	491,852
FNMA POOL #FS0583 2.5% 02-01-2052 BEO	**	487,396
FNMA POOL #FS0584 2% DUE 02-01-2052 BEO	**	233,297
FNMA POOL #FS0612 2% 02-01-2052 BEO	**	157,499
FNMA POOL #FS0734 2% 02-01-2052 BEO	**	547,659
FNMA POOL #FS0744 3% 02-01-2052 BEO	**	5,695,021
FNMA POOL #FS0965 2% 11-01-2051 BEO	**	310,299
FNMA POOL #FS1014 2% 02-01-2052 BEO	**	469,453
FNMA POOL #FS1015 2% 02-01-2052 BEO	**	1,482,484
FNMA POOL #FS1074 3% 03-01-2052 BEO	**	3,600,262
FNMA POOL #FS1104 2.5% 11-01-2051 BEO	**	232,488
FNMA POOL #FS1186 3.5% 01-01-2050 BEO	**	813,526
FNMA POOL #FS1201 3% 01-01-2050 BEO	**	853,303
FNMA POOL #FS1228 3% 03-01-2052 BEO	**	2,940,894
FNMA POOL #FS1289 3% 03-01-2052 BEO	**	1,172,026
FNMA POOL #FS1403 3% 01-01-2045 BEO	**	492,722
FNMA POOL #FS1427 3% 02-01-2050 BEO	**	402,685
FNMA POOL #FS1454 3.5% 04-01-2052 BEO	**	442,992
FNMA POOL #FS1462 3.5% 01-01-2052 BEO	**	773,607
FNMA POOL #FS1539 3% 11-01-2048 BEO	**	585,940
FNMA POOL #FS1553 2.5% 11-01-2050 BEO	**	317,227
FNMA POOL #FS1556 3.5% 05-01-2052 BEO	**	3,097,760
FNMA POOL #FS1726 2% 09-01-2041 BEO	**	559,514
FNMA POOL #FS1836 2.5% 05-01-2052 BEO	**	4,086,983
FNMA POOL #FS1924 2.5% 03-01-2051 BEO	**	1,837,604
FNMA POOL #FS2023 4% 05-01-2052 BEO	**	928,187
FNMA POOL #FS2528 1.5% 01-01-2051 BEO	**	680,607
FNMA POOL #FS2768 2% 01-01-2052 BEO	**	240,837
FNMA POOL #G67717 4.0% DUE 11-01-2048 REG	**	419,622

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #MA0006 4% 03-01-2039 BEO	**	4,232
FNMA POOL #MA0214 5% 10-01-2029 BEO	**	127,550
FNMA POOL #MA0243 5% 11-01-2029 BEO	**	100,836
FNMA POOL #MA0295 5% 01-01-2030 BEO	**	66,110
FNMA POOL #MA0320 5% 02-01-2030 BEO	**	38,827
FNMA POOL #MA0583 4% 12-01-2040 BEO	**	1,712
FNMA POOL #MA0706 4.5% 04-01-2031 BEO	**	56,016
FNMA POOL #MA0734 4.5% DUE 05-01-2031 BEO	**	188,526
FNMA POOL #MA0776 4.5% DUE 06-01-2031 BEO	**	193,886
FNMA POOL #MA0816 4.5% 08-01-2031 BEO	**	153,751
FNMA POOL #MA0913 4.5% 11-01-2031 BEO	**	140,544
FNMA POOL #MA0939 4.5% 12-01-2031 BEO	**	137,199
FNMA POOL #MA0968 4.5% 12-01-2031 BEO	**	31,561
FNMA POOL #MA1044 3% DUE 04-01-2042 BEO	**	46,480
FNMA POOL #MA1045 3% 04-01-2027 BEO	**	241,803
FNMA POOL #MA1125 4 07-01-2042 BEO	**	98,727
FNMA POOL #MA1146 4% 08-01-2042 BEO	**	1,116,744
FNMA POOL #MA1177 3.5% 09-01-2042 BEO	**	85,045
FNMA POOL #MA1177 3.5% 09-01-2042 BEO	**	98,129
FNMA POOL #MA1213 3.5% DUE 10-01-2042 BEO	**	81,516
FNMA POOL #MA1221 4.5% 09-01-2042 BEO	**	21,597
FNMA POOL #MA1253 4% 11-01-2042 BEO	**	335,527
FNMA POOL #MA1272 3% 12-01-2042 BEO	**	390,672
FNMA POOL #MA1373 3.5% 03-01-2043 BEO	**	226,772
FNMA POOL #MA1458 3% 06-01-2043 BEO	**	321,382
FNMA POOL #MA1463 3.5% 06-01-2043 BEO	**	522,555
FNMA POOL #MA1508 3.5% 07-01-2043 BEO	**	146,176
FNMA POOL #MA1510 4% 07-01-2043 BEO	**	161,188
FNMA POOL #MA1510 4% 07-01-2043 BEO	**	19,778
FNMA POOL #MA1546 3.5% DUE 08-01-2043 BEO	**	192,206
FNMA POOL #MA1547 4% 08-01-2043 BEO	**	140,325
FNMA POOL #MA1553 2.5% 08-01-2028 BEO	**	475,574
FNMA POOL #MA1582 3.5% DUE 09-01-2043 BEO	**	945,859
FNMA POOL #MA1591 4.5% 09-01-2043 BEO	**	112,670
FNMA POOL #MA1591 4.5% 09-01-2043 BEO	**	450,679
FNMA POOL #MA1629 4.5% 10-01-2043 BEO	**	101,118
FNMA POOL #MA1629 4.5% 10-01-2043 BEO	**	364,025
FNMA POOL #MA1664 4.5% 11-01-2043 BEO	**	229,096
FNMA POOL #MA1711 4.5% 12-01-2043 BEO	**	85,436
FNMA POOL #MA1711 4.5% 12-01-2043 BEO	**	320,386
FNMA POOL #MA1728 5% 11-01-2033 BEO	**	48,560
FNMA POOL #MA2110 3.5% 12-01-2034 BEO	**	597,702
FNMA POOL #MA2138 3.5% 01-01-2035 BEO	**	365,886
FNMA POOL #MA2320 3% 07-01-2035 BEO	**	184,365
FNMA POOL #MA2373 2.5% 08-01-2030 BEO	**	51,551
FNMA POOL #MA2516 3% 01-01-2046 BEO	**	275,945
FNMA POOL #MA2523 3% 02-01-2036 BEO	**	731,668
FNMA POOL #MA2579 3% 04-01-2036 BEO	**	559,980

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #MA2670 3% 07-01-2046 BEO	**	864,285
FNMA POOL #MA2672 3% 07-01-2036 BEO	**	2,119,678
FNMA POOL #MA2707 3% 08-01-2036 BEO	**	4,513,854
FNMA POOL #MA2728 2.5% 08-01-2031 BEO	**	385,242
FNMA POOL #MA2749 2.5% 09-01-2036 BEO	**	728,779
FNMA POOL #MA2773 3% 10-01-2036 BEO	**	2,390,453
FNMA POOL #MA2798 2.5% 10-01-2031 BEO	**	147,140
FNMA POOL #MA2806 3% DUE 11-01-2046 REG	**	770,444
FNMA POOL #MA2832 3% 12-01-2036 BEO	**	2,159,876
FNMA POOL #MA2863 3% DUE 01-01-2047 BEO	**	2,416,615
FNMA POOL #MA2913 2.5% 02-01-2032 BEO	**	118,032
FNMA POOL #MA2930 4% 03-01-2047 BEO	**	103,743
FNMA POOL #MA2960 4% 04-01-2047 BEO	**	617,020
FNMA POOL #MA2995 4% 05-01-2047 BEO	**	511,221
FNMA POOL #MA3058 4% 07-01-2047 BEO	**	79,332
FNMA POOL #MA3182 3.5% 11-01-2047 BEO	**	1,862,970
FNMA POOL #MA3183 4% 11-01-2047 BEO	**	171,436
FNMA POOL #MA3210 3.5% 12-01-2047 BEO	**	34,624
FNMA POOL #MA3211 4% DUE 12-01-2047 BEO	**	399,884
FNMA POOL #MA3239 4% 01-01-2048 BEO	**	903,203
FNMA POOL #MA3305 3.5% 03-01-2048 BEO	**	11,076,897
FNMA POOL #MA3310 4% 03-01-2038 BEO	**	2,006
FNMA POOL #MA3333 4% 04-01-2048 BEO	**	70,664
FNMA POOL #MA3356 3.5% 05-01-2048 BEO	**	2,740,621
FNMA POOL #MA3383 3.5% 06-01-2048 BEO	**	9,496,347
FNMA POOL #MA3385 4.5% 06-01-2048 BEO	**	475,839
FNMA POOL #MA3442 3.5% 08-01-2048 BEO	**	1,012,075
FNMA POOL #MA3564 4.5% 01-01-2049 BEO	**	227,638
FNMA POOL #MA3879 4.5% 12-01-2049 BEO	**	1,772,931
FNMA POOL #MA3897 3% 01-01-2035 BEO	**	1,387,254
FNMA POOL #MA3937 3% 02-01-2050 BEO	**	2,081,203
FNMA POOL #MA3945 4.5% DUE 02-01-2050 BEO	**	1,134,797
FNMA POOL #MA3960 3% 03-01-2050 BEO	**	1,179,894
FNMA POOL #MA4093 2% 08-01-2040 BEO	**	1,076,972
FNMA POOL #MA4119 2% 09-01-2050 BEO	**	4,623,686
FNMA POOL #MA4120 2.5% 09-01-2050 BEO	**	149,855
FNMA POOL #MA4128 2% 09-01-2040 BEO	**	976,714
FNMA POOL #MA4157 1.5% 10-01-2050 BEO	**	616,050
FNMA POOL #MA4158 2% DUE 10-01-2050 BEO	**	7,985,307
FNMA POOL #MA4181 1.5% 11-01-2050 BEO	**	1,336,777
FNMA POOL #MA4182 2% 11-01-2050 BEO	**	4,520,066
FNMA POOL #MA4208 2% 12-01-2050 BEO	**	5,885,844
FNMA POOL #MA4209 1.5% 12-01-2050 BEO	**	10,822,955
FNMA POOL #MA4232 2% 01-01-2041 BEO	**	268,702
FNMA POOL #MA4237 2% DUE 01-01-2051 BEO	**	3,463,580
FNMA POOL #MA4255 2% 02-01-2051 BEO	**	15,042,828
FNMA POOL #MA4268 2% 02-01-2041 BEO	**	2,652,140
FNMA POOL #MA4280 1.5% 03-01-2051 BEO	**	2,915,892

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #MA4281 2% 03-01-2051 BEO	**	712,193
FNMA POOL #MA4306 2.5% 04-01-2051 BEO	**	12,616,278
FNMA POOL #MA4325 2% DUE 04-01-2051 BEO	**	4,184,387
FNMA POOL #MA4333 2% 05-01-2041 BEO	**	6,478,195
FNMA POOL #MA4364 2% 06-01-2041 BEO	**	1,325,329
FNMA POOL #MA4377 1.5% 07-01-2051 BEO	**	10,775,480
FNMA POOL #MA4380 3% 07-01-2051 BEO	**	395,956
FNMA POOL #MA4398 2% 07-01-2051 BEO	**	1,625,667
FNMA POOL #MA4399 2.5% 08-01-2051 BEO	**	1,629,369
FNMA POOL #MA4414 2.5% 09-01-2051 BEO	**	860,301
FNMA POOL #MA4437 2% 10-01-2051 BEO	**	4,085,104
FNMA POOL #MA4438 2.5% 10-01-2051 BEO	**	446,739
FNMA POOL #MA4474 2% 11-01-2041 BEO	**	77,037
FNMA POOL #MA4501 2% 12-01-2041 BEO	**	156,286
FNMA POOL #MA4512 2.5% DUE 01-01-2052 BEO	**	1,230,736
FNMA POOL #MA4539 1.5% 02-01-2042 BEO	**	388,798
FNMA POOL #MA4540 2% 02-01-2042 BEO	**	316,986
FNMA POOL #MA4563 2.5% 03-01-2052 BEO	**	423,522
FNMA POOL #MA4578 2.5% DUE 04-01-2052 BEO	**	6,762,320
FNMA POOL #MA4600 3.5% 05-01-2052 BEO	**	907,176
FNMA POOL #MA4618 4% 04-01-2052 BEO	**	458,370
FNMA POOL #MA4624 3% 06-01-2052 BEO	**	940,455
FNMA POOL #MA4625 3.5% 06-01-2052 BEO	**	4,535,767
FNMA POOL #MA4653 3% 07-01-2052 BEO	**	6,090,392
FNMA POOL #MA4654 3.5% 07-01-2052 BEO	**	7,670,237
FNMA POOL #MA4686 5% 06-01-2052 BEO	**	1,463,539
FNMA POOL #MA4737 5% 08-01-2052 BEO	**	477,792
FNMA POOL #MA4807 5.5% 11-01-2052 BEO	**	1,006,991
FNMA POOL AM8674 2.81% 04-01-2025	**	162,811
FNMA POOL AT3389 3 DUE 08-01-2043 REG	**	174,026
FNMA POOL AU4346 3.5 DUE 07-01-2043 REG	**	314,850
FNMA POOL CA0243 4.5% DUE 08-01-2047	**	120,028
FNMA POOL#CA1535 3.5% 02-01-2048 REG	**	4,382,258
FNMA PREASSIGN 00800 5.5 03-25-2033	**	33,927
FNMA REMIC 2004-40 CL-FY FRN 05-25-2034	**	665,849
FNMA REMIC 2017-77 CL-CA 2.0% DUE 10-25-2047	**	608,563
FNMA REMIC SER 2015-M7 CLS A2 2.59% 12-25-2024	**	804,743
FNMA REMIC SER 03-85 CL PZ 5% 09-25-2033REG	**	1,397,247
FNMA REMIC SER 07-15 CL BF FLTG 03-25-2037	**	1,750,587
FNMA REMIC SER 10-21 CL FA FLTG 03-25-2040	**	1,957,415
FNMA REMIC SER 12-128 CL JC 1.5% 09-25-2042	**	1,169,219
FNMA REMIC SER 12-20 CL-BD 2.0% 01-25-2031	**	1,148,725
FNMA REMIC SER 13-129 CL WT 2.5% DUE 11-25-2027	**	6,841
FNMA REMIC SER 13-135 CL GA 3.0% 07-25-2032	**	90,055
FNMA REMIC SER 13-37 CL JA 1.75% DUE 06-25-2042	**	141,240
FNMA REMIC SER 16-49 CL-BA 2.5% 11-25-2041	**	273,312
FNMA REMIC SER 16-60 CL Q 1.75% 09-25-2046	**	729,515
FNMA REMIC SER 2003-W1 CL IA-1 4.82708 12-25-2042	**	59,040

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA REMIC SER 2003-W15 CL 1A1 6.5 07-25-2043	**	28,914
FNMA REMIC SER 2005-70 CL NA 5.5 08-25-2035	**	14,185
FNMA REMIC SER 2005-83 CL LA 5.5 10-25-2035	**	1,488,930
FNMA REMIC SER 2007-73 CL A1 FLT RT 07-25-2037	**	117,433
FNMA REMIC SER 2013-133 CL-LA 3.0% 01-25-2033	**	301,794
FNMA REMIC SER 2013-9 CL CB 5.50 04-25-2042	**	1,548,517
FNMA REMIC SER 2014-87 CL-JB 3.0% 01-25-2045	**	467,014
FNMA REMIC SER 2014-M1 CL A2 FLTG RT 07-25-2023	**	94,607
FNMA REMIC SER 2015-33 CL-P 2.5% DUE 06-25-2045	**	774,939
FNMA REMIC SER-2018-MP CL-APT2 VAR 04-25-2028	**	155,144
FNMA REMIC SR 12-128 CL QC 1.75% 06-25-2042	**	169,871
FNMA REMIC SR 12-146 CL KC 2.0% 11-25-2042	**	144,270
FNMA REMIC SR 13-129 CL CE 2.5% 10-25-2031	**	64,824
FNMA REMIC SR 2009-88 CL-MA 4.5% 10-25-2039	**	24,016
FNMA REMIC SR 2014-6 CL-Z 2.5 02-25-2044	**	2,308,387
FNMA REMIC SR 2017-46 CLLB 3.5 12-25-2052	**	214,424
FNMA REMIC SR 2018-21 CL CA 3.5% 04-25-2045	**	1,083,002
FNMA REMIC SR 2019-M19 CL A2 2.56% 12-31-2049	**	426,368
FNMA REMIC TR 18-35 CL-EA 3.0% 05-25-2048	**	4,025,685
FNMA REMIC TR 1994-29 CL Z 6.5 02-25-2024	**	3,151
FNMA REMIC TR 2001-81 CL-HE 6.5 01-25-2032	**	183,547
FNMA REMIC TR 2004-38 CL-FK FLTG RATE 05-25-2034	**	89,283
FNMA REMIC TR 2004-W1 CL-1A7 5.681 11-25-2043	**	152,323
FNMA REMIC TR 2005-64 CL-PL 5.5% 07-25-2035	**	212,591
FNMA REMIC TR 2005-84 CL-XM 5.75 10-25-2035	**	452,808
FNMA REMIC TR 2006-30 CL-KF VAR RATE 05-25-2036	**	32,153
FNMA REMIC TR 2006-48 CL-TF VAR RATE 06-25-2036	**	12,125
FNMA REMIC TR 2006-9 CL-KZ 6 03-25-2036	**	78,401
FNMA REMIC TR 2007-100 CL-YF FLT RATE DUE 10-25-2037	**	209,282
FNMA REMIC TR 2009-19 CL-PW 4.5 10-25-2036	**	1,207,180
FNMA REMIC TR 2009-29 CL-LA VAR RATE 05-25-2039	**	366,238
FNMA REMIC TR 2009-62 CL-HJ 6 05-25-2039	**	17,078
FNMA REMIC TR 2009-73 CL-AB 4.0% 09-25-2029	**	1,009,315
FNMA REMIC TR 2009-87 CL-NF VAR RATE 11-25-2039	**	418,986
FNMA REMIC TR 2009-W1 CL-A 6.0% DUE 12-25-2049 REG	**	27,330
FNMA REMIC TR 2010-107 CL-KF FLTG RATE 03-25-2036	**	89,183
FNMA REMIC TR 2010-115 CL-FD VAR 4.90586% 11-25-2039	**	604,024
FNMA REMIC TR 2010-134 CL-KZ PRIN ONLY 4.5 12-25-2040	**	179,323
FNMA REMIC TR 2010-135 CL-BM 4.0% DUE 12-25-2040	**	797,686
FNMA REMIC TR 2010-26 CL-F FLTG RATE DUE 11-25-2036	**	1,864,741
FNMA REMIC TR 2010-43 CL-MC 3.5 DUE 05-25-2040 REG	**	9,930
FNMA REMIC TR 2011-44 CL-EB 3 05-25-2026	**	159,964
FNMA REMIC TR 2012-33 CL-CD 2.0% DUE 03-25-2027	**	383,402
FNMA REMIC TR 2012-54 CL-WA 3.0% DUE 04-25-2032 REG	**	55,412
FNMA REMIC TR 2012-68 CL-NA 2 DUE 03-25-2042 REG	**	430,196
FNMA REMIC TR 2012-90 CL-DA 1.5 03-25-2042	**	72,715
FNMA REMIC TR 2013-115 CL-DZ 3% 10-25-2033	**	2,031,942
FNMA REMIC TR 2013-118 CL-YA 3.0% DUE 07-25-2028	**	39,674

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA REMIC TR 2013-126 CL-EZ PRIN ONLY 301-25-2038	**	3,541,933
FNMA REMIC TR 2013-15 CL-CP 1.75% 04-25-2041	**	787,399
FNMA REMIC TR 2013-20 CL-YC 1.75% 03-25-2042	**	918,118
FNMA REMIC TR 2013-57 CL-DG 3.5 06-25-2028	**	140,835
FNMA REMIC TR 2013-58 CL-KJ 3 DUE 02-25-2043	**	2,210,783
FNMA REMIC TR 2013-59 CL-HC 1.5 06-25-2028	**	124,242
FNMA REMIC TR 2013-6 CL-NE 2.0% DUE 11-25-2032 REG	**	122,916
FNMA REMIC TR 2013-86 CL-LC 3 02-25-2043	**	267,798
FNMA REMIC TR 2013-90 CL-PD 3% 09-25-2042	**	1,019,985
FNMA REMIC TR 2013-93 CL-PJ 3 07-25-2042 REG	**	631,794
FNMA REMIC TR 2013-96 CL-FY VAR RATE 07-25-2042	**	1,785,080
FNMA REMIC TR 2013-M6 CL-1AC VAR RATE DUE 02-25-2043	**	91,844
FNMA REMIC TR 2014-26 CL-HC 2.5 02-25-2028	**	69,060
FNMA REMIC TR 2014-32 CL-DK 3.0% 08-25-2043	**	327,081
FNMA REMIC TR 2015-53 CL-MA 2.5 06-25-2045	**	895,890
FNMA REMIC TR 2015-79 CL-FE VAR RATE 11-25-2045	**	116,337
FNMA REMIC TR 2016-10 CL-MA 1.5 10-25-2044	**	224,293
FNMA REMIC TR 2016-100 CL-WF VAR RATE 01-25-2047	**	1,971,087
FNMA REMIC TR 2016-12 CL-EG 2 05-25-2032	**	486,546
FNMA REMIC TR 2016-14 CL-PN 4% 01-25-2046	**	563,443
FNMA REMIC TR 2016-25 CL-A 3% 11-25-2042	**	203,451
FNMA REMIC TR 2016-3 CL-HB 2% 10-25-2031	**	638,125
FNMA REMIC TR 2016-75 CL-LA 2.5% DUE 05-25-2045 REG	**	587,694
FNMA REMIC TR 2016-84 CL-DF VAR RATE 11-25-2046	**	1,369,445
FNMA REMIC TR 2016-97 CL-CF VAR RATE 12-25-2056	**	399,180
FNMA REMIC TR 2020-56 CL-AQ 2% 08-25-2050	**	1,728,628
FNMA REMIC TR 2020-77 CL-DP .75% 11-25-2050	**	4,006,171
FNMA REMIC TR 2021-M900 CL-A1 .833% 12-25-2030	**	1,633,865
FNMA REMIC TR 2022-M8 CL-A1 VAR 1.93668%12-25-2031	**	1,764,433
FNMA REMIC TR SER 06-106 CL FC FLTG DUE 11-25-2036 REG	**	435,272
FNMA REMIC TR SER 13-99 CL BD 2% 08-25-2041	**	205,312
FNMA REMIC TR SER 1994-15 CL ZK 5.5 GTD MTG PASS THRU CTF DUE 02-25-2024 REG	**	21,428
FNMA REMIC TR SER 2013-12 CL-P 1.75% DUE 11-25-2041 REG	**	734,838
FNMA REMIC TR SR 12-128 CL WB 1.5% 10-25-2032	**	816,223
FNMA REMIC TR SR 2010-130 CL-EF VAR RATE 11-25-2040	**	76,783
FNMA REMIC TR SR 2010-135 CL-CA 2.0% 04-25-2040	**	77,886
FNMA SER 07-15 CL CF FLT RT DUE 03-25-2037 REG	**	152,222
FNMA SER 10-118 CLS FN VAR RT 10-25-2040	**	5,286,007
FNMA SER 10-57 CL HA 3.5% 02-25-2040	**	48,500
FNMA SER 12-139 CL CA 2.0% 11-25-2042 REG	**	514,000
FNMA SER 12-35 CL PL 2.0% DUE 11-25-2041 REG	**	135,147
FNMA SER 12-68 CLS CA 1.5 05-25-2031	**	308,368
FNMA SER 12-93 CL FL FLTG DUE 09-25-2032 BEO	**	804,283
FNMA SER 13-137 CL BA 1.5% 01-25-2029	**	709,998
FNMA SER 13-4 CLS GB 3.92 02-25-2043	**	387,182
FNMA SER 13-44 CLS PB 1.75% DUE 01-25-2043	**	418,207
FNMA SER 13-6 CLS NC 1.5% 11-25-2032	**	851,222
FNMA SER 14-35 CLS CA 3.5 06-25-2044	**	833,051

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA SER 14-67 CL HC 3.0% 03-25-2044	**	24,220
FNMA SER 15-79 CLS FA FLTG 11-25-2045	**	7,569,245
FNMA SER 16-2 CLS HA 3 12-25-2041	**	347,060
FNMA SER 16-8 CLS HA 3.0% 06-25-2027	**	159,085
FNMA SER 18-70 CLS HA 3.5% 10-25-2056	**	5,330,272
FNMA SER 19-28 CL FJ FLTG DUE 06-25-2059 REG	**	1,816,055
FNMA SER 2010-54 CL FT FRN 04-25-2037	**	1,182,985
FNMA SER 2010-58 CL NK 3% 05-25-2040	**	7,868
FNMA SER 2010-64 CL DM 05/01/2010 5 06/25/2040	**	80,720
FNMA SER 2011-146 CL NB 4 09-25-2041	**	15,395
FNMA SER 2011-4 CL PK 3.0% 04-25-2040	**	17,634
FNMA SER 2012-102 CL GA 1.375 DUE 09-25-2027 REG	**	965,105
FNMA SER 2012-145 CL DC 1.5 DUE 01-25-2028	**	184,847
FNMA SER 2012-28 CL B 6.5 06-25-2039	**	11,899
FNMA SER 2013-23 CL-NH 2% 03-25-2028	**	214,540
FNMA SER 2013-9 CL BC 6.5 07-25-2042	**	776,858
FNMA SER 2016-76 CL-ME 3.0% 01-25-2046	**	1,683,655
FNMA SER 2017-M12 CL A2 FLTG RT 06-25-2027	**	247,352
FNMA SER 2017-M5 CL A2 3.303% 04-25-2029	**	180,832
FNMA SER 2017-T1 CL A 2.898% DUE 06-25-2027 REG	**	466,098
FNMA SER 2017-T1 CL A 2.898% DUE 06-25-2027 REG	**	222,836
FNMA SER 2018-17 CL EA 3.5% DUE 11-25-2047	**	343,253
FNMA SER 2018-M10 CLS A1 VAR RT 07-25-2028	**	667,051
FNMA SER 2018-M3 CL A2 3.1935% 02-25-2030	**	279,778
FNMA SER 2018-M4 CL A2 VAR RT DUE 03-25-2028 REG	**	403,574
FNMA SER 2019-M25 CLS A1 2.142 09-25-2029	**	1,467,769
FNMA SER 2019-M4 CL A2 3.61% 02-25-2031 REG	**	377,189
FNMA SER 20-37 CL FH FLTG RT 06-25-2050	**	1,410,244
FNMA SER 21-M2G CL A1 1.198% 03-25-2031 REG	**	5,613,976
FNMA SER 3877 CL FA VAR RT 11-15-2040	**	64,406
FNMA SER 4544 CL CA 3.5 06-15-2042	**	68,205
FNMA SERIES 2013-96 CLASS YA 3.5 09-25-2038	**	23,683
FNMA SR 05-79 CL UC 5.75 09-25-2035	**	1,228,388
FNMA SR 06-101 CL FC VAR RT 07-25-2036	**	110,772
FNMA SR 12-107 CL-AJ 1.75 12-25-2031	**	440,963
FNMA SR 13-54 CL-CA 3.0% 06-25-2033	**	2,547,547
FNMA SR 15-65 CL CZ 3.5 09-25-2045	**	549,704
FNMA SR 17-86 CL AF VAR RT 11-25-2057	**	10,406,538
FNMA SR 19-60 CL BA 2.5% 10-25-2049	**	106,713
FNMA SR 1993-G31 CL-PW 7.0% 09-25-2023	**	163,022
FNMA SR 2013-104 CL-ZT 3.0% 10-25-2033	**	2,683,712
FNMA SR 2013-26 CL-JD 3.0% 04-25-2033	**	1,664,345
FNMA SR 2017-30 CL-VG 3 06-25-2030	**	757,357
FNMA SR 2017-M7 CL A2 VAR RT 02-25-2027	**	188,008
FNMA SR 2019-M21 CL 2A1 2.0% 01-25-2030	**	1,730,093
FNMA TRANCHE 00766 2.25 12-25-2032	**	452,686
FNMA TRANCHE 05-25-2027	**	322,485
FNMA TRANCHE 05-25-2027	**	167,525

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA TRANCHE 12-25-2026	**	350,826
FNMA TRANCHE 2.15656 10-25-2023	**	451,406
FNMA TRANCHE 2.875% 09-12-2023	**	394,859
FNMA TRANCHE 3 01-25-2046	**	164,789
FNMA TRANCHE 3.5 10-25-2042	**	315,804
FNMA TRANCHE SER 2013-1 CL LA 1.25 02-25-2028	**	1,006,043
FNMA TRANCHE SER 2018-57 CL QA 4.5% DUE 05-25-2046 REG	**	303,482
FNMA TRUST 2004 W-2 CL 2A-2 7 02-25-2044	**	14,371
FOCUS FINL PARTNERS INC CL A CL A	**	1,405,079
FOMENTO ECONOMICO MEXICANO S A B DE C V 3.5% DUE 01-16-2050	**	147,275
FOOT LOCKER INC COM	**	1,824,879
FORD CR AUTO LEASE .24% DUE 04-15-2024	**	614,728
FORD CR AUTO LEASE .26% DUE 02-15-2024	**	83,782
FORD CR AUTO LEASE 2.78% DUE 10-15-2024	**	3,846,958
FORD CR AUTO OWNER 1.53% DUE 05-15-2034	**	434,018
FORD CR AUTO OWNER 1.61% DUE 10-17-2033	**	636,299
FORD CR AUTO OWNER 1.91% DUE 05-15-2034	**	1,032,600
FORD CR AUTO OWNER TR SER 2021-A CL C .83% DUE 08-15-2028 REG	**	906,424
FORD CR AUTO OWNER TR SER 20-A CL A3 1.04% 08-15-2024	**	584,600
FORD CR FLOORPLAN MASTER OWNER TR A SER 20-2 CL A 1.06% DUE 09-15-2027 REG	**	927,326
FORD CREDIT AUTO OWNER TRUST SER 22-D CL A3 5.27% DUE 05-17-2027 REG	**	4,405,899
FORD FNDTN 2.815% DUE 06-01-2070	**	138,432
FORD MOTOR CR CO LLC 1% EMTN 10/02/2023 DUAL CURR 1.744% DUE 07-19-2024	**	1,532,764
FORD MOTOR CREDIT CO LLC 2.748% DUE 06-14-2024	**	113,992
FORD MTR CR CO LLC 4.134% DUE 08-04-2025	**	374,396
FORD MTR CR CO LLC 3.37% DUE 11-17-2023	**	195,176
FORD MTR CR CO LLC 4.125% DUE 08-17-2027	**	358,000
FORD MTR CR CO LLC 4.389% DUE 01-08-2026	**	1,494,888
FORD MTR CR CO LLC FIXED 0% DUE 03-06-2024	**	419,429
FORGEROCK INC CL A CL A	**	191,314
FORMFACTOR INC COM STK	**	500,775
FORMOSA ADVANCED T TWD10	**	53,583
FORMOSAN RUBBER GP TWD10	**	121,716
FORMULA SYST(1985) ILS1	**	218,497
FORTERRA PLC ORD GBP0.01	**	224,210
FORTINET INC COM	**	482,104
FORTIS INC 3.055% DUE 10-04-2026	**	278,623
FORTNOX AK	**	234,269
FORTUNE BRANDS INNOVATIONS INC USD0.01	**	1,524,894
FOX CORP 4.03% DUE 01-25-2024	**	4,526,210
FOX CORP 4.709% 01-25-2029	**	271,154
FOX CORP CL A CL A	**	5,602,901
FOX CORP CL B CL B	**	74,027
FOX CORP FIXED 3.05% DUE 04-07-2025	**	2,750,369
FRANCE(GOVT OF) 0.5% SNR 25/05/72 EUR1'REGS	**	40,540
FRANCE(GOVT OF) 0.75% SNR 25/05/2052 EUR1	**	890,258
FRANCE(GOVT OF) 2% SNR 25/05/2048 EUR1	**	417,835
FRANCE(GOVT OF) 3.25% SNR 25/05/2045 EUR1	**	106,263

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FRANCE(GOVT OF) IDX/LKD SNR 25/07/2024 EUR1	**	2,174,484
FRANCE(GOVT OF) IDX/LKD SNR 25/07/2031 EUR1	**	472,455
FRANKLIN COVEY CO COM	**	963,181
FRASERS GROUP PLC	**	60,587
FREDDIE MAC .6% 09-30-2025	**	23,488,703
FREDDIE MAC 01/02/2051 2% 02-01-2051	**	316,121
FREDDIE MAC 2% 02-01-2051	**	180,788
FREDDIE MAC 3% 01/06/2050 3% 06-01-2050	**	372,549
FREDDIE MAC 4.5% 01/01/2040 4.5% 01-01-2040	**	2,089,237
FREDDIE MAC FR RA6107 2.5% 10-01-2051	**	846,749
FREDDIE MAC FR SD1630 5% 09-01-2052	**	495,752
FREDDIE MAC POOL #G08847 4% 11-01-2048 BEO	**	7,238,965
FREDDIE MAC POOL #SD1749 2.5% 04-01-2052	**	338,295
FREDDIE MAC QB1397 2.5% 07-01-2050	**	107,456
FREDDIE MAC SER 3914 CL NA 4.0% 06-15-2039	**	258,365
FREDDIE MAC SER 4000 CL PJ 3.0% 01-15-2042	**	28,118
FREDDIE MAC SER 4102 CL CE 1.5% 11-15-2040	**	244,559
FREDDIE MAC SER 4161 CL MA 3% 11-15-2039	**	13,201
FREDDIE MAC STACR REMIC TR 2021-DNA6 NT CL M-2 144A 5.81011% 10-25-2041	**	1,415,454
FREDDIE MAC STACR REMIC TRUST 3% 01-01-2052	**	167,979
FREED ABS TR 4.5% DUE 08-20-2029	**	830,384
FREMF 2015-K45 MTG FLTG RT 3.61001% DUE 04-25-2048	**	567,999
FREMF 2015-K45 MTG FLTG RT 3.61001% DUE 04-25-2048	**	284,000
FREMF 2015-K46 MTG FLTG RT 3.69813% DUE 04-25-2048	**	1,885,056
FRESHPET INC COM	**	541,051
FRONTIER MANAGEMEN NPV	**	58,298
FS KKR CAP CORP 1.65% 10-12-2024	**	1,533,321
FS KKR CAP CORP COM NEW COM NEW	**	620,148
FS KKR CAP CORP SR NT 3.125% 10-12-2028	**	3,230,783
FUFENG GROUP LTD	**	324,377
FUJI CORP(RETAIL) NPV	**	29,320
FUJI MACHINE MFG NPV	**	71,674
FUJIKURA COMPOSITES INC	**	117,632
FUJIKURA NPV	**	682,548
FUKUYAMA TRANSPORT NPV	**	92,918
FULGENT SUN INTERN TWD10	**	64,290
FULLER H B CO COM	**	5,579,270
FURYU CORPORATION NPV	**	111,421
FUSHENG PRECISION TWD10	**	287,648
FUT CALL FEB 23 EURX EUR-BUND 14600	**	21
FUYO GENERAL LEASE NPV	**	58,797
G5 ENTERTAINMENT NPV	**	237,428
GABIA INC KRW500	**	31,457
GAKKEN HOLDINGS CO LTD NPV	**	99,275
GALAXY ENTERTAINME NPV	**	753,676
GALP ENERGIA SGPS EUR1	**	3,383,643
GAMANIA DIGITAL EN TWD10	**	161,471
GAMMA COMMUNICATIO ORD GBP0.0025	**	300,148

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GARDEN REACH SHIPB INR10.00	**	72,790
GARMIN LTD COMMON STOCK	**	48,914
GARTNER INC COM	**	1,910,956
GATES INDL CORP PL COM USD0.01	**	3,722,182
GAZPROM PJSC RUB5(RUB)	**	569,917
GAZPROM PJSC SPON ADR-EACH REPR 2 ORD SHS	**	8,180
GCAT 2021-NQM7 TR MTG PASSTHRU CTF CL A-1 1.915% 08-25-2066	**	1,466,658
GCAT 2022-INV2 TR 3% DUE 04-25-2052	**	396,676
GDI PROPERTY GROUP NPV (STAPLED UNITS)	**	86,713
GDR AP THAILAND PCL COM STK	**	205,709
GE CAP FDG LLC 4.55% 05-15-2032	**	3,819,845
GEA GROUP AG NPV	**	2,443,487
GEN DYNAMICS CORP FIXED 3.25% DUE 04-01-2025	**	969,579
GEN DYNAMICS CORP FIXED 4.25% DUE 04-01-2040	**	201,881
GEN MOTORS FINL CO FIXED 2.75% DUE 06-20-2025	**	2,342,095
GEN MTRS CO COM	**	14,987,091
GEN MTRS FINL CO 3.7% DUE 05-09-2023	**	7,373,246
GEN MTRS FINL CO FIXED 4.15% 06-19-2023	**	1,596,385
GEN MTRS FINL CO FIXED 4.35% DUE 01-17-2027	**	74,186
GENERAL DYNAMICS CORP COM	**	16,854,609
GENERAL ELECTRIC CO COM USD0.01(POST REV SPLIT)	**	28,708,549
GENERAL INSURANCE CORP OF INDIA COM STK	**	130,499
GENERAL INTERFACE TWD10	**	483,870
GENERAL MILLS INC 5.241% DUE 11-18-2025 BEO	**	1,514,198
GENERAL MOTORS CO 5.0% 04-09-2027	**	291,101
GENERAL MOTORS CO 5.0% 04-09-2027	**	3,997,793
GENERAL MOTORS FINANCIAL 3.1% 01-12-2032	**	220,173
GENERAL MOTORS FINANCIAL CO INC 2.35% 02-26-2027	**	3,875,264
GENERAL MOTORS FINANCIAL CO INC 2.4% 04-10-2028	**	589,804
GENERAL MTRS CO 4.2% DUE 10-01-2027	**	2,938,433
GENERAL MTRS FINL CO INC 1.5% DUE 06-10-2026 BEO	**	2,099,935
GENERAL MTRS FINL CO INC 2.7% DUE 06-10-2031 BEO	**	192,133
GENERAL MTRS FINL CO INC 2.7% DUE 08-20-2027 REG	**	1,812,350
GENERAL MTRS FINL CO INC 3.8% 04-07-2025	**	357,430
GENERAL MTRS FINL CO INC 3.8% 04-07-2025	**	3,656,417
GENERAL MTRS FINL CO INC 6.05% 10-10-2025	**	3,354,586
GENERAL MTRS FINL CO INC FLTG RT DUE 01-05-2023	**	3,249,753
GENERAL MTRS FINL CO INC SR NT FLTG RATEDUE 11-17-2023 REG	**	299,188
GENERAL MTRS FINL CO INC SR NT FLTG RATEDUE 11-17-2023 REG	**	3,385,815
GENERALITAT DE CAT 4.22% SNR 26/04/35 EUR1000	**	104,293
GENKI SUSHI CO LTD NPV	**	25,677
GENMAB A/S SPONSORED ADR	**	3,432,780
GENOLUTION INC KRW500	**	41,919
GENOMMA LAB INTERN SER'B' MXN3.722	**	61,719
GENTERA SAB DE CV COM NPV	**	197,843
GENTEX CORP COM	**	6,485,760
GENTHERM INC COM NPV	**	412,502

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GENTING SING LTD NPV	**	707,421
GENUINE PARTS CO COM	**	493,115
GEO ENERGY RESO NPV	**	313,756
GEORGE WESTON COM NPV	**	3,781,464
GEORGIA PWR CO 2.1% 07-30-2023	**	2,708,792
GERRESHEIMER AG NPV (BR)	**	343,830
GESTAMP AUTOMOCION EUR0.5	**	41,656
GFL ENVIRONMENTAL INC. COM NPV SUB VTG SHS	**	3,215,300
GHCL INR10	**	55,377
GIBSON ENERGY INC COMM STK	**	469,328
GIGA-BYTE TECH TWD10	**	31,185
GIKEN LTD NPV	**	79,151
GILDAN ACTIVEWEAR INC COM	**	6,639,239
GILEAD SCIENCES 3.65% DUE 03-01-2026	**	4,454,440
GILEAD SCIENCES INC	**	1,715,369
GILEAD SCIENCES INC .75% DUE 09-29-2023	**	1,117,948
GILEAD SCIENCES INC 2.6% DUE 10-01-2040	**	435,378
GINKGO BIOWORKS HOLDINGS INC COM USD0.0001 CL A	**	19,158
GITLAB INC CL A COM	**	566,955
GK SOFTWARE SE NPV (BR)	**	72,411
GLACIER BANCORP INC NEW COM	**	2,477,573
GLENCORE FDG LLC 4% DUE 03-27-2027	**	1,512,170
GLOBAL E ONLINE LTD COM NPV	**	516,000
GLOBAL LIGHTING TECHNOLOGIES INC SHS	**	39,368
GLOBAL PMTS INC 1.2% DUE 03-01-2026	**	3,027,924
GLOBAL PMTS INC 2.15% 01-15-2027	**	672,886
GLOBAL PMTS INC 2.15% 01-15-2027	**	773,382
GLOBAL PMTS INC 2.9% 11-15-2031	**	1,584,872
GLOBAL PMTS INC FIXED 2.9% DUE 05-15-2030	**	1,151,420
GLOBAL SHIP LEASE INC	**	789,210
GLOBAL UNICHIP COR TWD10	**	41,711
GLOBE LIFE INC COM	**	6,747,907
GLOBRANDS GROUP ILS0.00	**	24,701
GLOBUS MED INC CL A NEW COM STK	**	914,784
GLP CAP L P / GLP FING II INC 5.3% 01-15-2029	**	1,040,809
GLS AUTO 1.48% DUE 07-15-2027	**	1,892,598
GLS AUTO 1.92% DUE 05-15-2025	**	2,233,726
GLS AUTO 1.98% DUE 08-15-2025	**	868,856
GLS AUTO 2.72% DUE 11-17-2025	**	3,448,585
GLS AUTO 2.96% DUE 05-15-2025	**	2,598,402
GLS AUTO 3.16% DUE 06-16-2025	**	1,057,057
GM FINANCIAL SECURITIZED TERM SER 22-4 CL A3 4.82% DUE 08-16-2027 REG	**	1,265,445
GM FINL AUTOMOBILE 2.93% DUE 10-21-2024	**	3,761,858
GM FINL AUTOMOBILE 4.01% DUE 09-22-2025	**	825,548
GM FINL AUTOMOBILE LEASING SER 20-3 CL B.76% 10-21-2024 REG	**	2,272,268
GM FINL AUTOMOBILE LEASING SER 20-3 CL C 1.11% 10-21-2024 REG	**	6,929,883
GM FINL CNSMR .76% DUE 02-18-2025	**	1,636,652
GM FINL CNSMR 1.9% DUE 03-17-2025	**	7,869,951

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GM FINL CNSMR 5.5% DUE 08-16-2028	**	501,847
GM FINL CNSMR AUTOMOBILE SER 19-4 CL A4 1.76% DUE 01-16-2025	**	1,482,338
GM FINL CNSMR AUTOMOBILE SER 22-2 CL A2 2.52% 05-16-2025	**	1,611,165
GM FINL CONSUMER AUTOMOBILE RECEIVABLES AUTO NT CL A-4 3.71% 12-16-2027	**	568,201
GM FINL CONSUMER AUTOMOBILE RECEIVABLES CL A-4 3.25% 04-17-2028	**	3,181,723
GM FINL CONSUMER AUTOMOBILE RECEIVABLES SR 22-2 CL A-3 3.1% 01-19-2027	**	1,001,747
GMS INC COM	**	676,234
GNI GROUP LTD NPV	**	190,034
GNMA 1.34% DUE 06-16-2063	**	984,030
GNMA 1.4% DUE 06-16-2063	**	1,871,086
GNMA 1.45% DUE 01-16-2063	**	1,567,811
GNMA 2.3% DUE 11-16-2051	**	335,960
GNMA 2.35% DUE 07-16-2056	**	73,276
GNMA 2.4% DUE 09-16-2058	**	103,118
GNMA 2.5% 10-20-2051	**	1,169,861
GNMA 2.5% DUE 10-16-2057	**	90,075
GNMA 2008-047 REMIC CL ML 5.25 DUE 06-16-2038	**	16,939
GNMA 2009-069 CL PV 4 DUE 08-20-2039	**	9,726
GNMA 2009-076 REMIC PASSTHRU MX CL CF 09-16-2039	**	356,533
GNMA 2009-096 REMIC PASSTHRU FT 10-20-2039	**	324,554
GNMA 2010-H11 REMIC PASSTHRU CTF CL FA 06-20-2060	**	992,131
GNMA 2010-H22 REMIC PASSTHRU CTF CL FE FLTG RATE 05-20-2059	**	116,615
GNMA 2010-H26 REMIC PASSTHRU CTF CL LF INT FLTG 08-20-2058	**	2,327,945
GNMA 2011-157 REMIC PASSTHRU CL PA 3.0% DUE 03-20-2041	**	142,638
GNMA 2011-H09 CL AF VAR 03-20-2061	**	681,957
GNMA 2012-059 REMIC PASSTHRU CTF CL F 05-20-2042	**	119,253
GNMA 2012-H08 REMIC PASSTHRU CTF CL FS 04-20-2062	**	1,847,175
GNMA 2012-H31 REMIC PASSTHRU SECS CL FD VAR RT 12-20-2062	**	6,001,036
GNMA 2013-107 REMIC PASSTHRU CTF CL MX-AD FLTG RT 11-16-2047	**	351,983
GNMA 2013-88 REMIC CL WA VAR RT DUE 06-20-2030 REG	**	59,272
GNMA 2013-H04 REMIC PASSTHRU CTF CL BA 1.65 DUE 02-20-2063	**	504
GNMA 2013-H05 REMIC PASSTHRU CL FB FLTG RT 02-20-2062	**	691
GNMA 2013-H22 REMIC PASSTHRU 5.82486% 08-20-2063	**	719,762
GNMA 2014-190 REMIC PASSTHRU CTF CL PA FIXED 3.0% 06-20-2044	**	642,880
GNMA 2014-H10 CL FA FLTG RT DUE04-20-2064	**	528,639
GNMA 2014-H17 REMIC PASSTHRU CTF 4.32157% 08-20-2064	**	1,427,020
GNMA 2015-H27 REMIC PASSTHRU CTF CL FA 09-20-2065	**	3,043,206
GNMA 2015-H28 REMIC PASSTHRU CTF CL MX-FL 10-20-2065	**	2,034,246
GNMA 2015-H29 REMIC PASSTHRU SEC CL FJ 11-20-2065	**	1,686,371
GNMA 2015-H31 REMIC PASSTHRU SEC CL FT 11-20-2065	**	582,051
GNMA 2015-H32 REMIC PASSTHRU CTF CL FH 12-20-2065	**	209,848
GNMA 2016-H04 MTG PASSTHRU CTF CL FK 02-20-2066	**	2,268,042
GNMA 2016-H11 REMIC PASSTHRU CTF CL FE 04-20-2066	**	1,359,120
GNMA 2016-H13 REMIC PASS THRU SECS CL FT05-20-2066	**	771,023
GNMA 2016-H19 REMIC PASSTHRU SECS CL FA 09-20-2066	**	1,121,931
GNMA 2016-H20 REMIC PASSTHRU CTF CL FG 08-20-2066	**	1,155,346
GNMA 2016-H22 REMIC PASSTHRU CTF CL FA 10-20-2066	**	2,875,340
GNMA 2016-H23 REMIC PASSTHRU CTF CL F FLTG RT 10-20-2066	**	902,894

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA 2016-H26 REMIC PASSTHRU SECS CL MX-FC 12-20-2066	**	64,217
GNMA 2017-121 MTG PASS THRU CTF 3% 07-20-2046	**	4,898
GNMA 2017-153 CL WA DUE 06-20-2036	**	362,306
GNMA 2017-H03 CL FB FLTG 06-20-2066	**	1,940,775
GNMA 2017-H03 REMIC PASSTHRU CTF 4.11051% 01-20-2067	**	574,450
GNMA 2017-H10 REMIC PASSTHRU SECS CL FB FLTG RT 04-20-2067 REG	**	669,410
GNMA 2017-H14 CL FD FLTG 06-20-2067	**	491,116
GNMA 2017-H14 REMIC PASSTHRU CTF CL FB 06-20-2067	**	851,686
GNMA 2017-H14 REMIC PASSTHRU CTF CL FE 06-20-2067	**	1,632,550
GNMA 2017-H14 REMIC PASSTHRU CTF CL FG 06-20-2067	**	847,459
GNMA 2017-H16 REMIC PASSTHRU CTF CL FG FLTG 07-20-2067 REG	**	15,324,278
GNMA 2017-H16 REMIC PASSTHRU CTF CL FH 07-20-2067	**	16,114,401
GNMA 2018-H08 REMIC SER 2018-H08 CLS KF VAR RT DUE 05-20-2068	**	1,843,265
GNMA 2019-H09 REMIC PASSTHRU CTF 4.10229% 04-20-2069	**	1,362,629
GNMA 2019-H11 REMIC PASSTHRU CTF 4.14113% 05-20-2069	**	2,746,419
GNMA 2020-H13 REMIC PASSTHRU CTF 3.39326% 07-20-2070	**	3,801,862
GNMA 2020-H13 REMIC PASSTHRU CTF 4.58486% 08-20-2070	**	2,278,271
GNMA 2020-H13 REMIC PASSTHRU CTF 2.9859%07-20-2070	**	5,203,640
GNMA 3% 04-20-2052	**	252,257
GNMA 3% DUE 01-20-2046	**	461,740
GNMA 3% DUE 02-16-2046	**	790,493
GNMA 3% DUE 09-16-2039	**	8,104
GNMA 3.49383% 06-20-2070	**	2,256,264
GNMA 3.5% 09/20/2050 3.5% 09-20-2050	**	1,556,600
GNMA 3.5% DUE 03-20-2046	**	747,034
GNMA 3.74804% 07-20-2070	**	335,000
GNMA 4% DUE 04-16-2041	**	175,599
GNMA 4% DUE 07-16-2039	**	12,892
GNMA 4.09161% 05-20-2069	**	2,661,741
GNMA 5% DUE 03-16-2034	**	113,811
GNMA 5.5% DUE 08-20-2033	**	72,943
GNMA 5.5% DUE 11-20-2037	**	32,063
GNMA 6.5% DUE 08-16-2042	**	219,559
GNMA CL 2007-035 CL TE 6 DUE 06-20-2037	**	22,550
GNMA FIXED 2.35% DUE 05-16-2053	**	92,469
GNMA FIXED 3.5% DUE 02-20-2045	**	29,079
GNMA FLTG RT 3% DUE 10-16-2064	**	911,121
GNMA FLTG RT 4.51486% DUE 10-20-2060	**	2,521,036
GNMA FLTG RT 4.68486% DUE 04-20-2061	**	2,794,521
GNMA FLTG RT SER 18-H15 CL FG 08-20-2068 REG	**	95,145
GNMA FLTG RT SER 18-H19 CL FA 12-20-2063 REG	**	10,584,863
GNMA GNMA # MA7194 3% 02-20-2051	**	6,210,733
GNMA GNMA # MA7471 2% 07-20-2051	**	1,596,247
GNMA MTG PASS THRU CTF CL FM 02-20-2066	**	2,752
GNMA POOL #3529 5% 03-20-2034 BEO	**	1,214
GNMA POOL #4028 6% 09-20-2037 BEO	**	18,279
GNMA POOL #4041 7% 10-20-2037 BEO	**	93,951
GNMA POOL #4073 6% 01-20-2038 BEO	**	38,214

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #4222 6% 08-20-2038 BEO	**	16,635
GNMA POOL #4245 6% 09-20-2038 BEO	**	203,954
GNMA POOL #4247 7% 09-20-2038 BEO	**	76,980
GNMA POOL #4371 6% 02-20-2039 BEO	**	3,811
GNMA POOL #4423 4.5% 04-20-2039 BEO	**	1,724
GNMA POOL #4447 5% 05-20-2039 BEO	**	36,179
GNMA POOL #4520 5% 08-20-2039 BEO	**	154,261
GNMA POOL #4543 6% 09-20-2039 BEO	**	14,031
GNMA POOL #4602 6% 12-20-2039 BEO	**	3,276
GNMA POOL #4617 4.5% 01-20-2040 BEO	**	124,173
GNMA POOL #4717 6% 06-20-2040 BEO	**	8,918
GNMA POOL #4746 4.5% 07-20-2040 BEO	**	61,460
GNMA POOL #4772 5% 08-20-2040 BEO	**	104,560
GNMA POOL #4774 6% 08-20-2040 BEO	**	130,668
GNMA POOL #4800 4% 09-20-2040 BEO	**	141,105
GNMA POOL #4801 4.5% 09-20-2040 BEO	**	5,589
GNMA POOL #4802 5% 09-20-2040 BEO	**	86,624
GNMA POOL #4833 4% 10-20-2040 BEO	**	483,507
GNMA POOL #4834 4.5% 10-20-2040 BEO	**	20,380
GNMA POOL #4855 5% 11-20-2040 BEO	**	465,430
GNMA POOL #4883 4.5% 12-20-2040 BEO	**	103,593
GNMA POOL #4905 6% 12-20-2040 BEO	**	143,458
GNMA POOL #4923 4.5% 01-20-2041 BEO	**	138,610
GNMA POOL #4945 4% 02-20-2041 BEO	**	80,073
GNMA POOL #497630 SER 2029 6% DUE 02-15-2029 REG	**	242
GNMA POOL #4978 4.5% 03-20-2041 BEO	**	2,083,823
GNMA POOL #4979 5% 03-20-2041 BEO	**	197,418
GNMA POOL #498387 SER 2029 6% DUE 02-15-2029 REG	**	1,050
GNMA POOL #4984 5.5% 03-20-2041 BEO	**	227,180
GNMA POOL #4991 6% 03-20-2041 BEO	**	54,787
GNMA POOL #5016 4% 04-20-2041 BEO	**	71,500
GNMA POOL #5017 4.5% 04-20-2041 BEO	**	172,016
GNMA POOL #5018 5% 04-20-2041 BEO	**	139,032
GNMA POOL #5019 6% 04-20-2041 BEO	**	21,087
GNMA POOL #5115 4.5% 07-20-2041 BEO	**	29,408
GNMA POOL #5140 4.5% 08-20-2041 BEO	**	284,493
GNMA POOL #5189 6% 09-20-2041 BEO	**	55,695
GNMA POOL #521330 SER 2035 5% DUE 05-15-2035 BEO	**	73,455
GNMA POOL #5240 6% 11-20-2041 BEO	**	60,114
GNMA POOL #5259 4% 12-20-2041 BEO	**	39,993
GNMA POOL #5269 6% 12-20-2041 BEO	**	5,873
GNMA POOL #5280 4% 01-20-2042 BEO	**	60,053
GNMA POOL #5305 4% 02-20-2042 BEO	**	357,666
GNMA POOL #543812 SER 2031 6% DUE 02-15-2031 REG	**	6,606
GNMA POOL #586373 5% DUE 02-15-2035 REG	**	2,876
GNMA POOL #594106 SER 2033 4.5% DUE 09-15-2033 BEO	**	22,829
GNMA POOL #595611 SER 2035 5% DUE 01-15-2035 BEO	**	1,243
GNMA POOL #604497 5% 07-15-2033 BEO	**	3,023

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #607451 SER 2034 5% DUE 01-15-2034 REG	**	11,685
GNMA POOL #607465 5% DUE 02-15-2034 REG	**	20,807
GNMA POOL #610410 SER 2033 5% DUE 08-15-2033 BEO	**	3,520
GNMA POOL #615656 5% 10-15-2033 BEO	**	2,828
GNMA POOL #623871 5.0% 06-15-2034	**	2,350
GNMA POOL #633701 5.0% 09-15-2033	**	4,594
GNMA POOL #636484 5.0% 03-15-2035	**	3,769
GNMA POOL #637746 5.0% 12-15-2034	**	4,244
GNMA POOL #638222 5% 12-15-2034 BEO	**	2,230
GNMA POOL #643362 5% 10-15-2035 BEO	**	2,283
GNMA POOL #668014 3% 11-15-2044 BEO	**	1,541,651
GNMA POOL #670030 3% 07-15-2045 BEO	**	325,543
GNMA POOL #672676 SER 2038 5.5% DUE 04-15-2038 BEO	**	41,532
GNMA POOL #676754 SER 2038 5.5% DUE 03-15-2038 REG	**	85,285
GNMA POOL #687179 SER 2038 5.5% DUE 04-15-2038 REG	**	27,928
GNMA POOL #687835 6% 08-15-2038 BEO	**	23,769
GNMA POOL #688043 6% 11-15-2038 BEO	**	35,970
GNMA POOL #690922 5.5% 06-15-2038 BEO	**	55,180
GNMA POOL #697586 5.5% 11-15-2038 BEO	**	2,113
GNMA POOL #711379 SER 2038 5.5% DUE 07-15-2038 REG	**	1,532
GNMA POOL #723344 4% 09-15-2039 BEO	**	157,239
GNMA POOL #723430 4.5% 11-15-2039 BEO	**	40,097
GNMA POOL #723616 5% 01-15-2040 BEO	**	422,847
GNMA POOL #726480 5% 11-15-2039 BEO	**	539,965
GNMA POOL #733600 SER 2040 5% DUE 04-15-2040 REG	**	46,166
GNMA POOL #733627 5% 05-15-2040 BEO	**	95,032
GNMA POOL #736520 SER 2040 4.5% DUE 04-15-2040 REG	**	178,968
GNMA POOL #737111 FIXED 4.5% 04-15-2040 BEO	**	126,877
GNMA POOL #738108 4.5% 03-15-2041 BEO	**	194,717
GNMA POOL #745243 4% 07-15-2040 BEO	**	155,861
GNMA POOL #771561 4.0% 08-15-2041	**	85,046
GNMA POOL #781804 6% 09-15-2034 BEO	**	91,421
GNMA POOL #781847 6% 12-15-2034 BEO	**	68,033
GNMA POOL #781885 SER 2035 5% DUE 03-15-2035 REG	**	5,055
GNMA POOL #781902 6% 02-15-2035 BEO	**	96,799
GNMA POOL #781958 5% 07-15-2035 BEO	**	5,126
GNMA POOL #782382 5.5% 08-15-2038 BEO	**	9,601
GNMA POOL #782436 6% 10-15-2038 BEO	**	38,393
GNMA POOL #782716 SER 2039 5% DUE 07-15-2039 REG	**	48,077
GNMA POOL #783867 SER 2036 6% DUE 08-15-2036 BEO	**	270,032
GNMA POOL #784106 3.5% 01-20-2046 BEO	**	144,147
GNMA POOL #784119 3% 02-20-2046 BEO	**	219,385
GNMA POOL #784571 3.5% 06-15-2048 BEO	**	3,916,122
GNMA POOL #784985 3.5% 09-20-2048 BEO	**	97,564
GNMA POOL #785944 3% 02-20-2052 BEO	**	1,021,500
GNMA POOL #786077 3% 03-20-2052 BEO	**	248,741
GNMA POOL #786082 3% 11-20-2051 BEO	**	339,052
GNMA POOL #786095 3% 04-20-2052 BEO	**	1,104,676

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #786107 3% 03-20-2052 BEO	**	169,250
GNMA POOL #786108 3.5% 03-20-2052 BEO	**	357,294
GNMA POOL #799706 SER 2042 3.5% DUE 09-15-2042 BEO	**	60,635
GNMA POOL #999999 2% 05-16-2049 BEO	**	54,139
GNMA POOL #999999 2.20000004768% 04-16-2057 BEO	**	71,416
GNMA POOL #AA5649 SER 2042 3.0% 09-15-2042	**	245,527
GNMA POOL #AA5821 3 DUE 11-15-2042 REG	**	369,854
GNMA POOL #AB2892 3.0% 09-15-2042	**	681,783
GNMA POOL #AB3031 SER 2042 3% DUE 10-15-2042 REG	**	98,429
GNMA POOL #AB9108 SER 2042 3% DUE 10-15-2042 BEO	**	1,715,385
GNMA POOL #AB9205 SER 2042 3% DUE 11-15-2042 BEO	**	1,372
GNMA POOL #AB9323 SER 2042 3.5% DUE 09-15-2042 BEO	**	10,322
GNMA POOL #AC3752 3 DUE 12-15-2042 REG	**	138,698
GNMA POOL #AD1034 3% DUE 07-15-2043 REG	**	222,927
GNMA POOL #AD2413 3.5% DUE 05-15-2043 REG	**	83,549
GNMA POOL #AD2414 3.5 DUE 05-15-2043 REG	**	70,485
GNMA POOL #AD4102 SER 2043 3 DUE 07-15-2043 REG	**	486,053
GNMA POOL #AD6086 3.5% 02-15-2050 BEO	**	478,153
GNMA POOL #AE7691 3 DUE 08-15-2043 REG	**	778,944
GNMA POOL #AE8109 SER 2044 3.5% DUE 01-15-2044 BEO	**	46,292
GNMA POOL #AF5807 SER 2044 3.5% DUE 01-15-2044 BEO	**	33,352
GNMA POOL #AI6888 3% 05-15-2045 BEO	**	604,446
GNMA POOL #AK6718 3% 01-15-2045 BEO	**	42,806
GNMA POOL #AK7285 3% 03-15-2045 BEO	**	143,699
GNMA POOL #AK7286 3% 03-15-2045 BEO	**	246,726
GNMA POOL #AK7329 3% 04-15-2045 BEO	**	1,033,479
GNMA POOL #AK8997 SER 2045 3% DUE 07-15-2045 BEO	**	232,521
GNMA POOL #AL1539 3% 05-15-2045 BEO	**	64,849
GNMA POOL #AL4608 SER 2045 3% DUE 03-15-2045 BEO	**	663,072
GNMA POOL #AL8635 SER 2045 3% DUE 03-15-2045 BEO	**	735,459
GNMA POOL #AM4099 3% 04-15-2045 BEO	**	438,904
GNMA POOL #AM8643 3% 05-15-2045 BEO	**	524,624
GNMA POOL #AM8646 3% 05-15-2045 BEO	**	250,323
GNMA POOL #AN5715 3% 06-15-2045 BEO	**	104,088
GNMA POOL #AN5721 3% 06-15-2045 BEO	**	44,165
GNMA POOL #AN5726 SER 2045 3% DUE 06-15-2045 BEO	**	537,893
GNMA POOL #AN5733 3% 06-15-2045 BEO	**	62,275
GNMA POOL #AN5734 SER 2045 3% DUE 06-15-2045 BEO	**	413,345
GNMA POOL #AS6414 6.504% 03-20-2066 BEO	**	762,170
GNMA POOL #BD4016 3% 10-15-2049 BEO	**	444,737
GNMA POOL #BL1045X SER 2049 3.5% 10-15-2049	**	323,486
GNMA POOL #BM7534 3.5% 02-20-2050 BEO	**	144,719
GNMA POOL #BM9692 4.5% 07-20-2049 BEO	**	506,874
GNMA POOL #BM9734 4% 10-20-2049 BEO	**	132,590
GNMA POOL #BM9743 4% 11-20-2049 BEO	**	1,343,655
GNMA POOL #BP6203X 3.5% 11-15-2049	**	333,467
GNMA POOL #BP6229 3% 11-15-2049 BEO	**	663,782
GNMA POOL #BQ0651 3.5% 11-15-2049 BEO	**	190,868

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #BQ7371 3.5% 11-15-2049 BEO	**	76,620
GNMA POOL #BR6606 3% 02-15-2050 BEO	**	31,618
GNMA POOL #BS1728 4% 01-20-2050 BEO	**	130,160
GNMA POOL #BS1742 4% 02-20-2050 BEO	**	105,839
GNMA POOL #BS1754 4% 03-15-2050 BEO	**	30,920
GNMA POOL #BS1757 4% 03-20-2050 BEO	**	58,732
GNMA POOL #BS5027 3.5% 02-15-2050 BEO	**	25,587
GNMA POOL #BS5195 3.5% 01-15-2050 BEO	**	54,024
GNMA POOL #BS8439 3.5% 05-15-2050 BEO	**	364,355
GNMA POOL #BS8546 2.5% 12-20-2050 BEO	**	323,834
GNMA POOL #BT0812 3% 03-20-2050 BEO	**	710,387
GNMA POOL #BT1888 2.5% 12-20-2050 BEO	**	436,937
GNMA POOL #BZ4383 3% 01-20-2052 BEO	**	88,934
GNMA POOL #CL6051 3% 05-20-2051 BEO	**	1,878,049
GNMA POOL #CN1774 3% 08-20-2050 BEO	**	1,800,169
GNMA POOL #MA0318 3.5% 08-20-2042 BEO	**	758,703
GNMA POOL #MA1376 4% 10-20-2043 BEO	**	168,108
GNMA POOL #MA1377 4.5% 10-20-2043 BEO	**	306,860
GNMA POOL #MA1448 3.5% 11-20-2043 BEO	**	5,442
GNMA POOL #MA1839 4% 04-20-2044 BEO	**	195,502
GNMA POOL #MA1997 4.5% 06-20-2044 BEO	**	244,441
GNMA POOL #MA2072 3% 07-20-2044 BEO	**	129,316
GNMA POOL #MA2149 4% 08-20-2044 BEO	**	120,678
GNMA POOL #MA2303 3.5% 10-20-2044 BEO	**	332,200
GNMA POOL #MA2304 4% 10-20-2044 BEO	**	44,182
GNMA POOL #MA2446 4% 12-20-2044 BEO	**	218,373
GNMA POOL #MA2753 3% 04-20-2045 BEO	**	153,677
GNMA POOL #MA2825 3% 05-20-2045 BEO	**	139,796
GNMA POOL #MA2960 3% 07-20-2045 BEO	**	283,297
GNMA POOL #MA3037 5% 08-20-2045 BEO	**	122,288
GNMA POOL #MA3243 3% 11-20-2045 BEO	**	96,378
GNMA POOL #MA3245 4% 11-20-2045 BEO	**	311,188
GNMA POOL #MA3311 4% 12-20-2045 BEO	**	378,639
GNMA POOL #MA3375 3% 01-20-2046 BEO	**	60,307
GNMA POOL #MA3663 3.5% 05-20-2046 BEO	**	353,610
GNMA POOL #MA3737 4% 06-20-2046 BEO	**	511,070
GNMA POOL #MA3802 3% 07-20-2046 BEO	**	146,796
GNMA POOL #MA3803 3.5% 07-20-2046 BEO	**	2,131,118
GNMA POOL #MA3873 3% 08-20-2046 BEO	**	436,862
GNMA POOL #MA3937 3.5% 09-20-2046 BEO	**	161,149
GNMA POOL #MA3939 4.5% 09-20-2046 BEO	**	192,997
GNMA POOL #MA4068 3% 11-20-2046 BEO	**	211,916
GNMA POOL #MA4070 4% 11-20-2046 BEO	**	161,474
GNMA POOL #MA4071 4.5% 11-20-2046 BEO	**	431,045
GNMA POOL #MA4125 2.5% 12-20-2046 BEO	**	364,675
GNMA POOL #MA4127 3.5% 12-20-2046 BEO	**	578,368
GNMA POOL #MA4261 3% 02-20-2047 BEO	**	1,098,829
GNMA POOL #MA4263 4% 02-20-2047 BEO	**	399,864

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #MA4321 3.5% 03-20-2047 BEO	**	434,386
GNMA POOL #MA4381 3% 04-20-2047 BEO	**	39,799
GNMA POOL #MA4450 3% 05-20-2047 BEO	**	704,663
GNMA POOL #MA4585 3% 07-20-2047 BEO	**	242,160
GNMA POOL #MA4781 5% 10-20-2047 BEO	**	490,142
GNMA POOL #MA4838 4% 11-20-2047 BEO	**	1,419,823
GNMA POOL #MA4899 3% 12-20-2047 BEO	**	1,041,933
GNMA POOL #MA4961 3% 01-20-2048 BEO	**	653,116
GNMA POOL #MA4962 3.5% 01-20-2048 BEO	**	309,180
GNMA POOL #MA4964 4.5% 01-20-2048 BEO	**	198,638
GNMA POOL #MA5018 3% 02-20-2048 BEO	**	69,139
GNMA POOL #MA5019 3.5% 02-20-2048 BEO	**	1,495,968
GNMA POOL #MA5021 4.5% 02-20-2048 BEO	**	1,150,335
GNMA POOL #MA5137 4% 04-20-2048 BEO	**	383,209
GNMA POOL #MA5138 4.5% 04-20-2048 BEO	**	696,305
GNMA POOL #MA5265 4.5% 06-20-2048 BEO	**	451,081
GNMA POOL #MA5399 4.5% 08-20-2048 BEO	**	348,095
GNMA POOL #MA5594 3.5% 11-20-2048 BEO	**	519,358
GNMA POOL #MA5877 4.5% DUE 04-20-2049 REG	**	317,234
GNMA POOL #MA6038 3% 07-20-2049 BEO	**	194,438
GNMA POOL #MA6413 5% 01-20-2050 BEO	**	21,212
GNMA POOL #MA6477 4.5% 02-20-2050 BEO	**	316,223
GNMA POOL #MA6603 5% 04-20-2050 BEO	**	23,410
GNMA POOL #MA6999 4.5% 11-20-2050 BEO	**	2,637,779
GNMA POOL #MA8345 3.5% 10-20-2052 BEO	**	9,163,431
GNMA POOL AE7613 SER 2043 3 DUE 07-15-2043 REG	**	76,458
GNMA POOL G2 MA6409 3.0% 01-20-2050	**	1,254,565
GNMA REMIC 2015-H30 CL FD FLT RT 10-20-2065	**	1,766,464
GNMA REMIC PASSTHRU SER 2016-H11 CLS F 05-20-2066	**	4,047,556
GNMA REMIC SER 10-61 CL KG 4% FIXED DUE 03-16-2040	**	515,088
GNMA REMIC SER 11-116 CL BA 2% DUE 08-16-2026	**	188,749
GNMA REMIC SER 11-128 CL BL 2% DUE 09-16-2026	**	110,731
GNMA REMIC SER 13-H24 CL FB FLTG DUE 09-20-2063	**	1,695,099
GNMA REMIC SER 15-H04 CL FA FLTG DUE 12-20-2064 REG	**	4,841,789
GNMA REMIC SER 2008-032 CL PN 4.2 10-16-2037	**	2,260
GNMA REMIC SER 2010-H02 CL FA 02-20-2060	**	2,128,988
GNMA REMIC SR 17-H05 CL FA FLTG 01-20-2067	**	2,326,536
GNMA REMIC SR 2017-H12 CL FL VAR RT 05-20-2067	**	14,095,950
GNMA REMIC TRUST SER 17-H07 CL FC FLTG RT DUE 03-20-2067 REG	**	2,828,359
GNMA REMIC TRUST SER 19-H03 CL FL FLTG RT DUE 02-20-2069 REG	**	3,631,149
GNMA REMIC TRUST SER 20-H10 CL FG FLTG RT DUE 06-20-2070 REG	**	2,877,290
GNMA SER 2017-H01 CL FC FLTG 12-20-2066	**	1,108,686
GNMA SER 09-98 CLS DA 3.25% 07-16-2039	**	1,089,953
GNMA SER 12-H12 CL HD 2.0% 05-20-2062	**	52,124
GNMA SER 13-115 CL PB 02-20-2043	**	70,006
GNMA SER 13-H18 CL EA FLTG DUE 07-20-2063 REG	**	1,126,242
GNMA SER 13-H19 CL FB FLT 08-20-2063	**	2,506,198
GNMA SER 16-H24 CL FG FLT 10-20-2066	**	1,324,845

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA SER 18-36 CL AM 3.0% 07-20-2045	**	3,157,418
GNMA SER 19-111 CL NA 3.5% 05-20-2048	**	4,033,173
GNMA SER 19-H14 CL EF FLTG RT 05-20-2069	**	4,708,779
GNMA SER 2.25 DUE 12-16-2041	**	275,328
GNMA SER 2009-061 CL NP 4.0% DUE 08-20-2039	**	271,637
GNMA SER 2010-H010 CL FC FLTG RT DUE 05-20-2060	**	1,122,914
GNMA SER 2013-144 CL DA 3.0% 09-20-2041	**	112,457
GNMA SER 2014-17 CL AM FLTG RT DUE 06-16-2048 REG	**	11,728
GNMA SER 2015-H11 CL FC FLTG RT 5-20-2065	**	1,046,094
GNMA SER 2015-H20 CL FB FLT RT 08-20-2065	**	282,191
GNMA SER 2017-051 CL AB 2.35% 04-16-2057	**	274,603
GNMA SER 2017-H07 CL FG FLTG RT DUE 02-20-2067 REG	**	3,064,297
GNMA SER 2017-H19 CL FA FLTG RT DUE 08-20-2067	**	2,235,629
GNMA SER 2018-38 CL WF FLTG DUE 10-20-2043	**	104,420
GNMA SER 2018-H06 CL PF FLTG 02-20-2068	**	2,050,948
GNMA SER 2018-H07 CL FD FLTG 05-20-2068 REG	**	3,645,539
GNMA SR 2019-H09 CL F-G FLTG RT 05-20-2069	**	3,072,696
GNMA SR 19-H15 CL AF FLTG RT 08-20-2069	**	601,807
GNMA SR 2006-38 CL FZ FLTG DUE 09-16-2035	**	1,194,318
GNMA SR 2010-115 CL DA 2.5% DUE 09-20-2040	**	127,593
GNMA SR 2011-156 CL PD 2.0% 04-20-2040	**	205,457
GNMA SR 2018-166 CL H-C 3.5% 09-20-2048	**	406,403
GNMA SR 2019-031CL HA 3.0% 07-20-2047	**	225,485
GNMA SR 20-H09 CL FL FLTG RT 05-20-2070	**	1,253,949
GNMA SR 20-H09 CL NF FLTG RT 04-20-2070	**	61,158
GNMAI POOL #783669 3.0% 09-15-2042	**	48,632
GNMAII POOL #004224 SER 2038 7 DUE 08-20-2038 REG	**	55,027
GNMAII POOL #2958 SER 2030 8% DUE 08-20-2030 REG	**	4,306
GNMAII POOL #3879 SER 2036 6% DUE 07-20-2036 REG	**	696
GNMAII POOL #4040 SER 2037 6.5% DUE 10-20-2037 REG	**	6,021
GNMAII POOL #4060 SER 2037 6% DUE 12-20-2037 REG	**	19,789
GNMAII POOL #4099 SER 2038 6% DUE 03-20-2038 REG	**	7,736
GNMAII POOL #4195 SER 2038 6% DUE 07-20-2038 REG	**	2,866
GNMAII POOL #4268 SER 2038 6% DUE 10-20-2038 REG	**	2,097
GNMAII POOL #4291 SER 2038 6% DUE 11-20-2038 REG	**	98,952
GNMAII POOL #4696 SER 2040 4.5% DUE 05-20-2040 REG	**	255,412
GNMAII POOL #4697 SER 2040 5% DUE 05-20-2040 REG	**	60,643
GNMAII POOL #4747 SER 2040 5% DUE 07-20-2040 BEO	**	346,507
GNMAII POOL #4837 SER 2040 6% DUE 10-20-2040 BEO	**	22,558
GNMAII POOL #4922 SER 2041 4% DUE 01-20-2041 BEO	**	104,494
GNMAII POOL #5063 SER 2041 6% DUE 05-20-2041 BEO	**	34,551
GNMAII POOL #5082 SER 2041 4.5% DUE 06-20-2041 BEO	**	119,389
GNMAII POOL #5326 SER 2027 3% DUE 03-20-2027 BEO	**	50,432
GNMAII POOL #783368 SER 2041 4.5% DUE 07-20-2041 BEO	**	405,826
GNMAII POOL #783637 SER 2042 3% DUE 06-20-2042 REG	**	37,093
GNMAII POOL #784825 SER 2049 3.5% DUE 10-20-2049	**	125,945
GNMAII POOL #784905 SER 2050 3.0% DUE 01-20-2050 REG	**	848,698
GNMAII POOL #786134 SER 2052 3.0% 04-20-2052	**	1,547,605

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMAII POOL #786216 3.5% DUE 07-20-2022 REG	**	448,156
GNMAII POOL #80012 SER 2026 ADJ RT 11-20-2026	**	4,165
GNMAII POOL #80106 2.625% DUE 08-20-2027REG	**	5,480
GNMAII POOL #80397 SER 2030 ADJ RT 04-20-2030	**	666
GNMAII POOL #8358 ADJ RT 01-20-2024	**	937
GNMAII POOL #8399 SER 2024 ADJ RT 04-20-2024	**	1,052
GNMAII POOL #8744 SER 2025 ADJ RT 11-20-2025	**	5,170
GNMAII POOL #8770 SER 2025 ADJ RT 12-20-2025	**	5,521
GNMAII POOL #8781 SER 2026 ADJ RT 01-20-2026	**	195
GNMAII POOL #8788 SER 2026 2.625% DUE 01-20-2026 REG	**	1,444
GNMAII POOL #BS8420 SER 2050 4% DUE 04-20-2050 BEO	**	529,502
GNMAII POOL #CJ9477 3% DUE 01-20-2052 REG	**	327,355
GNMAII POOL #G2 MA4654 SER 2047 4.5% DUE08-20-2047 REG GNMAII	**	334,483
GNMAII POOL #MA0023 SER 2042 4% DUE 04-20-2042 REG	**	116,148
GNMAII POOL #MA0073 SER 2027 3% DUE 05-20-2027 REG	**	112,054
GNMAII POOL #MA0272 SER 2027 2.0% DUE 07-20-2027	**	109,597
GNMAII POOL #MA0299 SER 2027 2.5% DUE 08-20-2027 REG	**	242,502
GNMAII POOL #MA0317 3 DUE 08-20-2012 REG	**	420,205
GNMAII POOL #MA0391 SER 2042 3% DUE 09-20-2042 REG	**	544,098
GNMAII POOL #MA0392 SER 2042 3.5 DUE 09-20-2042 REG	**	584,945
GNMAII POOL #MA0462 3.5 DUE 10-20-2042 REG	**	814,641
GNMAII POOL #MA0463 4 DUE 10-20-2042 REG	**	576,755
GNMAII POOL #MA0624 3 12-20-2042 REG	**	203,294
GNMAII POOL #MA0626 4 DUE 11-20-2042 REG	**	296,851
GNMAII POOL #MA0674 SER 2028 2.5 DUE 01-20-2028 REG	**	4,390,677
GNMAII POOL #MA0698 3 01-20-2043 REG	**	287,845
GNMAII POOL #MA0933 SER 2043 3% DUE 04-20-2043 REG	**	240,451
GNMAII POOL #MA1012 SER 2043 3.5% DUE 05-20-2043 REG	**	646,327
GNMAII POOL #MA1995 SER 2044 3.5% DUE 06-20-2044 BEO	**	1,300,260
GNMAII POOL #MA2372 SER 2044 4% DUE 11-20-2044 REG	**	492,777
GNMAII POOL #MA2678 SER 2045 3.5% DUE 03-20-2045 REG	**	513,968
GNMAII POOL #MA2754 SER 2045 3.5% DUE 04-20-2045 REG	**	973,639
GNMAII POOL #MA3172 SER 2045 3% DUE 10-20-2045 REG	**	488,684
GNMAII POOL #MA3174 SER 2045 4% DUE 10-20-2045 REG	**	249,384
GNMAII POOL #MA3597 SER 2046 3.5% DUE 04-20-2046 BEO	**	2,514,932
GNMAII POOL #MA3662 SER 2046 3% DUE 05-20-2046 REG	**	852,208
GNMAII POOL #MA3736 SER 2046 3.5% DUE 06-20-2046 REG	**	318,585
GNMAII POOL #MA4003 SER 2046 3% DUE 10-20-2046 REG	**	1,325,615
GNMAII POOL #MA4004 SER 2046 3.5% DUE 10-20-2046 REG	**	1,763,002
GNMAII POOL #MA4322 SER 2047 4% DUE 03-20-2047 REG	**	685,177
GNMAII POOL #MA4383 SER 2047 4% DUE 04-20-2047 REG	**	276,694
GNMAII POOL #MA4452 4.0% DUE 05-20-2047 REG	**	249,507
GNMAII POOL #MA4511 SER 2047 4% DUE 06-20-2047 REG	**	1,838,130
GNMAII POOL #MA4587 SER 2047 4% DUE 07-20-2047 REG	**	173,288
GNMAII POOL #MA4718 3% DUE 09-20-2047 REG	**	63,931
GNMAII POOL #MA4720 SER 2047 4% DUE 09-20-2047 REG	**	4,752,635
GNMAII POOL #MA4837 SER 2047 3.5% DUE 11-20-2047 REG	**	358,419
GNMAII POOL #MA4900 SER 2047 3.5% DUE 12-20-2047	**	85,920

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMAII POOL #MA4901 4% 12-20-2047	**	597,302
GNMAII POOL #MA5020 4.0% 02-20-2048	**	408,137
GNMAII POOL #MA5078 4.0% 03-20-2048	**	670,328
GNMAII POOL #MA5079 4.5% 03-20-2048	**	63,398
GNMAII POOL #MA5266 SER 2048 5% DUE 06-01-2048 REG	**	93,767
GNMAII POOL #MA5331 4.5% DUE 07-20-2048 REG	**	59,994
GNMAII POOL #MA5529 4.5% 10-20-2048	**	473,967
GNMAII POOL #MA5597 5.0% 11-20-2048 REG	**	17,236
GNMAII POOL #MA5652 SER 2048 4.5% DUE 12-20-2048 REG	**	184,730
GNMAII POOL #MA5762 3.5% DUE 02-20-2049	**	13,825
GNMAII POOL #MA5818 SER 2049 4.5% DUE 03-20-2049 REG MBS	**	498,752
GNMAII POOL #MA5819 SER 2049 5% DUE 03-20-2049 BEO	**	18,868
GNMAII POOL #MA5988 5.0% 06-20-2049	**	80,828
GNMAII POOL #MA6153 3.0% 09-20-2049	**	632,844
GNMAII POOL #MA6217 2.5% 10-20-2049	**	612,111
GNMAII POOL #MA6342M 5.0% 12-20-2049	**	18,333
GNMAII POOL #MA6474 3.0% 02-20-2050 REG	**	1,238,876
GNMAII POOL #MA6544 4.5% 03-20-2050	**	197,376
GNMAII POOL #MA6659 4.5% 05-20-2050	**	2,814,332
GNMAII POOL #MA6866 3.0% 09-20-2050	**	324,090
GNMAII POOL #MA7136 SER 2051 2.5% DUE 01-20-2051 REG	**	347,438
GNMAII POOL #MA7193 SER 2051 2.5% DUE 02-20-2051 REG	**	13,715,531
GNMAII POOL #MA7254 2.0% DUE 03-20-2051 REG	**	1,978,793
GNMAII POOL #MA7255 SER 2051 2.5% DUE 03-20-2051 REG	**	7,176,096
GNMAII POOL #MA7367 SER 2051 2.5% DUE 05-20-2051 REG	**	7,644,696
GNMAII POOL #MA7419M 3% 06-20-2051	**	368,819
GNMAII POOL #MA7590 SER 2051 3% DUE 09-20-2051 REG	**	4,745,120
GNMAII POOL #MA7705 2.5% DUE 11-20-2051	**	846,445
GNMAII POOL #MA7767 SER 2051 2.5% 12-20-2051	**	1,320,009
GNMAII POOL #MA7768 SER 2051 3.0% 12-20-2051	**	454,834
GNMAII POOL #MA7936 SER 2052 2.5% 03-20-2052	**	6,972,070
GNMAII POOL #MA7987 2.5% DUE 04-20-2052 REG	**	2,169,192
GNMAII POOL #MA7988 SER 2052 3.0% 04-20-2052	**	1,300,371
GNMAII POOL #MA8042 SER 2052 2.5% DUE 05-20-2052 REG	**	6,073,921
GNMAII POOL #MA8200 4% DUE 08-20-2052	**	487,660
GNMAII POOL #MA8270 5.5% DUE 09-20-2052	**	10,063,699
GNMAII POOL CI1513 SER 2052 3.0% DUE 03-20-2052 REG	**	1,781,727
GNMAII POOL MA5711 SER 2049 4.5% DUE 01-20-2049 REG	**	1,508,129
GODFREY PHILLIPS INR2	**	919,678
GOHEALTH INC COM USD0.0001 CLASS A (POST REV SPLIT)	**	12,289
GOLD BULLION BAR .9999-1 OZ	**	12,364,134
GOLD CIRCUIT ELECT TWD10	**	184,413
GOLDEN ST TOB SECURITIZATION CORP 3.714%06-01-2041	**	599,157
GOLDEN ST TOB SECURITIZATION CORP CALIF 3.0% 06-01-2046	**	3,276,591
GOLDEN ST TOB SECURITIZATION CORP CALIF 4.214% DUE 06-01-2050 REG	**	2,885,340
GOLDMAN SACHS 3.2% DUE 02-23-2023	**	3,587,979
GOLDMAN SACHS 3.5% DUE 01-23-2025	**	5,920,668
GOLDMAN SACHS 3.5% DUE 11-16-2026	**	5,855,363

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GOLDMAN SACHS 3.691% DUE 06-05-2028	**	929,015
GOLDMAN SACHS 3.691% DUE 06-05-2028	**	13,331,364
GOLDMAN SACHS 3.75% DUE 02-25-2026	**	818,540
GOLDMAN SACHS 3.85% DUE 01-26-2027	**	6,810,270
GOLDMAN SACHS 3.85% DUE 07-08-2024	**	900,706
GOLDMAN SACHS 4% DUE 03-03-2024	**	4,263,245
GOLDMAN SACHS 4.25% DUE 10-21-2025	**	1,123,894
GOLDMAN SACHS 4.75% DUE 10-21-2045	**	8,820
GOLDMAN SACHS 6.75% DUE 10-01-2037	**	255,325
GOLDMAN SACHS CAP II GTD FIXED TO FLTG NORMAL PPS DUE 06-01-2043/03-01-2023 REG	**	4,508
GOLDMAN SACHS FIXED 3.5% DUE 04-01-2025	**	10,309,462
GOLDMAN SACHS FLTG RT .673% DUE 03-08-2024	**	1,865,772
GOLDMAN SACHS GROUP INC .657% DUE 09-10-2024 BEO	**	4,858,296
GOLDMAN SACHS GROUP INC .925% DUE 10-21-2024 BEO	**	4,252,905
GOLDMAN SACHS GROUP INC 1.093% DUE 12-09-2026 REG	**	1,873,169
GOLDMAN SACHS GROUP INC 1.542% 09-10-2027	**	10,883,238
GOLDMAN SACHS GROUP INC 1.757% DUE 01-24-2025 BEO	**	861,485
GOLDMAN SACHS GROUP INC 1.757% DUE 01-24-2025 BEO	**	2,574,883
GOLDMAN SACHS GROUP INC 1.992% DUE 01-27-2032 REG	**	381,450
GOLDMAN SACHS GROUP INC 2.6% DUE 02-07-2030	**	836,927
GOLDMAN SACHS GROUP INC 2.615% 04-22-2032	**	3,990,258
GOLDMAN SACHS GROUP INC 2.64% DUE 02-24-2028 BEO	**	1,467,504
GOLDMAN SACHS GROUP INC 2.65% 10-21-2032	**	2,182,742
GOLDMAN SACHS GROUP INC 2.908% DUE 07-21-2042 BEO	**	342,393
GOLDMAN SACHS GROUP INC 3.21% DUE 04-22-2042 BEO	**	471,071
GOLDMAN SACHS GROUP INC 3.272% 09-29-2025 REG	**	4,820,383
GOLDMAN SACHS GROUP INC 4.223% 05-01-2029	**	186,648
GOLDMAN SACHS GROUP INC 4.223% 05-01-2029	**	9,145,754
GOLDMAN SACHS GROUP INC 4.387% 06-15-2027	**	9,078,655
GOLDMAN SACHS GROUP INC 6 45 05 01 6.45 DUE 05-01-2036 BEO	**	93,772
GOLDMAN SACHS GROUP INC COM	**	25,399,475
GOLDMAN SACHS GROUP INC FLTG DUE 10-21-2027 BEO	**	3,401,505
GOLDMAN SACHS GROUP INC FRN 10-28-2027	**	1,627,947
GOLDMAN SACHS GROUP INC NT FXD/FLTG 3.615% 03-15-2028	**	465,311
GOLDMAN SACHS GROUP INC NT FXD/FLTG 3.615% 03-15-2028	**	511,843
GOLDMAN SACHS GROUP INC SR GLOBAL NT 1.431% 03-09-2027	**	7,629,278
GOLDSUN BUILDING M TWD10	**	113,371
GOODLEAP 4% DUE 04-20-2049	**	1,553,878
GOODRX HLDGS INC COM CL A COM CL A	**	153,612
GOODYEAR TIRE & RUBBER CO COM	**	1,641,042
GOPRO INC CL A CL A	**	356,752
GOURMET MASTER CO LTD COMSTK	**	182,379
GOVERNMENT NATIONAL MORTGAGE A G2 CM07213.5% 03-20-2050	**	245,787
GOVERNMENT NATIONAL MORTGAGE A G2 CM52723.5% 01-20-2051	**	236,167
GOVERNMENT NATIONAL MORTGAGE A G2 CN99723.5% 04-20-2047	**	261,828
GOVERNMENT NATIONAL MORTGAGE A SER 22-4 CL Z 1.9% 03-16-2064	**	528,719
GOVERNMENT NATIONAL MORTGAGE A SR 16-H01CL FB 3.79271% 11-20-2065	**	1,832,710
GOVERNMENT NATIONAL MORTGAGE ASSOC 2.5% 05-20-2051	**	273,867

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GOVERNMENT NATIONAL MORTGAGE ASSOC 3% 09-20-2047	**	222,259
GOVERNMENT NATIONAL MORTGAGE ASSOC 3.5% 01-20-2048	**	268,707
GOVERNMENT NATIONAL MORTGAGE ASSOC 3.5% 06-20-2050	**	354,730
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7312 2.5% 04-20-2051	**	9,565,518
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7420 3.5% 06-20-2051	**	1,718,202
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7473 3% 07-20-2051	**	1,660,936
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7534 2.5% 08-20-2051	**	734,297
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7534 2.5% 08-20-2051	**	1,216,510
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7648 2% 10-20-2051	**	1,155,361
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7649 2.5% 10-20-2051	**	191,925
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7650 3% 10-20-2051	**	5,276,296
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7706 3% 11-20-2051	**	1,124,208
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA8266 3.5% 09-20-2052	**	6,408,949
GOVERNMENT NATIONAL MORTGAGE ASSOC POOL #646853 5.5% 08-15-2035 BEO	**	1,449
GOVERNMENT NATL MTG SER 2015-H14 CL FA FLTG RT 06-20-2065	**	1,839,960
GPMT 2021-FL4 LTD VAR RT 6.46314% DUE 12-15-2036	**	4,864,303
GPO AERO CENT NORT SER'B' NPV	**	476,688
GPO CATALANA OCCID EUR0.30	**	113,219
GRACO INC COM	**	57,978
GRAINGER W W INC 1.85% DUE 02-15-2025	**	5,424,225
GRAINGER W W INC COM	**	2,454,175
GRAND CANYON ED INC COM STK	**	1,791,043
GRANITE REAL ESTATE INVT TR	**	331,392
GRANULES INDIA INR1	**	27,348
GRAPHIC PACKAGING HLDG CO COM STK	**	1,994,312
GRAY OAK PIPELN 3.45% DUE 10-15-2027	**	354,315
GREAT EASTERN SHI INR10 (POST REORG)	**	291,018
GREAT HALL MG NO.1 FRN M/BKD 03/2039 EUR'A2B'	**	150,875
GREAT HALL MG NO.1 FRN M/BKD 06/2038 EUR'A2B'	**	131,791
GREAT HALL MTGS NO 1 PLC 2007-02 ASSET BACKED NT CL AC 144A 18 JUN 2039	**	218,031
GREAT LAKES DREDGE & DOCK CORP NEW COM	**	79,409
GREAT TREE PHARMAC TWD10	**	144,214
GREAT WALL MOTOR 'H'CNY1	**	778,439
GREAVES COTTON LTD COMSTK	**	23,203
GREEN BRICK PARTNERS INC COM	**	368,926
GREEN DOT CORP COM STK	**	424,435
GREEN PLAINS INC COM STK	**	908,931
GREENPOINT MTG FDG TR 2006-OH1 MTG PASSTHRU CTF CL A-1 FLTG 01-25-2037 REG	**	833,359
GREENTOWN MGMT HKD0.01	**	59,962
GREGGS ORD GBP0.02	**	563,272
GREIF INC.	**	130,968
GREYWOLF CLO VII LTD SRS 18-7A CL A1 10-20-2031	**	5,164,879
GROCERY OUTLET HLDG CORP COM	**	4,349,456
GROUP UP INDUSTRIA TWD10	**	9,585
GRUPO FINANCIERO BANORTE S A B DE C V	**	764,624
GS BK USA INSTL CTF DEP PROGRAM BOOK ENTDTD 08-12-2021 VAR RT DUE 02-13-2023	**	12,000,000
GS MTG BACKED SECS FLTG RT 2.5% DUE 01-25-2052	**	359,817
GS MTG BACKED SECS FLTG RT 2.5% DUE 09-25-2052	**	2,142,577

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GS MTG BACKED SECS FLTG RT 4.77768% DUE 01-25-2052	**	407,125
GS MTG SECS CORP 7.879% DUE 08-15-2039	**	2,012,171
GS MTG SECS CORP FFMLT 2006-FF4 MTG PASSTHR CTF A-3 03-25-2036 REG	**	1,383,760
GS MTG SECS CORP FLTG RT 5.2084% DUE 11-21-2035	**	1,979,661
GS MTG SECS CORP TR 2021-ROSS 6.96% 05-15-2026	**	2,904,727
GS MTG SECS SER 2014-GC24 CL A-AB 0.0% DUE 09-10-2047 REG	**	626,894
GS MTG SECS TR 1.56% DUE 12-12-2053	**	2,845,864
GS MTG SECS TR 2015-GC32 COML MTG PASSTHRU CTF CL 3.498% 07-10-2048	**	1,935,250
GS MTG SECS TR 2020-GC45 SR 20-GC45 CL A3 2.63% 02-13-2053	**	2,532,163
GS MTG SECS TR 3.05% DUE 05-10-2049	**	1,625,281
GS MTG SECS TR 3.364% DUE 11-10-2047	**	5,423,985
GS MTG SECS TR 3.469% DUE 11-10-2050	**	1,696,146
GS MTG SECS TR 3.506% DUE 10-10-2048	**	5,816,459
GS MTG SECS TR 4.243% DUE 08-10-2046	**	641,579
GS MTG-BACKED SECS FLTG RT 2.5% DUE 12-25-2051	**	71,051
GS MTG-BACKED SECS FLTG RT 3% DUE 08-26-2052	**	1,802,317
GS MTG-BACKED SECS TR 2022-HP1 MTG PASSTHRU CTF CL A-2 3% 09-25-2052	**	1,668,615
GS YUASA CORP NPV	**	117,291
GSK CNSMR FIXED 3.375% DUE 03-24-2027	**	4,466,103
GSK CONSUMER HEALTHCARE CAP UK PLC GTD SR NT 3.125% 03-24-2025	**	1,617,858
GSK CONSUMER HEALTHCARE CAP US LLC GTD SR NT 3.375% 03-24-2029	**	1,000,289
GSK CONSUMER HEALTHCARE CAP US LLC GTD SR NT 3.375% 03-24-2029	**	693,894
GSK PLC ORD GBP0.3125	**	6,797,110
GUARDIAN LIFE GLOBAL FDG SR SECD TRANCHE# SR 00025 1.25% 11-19-2027	**	1,430,404
GUDANG GARAM TBK IDR500	**	593,274
GUIDEWIRE SOFTWARE INC COM USD0.0001	**	7,085,170
GUJARAT FLUOROCHEMICALS LIMITED	**	39,670
GUJARAT NARMADA VALLEY FERTILIZERS AND CHEMCIALS LTD	**	83,244
GUJARAT PIPAVAV PORT LTD COM	**	182,709
GULF INSURANCE GROUP	**	54,411
GULFPORT ENERGY CORP COM USD0.01	**	366,654
GUNAWAN DIANJAYA S IDR100	**	28,072
GXO LOGISTICS INC COM	**	460,284
H & E EQUIP SVCS INC COM	**	364,335
H LUNDBECK A/S SER B DKK1	**	53,825
H&R REAL ESTATE IN UNITS	**	155,514
HACKENSACK MERIDIAN HEALTH INC 2.875% 09-01-2050	**	282,896
HAEMONETICS CORP MASS COM	**	800,893
HAESUNG DS CO LTD KRW5000	**	32,645
HAFNIA LIMITED USD0.01	**	64,076
HAIDILAO INTL HLDG LTD	**	970,051
HAIER SMART HOME CO LTD-H	**	771,592
HAIN CELESTIAL GROUP INC COM	**	524,313
HAL TRUST UNITS NPV	**	699,262
HALFORDS GROUP ORD GBP0.01	**	86,232
HALLIBURTON CO 3.8% DUE 11-15-2025	**	36,995
HALLIBURTON CO COM	**	7,326,262
HALOZYME THERAPEUTICS INC COM	**	1,614,936

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HAMAKYOREX CO LTD NPV	**	45,288
HAMILTON CNTY OHIO HEALTH CARE FACS REV 3.756% 06-01-2042 BEO TAXABLE	**	174,104
HAMILTON LANE INC CL A CL A	**	3,408,445
HANA FINANCIAL GRP KRW5000	**	1,126,725
HANCOCK WHITNEY CORP	**	1,829,578
HANESBRANDS INC COM STK	**	3,184,853
HANG LUNG GROUP HKD1	**	167,194
HANKUK CARBON CO KRW500	**	8,343
HANKYU HANSHIN REI REIT	**	213,820
HANMI FINL CORP COM NEW COM NEW	**	328,012
HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAP INC COM	**	4,536,355
HANNSTAR BOARD CRP TWD10	**	55,607
HANOVER INS GROUP 4.5% DUE 04-15-2026	**	860,021
HANOVER INS GROUP INC 2.5% 09-01-2030	**	134,847
HANOVER INS GROUP INC COM	**	756,458
HANWHA AEROSPACE CO LTD	**	176,856
HANWHA CORP KRW5000	**	156,860
HANWHA CORPORATION 3RD PRF KRW5000	**	35,175
HANWHA GENERAL INSURANCE CO LTD KRW5000	**	48,212
HANWHA SOLUTIONS CORPORATION	**	407,632
HANYANG SECS CO KRW5000	**	43,494
HAPVIDA PARTICIPAC COM NPV 144A/REG S	**	483,250
HARBOUR-LINK GROUP MYR0.50	**	19,919
HAREL INS INVS ILS1	**	44,810
HARLEY DAVIDSON FINL SVCS INC GTD NT 144A 3.05% 02-14-2027	**	1,451,898
HARLEY-DAVIDSON FIXED 2.35% DUE 10-15-2024	**	263,707
HARMONIC INC COM	**	1,212,471
HARMONY BIOSCIENCES HLDGS INC COM	**	650,731
HARSCO CORP COM	**	220,471
HARTFORD FINL SVCS 4.3 DUE 04-15-2043	**	128,706
HARTFORD FINL SVCS GROUP INC COM	**	12,453,030
HASBRO INC 3.9% DUE 11-19-2029	**	400,976
HASBRO INC COM	**	5,057,119
HASHICORP INC COM USD0.000015 CL A	**	457,672
HCA HEALTHCARE INC COM	**	7,510,748
HCI GROUP INC COM NPV	**	60,335
HDFC BANK LTD INR1	**	2,815,560
HEALTH CARE SVC CORP 1.5% 06-01-2025	**	1,175,822
HEALTH CATALYST INC COM	**	403,313
HEALTHCARE RLTY 2% DUE 03-15-2031	**	147,816
HEALTHCARE RLTY 3.1% DUE 02-15-2030	**	268,849
HEALTHCARE SVCS GROUP INC COM	**	3,303,096
HEALTHEQUITY INC COM	**	1,642,336
HEALTHPEAK PPTYS FIXED 3% DUE 01-15-2030	**	1,905,383
HEALTHPEAK PPTYS INC 1.35% 02-01-2027	**	2,101,672
HEALTHPEAK PPTYS INC SR NT 2.125% 12-01-2028	**	155,457
HEALTHPEAK PROPERTIES INC 3.5% DUE 07-15-2029	**	567,035

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HEALTHSTREAM INC COM STK ISIN# US42222N1037	**	191,492
HECLA MNG CO COM	**	171,415
HECTO FINANCIAL CO LTD KRW500	**	23,459
HEICO CORP NEW COM	**	868,220
HEIDRICK & STRUGGLES INTL INC COM	**	171,652
HEIJMANS CVA EUR0.30	**	670,467
HEINEKEN MALAYSIA MYR0.50	**	147,596
HEIWA CORP NPV	**	372,905
HELEN TROY LTD COM STK	**	7,127,077
HELIA GROUP LTD NPV	**	264,631
HELLENIQ ENERGY HOLDINGS S.A.	**	91,575
HENKEL CORP DISC COML PAPER 4/2 YRS 3&4 Z/CPN CP DUE 09-07-2023	**	4,508,802
HERAN CO LTD TWD10	**	131,054
HERBALIFE NUTRITION LTD COM STK	**	943,809
HERMES INTL NPV	**	4,843,976
HERO FDG 2017-2 FIXED 3.28% DUE 09-20-2048	**	84,473
HERSHA HOSPITALITY TR PRIORITY SHS BEN INT CL A NEW PRTY SHS BEN INT CL A NEW	**	84,910
HERSHEY CO FIXED .9% DUE 06-01-2025	**	1,917,225
HERSHEY COMPANY COM STK USD1	**	4,736,070
HERTZ VEH FING III 1.99% DUE 06-25-2026	**	587,845
HERTZ VEH FING III 2.33% DUE 06-26-2028	**	1,053,367
HERTZ VEH FING III 3.37% DUE 03-25-2025	**	487,450
HERTZ VEH FING III 3.89% DUE 09-25-2028	**	1,664,131
HERTZ VEH FING III LLC 2021-1 RENT CAR AST BKD NT 1.21% 12-26-2025	**	2,865,146
HERTZ VEH FING III LLC 2021-1 RENT CAR AST BKD NT 1.56% 12-26-2025	**	1,970,420
HERTZ VEH FING III LLC 2021-2 RENT CAR AST BKD NT 1.68% 12-27-2027	**	1,995,660
HESS CORP 6% DUE 01-15-2040	**	7,886
HESS CORP COM STK	**	5,034,610
HEUNGKUK FIRE&MARI KRW5000	**	28,370
HEWLETT PACKARD ENTERPRISE CO COM	**	2,158,398
HEXATRONIC GROUP NPV	**	82,625
HEXCEL CORP NEW COM	**	1,995,015
HF SINCLAIR HF SINCLAIR CORPORATION5.875% DUE 04-01-2026	**	901,685
HF SINCLAIR CORP FIXED 2.625% DUE 10-01-2023	**	48,957
HFR INC KRW500	**	297,094
HIGHBRIDGE LOAN MANAGEMENT LTD 23/01/2035 0% 01-23-2035	**	1,442,618
HIGHWOODS PPTYS INC COM	**	396,253
HIKMA PHARMACEUTIC ORD GBP0.10	**	81,453
HILAN LTD ILS1	**	90,198
HILLENBRAND INC COM STK	**	2,329,697
HILTON GRAND VACATIONS INC COM	**	213,858
HILTON WORLDWIDE FINANCE LLC TERM LOAN 06-22-2026 BEO	**	284,577
HIM INTL MUSIC INC TWD10	**	71,243
HIROSE ELECTRIC NPV	**	113,229
HISAMITSU PHARM CO NPV	**	157,660
HISENSE HOME APPL. 'H'CNY1	**	65,086
HITACHI NPV	**	8,742,494
HITACHI ZOSEN Y50	**	308,001

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HITE JINRO KRW5000	**	112,011
HITEJINRO HOLDINGS CO LTD KRW5000	**	27,626
HITO COMMUNICATIONS HOLDINGS	**	34,537
HK INNO.N CORP KRW500	**	51,138
HOCHSCHILD MINING ORD GBP0.01	**	44,424
HOKKO CHEMICAL IND NPV	**	28,960
HOLLYWOOD BOWL GRO ORD GBP 0.01	**	66,440
HOME BANCORP INC COM STK	**	98,154
HOME BANCSHARES INC COM	**	3,747,816
HOME DEPOT CANADA INC 2.7% 04-15-2025	**	769,801
HOME DEPOT INC 2.5% DUE 04-15-2027	**	5,152,029
HOME DEPOT INC 2.875% 04-15-2027	**	1,522,333
HOME DEPOT INC 3.125% DUE 12-15-2049	**	356,875
HOME DEPOT INC 3.3% DUE 04-15-2040 REG	**	336,514
HOME DEPOT INC 3.9% DUE 12-06-2028 REG	**	96,430
HOME DEPOT INC 3.9% DUE 06-15-2047	**	49,654
HOME DEPOT INC 4.5% 09-15-2032	**	3,762,481
HOME DEPOT INC 4.95% DUE 09-15-2052 BEO	**	192,908
HOME DEPOT INC COM	**	21,767,492
HOMETRUST BANCSHARES INC COM	**	118,530
HONDA AUTO .82% DUE 07-15-2024	**	821,818
HONDA INDIA POWER INR10	**	183,308
HONDA MTR CO LTD 2.534% DUE 03-10-2027	**	1,725,901
HONEYWELL INTL INC 1.35% DUE 06-01-2025 REG	**	2,326,121
HONEYWELL INTL INC COM STK	**	18,744,178
HORACE MANN EDUCATORS CORP COM	**	1,888,568
HORIBA LTD NPV	**	221,479
HORIZON BANCORP INC/IN COM	**	11,310
HORIZON THERAPEUTICS PLC COM USD0.0001	**	436,309
HORMEL FOODS CORP FIXED .65% DUE 06-03-2024	**	840,858
HOSHIZAKI CORP	**	127,007
HOSIDEN CORP NPV	**	52,489
HOSOKAWA MICRON CO NPV	**	95,571
HOST HOTELS & RESORTS INC REIT	**	2,129,113
HOSTESS BRANDS INC CL A CL A	**	395,236
HOTLAND CO LTD NPV	**	28,139
HOUSING & URBAN INR10	**	87,178
HOUSING DEVEL FIN INR2	**	3,391,737
HOWDEN JOINERY GR ORD GBP0.10	**	650,830
HOWMET AEROSPACE INC COM USD1.00 WI	**	173,838
HOYA CORP NPV	**	5,016,715
HP INC 2.2% DUE 06-17-2025	**	1,939,707
HP INC 3% DUE 06-17-2027	**	150,828
HP INC COM	**	763,887
HSBC BK USA INSTL CTF DEP PROGRAM INSTL CTF DEP 4.01% 08-10-2023	**	4,885,550
HSBC HLDGS PLC .976% DUE 05-19-2025 REG	**	921,599
HSBC HLDGS PLC 1.589% DUE 05-24-2027 REG	**	6,076,264
HSBC HLDGS PLC 2.099% DUE 06-04-2026	**	1,807,168

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HSBC HLDGS PLC 2.357% DUE 08-18-2031 REG	**	298,905
HSBC HLDGS PLC 2.633% DUE 11-07-2025	**	470,244
HSBC HLDGS PLC 2.633% DUE 11-07-2025	**	1,173,729
HSBC HLDGS PLC 4.25% DUE 08-18-2025	**	192,550
HSBC HLDGS PLC 4.3% DUE 03-08-2026	**	7,749,255
HSBC HLDGS PLC FIXED 3.95% DUE 05-18-2024	**	1,180,698
HSBC HLDGS PLC FLTG RT .732% DUE 08-17-2024	**	3,792,268
HSBC HLDGS PLC FLTG RT .732% DUE 08-17-2024	**	5,743,156
HSBC HLDGS PLC FLTG RT 1.645% DUE 04-18-2026	**	3,396,067
HSBC HLDGS PLC FLTG RT 2.251% DUE 11-22-2027	**	780,491
HSBC HLDGS PLC FLTG RT 2.848% DUE 06-04-2031	**	896,496
HSBC HLDGS PLC FLTG RT 2.871% DUE 11-22-2032	**	2,072,242
HSBC HLDGS PLC FLTG RT 2.999% DUE 03-10-2026	**	2,748,262
HSBC HLDGS PLC FLTG RT 4.292% DUE 09-12-2026	**	19,168,101
HSBC HLDGS PLC FLTG RT 7.336% DUE 11-03-2026	**	1,041,556
HSBC HLDGS PLC FLTG RT 7.39% DUE 11-03-2028	**	1,889,018
HSBC HOLDINGS PLC 1.162% 11-22-2024	**	4,711,046
HSBC HOLDINGS PLC 3.803% 03-11-2025	**	2,917,313
HSBC HOLDINGS PLC 4.041% 03-13-2028	**	1,199,679
HSBC HOLDINGS PLC 4.041% 03-13-2028	**	184,566
HSBC HOLDINGS PLC 4.25 NTS 03-14-2024 USD1000	**	1,228,206
HUABAO INTL HLDG COMSTK	**	61,961
HUBER & SUHNER AG CHF0.25 (REGD)	**	93,184
HUBSPOT INC COM	**	2,285,862
HUDBAY MINERALS IN COM NPV	**	58,559
HUGO BOSS AG	**	138,725
HUMAN SOFT HOLDING KWD0.1	**	54,121
HUMANA INC .65% 08-03-2023	**	939,109
HUMANA INC 2.15% 02-03-2032	**	195,780
HUMANA INC 3.7% 03-23-2029	**	1,430,989
HUMANA INC 3.85% DUE 10-01-2024	**	2,796,617
HUMANA INC 4.5% DUE 04-01-2025	**	168,050
HUMANA INC 5.75% DUE 03-01-2028	**	1,738,162
HUMANA INC COM	**	8,552,036
HUMASIS CO LTD KRW100	**	95,678
HUNTER GROUP ASA NOK0.002	**	118,297
HUNTINGTON 5.023% DUE 05-17-2033	**	400,086
HUNTINGTON BANCSHARES INC COM	**	492,880
HUNTINGTON BANCSHARES INC SR NT FIXED/FLTG 4.443% 08-04-2028	**	2,296,588
HUNTINGTON INGALLS INDS INC 3.844% 05-01-2025	**	3,432,611
HUNTINGTON INGALLS INDS INC COM	**	2,963,546
HUNTINGTON INGALLS INDS INC SR NT .67% 08-16-2023	**	1,708,851
HUNTINGTON NATL BK MD 4.552% DUE 05-17-2028 BEO	**	2,414,636
HUNTSMAN CORP COM STK	**	655,783
HURON CONSULTING GROUP INC COM STK	**	1,087,403
HUVITZ CO KRW500	**	99,062
HWA SHIN CO KRW500	**	15,236
HY LOK KRW500	**	15,394

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HYATT HOTELS CORP 1.3% 10-01-2023	**	97,201
HYATT HOTELS CORP COM CL A COM CL A	**	2,084,963
HYDRO-QUEBEC 8.05 DEB DUE 07-07-2024 REGPUTABLE 7-7-06 @100	**	277,110
HYOSUNG HEAVY INDU KRW5000	**	42,536
HYSTER-YALE MATLS HANDLING INC CL A COM	**	100,633
HYUNDAI AUTO 1.49% DUE 12-15-2027	**	1,480,020
HYUNDAI AUTOEVER CORP NPV	**	34,241
HYUNDAI CAP SVCS INC GLOBAL NT 144A .75%09-15-2023	**	2,087,598
HYUNDAI CONSTRUCTI KRW5000	**	44,789
HYUNDAI ELECTRIC & KRW5000	**	117,902
HYUNDAI ENERGY SOL KRW5000	**	77,770
HYUNDAI FUTURENET CO LTD	**	64,616
HYUNDAI INDUSTRIAL CO LTD KRW500	**	17,828
HYUNDAI MARINE&FIR KRW500	**	366,619
I/L CANADA (GOVT OF) 3% 01/12/2036 CAD1000	**	93,400
I/M EERDUOSI RESOU 'B'CNY1	**	186,635
I/MONGOLIA YITAI C 'B'CNY1	**	206,737
I/O CMO UBS-BARCLAYS COML MTG TR 2013-C5CL X-A 144A VAR RT 03-10-2046 BEO	**	31
I/O FEDERAL HOME LN MTG CORP SER 2936 CL SC VAR RT 03-15-2029	**	5,114
I/O FHLMC MULTICLASS SER 004579 CL SD 01-15-2038	**	7,287
I/O FHLMC MULTICLASS SER 323 CL 300 DUE 01-15-2044	**	144,638
I/O FNMA POOL #AN6788 2.87% 09-01-2027	**	1,706,152
I/O FNMA REMIC SER 2013-13 CL IK 03-25-2028	**	7,226
I/O FNMA REMIC TR 2013-17 CL-TI 3% 03-25-2028 REG	**	8,414
I/O FNMA SMBS TR 404 CL 05-25-2040	**	126,882
I/O FNMA SMBS TR 421 CL 12-25-2038	**	53,930
I3 VERTICALS INC CL A CL A	**	1,508,837
IA FINANCIAL CORP COM NPV	**	977,017
IAA SPINCO INC	**	5,925,200
IBA NPV	**	29,559
IBJ INC NPV	**	41,593
IBM CORP 4.0% 07-27-2025	**	1,634,764
ICE_CDS GOLDUS33 20/06/2025 SELL TESCO PLC 6% 12/14/202 SWPC0GVU2	**	648
ICE_CDS MSNYUS33 12/20/2025 SELL FORD MOTOR CREDIT CO L SWPC0L3F5	**	11,779
ICE_CDX GOLDUS33 06/20/2027 BUY CDX.EM.37 SWPC0KSL7	**	113,043
ICE_CDX GOLDUS33 06/20/2032 BUY CDX.NA.IG.38 SWPC0KSU7	**	2,787
ICE_CDX GOLDUS33 12/20/2030 BUY CDX.NA.IG.35 SWPC0JJ89	**	657
ICE_CDX GOLDUS33 12/20/2031 BUY CDX.NA.IG.37 SWPC0KC18	**	19,898
ICE_CDX GOLDUS33 12/20/2032 BUY CDX.NA.IG.39 SWPC0LBC3	**	117,946
ICE_CDX GOLDUS33 20/12/2032 BUY ITRAXX EUROPE SERIES 3 SWPC0LAY6	**	40,738
ICG US CLO 2020-1 LTD / ICG US CLO 6.00771% 01-20-2035	**	6,750,004
ICHINEN HOLDINGS CO LTD NPV	**	27,364
ICHITAN GRP PCL GDR COMMON STOCK	**	287,696
IDA PWR CO SECD 4.2% DUE 03-01-2048	**	1,376,429
IDEC CORPORATION NPV	**	130,570
IDEXX LABS INC COM	**	1,097,412
IDFC FIRST BANK LTD	**	212,074
IDOM INC NPV	**	150,469

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
IFB INDUSTRIES LTD INR10	**	61,973
IG GROUP HLDGS ORD GBP0.00005	**	694,062
IGG INC USD0.0000025	**	92,890
IGO LTD	**	2,575,738
IHO VERWALTUNGS GMBH 144 PAY IN KIND 05-15-2027 BEO	**	349,825
IL ST BUILD AMERICA BONDS-TAXABLE-SER 3 6.725 04-01-2035 BEO	**	407,471
IL YANG PHARM KRW2500	**	54,757
ILL TOOL WKS INC COM	**	14,382,726
ILLUMINA INC FIXED .55% DUE 03-23-2023	**	1,693,462
ILSUNG PHARM KRW5000	**	25,030
ILUKA RESOURCES NPV	**	731,185
IMDEX LTD NPV	**	529,041
IMERYS EUR2	**	693,145
IMM GRANDE DISTRIB NPV	**	134,808
IMMUNOGEN INC COM	**	163,566
IMPERIAL BRANDS PLC GBP0.10	**	3,106,733
IMPINJ INC COM	**	3,954,063
IN MICH PWR CO FIXED 3.85% 05-15-2028	**	235,642
INABA DENKISANGYO NPV	**	53,421
INARI MED INC COM	**	658,609
INCHCAPE ORD GBP0.10	**	361,379
INCITEC PIVOT NPV	**	333,520
INDEPENDENT BK CORPORATION	**	75,707
INDIAN BANK INR10	**	126,091
INDIAN HOTELS INR1 (POST SUBDIVISION)	**	140,394
INDIANA ST FIN AUTH REV 2.496% 03-01-2032 BEO TAXABLE	**	1,574,888
INDIKA ENERGY TBK IDR100	**	27,480
INDITEX (IND.DE DISENO TEXTIL SA) EUR0.03 (POST SUBD)	**	5,644,632
INDO TAMBANGRAY IDR500	**	124,339
INDONESIA GOVERNMEN 8.375% 15/03/34	**	676,902
INDONESIA(REPUBLIC OF) T BOND 3.5% 01-11-2028	**	759,319
INDUSTRIAL & COMMERCIAL BANK CHINA 'H'	**	3,661,031
INDUSTRIAL LOGISTICS PPTYS TR COM SHS BEN INT COM SHS BEN INT	**	68,847
INDYMAC ABS INC SER 2005-B CL M3 FLT RT 08-25-2035/04-26-2021 BEO	**	1
I-NE CO LTD NPV	**	114,411
INFINERA CORP COM STK USD0.001	**	806,178
INFOMART CORPORATI NPV	**	51,949
INFORMATICA INC CL A CL A	**	541,317
INFOSYS LIMITED	**	745,860
ING GROEP N V 3.55% 04-09-2024	**	782,801
ING GROEP N V 3.869% 03-28-2026	**	1,964,438
ING GROEP N V DUE 04-01-2027/04-01-2021 BEO	**	6,200,550
ING GROEP N V FIXED 4.625% DUE 01-06-2026	**	782,044
ING GROEP N V SR NT FIXED/FLTG 1.726% 04-01-2027	**	1,148,536
ING GROEP N.V. EUR0.01	**	5,503,844
INGERSOLL-RAND GLOBAL HLDG CO LTD 4.25 DUE 06-15-2023	**	538,741
INGEVITY CORP COM	**	619,731
INGREDION INC COM	**	5,749,470

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
INHIBRX INC COM	**	154,690
INKEVERSE GROUP LT USD0.001	**	29,206
INLAND HOMES ORD GBP0.10	**	51,966
INMODE LTD COM ILS0.01	**	2,519,992
INNOCARE PHARMA LT USD0.000002	**	61,166
INNOVATIVE INDL PPTYS INC COM	**	1,864,131
INNOWIRELESS CO LT KRW500	**	47,796
INOGEN INC COM	**	153,324
INSOURCE CO LTD NPV	**	82,496
INSPERITY INC COM	**	1,234,946
INSPIRE MED SYS INC COM	**	3,598,358
INTACT FINL CORP COM NPV	**	3,190,456
INTAI TECHNOLOGY C TWD10	**	27,590
INTEGRA LIFESCIENCES HLDG CORP COM DESP	**	7,819,859
INTEGRAL AD SCIENCE HLDG CORP COM	**	777,915
INTEL CORP 1.6% DUE 08-12-2028 BEO	**	280,878
INTEL CORP 3.7% DUE 07-29-2025	**	130,823
INTEL CORP 3.7% DUE 07-29-2025	**	846,447
INTEL CORP 4.75% DUE 03-25-2050	**	130,494
INTEL CORP COM	**	3,992,199
INTEL CORP FIXED 3.75% DUE 08-05-2027	**	3,177,773
INTELLIA THERAPEUTICS INC COM	**	173,403
INTER AMERN DEV BK GLOBAL MEDIUM TERM BK3.25% 07-01-2024	**	2,656,581
INTER PARFUMS INC COM	**	279,039
INTERACTIVE BROKERS GROUP INC CL COM	**	325,647
INTERCEPT PHARMACEUTICALS INC COM	**	322,028
INTERCONTINENTAL 3.75% DUE 12-01-2025	**	134,462
INTERCONTINENTAL EXCHANGE INC 4.6% 03-15-2033	**	3,691,411
INTERCONTINENTAL EXCHANGE INC COM	**	236,778
INTERFOR CORP COM NPV	**	385,918
INTERMED CAP GRP ORD GBP0.2625	**	1,036,443
INTERNATIONAL BUSINESS MACHS CORP 3.0% DUE 05-15-2024 REG	**	1,546,890
INTERNATIONAL BUSINESS MACHS CORP 4 NTS DUE 06-20-2042 USD1000	**	250,051
INTERNATIONAL GAME TECHNOLOGY COMMON STOCK	**	4,199,565
INTERNET COMM STK	**	150,404
INTERPUBLIC GROUP COMPANIES INC COM	**	1,171,546
INTERSTATE PWR & LT CO 3.6% 04-01-2029	**	1,989,580
INTESA SANPAOLO NPV	**	4,881,491
INTESA SANPAOLO S 3.375% DUE 01-12-2023	**	899,556
INTL FLAVORS & FRAGRANCES INC COM	**	2,987,311
INTL GAME SYSTEM TWD10	**	239,772
INTL PAPER CO COM	**	2,701,140
INTRA-CELLULAR THERAPIES INC COM	**	1,755,991
INTST PWR & LT CO 3.25% DUE 12-01-2024	**	1,738,134
INTUIT COM	**	26,942,708
INTUITIVE SURGICAL INC COM NEW STK	**	23,987,640
INVITATION HOMES 4.15% 04-15-2032	**	2,194,637
INVITATION HOMES OPER PARTNERSHIP 2.3% DUE 11-15-2028 BEO	**	1,657,059

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
INVITATION HOMES OPER PARTNERSHIP 2.3% DUE 11-15-2028 BEO	**	745,676
INVITATION HOMES OPER PARTNERSHIP SR NT 2.7% 01-15-2034	**	2,269,333
INVIVYD INC COM	**	13,934
INWIDO AB NPV	**	137,904
IOCHPE-MAXION SA COM NPV	**	20,253
ION EXCHANGE INR10	**	10,782
IONIS PHARMACEUTICALS INC COM	**	1,267,221
IOVANCE BIOTHERAPEUTICS INC COM	**	117,838
IPALCO ENTERPRISES FIXED 3.7% DUE 09-01-2024	**	499,266
IPALCO ENTERPRISES INC 4.25% DUE 05-01-2030 REG	**	378,609
IPD GROUP LTD NPV	**	119,453
I-PEX INC	**	50,548
IPH LTD NPV	**	288,316
IPSOS EUR0.25	**	242,869
IRB INFRASTRUCTURE INR10	**	678,683
IRB INVIT FUND NPV	**	219,794
IRCON INTERNATIONA INR2 (POST SUBD)	**	1,233,649
IRISO ELECTRONICS NPV	**	76,941
IRS BOFAUS6S 21/09/2027 MYR P 3.5% / R 3MKLIBO SWU01K9O1	**	15,973
IRS BOFAUS6S 21/09/2032 THB P 6MTHBFX / R 2.75% SWU01K3T6	**	4,787
IRS CITIUS33 16/03/2032 MYR P 3.5% / R 3MKLIBO SWU01E4J1	**	20,282
IRS GSCMUS33 21/09/2027 MYR P 3.5% / R 3MKLIBO SWU01KKW0	**	5,044
IRS GSCMUS33 21/09/2032 MYR P 3.75% / R 3MKLIBO SWU01KL17	**	9,684
IRS SCBLGB2L 21/09/2027 MYR P 3.5% / R 3MKLIBO SWU01KJ77	**	3,923
IRS THB 6M/ 2.48% CITIUS33 18/05/2027 SWU00LT91	**	1,530
ISB CORPORATION NPV	**	158,871
ISRAEL ELEC CORP LTD 3.75% 144A 22/02/2032	**	175,772
ISRAEL(STATE OF) 1.75% SNR 31/08/25 ILS1000	**	271,234
ISRAEL(STATE OF) 2% BDS 31/03/2027 ILS1000	**	295,458
ITALY(REPUBLIC OF) 2.35% IDX/LKD NTS 15-09-2024 EUR1000	**	10,130,167
ITC HLDGS CORP 3.25% DUE 06-30-2026	**	749,347
ITD CEMENTATION INDIA LTD INR1	**	10,663
ITEOS THERAPEUTICS INC. COM	**	180,692
ITRON INC COM STK NPV	**	1,036,046
ITT INC COM	**	5,855,015
ITURAN LOCATION & CONTROL ILS0.333	**	152,136
IVANHOE MINES LTD COM STK	**	307,650
IVECO GROUP NV EUR0.01	**	990,245
IVERIC BIO INC COM	**	918,489
IWAKI CO LTD NPV	**	25,170
IZUMI CO LTD NPV	**	274,014
J & J SNACK FOODS CORP COM STK NPV	**	5,858,003
J FRONT RETAILING NPV	**	72,818
J KUMAR INFAPROJEC COM STK	**	95,402
J P MORGAN CHASE 3.6744% DUE 12-15-2046	**	162,339
J P MORGAN CHASE COML MTG SECS TR 2013-C13 CL B VAR RT DUE 01-15-2046	**	2,946,360
J P MORGAN CHASE FLTG RT 5.575% DUE 11-15-2038	**	3,346,606
J P MORGAN MTG TR FLTG RT 2.5% DUE 10-25-2051	**	1,397,007

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
JABIL INC COM USD0.001	**	295,511
JACK HENRY & ASSOC INC COM	**	1,404,480
JACKSON FINANCIAL INC CL A COM	**	1,118,672
JACKSON FINL INC SR NT 1.125% 11-22-2023	**	1,866,869
JACKSON NATIONAL LIFE GLOBAL FNDG 144A 3.875% DUE 06-11-2025 BEO	**	240,176
JAMESTOWN CLO LTD SER 20-15A C L A FRN 04-15-2033 BEO	**	584,879
JAPAN (30 YR TBOND .5% 20/03/2049	**	355,846
JAPAN (30 YR TBOND .7% 20/06/2051	**	602,775
JAPAN ELECTRON MAT NPV	**	27,441
JAPAN EXCHANGE GROUP INC NPV	**	713,297
JAPAN FIN ORGANIZATION FOR MUNICIPALITIEGLOBAL NT 144A 2.125% DUE 10-25-2023 BEO	**	1,268,722
JAPAN FIN ORGANIZATION FOR MUNICIPALITIEGLOBAL NT 144A 2.125% DUE 10-25-2023 BEO	**	1,756,692
JAPAN GOVT CPI IDX/LKD 10/03/2028	**	1,808,022
JAPAN LIFELINE CO NPV	**	143,705
JAPAN MEDICAL DYNA NPV	**	36,192
JAPAN PETROLEUM EX NPV	**	119,478
JAPAN POST INSURAN NPV	**	925,269
JAPAN TOBACCO INC NPV	**	473,936
JAPAN(GOVT OF) 0% T-BILL 06/01/2023 JPY	**	1,136,851
JAPAN(GOVT OF) 0% T-BILL 20/02/2023 JPY	**	454,849
JAPAN(GOVT OF) 0% T-BILL 23/01/2023 JPY	**	833,762
JAPAN(GOVT OF) 0% T-BILL 27/02/2023 JPY	**	909,728
JAPAN(GOVT OF) 0.1% I/L SNR 10/03/2029 JPY	**	2,046,425
JASTRZEBSKA SPOLKA WEGLOWA S	**	621,319
JB FINANCIAL GROUP	**	157,473
JBCC HOLDINGS INC NPV	**	161,149
JCU CORPORATION	**	88,704
JD.COM INC USD0.00002 A CLASS	**	1,526,090
JEISYS MEDICAL INC KRW100	**	68,298
JELD-WEN HLDG INC COM	**	75,183
JEOL LTD NPV	**	982,220
JERONIMO MARTINS EUR1	**	1,623,618
JET2 PLC	**	762,317
JETBLUE AWYS CORP COM	**	1,440,854
JFROG LTD COM	**	991,845
JGC HLDGS CORP NPV	**	315,392
JHSF PARTICIPACOES COM NPV	**	87,812
JICHODO CO LTD NPV	**	39,350
JINGRUI HOLDINGS L USD0.01	**	10,885
JINS HOLDINGS INC NPV	**	55,902
JIUTIAN CHEMICAL G NPV	**	381,036
JK PAPER LTD INR10	**	284,016
JK TYRE & INDUSTRIES LTD INR2	**	21,206
J-LEASE CO LTD NPV	**	180,852
JMT CO LTD KRW500	**	8,623
JNK HEATERS CO LTD	**	30,877
JOHN DEERE CAPITAL CORP 2.05% DUE 01-09-2025	**	1,688,724
JOHN DEERE CAPITAL CORP 2.35% 03-08-2027	**	443,743

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
JOHN DEERE OWNER 3.8% DUE 05-15-2029	**	967,039
JOHN DEERE OWNER FIXED 5.2% DUE 09-17-2029	**	1,157,370
JOHNSON & JOHNSON .55% DUE 09-01-2025 REG	**	541,557
JOHNSON & JOHNSON .95% DUE 09-01-2027	**	1,043,698
JOHNSON & JOHNSON COM USD1	**	29,756,693
JOHNSON CTLS INTL PLC COM USD0.01	**	11,389,056
JOSHIN DENKI CO NPV	**	47,074
JOST WERKE AG NPV (REGD)	**	164,314
JPM CHASE 2.963% 01-25-2033	**	13,403,438
JPMBB COML MTG 2.8164% DUE 11-15-2048	**	4,724
JPMBB COML MTG 3.31060004234% DUE 03-17-2049	**	12,933,357
JPMBB COML MTG 3.7697% DUE 12-15-2048	**	3,716,558
JPMBB COML MTG FLTG RT 4.2016% DUE 09-15-2047	**	5,954,798
JPMBB COML MTG FLTG RT 4.54723% DUE 09-15-2047	**	875,207
JPMBB COML MTG SECS TR 2014-C24 COML MTGPASSTHRU CTF CL 3.3726% 11-15-2047	**	9,897,857
JPMBB COML MTG SECS TR 2015-C31 FLTG RT CL B 08-15-2048	**	1,263,849
JPMBB COML MTG SECS TR SER 2014-C23 CL A-SB 3.657%09-15-2047	**	661,818
JPMBB COML MTG SECS TR SER 2014-C25 CL A-4A1 3.408% 11-15-2047	**	2,117,925
JPMDB COML MTG SECS TR 2016-C4 CL A-2 2.8822% 9-15-2026	**	7,033,650
JPMORGAN CHASE & 2.7% DUE 05-18-2023	**	5,027,134
JPMORGAN CHASE & 2.95% DUE 10-01-2026	**	2,241,608
JPMORGAN CHASE & 3.2% DUE 01-25-2023	**	1,367,945
JPMORGAN CHASE & 4.023% DUE 12-05-2024	**	3,714,690
JPMORGAN CHASE & CO 3.875 09-10-2024	**	8,862,257
JPMORGAN CHASE & CO .824% 06-01-2025	**	2,957,182
JPMORGAN CHASE & CO 1.47% 09-22-2027	**	1,755,561
JPMORGAN CHASE & CO 2.083% DUE 04-22-2026/10-22-2020 REG	**	5,599,448
JPMORGAN CHASE & CO 2.301% DUE 10-15-2025	**	17,739,529
JPMORGAN CHASE & CO 2.522% DUE 04-22-2031	**	1,157,175
JPMORGAN CHASE & CO 2.739% DUE 10-15-2030	**	2,720,259
JPMORGAN CHASE & CO 2.947% 02-24-2028	**	453,328
JPMORGAN CHASE & CO 2.947% 02-24-2028	**	793,325
JPMORGAN CHASE & CO 2.956% 05-13-2031	**	2,710,436
JPMORGAN CHASE & CO 3.782% DUE 02-01-2028 BEO	**	25,167,197
JPMORGAN CHASE & CO 3.96% DUE 01-29-2027	**	282,460
JPMORGAN CHASE & CO 4.0% DUE 12-31-2049 REG	**	2,358,969
JPMORGAN CHASE & CO 4.08% 04-26-2026	**	486,379
JPMORGAN CHASE & CO 4.452% 12-05-2029	**	5,317,458
JPMORGAN CHASE & CO 4.6% DUE 12-31-2049	**	2,018,063
JPMORGAN CHASE & CO 4.912% DUE 07-25-2033/07-25-2032 BEO	**	95,668
JPMORGAN CHASE & CO COM	**	29,903,227
JPMORGAN CHASE & CO NT FIXED TO FLTG RATE 1.578% 04-22-2027	**	3,778,391
JPMORGAN CHASE & CO NT FIXED TO FLTG RATE 4.323% 04-26-2028	**	638,380
JPMORGAN CHASE & CO NT FIXED/FLTG .697% 03-16-2024	**	2,725,133
JPMORGAN CHASE & CO SR NT FIXED/FLTG 2.595% 02-24-2026	**	490,165
JPMORGAN CHASE & FIXED 3.845% DUE 06-14-2025	**	7,061,884
JPMORGAN CHASE & FLTG RT .653% DUE 09-16-2024	**	2,792,321
JPMORGAN CHASE & FLTG RT .969% DUE 06-23-2025	**	1,560,408

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
JPMORGAN CHASE & FLTG RT 1.04% DUE 02-04-2027	**	4,797,107
JPMORGAN CHASE & FLTG RT 1.045% DUE 11-19-2026	**	2,642,263
JPMORGAN CHASE & FLTG RT 1.514% DUE 06-01-2024	**	2,784,187
JPMORGAN CHASE & FLTG RT 3.559% DUE 04-23-2024	**	15,473,715
JPMORGAN CHASE & FLTG RT 4.851% DUE 07-25-2028	**	6,449,105
JPMORGAN CHASE & FLTG RT 5.546% DUE 12-15-2025	**	1,852,930
JPN BANK FOR INT'L COOP 3.375% 10-31-2023 REG	**	591,312
JS CORP/KR KRW100	**	30,000
JSC OGK-2 RUB0.3627(RUB)	**	65,393
JTEKT CORPORATION NPV	**	317,541
JULIUS BAER GRUPPE CHF0.02 (REGD)	**	3,325,791
JUMBO INTERACTIVE NPV	**	222,480
JUNIPER NETWORKS INC COM	**	2,026,424
JUST GROUP PLC ORD GBP0.10	**	70,642
JUSTSYSTEMS CORP NPV	**	140,909
JVCKENWOOD CORPORA NPV	**	1,780,608
JYOTHY LABS LTD INR1	**	93,687
JYSKE BANK A/S DKK10	**	28,498
JYSKE REALKREDIT 1% CVD BDS 01/10/50 DKK0.01	**	615,764
JYSKE REALKREDIT 1% SNR 01/10/2050 DKK0.01	**	619,424
K + S AG -REG.SHS- SHS	**	47,066
KAGA ELECTRONICS NPV	**	888,548
KAISER ALUM CORP COM PAR $0.01 COM PAR $0.01	**	5,023,083
KAKIYASU HONTEN NPV	**	47,361
KAMAN CORP COM	**	2,519,610
KAMEI CORP NPV	**	24,060
KAMIGUMI CO LTD NPV	**	547,806
KANAMIC NETWORK CO LTD NPV	**	24,447
KANAMOTO CO LTD NPV	**	456,219
KANEMATSU CORP NPV	**	222,820
KANSAI PAINT CO NPV	**	119,022
KANSAS CITY POWER & LIGHT CO 4.2% 03-15-2048	**	244,957
KANSAS CITY PWR & LT CO 5.3 DUE 10-01-2041	**	62,386
KANSAS CITY SOUTHN 4.7% DUE 05-01-2048	**	260,043
KAPSCH TRAFFICCOM NPV	**	24,156
KARNATAKA BANK INR10	**	75,319
KAROON ENERGY LTD	**	638,416
KARUNA THERAPEUTICS INC COM	**	367,455
KARUR VYSYA BANK INR2	**	206,833
KARYOPHARM THERAPEUTICS INC COM	**	186,704
KATO SANGYO CO NPV	**	348,486
KAWASAKI HEAVY IND NPV	**	1,014,036
KBC GROEP NV NPV	**	2,820,399
KBR INC COM	**	1,618,637
KEC HOLDINGS CO KRW500	**	55,487
KEDGE CONSTRUCTION TWD10	**	123,658
KEI INDUSTRIES INR2	**	181,118
KELLOGG CO COM USD0.25	**	321,364

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
KEMPER CORP DEL COM	**	676,894
KENEDIX OFFICE INVESTMENT CORPORATION	**	543,257
KENEDIX RETAIL REI REIT	**	300,780
KENMARE RESOURCES ORD EUR0.001 (CDI)	**	269,016
KENMEC MECHANICAL TWD10	**	47,932
KENNAMETAL INC CAP	**	2,514,126
KEPLER WEBER SA COM NPV	**	175,087
KERRY PROPERTIES HKD1	**	429,087
KEURIG DR PEPPER 4.417% DUE 05-25-2025	**	212,723
KEYBANK NATL ASSN CLEVELAND OHIO GLOBAL 4.15% 08-08-2025	**	1,907,775
KEYCORP NEW COM	**	113,944
KEYHOLDER INC NPV	**	25,206
KEYMED BIOSCIENCES USD0.0001	**	29,404
KEYSIGHT TECHNOLOGIES INC COM	**	173,978
KFORCE INC	**	304,087
KG CHEMICAL CORP KRW5000	**	134,295
KGMOBILIANS CO LTD KRW500	**	103,781
KIATNAKIN PHATRA BANK PCL NON VTG DEP RCPT REP 1 ORD THB10	**	242,746
KILROY REALTY CORP 2.5% DUE 11-15-2032	**	534,538
KILROY RLTY L P 4.375% DUE 10-01-2025	**	1,940,418
KIMBERLY CLARK CORP 3.1% DUE 03-26-2030 REG	**	234,560
KIMBERLY-CLARK CORP COM	**	6,466,316
KINAXIS INC COM NPV	**	179,384
KINDER MORGAN INC 4.3% DUE 06-01-2025	**	1,442,792
KINDER MORGAN INC 5.55% DUE 06-01-2045	**	210,606
KINDER MORGAN INC DEL 1.75% 11-15-2026	**	8,543,124
KINDER MORGAN INC FIXED 3.25% DUE 08-01-2050	**	171,973
KINDER MORGAN INC FLTG RT 5.35914% DUE 01-15-2023	**	10,699,797
KINDRED GROUP PLC SDR EACH REP 1 GBP0.000625	**	186,359
KING CHOU MARINE T TWD10	**	52,610
KINIKSA PHARMACEUTICALS-A	**	149,291
KINROSS GOLD CORP 5.95% DUE 03-15-2024	**	2,670,554
KINX INC KRW500	**	73,534
KISCO HOLDINGS CO LTD KRW5000	**	83,902
KITZ CORPORATION NPV	**	35,281
KKR & CO INC CL A CL A	**	6,488,820
KLA CORP 4.95% 07-15-2052	**	355,519
KLA CORPORATION COM USD0.001	**	10,699,734
KLAVENESS COMB CAR NOK1	**	60,229
KNIGHT COM	**	249,261
KNIGHT-SWIFT TRANSN HLDGS INC CL A CLASSA COMMON STOCK USD0.01	**	918,747
KNORR BREMSE AG	**	1,407,786
KNOWLEDGE MARINE & INR10	**	107,532
KOBE STEEL LTD	**	343,029
KODIAK SCIENCES INC COM USD0.0001	**	89,292
KOHLS CORP COM	**	3,308,154
KOITO MFG CO LTD NPV	**	1,932,109
KOMERI CO LTD NPV	**	113,922

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
KOMMUNALBANKEN AS 1.9% 19/01/2027	**	61,307
KONGSBERG GRUPPEN NOK1.25	**	470,361
KONINKLIJKE VOPAK EUR0.50	**	719,644
KONOIKE TRANSPORT NPV	**	54,841
KOOLEARN TECH HLDG 144A	**	2,189,476
KOREA ASSET IN TRU KRW500	**	47,028
KOREA EXPORT PACK KRW5000	**	48,721
KOREA(REPUBLIC OF) 2.125% SNR 10/06/2027KRW	**	129,074
KOREA(REPUBLIC OF) 2.375% SNR 10/12/2027KRW	**	125,922
KOREA(REPUBLIC OF) 2.375% SNR 10/12/2028KRW	**	564,745
KOREA(REPUBLIC OF) 2.625% SNR 10/06/2028KRW	**	261,310
KOREA(REPUBLIC OF) 5.5% SNR 10/03/28 KRW10000	**	145,219
KOREAN REINSURANCE KRW500	**	12,029
KOSE CORPORATION NPV	**	3,081,921
KOSHIDAKA HLDG CO NPV	**	164,650
KOTOBUKI SPIRITS NPV	**	52,727
KPIT TECHNOLOGIES INR10	**	789,104
KPP GROUP HOLDINGS CO LTD NPV	**	302,144
KRAFT HEINZ FOODS 3.75% DUE 04-01-2030	**	264,810
KRAFT HEINZ FOODS CO GTD SR NT 4.625% 10-01-2039	**	352,650
KRBL LTD SHS	**	324,872
KROGER CO 4.45% DUE 02-01-2047	**	253,664
KROGER CO COM	**	1,963,972
KRONES AG ORD NPV	**	274,886
KRYSTAL BIOTECH INC COM	**	547,173
KS CY PWR & LT CO 3.15 DUE 03-15-2023	**	23,920
K'S HOLDINGS CORP NPV	**	80,361
KS ST DEV FIN AUTH REV PUB EMPLOYEES RETSYS-C 5.501 5-1-34 BEO TXBL SF 5-1-27	**	1,020,496
KSA SUKUK LTD 144A 5.268% 10-25-2028	**	207,646
KUBOTA CORP NPV	**	2,710,111
KUKBO DESIGN KRW500	**	32,677
KULICKE & SOFFA INDS INC COM	**	7,696,593
KURA SUSHI USA INC CL A COM CL A COM	**	688,976
KUWAIT RESORTS COM KWD0.1	**	87,116
KWONG LUNG ENTERPR TWD10	**	115,931
KYMERA THERAPEUTICS INC COM	**	126,772
KYNDRYL HLDGS INC GTD SR NT 2.05% 10-15-2026	**	1,303,346
KYOCERA CORP NPV	**	4,697,557
KYOSAN ELECTRIC NPV	**	25,897
KYUNGDONG CITY GAS KRW2500(SPLIT)	**	148,284
L A CAL DEPT ARPTS ARPT REV TAX BUILD AMER BD 6.582 DUE 05-15-2039	**	76,301
L&K ENGINEERING CO TWD10	**	376,065
L.G. BALAKRISHNAN BROS LTD	**	120,901
L3HARRIS 1.8% DUE 01-15-2031	**	230,804
L3HARRIS TECHNOLOGIES INC 3.85% DUE 12-15-2026	**	238,739
LA FRANCAISE DES EUR0.40	**	2,401,743
LAB CORP AMER 3.6% DUE 02-01-2025	**	119,130
LABORAT FARMA ROVI EUR0.06	**	431,379

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LAM RESH CORP COM	**	8,037,817
LAMAR ADVERTISING CO NEW CL A CL A	**	821,752
LAMB WESTON HLDGS INC COM USD5	**	2,835,303
LANDSTAR SYS INC COM	**	2,163,964
LANDWIRTSCH RENTENBANK 4.25% 24/01/2023	**	67,862
LANTHEUS HLDGS INC COM	**	445,390
LAS VEGAS SANDS 2.9% DUE 06-25-2025	**	101,204
LAS VEGAS SANDS 3.2% DUE 08-08-2024	**	1,045,224
LAS VEGAS SANDS 3.9% DUE 08-08-2029	**	1,239,094
LATTICE SEMICONDUCTOR CORP COM	**	978,909
LAUNCH TECHNOLOGIES CO LTD SHS	**	32,145
LAUREL RD PRIME STUDENT SR 19-A CL A2FX 0.0% 10-25-2048	**	241,699
LAVVI EMPREENDIMEN COM NPV	**	57,458
LAWSON INC NPV	**	1,017,856
LCH_IRS GOLDUS33 08/25/2024 USD P 1.298% / R 3MLIBOR SWU00VUF3	**	119,613
LCH_IRS GOLDUS33 08/31/2024 USD P 1.249% / R 3MLIBOR SWU00VXO1	**	164,858
LCH_IRS GOLDUS33 12/15/2026 USD P 1.25% / R 3MLIBOR SWU0SU928	**	970,974
LCH_IRS GOLDUS33 15/03/2024 AUD P 3.75% / R 3MBBSW SWU01LZX0	**	41,725
LCH_IRS GOLDUS33 15/03/2033 EUR P 3% / R 6MEURIB SWU01NRY3	**	4,516
LCH_IRS GOLDUS33 15/03/2053 EUR P 1.5% / R 6MEURIB SWU01KS93	**	548,431
LCH_IRS GOLDUS33 15/12/2035 EUR P 0.45% / R 6MEURIB SWU00XH23	**	30,803
LCH_IRS GOLDUS33 17/06/2030 AUD P 1.25% / R 6MBBSW SWU00Y1H5	**	221,660
LCH_IRS GOLDUS33 17/11/2052 EUR P 0.064% / R 6MEURIB SWU016KP6	**	158,985
LCH_IRS GOLDUS33 18/03/2025 NOK P 1.635% / R 6MNIBOR SWU00ZE21	**	10,796
LCH_IRS GOLDUS33 21/12/2027 CNY P 2.5% / R 7DCNRR0 SWU01LQE2	**	19,456
LCH_IRS GOLDUS33 27/05/2050 EUR P 0.054% / R 6MEURIB SWU017449	**	43,765
LCH_OIS BARCUS31 16/03/2027 INR P 5.75% / R 1DMIBOR SWU01F8M7	**	67,999
LCH_OIS BARCUS31 16/03/2032 INR P 6.25% / R 1DMIBOR SWU01HDW5	**	8,530
LCH_OIS BARCUS31 21/09/2024 INR P 1DMIBOR / R 6.75% SWU01K432	**	8,825
LCH_OIS BARCUS31 21/12/2027 SGD P 1DSIBCS / R 3.25% SWU01MWP8	**	736
LCH_OIS GOLDUS33 03/31/2024 USD P 1.43% / R 1DSOFR SWU01GSI2	**	4,808
LCH_OIS GOLDUS33 03/31/2024 USD P 2.117% / R 1DSOFR SWU01HAR9	**	21,903
LCH_OIS GOLDUS33 03/31/2024 USD P 2.209% / R 1DSOFR SWU01HE79	**	108,347
LCH_OIS GOLDUS33 04/30/2029 USD P 2.73% / R 1DSOFR SWU01KB34	**	75,987
LCH_OIS GOLDUS33 04/30/2029 USD P 2.75% / R 1DSOFR SWU01KFX4	**	26,560
LCH_OIS GOLDUS33 04/30/2029 USD P 2.817% / R 1DSOFR SWU01KCW9	**	108,191
LCH_OIS GOLDUS33 04/30/2029 USD P 2.818% / R 1DSOFR SWU01KED9	**	68,767
LCH_OIS GOLDUS33 04/30/2029 USD P 2.819% / R 1DSOFR SWU01KDH1	**	49,093
LCH_OIS GOLDUS33 06/15/2024 USD P 1.75% / R 1DSOFR SWU01H5I5	**	443,323
LCH_OIS GOLDUS33 06/15/2027 USD P 1.75% / R 1DSOFR SWU01H5P9	**	1,502,442
LCH_OIS GOLDUS33 06/15/2029 USD P 1.75% / R 1DSOFR SWU01H5S3	**	171,081
LCH_OIS GOLDUS33 06/30/2029 USD P 1DSOFR / R 3.898% SWU01MDZ7	**	15,648
LCH_OIS GOLDUS33 11/30/2026 USD P 2.965% / R 1DSOFR SWU01JJ13	**	448,253
LCH_OIS GOLDUS33 15/03/2025 GBP P 2.5% / R 1DSONIA SWU01KSA0	**	31,582
LCH_OIS GOLDUS33 15/06/2052 JPY P 0.8% / R 1DTONAR SWU01HIX8	**	129,321
LCH_OIS GOLDUS33 15/09/2031 SGD P 1.25% / R 1DSIBCS SWU01C2S7	**	10,719
LCH_OIS GOLDUS33 17/08/2031 JPY P 0 / R 1DTONAR SWU01BYN5	**	10,291
LCH_OIS GOLDUS33 19/06/2039 JPY P 0.4% / R 1DTONAR SWU01E105	**	111,890

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LCH_RPI WFBIUS6S 15/09/2032 GBP P 4.125% / R RPI SWU0FK528	**	1,233
LCH_RPI WFBIUS6S 15/09/2032 GBP P 4.13% / R RPI SWU0TH017	**	4,690
LCH_RPI WFBIUS6S 15/09/2037 GBP P 3.72% / R RPI SWU0KT887	**	7,123
LEAR CORP COM NEW COM NEW	**	6,241,058
LEGACY MTG AST TR FLTG RT 1.75% DUE 04-25-2061	**	771,985
LEGALZOOM COM INC COM	**	105,109
LEGEND HOLDINGS CORPORATION 'H' CNY1	**	184,546
LEGRAND SA EUR4	**	3,571,924
LEIDOS HLDGS INC COM	**	4,761,110
LEMAITRE VASCULAR INC COM STK	**	3,881,327
LEMON TREE HOTELS INR10	**	24,614
LENDINGCLUB CORP COM NEW	**	673,094
LENDINGTREE INC NEW COM USD0.01	**	161,489
LENDMARK FDG TR 2021-1 1.9% 11-20-2031	**	1,699,124
LENOVO GROUP LIMITED HKD0.025	**	900,116
LEONARDO SPA EUR4.40	**	139,439
LEONTEQ AG CHF1 (REGD)	**	275,416
LESLIES INC COM	**	984,126
LEVI STRAUSS & CO NEW CL A CL A	**	4,017,274
LF CORP	**	12,664
LG CHEMICAL KRW5000	**	422,880
LG HELLOVISION CO LTD	**	27,356
LH HOTEL LEASEHOLD THB10(ALIEN MKT)	**	40,050
LHC GROUP INC COM	**	2,629,888
LIBERTY MEDIA CORP DEL COM SER A SIRIUSXM GROUP COM SER A SIRIUSXM GROUP	**	52,833
LIBERTY MEDIA CORP DEL COM SER C BRAVES GROUP COM SER C BRAVES GROUP	**	429,561
LIBERTY MEDIA CORPORATION COM USD0.01 SER C FORMULA	**	465,029
LIFE STORAGE INC COM	**	1,266,513
LIFE STORAGE LP 2.2% DUE 10-15-2030	**	97,411
LIFE STORAGE LP GTD SR NT 2.4% 10-15-2031	**	270,187
LIFE TIME GROUP HLDGS INC COM	**	101,325
LIFEDRINK CO INC NPV	**	53,675
LIGHT S.A. COM NPV	**	41,316
LINCOLN NATL CORP COM	**	179,804
LINDAB INTL AB NPV	**	48,908
LINDE PLC COM USD0.001	**	17,718,424
LINDE PLC COMMON STOCK	**	5,842,094
LINDSAY AUSTRALIA LTD	**	56,042
LINK AND MOTIVATIO NPV	**	302,592
LIVE NATION ENTERTAINMENT INC	**	11,397,050
LIVENT CORP COM	**	1,280,244
LKQ CORP COM LKQ CORP	**	150,883
LLOYDS BANK PLC 0%-VAR SNR 02/04/2032 USD	**	1,223,848
LLOYDS BKG GROUP 2.438% DUE 02-05-2026	**	1,117,991
LLOYDS BKG GROUP 4.05% DUE 08-16-2023	**	2,393,557
LLOYDS BKG GROUP 4.5% DUE 11-04-2024	**	487,859
LLOYDS BKG GROUP FIXED .695% DUE 05-11-2024	**	5,621,044
LLOYDS BKG GROUP FIXED 3.87% DUE 07-09-2025	**	8,072,386

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LLOYDS BKG GROUP FLTG RT 3.574% 11-07-2028	**	18,040,139
LLOYDS BKG GROUP PLC 3.9% 03-12-2024	**	2,307,306
LLOYDS BKG GROUP PLC 4.716% DUE 08-11-2026 BEO	**	2,580,139
LLOYDS BKG GROUP VAR RT 1.627% DUE 05-11-2027	**	2,708,028
LOCAWEB SERVICOS COM NPV	**	55,550
LOCK&LOCK CO LTD KRW500	**	25,501
LOCKHEED MARTIN 3.55% DUE 01-15-2026	**	556,187
LOCKHEED MARTIN CORP 3.9% 06-15-2032	**	2,369,260
LOCKHEED MARTIN CORP COM	**	7,165,511
LOEWS CORP 2.625 DUE 05-15-2023 REG	**	571,907
LOGISTA HOLDINGS EUR0.2	**	4,259,693
LOGO YAZILIM TRY1	**	155,127
LONDON STOCK EXCHANGE GROUP ORD GBP0.06918604	**	3,517,509
LOOKERS GBP0.05	**	124,895
LOOMIS AK	**	433,138
L'OREAL EUR0.20	**	3,170,844
LOTES CO LTD TWD10	**	268,745
LOTTE FINE CHEMICA KRW5000	**	42,063
LOTUS PHARMACEUTIC	**	800,377
LOUISIANA-PACIFIC CORP COM	**	2,090,766
LOVISA HLDGS LTD NPV	**	228,013
LOWES COMPANIES INC 1.7% 09-15-2028	**	765,799
LOWE'S COMPANIES INC 4.4% DUE 09-08-2025 BEO	**	818,253
LOWE'S COMPANIES INC 5.625% DUE 04-15-2053 BEO	**	908,029
LOWES COS INC 1.7% DUE 10-15-2030	**	274,530
LOWES COS INC 3% DUE 10-15-2050	**	288,152
LOWES COS INC 3.1% DUE 05-03-2027	**	5,129,764
LOWES COS INC 3.35% 04-01-2027	**	1,190,910
LOWES COS INC 4.0% 04-01-2032	**	223,110
LOWES COS INC 5.0% 04-15-2033	**	3,182,539
LOWES COS INC COM	**	26,034,093
LOWES COS INC FIXED 4.5% DUE 04-15-2030	**	2,075,583
LPL FINL HLDGS INC COM	**	4,716,829
LPN DEVELOPMENT THB1(NVDR)	**	32,294
LT GROUP INC PHP1	**	8,670
LUKOIL PJSC	**	426,553
LULULEMON ATHLETICA INC COM	**	13,722,516
LUMAX AUTO TECHNOLOGIES LTD INR2 DEMAT EQUITY INR2	**	34,427
LUMAX INDUSTRIES INR10	**	44,363
LUMENTUM HLDGS INC COM	**	128,808
LUTRONIC CORPORATI KRW500	**	155,063
LUXE TR 2021-TRIP FLTG RT 5.509% DUE 10-15-2038	**	661,818
LUXE TR 2021-TRIP FLTG RT 5.509% DUE 10-15-2038	**	1,489,090
LVMH MOET HENNESSY LOUIS VUITTON SE EUR0.30	**	10,434,464
LX INTERNATIONAL CORP KRW5000	**	744,684
LXI REIT PLC ORD GBP0.01	**	769,609
LYB INTL FIN III 1.25% DUE 10-01-2025	**	88,402
LYB INTL FIN III 1.25% DUE 10-01-2025	**	1,226,912

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LYB INTL FIN III 3.625% DUE 04-01-2051	**	337,150
LYFT INC CL A CL A	**	1,631,368
M DIAS BRANCO SA I COM NPV	**	129,425
M&A CAPITAL PARTNE NPV	**	171,386
M31 TECHNOLOGY COR TWD10	**	237,901
MACNICA HOLDINGS INC NPV	**	891,455
MACOM TECHNOLOGY SOLUTIONS HOLDINGS INC COM STK	**	1,385,560
MACQUARIE BK LTD DISC COML PAPER 4/2 YRSZ/CPN CP 11-21-2023	**	9,944,217
MACQUARIE BK LTD DISC COML PAPER 4/2 YRSZ/CPN CP 12-01-2023	**	2,229,223
MACQUARIE GROUP LTD SR MEDIUM TERM TRANCHE # TR 00030 5.108% 08-09-2026	**	3,438,334
MACQUARIE GROUP LTD SR MEDIUM TERM 1.34%01-12-2027	**	1,374,172
MACQUARIE GROUP LTD SR NT FIXED/FLTG 144A 2.691% 06-23-2032	**	346,450
MADDEN STEVEN LTD COM	**	2,908,839
MADISON PARK FUNDING LTD 20/04/2032 0% 04-20-2032	**	1,257,044
MAGELLAN MIDSTREAM FIXED 3.25% DUE 06-01-2030	**	2,122,372
MAGIC SOFTWARE COMSTK	**	101,222
MAGNA INTERNATIONAL INC COMMON STOCK	**	11,162,966
MAGNETITE XXVI LTD / MAGNETITE XXVI SR SECD NT CL A-2-R 144A 6.21771 07-25-2034	**	768,012
MAGNIT PJSC GDR REGS	**	417
MAGNI-TECH INDUSTR NPV	**	30,701
MAGNOLIA OIL & GAS CORP CL A CL A	**	616,899
MAGYAR NEMZETI BK 0% T-BILL 03/01/2023 HUF	**	3,064,896
MAGYAR NEMZETI BK 0% T-BILL 03/01/2023 HUF	**	1,524,452
MAGYAR TELEKOM HUF100	**	121,766
MAH SING GROUP BHD NPV	**	82,165
MAHARASHTRA SEAML INR5	**	190,799
MAHINDRA &MAH FIN	**	35,915
MAHINDRA CIE AUTO INR10	**	93,135
MAIRE TECNIMONT SP NPV	**	126,465
MAJOR DRILLING GRP COM NPV	**	256,216
MAKALOT INDUSTRIAL TWD10	**	98,551
MAKUS INC KRW500	**	29,464
MALAYSIA (GOVT OF) 3.151% GTD 15/05/2023MYR	**	45,320
MALAYSIA (GOVT OF) 3.48% SNR 15/03/2023 MYR	**	1,202,619
MALAYSIA MARINE & MYR0.5	**	34,282
MALAYSIAN BULK CAR NPV	**	18,347
MANAPPURAM GEN FIN & LEASING COM STK	**	49,048
MANHATTAN ASSOCS INC COM	**	640,142
MANI INC NPV	**	100,004
MANITOBA PROV CDA DEB SER GM 2.125% DUE 06-22-2026 REG	**	185,138
MANITOWOC CO INC COM USD0.01(POST REV SPLIT)	**	166,813
MANPOWERGROUP INC	**	147,531
MANULIFE FINL CORP 4.15% DUE 03-04-2026	**	49,719
MAP AKTIF ADIPERKA IDR100	**	156,844
MAPLE GROVE FDG TR I PRE-CAPITALIZED TR SECS 4.161% 08-15-2051	**	1,417,128
MARATHON OIL CORP COM	**	9,428,264
MARATHON PETE CORP 4.7% DUE 05-01-2025 REG	**	184,277
MARATHON PETE CORP 5.125% 05-22-2019	**	1,358,345

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MARATHON PETE CORP COM	**	4,415,138
MARCO POLO MARINE NPV	**	100,602
MARCOPOLO SA PRF NPV	**	98,930
MARCUS & MILLICHAP INC COM	**	144,483
MARFRIG GBL FOODS COM NPV	**	95,500
MARKLINES CO LTD NPV	**	36,835
MARRIOTT INTERNATIONAL INC 5.0% 10-15-2027	**	2,416,332
MARRIOTT INTL INC NEW COM STK CL A	**	23,419,950
MARRIOTT VACATIONS WORLDWIDE CORP COM	**	1,695,834
MARSH & MCLENNAN CO'S INC COM	**	24,193,838
MARSH & MCLENNAN COS INC SR NT 3.5 DUE 06-03-2024	**	572,587
MARTIN MARIETTA 3.45% DUE 06-01-2027	**	97,601
MARTIN MARIETTA 4.25% 12-15-2047	**	202,603
MARTIN MARIETTA MATLS INC .65% DUE 07-15-2023	**	5,035,689
MARTINREA INTL INC COM NPV	**	915,792
MARUICHI STEEL TUBE LTD	**	40,972
MARUTI SUZUKI IND INR5	**	607,500
MARUZEN SHOWA UNYU NPV	**	161,014
MARVELL TECHNOLOGY INC 2.95% 04-15-2031	**	423,533
MASCO CORP 6.5% DUE 08-15-2032	**	308,376
MASCO CORP COM	**	4,235,443
MASCO CORP FIXED 2% DUE 10-01-2030	**	77,752
MASONITE INTL CORP NEW COM	**	742,096
MASSACHUSETTS EDL FING AUTH SER 8-1 CL A1 FLTG 04-25-2038	**	9,790
MASSMUTUAL GLOBAL .48% DUE 08-28-2023	**	1,270,060
MASTEC INC COM	**	632,807
MASTERBRAND INC COM	**	218,580
MASTERCARD INC 3.375 DUE 04-01-2024 BEO	**	667,735
MASTERCARD INC CL A	**	80,297,464
MASTERCRAFT BOAT HLDGS INC COM	**	156,229
MASTR AST BACKED FLTG RT 4.61586% DUE 11-25-2036	**	1,241,100
MATADOR RES CO COM	**	2,996,915
MATRIX SVC CO COM	**	74,914
MAVI GIYIM SANAYI TRY1	**	12,486
MAX HEALTHCARE INS INR10	**	140,244
MAXLINEAR INC COMMON STOCK	**	7,809
MAZAGON DOCK SHIPB INR10	**	31,436
MC DONALDS CORP COM	**	15,805,739
MCCORMICK & CO INC .9% DUE 02-15-2026 REG	**	4,348,315
MCDONALDS CORP 4.45% DUE 03-01-2047 REG	**	78,520
MCDONALDS CORP 1.45% DUE 09-01-2025	**	137,668
MCDONALDS CORP 3.7% DUE 01-30-2026	**	262,801
MCDONALDS CORP 4.2% 04-01-2050	**	829,944
MCDONALDS CORP 4.875% DUE 07-15-2040	**	112,702
MCDONALD'S CORP FIXED 4.45% DUE 09-01-2048	**	219,068
MCDONALDS CORP MED TERM 3.5% 07-01-2027	**	323,006
MCDONALDS CORP MEDIUM TERM NTS 3.35% 04-01-2023	**	3,187,919
MCDONALDS CORP MEDIUM TERM NTS BOOK 3.625% DUE 09-01-2049	**	90,825

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MCDONALDS CORP MEDIUM TERM NTS BOOK ENTRTRANCHE # TR 00122 3.5% DUE 03-01-2027	**	209,746
MCDONALD'S CORPORATION 3.3% 07-01-2025	**	619,151
MCDONALD'S CORPORATION 3.8% 04-01-2028	**	718,902
MCKESSON CORP	**	11,925,440
MDU RES GROUP INC COM	**	4,230,792
MEARS GROUP ORD GBP0.01	**	118,859
MECHEL PJSC RUB10(RUB)	**	682
MECHEL-PFD	**	626
MEDCO ENERGI INTL IDR25.00	**	124,604
MEDIFAST INC COM	**	42,218
MEDIGEN VACCINE BI TWD10	**	58,792
MEDIPAL HOLDINGS CORP	**	208,479
MEDLEY INC NPV	**	65,527
MEDMIX AG NAMEN AKT	**	194,642
MEDPACE HLDGS INC COM	**	4,212,090
MEDSTAR HEALTH INC 3.626% DUE 08-15-2049	**	434,795
MEDTRONIC PLC COMMON STOCK STOCK	**	20,241,785
MEGA LIFESCIENCES THB0.50(NVDR)	**	35,499
MEGASTUDYEDU CO LT KRW100	**	150,176
MEIDENSHA CORP NPV	**	79,409
MEITEC CORPORATION NPV	**	14,527
MEITUAN-CLASS B 144A	**	1,454,910
MEMORIAL HLTH SVCS 3.447% DUE 11-01-2049	**	350,210
MERCADOLIBRE INC COM STK	**	687,993
MERCEDES-BENZ AUTO .25% DUE 01-16-2024	**	148,431
MERCHANTS BANCORP IND COM	**	176,125
MERCK & CO INC NEW .75% DUE 02-24-2026	**	930,737
MERCK & CO INC NEW 1.45% DUE 06-24-2030	**	496,112
MERCK & CO INC NEW COM	**	17,726,038
MERCK KGAA NPV	**	8,330,392
MERCURY SYSTEMS INC	**	3,082,139
MERDEKA COPPER GLD IDR20	**	667,166
MERRILL LYNCH MTG FLTG RT 4.80871% DUE 07-25-2030	**	21,112
MERRILL LYNCH MTG FLTG RT 5.03586% DUE 09-25-2035	**	134,719
MERRY ELECTRONICS TWD10	**	155,586
MERSANA THERAPEUTICS INC COM	**	60,159
MERSEN EUR2	**	478,912
MESA LABS INC COM	**	3,349,132
META FINL GROUP INC COM	**	548,974
META PLATFORMS INC	**	9,122,735
META PLATFORMS INC 3.5% 08-15-2027	**	6,041,891
METALURGICA GERDAU PRF NPV	**	253,185
METAWATER CO LTD NPV	**	199,638
METHODE ELECTRS INC COM	**	2,843,895
METLIFE INC 6.4% DUE 12-15-2066	**	4,037,643
METLIFE INC COM STK USD0.01	**	6,367,185
METSO OUTOTEC. NPV	**	630,020
METTLER-TOLEDO INTL INC COM	**	492,898

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MF1 2021-FL5 LTD / MF1 2021-FL5 LLC SR SECD NT CL A FLTG 144A 5.4473 07-15-2036	**	957,165
MFA 2020-NQM2 TR 1.381% DUE 04-25-2065	**	263,508
MFA 2022-NQMI TR MTG PASSTHRU CTF CL A-14.112% 12-25-2066	**	243,495
*MFB NT COLLECTIVE AGGREGATE BOND INDEX FUND-NON LENDING	**	6,516,280,223
*MFB NT COLLECTIVE RUSSELL 2000 INDEX FUND - DC - NON LENDING (TIER J)	**	3,482,193,917
MFC ISHARES TR RUSSELL 2000 ETF	**	5,966,425
MFO AEW GLOBAL PROPERTIES TRUST FUND DC PLAN CLASS B 00105A30-0452	**	245,791,686
MFO JPMORGAN MBS FUND COMMINGLED	**	209,381,690
MFO PIMCO FDS PAC INVT MGMT SER SHORT-TERM PORTFOLIO INSTL CL	**	2,325,696
MFO PIMCO PAPS ASSET BACKED SECURITIES	**	30,920,173
MFO PIMCO SHORT TERM FLOATING NAV II	**	47,161,402
MFO WTC CIF II DIVERSIFIED REAL ASSETS SERIES	**	544,171,348
MFO WTC CIF II GLOBAL EQUITY SERIES 3	**	616,070,322
MGAME CORP KRW500	**	55,073
MGIC INVT CORP WIS COM	**	1,240,668
MIAMI-DADE CNTY FLA AVIATION REV 3.285% 10-01-2023 BEO TAXABLE	**	890,567
MIAMI-DADE CNTY FLA AVIATION REV 3.405% 10-01-2024 BEO TAXABLE	**	2,776,176
MIAMI-DADE CNTY FLA AVIATION REV 3.505% 10-01-2025 BEO TAXABLE	**	3,370,824
MIAMI-DADE CNTY FLA SEAPORT REV 1.962% 10-01-2030 BEO TAXABLE	**	2,999,882
MIAMI-DADE CNTY FLA WTR & SWR REV 2.501%10-01-2027 BEO TAXABLE	**	1,786,768
MICHELIN CIE GLE ETABL	**	2,777,215
MICHIGAN FIN AUTH REV MUNI 3.384% 12-01-2040	**	5,609,188
MICROCHIP TECHNOLOGY 0.983% SNR NTS USD 09-01-2024	**	332,569
MICRON TECHNOLOGY INC 2.703% 04-15-2032	**	1,507,647
MICRONIC MYDATA AB NPV	**	325,867
MICROSOFT CORP 2.921% 03-17-2052 USD	**	50,002
MICROSOFT CORP 2.921% 03-17-2052 USD	**	29,287
MICROSOFT CORP 3.3% DUE 02-06-2027	**	2,093,483
MICROSOFT CORP 3.45% DUE 08-08-2036	**	57,812
MICROSOFT CORP 3.45% DUE 08-08-2036	**	34,687
MICROSOFT CORP COM	**	209,442,050
MID-AMERICA APARTMENT 1.7% DUE 02-15-2031 BEO	**	265,972
MIDAMERICAN ENERGY 3.65% DUE 04-15-2029	**	1,622,375
MIDDLEBY CORP COM	**	2,127,403
MIDMICHIGAN HEALTH 3.409% DUE 06-01-2050	**	276,420
MIDOCEAN CR CLO VIII / MIDOCEAN CR 0% 02-20-2031	**	491,827
MIDOCEAN CR CLO VIII / MIDOCEAN CR 0% 02-20-2031	**	2,193,550
MIGOS TICARET A.S COMSTK	**	247,171
MILLERKNOLL INC COM STK USD0.20	**	3,897,922
MILLS LOCACAO SERV COM NPV	**	57,622
MIMAKI ENGINEERING NPV	**	25,877
MIMASU SEMICONDUCT NPV	**	58,549
MINERA AUTLAN(CIA)	**	28,901
MINERAL RES LTD NPV	**	2,790,843
MINERVA SA COM NPV	**	25,583
MINISTERIO HAC 5.75% GTD 03/11/2027 COP	**	316,472
MINSHENG EDUCATION GROUP CO LTD USD0.00001	**	43,690

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MINTO APT REAL UNIT	**	539,716
MIRAIT ONE CORPORATION NPV	**	80,640
MIRATI THERAPEUTICS INC COM	**	151,154
MIRUM PHARMACEUTICALS INC COM	**	115,791
MITRA ADIPERKASA IDR50	**	175,953
MITRABARA ADIPERDA IDR100	**	38,694
MITSUBISHI HVY IND NPV	**	658,490
MITSUBISHI KAKOKI NPV	**	26,451
MITSUBISHI MOTOR C NPV	**	124,847
MITSUBISHI SHOKUHI NPV	**	827,618
MITSUBISHI STEEL NPV	**	35,372
MITSUBISHI UFJ .848% DUE 09-15-2024	**	4,955,881
MITSUBISHI UFJ .953% DUE 07-19-2025	**	4,686,822
MITSUBISHI UFJ 2.757% DUE 09-13-2026	**	276,067
MITSUBISHI UFJ 4.788% DUE 07-18-2025	**	5,283,005
MITSUBISHI UFJ 5.017% DUE 07-20-2028	**	2,008,930
MITSUBISHI UFJ 5.063% DUE 09-12-2025	**	2,230,215
MITSUBISHI UFJ FIN GRP BDS 3.195% 07-18-2029	**	6,566,035
MITSUBISHI UFJ FINANCIAL GROUP INC SR NT2.048% 07-17-2030	**	356,066
MITSUBISHI UFJ FINANCIAL GROUP INC SR NT2.048% 07-17-2030	**	3,165,029
MITSUBISHI UFJ FINL GROUP INC .962% DUE 10-11-2025 REG	**	1,151,707
MITSUBISHI UFJ FINL GROUP INC 1.538% 07-20-2027	**	451,373
MITSUBISHI UFJ FINL GROUP INC 1.64% 10-13-2027	**	5,363,719
MITSUBISHI UFJ FINL GROUP INC 2.193% DUE02-25-2025	**	1,845,036
MITSUBISHI UFJ FINL GROUP INC 2.309% 07-20-2032	**	926,662
MITSUBISHI UFJ FINL GROUP INC 3.761% DUE07-26-2023 REG	**	7,883,102
MITSUBISHI UFJ FINL GROUP INC 3.837% 04-17-2026	**	665,051
MITSUBISHI UFJ FINL GROUP INC 4.08% 04-19-2028	**	670,290
MITSUBISHI UFJ FINL GROUP INC CORP BOND 3.407% 03-07-2024	**	6,787,038
MITSUBISHI UFJ FINL GROUP INC SR NT FLTGDUE 07-26-2023 REG	**	1,284,363
MITSUBISHI UFJ FIXED 1.412% DUE 07-17-2025	**	2,363,002
MITSUBISHI UFJ FIXED 1.412% DUE 07-17-2025	**	10,967,966
MITSUBISHI UFJ LEASE & FIN 3.96% 144A 09-19-2023	**	968,426
MITSUI FUDOSAN CO LTD SR NT 144A 2.572% 01-21-2032	**	1,620,760
MITSUI MATSUSHIMA HOLDINGS CO LTD	**	516,680
MITSUI-SOKO HOLDINGS CO LTD	**	929,095
MIZUHO FINL GROUP 1.234% DUE 05-22-2027	**	650,396
MIZUHO FINL GROUP 1.234% DUE 05-22-2027	**	1,127,353
MIZUHO FINL GROUP 2.555% DUE 09-13-2025	**	452,310
MIZUHO FINL GROUP 3.17% DUE 09-11-2027	**	273,030
MIZUHO FINL GROUP 3.261% DUE 05-22-2030	**	1,734,076
MIZUHO FINL GROUP FLTG RT 1.241% DUE 07-10-2024	**	3,068,258
MIZUHO FINL GROUP FLTG RT 2.201% DUE 07-10-2031	**	3,914,747
MIZUHO FINL GROUP FLTG RT 2.839% DUE 07-16-2025	**	2,382,445
MIZUHO FINL GROUP FLTG RT 5.38729% DUE 05-25-2024	**	198,863
MIZUHO FINL GROUP FLTG RT 5.38729% DUE 05-25-2024	**	4,330,251
MIZUHO FINL GROUP INC .849% DUE 09-08-2024/09-08-2023 REG	**	6,945,087
MIZUHO FINL GROUP INC 2.172% DUE 05-22-2032 REG	**	3,737,636

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MIZUHO FINL GROUP INC 2.869% DUE 09-13-2030	**	2,775,463
MIZUHO FINL GROUP INC 3.922% 09-11-2024	**	196,821
MIZUHO FINL GROUP INC FLTG 09-11-2024	**	299,098
MIZUHO FINL GROUP INC SR NT FLTG RATE 03-05-2023	**	4,224,157
MIZUHO MEDY CO LTD NPV	**	471,787
MIZUNO CORP NPV	**	162,028
MK RESTAURANT GROU THB1(NVDR)	**	346,885
MKS INSTRS INC COM	**	5,802,226
MLP SAGLIK HIZMETL TRY1	**	72,316
MMC NORILSK NICKEL ADR EACH REPR 1/10 SHARE (S	**	8
MMC NORILSK NICKEL PJSC	**	410,795
MOBILE TELESYSTEMS PJSC	**	83,022
MO-BRUK SA PLN10.00	**	42,802
MODERNA INC COM	**	142,618
MOMENTIVE GLOBAL INC COM	**	656,754
MONCLER SPA NPV	**	1,727,927
MONDADORI EDIT(ARN EUR0.26	**	293,321
MONDAY COM LTD COM NPV	**	88,450
MONDELEZ INTL INC 1.5% DUE 05-04-2025	**	1,370,862
MONDELEZ INTL INC 2.75% DUE 04-13-2030 REG	**	87,237
MONDELEZ INTL INC COM	**	3,117,954
MONEX GROUP, INC. NPV	**	447,830
MONOGATARI CORPORA NPV	**	163,568
MONRO INC COM USD0.01	**	3,656,861
MOODYS CORP 3.25% 01-15-2028	**	4,624,561
MOODYS CORP 5.25% DUE 07-15-2044	**	483,196
MOODYS CORP COM	**	4,985,905
MOOG INC CL A	**	629,239
MORGAN STANLEY .791% DUE 01-22-2025/07-20-2021	**	6,730,856
MORGAN STANLEY .985% DUE 12-10-2026	**	5,688,093
MORGAN STANLEY 0.529% DUE 01-25-2024 REG	**	1,768,091
MORGAN STANLEY 0.731% DUE 04-05-2024	**	10,543,337
MORGAN STANLEY 1.164% 10-21-2025	**	11,207,977
MORGAN STANLEY 1.794% 02-13-2032	**	1,964,298
MORGAN STANLEY 1.928% DUE 04-28-2032	**	529,949
MORGAN STANLEY 2.188% DUE 04-28-2026	**	3,659,429
MORGAN STANLEY 2.239% 07-21-2032	**	4,679,169
MORGAN STANLEY 2.511% 10-20-2032	**	1,369,125
MORGAN STANLEY 2.699% DUE 01-22-2031	**	919,840
MORGAN STANLEY 3.625% DUE 01-20-2027	**	11,783,375
MORGAN STANLEY 3.737% DUE 04-24-2024	**	10,941,473
MORGAN STANLEY 3.75% DUE 02-25-2023 REG	**	1,564,781
MORGAN STANLEY 3.772% DUE 01-24-2029	**	76,135
MORGAN STANLEY 3.772% DUE 01-24-2029	**	3,893,900
MORGAN STANLEY 3.875% DUE 01-27-2026	**	2,476,521
MORGAN STANLEY 3.875% DUE 04-29-2024	**	4,480,912
MORGAN STANLEY 4% DUE 07-23-2025	**	1,527,294
MORGAN STANLEY 4.1% DUE 05-22-2023	**	393,551

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MORGAN STANLEY 4.3% DUE 01-27-2045	**	299,334
MORGAN STANLEY 4.35 DUE 09-08-2026	**	485,889
MORGAN STANLEY 4.35 DUE 09-08-2026	**	2,672,387
MORGAN STANLEY 4.431% 01-23-2030	**	292,000
MORGAN STANLEY 4.679% 07-17-2026	**	2,616,510
MORGAN STANLEY ABS CAP I INC 2005-HE1 CLM1 FLT RT DUE 12-25-2034	**	2,184,723
MORGAN STANLEY BAML TRUST SERIES 2015-C22 CLASS A3 3.046% 03-15-2015	**	1,657,226
MORGAN STANLEY BK 2.84% DUE 11-15-2049	**	3,691,579
MORGAN STANLEY BK 3.077% DUE 03-15-2048	**	6,886,226
MORGAN STANLEY BK 3.15% DUE 03-15-2048	**	271,091
MORGAN STANLEY BK 3.372% DUE 10-15-2048	**	663,159
MORGAN STANLEY BK 3.372% DUE 10-15-2048	**	11,088,969
MORGAN STANLEY BK 3.473% DUE 12-15-2047	**	5,329,215
MORGAN STANLEY BK AMER MERRILL LYNCH TR 2017-C34 CL A-SB 3.354% 11-15-2052	**	1,916,394
MORGAN STANLEY BK AMER MERRILL LYNCH TR SER 2015-C23 CL A-3 3.451% 07-15-2050	**	1,115,850
MORGAN STANLEY BK FLTG RT 4.11% DUE 10-15-2047	**	2,096,917
MORGAN STANLEY BK OF AMER MERRILL LYNCH SER 2014-C17 CL A-4 3.443 05-15-2024	**	1,101,021
MORGAN STANLEY COM STK USD0.01	**	28,114,329
MORGAN STANLEY FIXED .79% DUE 05-30-2025	**	6,553,126
MORGAN STANLEY FLTG RT 2.72% DUE 07-22-2025	**	5,604,610
MORGAN STANLEY FLTG RT 6.296% DUE 10-18-2028	**	4,430,040
MORGAN STANLEY FORMERLY MORGAN STANLEY 3.591% 07-22-2028	**	460,487
MORGAN STANLEY FORMERLY MORGAN STANLEY 3.591% 07-22-2028	**	15,886,816
MORGAN STANLEY MTN 1.512% DUE 07-20-2027	**	369,272
MORGAN STANLEY SR NT FIXED .56% DUE 11-10-2023	**	3,788,848
MORGUARD NA RES RE TR UNIT	**	12,375
MORINAGA MILK Y50	**	916,132
MORITA HOLDINGS CORP NPV	**	43,116
MORITO CO LTD NPV	**	37,525
MOROCCO(GOVT OF) 2% SNR 30/09/2030 EUR1000	**	593,484
MORPHIC HLDG INC COM	**	122,114
MOSAIC CO NEW FIXED 4.05% DUE 11-15-2027	**	141,465
MOSAIC CO/THE	**	254,534
MOTHERSON SUMI LIMITED DEMAT EQUITY	**	14,489
MOTOR OIL SA EUR0.75	**	100,671
MOTOROLA SOLUTIONS 4% DUE 09-01-2024	**	128,632
MOTUS HOLDINGS LTD NPV	**	54,686
MP CLO VII LTD / MP CLO VII LLC SR NT CLA-R3 FLTG 144A 3C7 5.68471% 10-18-2028	**	453,483
MP MATERIALS CORP COM USD0.0001 CL A	**	675,640
MPLX LP 1.75% DUE 03-01-2026	**	4,016,771
MPLX LP 2.65% DUE 08-15-2030	**	70,990
MPLX LP 2.65% DUE 08-15-2030	**	2,284,730
MPLX LP 4% 03-15-2028	**	151,867
MPLX LP 4% 03-15-2028	**	1,444,130
MPLX LP 4.8% 02-15-2029	**	1,256,759
MPLX LP 4.875% DUE 12-01-2024	**	496,162
MPLX LP FIXED 4.125% DUE 03-01-2027	**	283,563
MPLX LP FIXED 4.125% DUE 03-01-2027	**	1,923,502

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MPLX LP FIXED 5.2% 12-01-2047	**	410,977
MPLX LP FIXED 5.2% DUE 03-01-2047	**	273,100
MPS LTD INR10	**	42,269
MPT OPER PARTNERS. 2.55% GTD SNR 05/12/23 GBP	**	1,603,225
MRC GLOBAL INC COM	**	446,340
MRS. BECTORS FOOD INR10	**	182,927
MS&AD INS GP HLDGS NPV	**	537,824
MTG CO LTD NPV	**	51,360
MTN COML MTG TR FLTG RT 5.87494% DUE 03-15-2039	**	2,433,174
MTN GROUP LTD ZAR0.0001	**	270,536
MTU AERO ENGINES A NPV (REGD)	**	2,840,117
MUELLER INDS INC COM	**	690,359
MUENCHENER RUECKVE NPV(REGD)	**	2,060,868
MULKIA GULF REAL SAR10	**	115,855
MULTICAMPUS CO LTD KRW5000	**	26,939
MULTIPLAN EMPREEND COM NPV	**	916,851
MULTIPLY GROUP AED0.25	**	1,663,333
MUNICIPAL ELEC AUTH GA 2.257% 01-01-2029BEO TAXABLE	**	3,097,780
MUNICIPAL ELEC AUTH GA 2.397% 01-01-2030BEO TAXABLE	**	2,053,726
MUNICIPAL ELEC AUTH GA 6.637% 04-01-2057BEO TAXABLE	**	9,628
MUNICIPAL ELEC AUTH GA 6.655% 04-01-2057BEO TAXABLE	**	2,171,060
MUNTERS GROUP AB NPV	**	454,283
MURPHY OIL CORP COM	**	4,791,314
MURPHY USA INC COM	**	2,021,913
MYLAN INC FORMERLY FIXED 5.2% DUE 04-15-2048	**	187,309
MYLAN N V FIXED 3.95% DUE 06-15-2026	**	304,191
MYR GROUP INC DEL COM STK	**	157,808
MYSTATE LTD NPV	**	25,164
MYTILINEOS S.A EUR0.97(CR)	**	72,492
NABALTEC AG NPV (BR)	**	37,217
NACHI-FUJIKOSHI CO NPV	**	43,655
NANOSTRING TECHNOLOGIES INC COM	**	526,506
NAPCO SECURITY TECHNOLOGIES INC	**	281,340
NAQI WATER COMPANY COMSTK	**	146,505
NARA MOLD & DIE CO KRW500	**	9,205
NARAYANA HRUDAYALA INR10	**	105,285
NASDAQ INC	**	12,622,947
NASMEDIA CO LTD KRW500	**	71,137
NASPERS N ZAR0.02	**	885,729
NATIONAL BK HLDGS CORP CL A COM STK	**	2,068,834
NATIONAL FL GAS CO 2.95% DUE 03-01-2031	**	1,415,035
NATIONAL RETAIL PPTYS INC COM STK	**	900,740
NATIONAL RURAL UTILS COOP FIN CORP 1.875% 02-07-2025	**	1,052,850
NATIONAL RURAL UTILS COOP TR FLTG 08-07-2023	**	2,114,048
NATIONAL STORAGE AFFILIATES TR COM SHS BEN INT COM SHS BEN INT	**	1,571,220
NATIONAL VISION HLDGS INC COM	**	2,759,363
NATIONWIDE BLDG 4.85% DUE 07-27-2027	**	3,337,942
NATIONWIDE BLDG FIXED 4.363% DUE 08-01-2024	**	789,659

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NATIONWIDE BLDG FIXED 4.363% DUE 08-01-2024	**	2,191,304
NATIXIS N Y BRH INSTL CTF DEP PROGRAM 3/DTD 09-08-2022 4.29% 09-08-2023	**	8,736,501
NATL AUSTRALIA BK 3.5% DUE 06-09-2025	**	1,128,275
NATL AUSTRALIA BK 3.905% DUE 06-09-2027	**	2,656,030
NATL BK CDA MEDIUM .75% DUE 08-06-2024	**	1,196,483
NATL BK CDA MEDIUM TERM NTS BOOK TRANCHE# TR 780 12/10/2020 .55% 11-15-2024	**	2,487,145
NATL HLTH INVS INC 3% DUE 02-01-2031	**	1,301,651
NATL MOBILE TELECO KWD0.1	**	25,626
NATL OILWELL VARCO 3.6% DUE 12-01-2029	**	572,523
NATL RETAIL PPTYS 3.6% DUE 12-15-2026	**	186,474
NATL RETAIL PPTYS 4% DUE 11-15-2025	**	128,789
NATL RURAL UTILS 1% DUE 10-18-2024	**	1,361,397
NATL RURAL UTILS 2.95% DUE 02-07-2024	**	6,228,236
NATWEST GROUP PLC 1.642% 06-14-2027	**	346,769
NATWEST GROUP PLC 1.642% 06-14-2027	**	5,236,217
NATWEST GROUP PLC FIXED 7.472% DUE 11-10-2026	**	2,541,286
NATWEST GROUP PLC FXD/FLTG SRNT 4.269% 03-22-2025	**	224,986
NATWEST GROUP PLC FXD/FLTG SRNT 4.269% 03-22-2025	**	13,417,946
NATWEST GROUP PLC SR GLBL COCO 4.519% 06-25-2024	**	2,477,085
NAVIENT CORP COM	**	1,088,924
NAVIENT PRIVATE ED LN TR 2020-I 5.45443%04-15-2069	**	6,579,603
NAVIENT STUDENT LN TR 2021-1 5.10586% 12-26-2069	**	1,025,987
NAVIGATOR COMP NPV	**	222,478
NAVIGATOR HOLDINGS LTD SHS	**	124,408
NCC LTD INR2	**	135,465
NCC SER'B'NPV	**	389,569
NEC CORP NPV	**	414,514
NEDBANK GROUP LTD ZAR1	**	513,465
NEKTAR THERAPEUTICS COM	**	142,364
NELNET STUD LN 2004-4 CL B FLTG DUE 01-25-2041	**	2,647,726
NEOGEN CORP COM	**	806,124
NEOWIZ HOLDINGS CORP	**	48,432
NESTLE HLDGS INC 1.15% 01-14-2027	**	1,012,958
NESTLE SA CHF0.10(REGD)	**	15,169,134
NETDRAGON WEBSOFT HOLDINGS LIMITED	**	172,862
NETEASE INC COMSTK	**	2,721,318
NETFLIX INC COM STK	**	9,254,219
NETGEAR INC COM	**	174,780
NETSTREIT CORP COM USD0.01	**	2,985,114
NEUBERGER BERMAN CLO LTD 15/07/2034 0% 07-15-2034	**	2,851,572
NEUROCRINE BIOSCIENCES INC COM	**	927,571
NEVRO CORP COM	**	70,488
NEW CENTY HOME FLTG RT 5.18586% DUE 12-25-2035	**	424,142
NEW CHINA LIFE INS CO LTD	**	904,717
NEW JERSEY RES CORP COM	**	1,331,602
NEW RELIC INC COM	**	2,894,812
NEW RESDNTL MTG LN FLTG RT 2.5% DUE 06-25-2051	**	1,580,164
NEW WAVE GROUP AB SEK3 SER 'B'	**	173,725

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NEW YORK & FIXED 2.606% DUE 08-01-2060	**	57,135
NEW YORK N Y CITY TRANSITIONAL FIN AUTH REV 3.13% 11-01-2028 BEO TAXABLE	**	12,879,658
NEW YORK N Y CITY TRANSITIONAL FIN AUTH REV 5.572% 11-01-2038 BEO TAXABLE	**	102,591
NEW YORK ST DORM AUTH ST PERS INCOME TAXREV 5.051% 09-15-2027 BEO TAXABLE	**	800,661
NEW YORK ST TWY AUTH SECOND GEN HWY & BRDG TR FD 5.449% 04-01-2025 BEO TAXABLE	**	1,313,549
NEW YORK ST URBAN DEV CORP REV 3.17% 03-15-2026 BEO TAXABLE	**	4,213,109
NEW YORK TIMES CO CL A ISIN #US6501111073	**	979,188
NEW ZEALAND (GOVT) 1.5% 15/05/2031	**	151,068
NEW ZEALAND(GOVT) 2% IDX/LKD 20/09/25	**	77,992
NEWELL BRANDS INC 4.45% DUE 04-01-2026	**	874,940
NEWELL BRANDS INC COM	**	6,096,771
NEWGATE FUND.PLC FRN M/BKD 12/2050 GBP 'A3A'	**	857,768
NEWMONT CORP FORMERLY NEWMONT GOLDCORP 2.25% DUE 10-01-2030 REG	**	338,694
NEWMONT CORPORATION	**	1,517,622
NEXANS SA EUR1	**	301,032
NEXSTAR MEDIA GROUP INC COMMON STOCK	**	114,995
NEXTDECADE CORP COM	**	36,334
NEXTEER AUTOMOTIVE GROUP LIMITED HKD0.1	**	76,601
NEXTERA ENERGY CA .00065% 03-01-2023	**	2,069,181
NEXTERA ENERGY CA .00065% 03-01-2023	**	705,139
NEXTERA ENERGY CAP 4.2% DUE 06-20-2024	**	9,437,693
NEXTERA ENERGY CAP 4.625% DUE 07-15-2027	**	4,322,345
NEXTERA ENERGY CAP HLDGS INC 1.875% 01-15-2027	**	3,517,757
NEXTERA ENERGY CAP HLDGS INC 2.25% DUE 06-01-2030/05-12-2020 REG	**	1,443,933
NEXTERA ENERGY INC COM	**	21,341,324
NEXTGEN HEALTHCARE INC COM	**	451,828
NGM BIOPHARMACEUTICALS INC COM	**	103,558
NHK SPRING CO LTD NPV	**	30,776
NICE CORPORATION	**	32,094
NICHIREKI CO LTD NPV	**	201,333
NICK SCALI NPV	**	76,484
NIHON CHOUZAI CO NPV	**	256,204
NIHON DENKEI CO NPV	**	77,448
NIHON PARKERIZING NPV	**	53,318
NIHON TRIM CO LTD NPV	**	59,431
NIKE INC 2.4% DUE 03-27-2025	**	525,427
NIKE INC 2.75% DUE 03-27-2027	**	785,693
NIKE INC 3.375% DUE 03-27-2050	**	440,986
NIKE INC CL B	**	40,968,828
NIKKON HOLDINGS CO LTD NPV	**	110,519
NIPPON CERAMIC NPV	**	55,447
NIPPON GAS CO LTD NPV	**	143,592
NIPPON LIFE INS CO STEP CPN 5.1% DUE 10-16-2044	**	4,885,322
NIPPON REIT INVEST NPV REIT	**	871,746
NIPPON RIETEC CO NPV	**	31,343
NIPPON SHINYAKU CO NPV	**	232,430
NIPPON SHOKUBAI CO NPV	**	72,030
NIPPON SODA CO LTD NPV	**	78,578

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NIPPON THOMPSON CO NPV	**	222,911
NISHI-NIPPON FINANCIAL HD	**	949,534
NISHOKU TECHNOLOGY TWD10	**	23,764
NISOURCE FIN CORP 5.65% DUE 02-01-2045	**	86,433
NISOURCE INC .95% DUE 08-15-2025 REG	**	1,479,804
NISOURCE INC 1.7% DUE 02-15-2031	**	933,791
NISOURCE INC COM	**	818,021
NISSAN MOTOR CO 1.94% SNR 15/09/23 EUR1000	**	210,624
NISSAN MOTOR CO 2.652% SNR 17/03/26 EUR1000	**	1,487,716
NISSAN MOTOR CO 3.201% SNR 17/09/28 EUR1000	**	93,812
NISSAN MTR ACCEP CO LLC NT 144A 1.85% 09-16-2026	**	250,723
NISSAN MTR LTD 4.345% DUE 09-17-2027	**	453,864
NISSAN MTR LTD 4.345% DUE 09-17-2027	**	9,894,243
NISSHIN SEIFUN GRP NPV	**	387,114
NISSIN CORP NPV	**	36,641
NISSIN ELECTRIC NPV	**	66,793
NITIN SPINNERS LTD INR10	**	122,436
NITTETSU MINING CO NPV	**	29,012
NITTO KOGYO CORP NPV	**	130,348
NITTOKU CO LTD NPV	**	53,295
NLC INDIA LTD	**	171,161
NLIGHT INC COM USD0.0001	**	825,893
NN GROUP N.V. EUR0.12	**	1,228,263
NOBLE CORPORATION PLC COM	**	454,669
NODA CORP NPV	**	80,784
NOEVIR HLDGS CO NPV	**	35,106
NOF CORP NPV	**	320,133
NOJIMA CORP NPV	**	59,483
NOMURA ASSET ACCEP CORP ALTERNATIVE CL I-A-5 FLTG RATE DUE 03-25-2047 REG	**	1,448,339
NOMURA CO LTD NPV	**	106,337
NOMURA HLDGS INC 2.329% DUE 01-22-2027	**	789,266
NOMURA HLDGS INC 2.648% 01-16-2025	**	2,267,539
NOMURA HLDGS INC 2.999% DUE 01-22-2032	**	4,336,349
NOMURA HLDGS INC FIXED 2.679% DUE 07-16-2030	**	545,848
NORDEA BK AB 1% DUE 06-09-2023	**	1,650,014
NORDEA BK ABP NEW YORK BRH INSTL CFT DEPDTD 06-08-2022 2.97% C/D 06-08-2023	**	2,446,343
NORDEA KREDIT 1.5% 01/10/2053	**	54,044
NORDEA REALKREDIT 1% CVD BDS 01/10/50 DKK0.01	**	1,212,069
NORDEA REALKREDIT 1% CVD BDS 01/10/50 DKK0.01	**	248,933
NORDEA REALKREDIT 1.5% CVD BDS 01/10/2053 DKK	**	29,784
NORFOLK SOUTHN 3.8% DUE 08-01-2028	**	71,434
NORFOLK SOUTHN 3.95 DUE 10-01-2042	**	289,089
NORFOLK SOUTHN CORP COM	**	11,396,679
NORMA GROUP SE NPV	**	80,012
NORSK HYDRO ASA NOK1.098	**	1,513,313
NORTHEAST UTILS 3.15% DUE 01-15-2025	**	961,567
NORTHEASTERN UNIV 2.894% 10-01-2050	**	77,119
*NORTHERN TRUST CORP 4.0% DUE 05-10-2027 BEO	**	2,434,615

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NORTHROP GRUMMAN 2.93% DUE 01-15-2025	**	4,529,916
NORTHROP GRUMMAN CORP COM	**	30,654,552
NORTHROP GRUMMAN FIXED 5.25% DUE 05-01-2050	**	972,584
NORTHSTAR EDUCATION FINANCE INC. SERIES 07-1 CLASS A3 FLTG 01-29-2046	**	472,749
NORTHWEST NAT HLDG CO COM	**	2,126,083
NOV INC COM	**	12,946,410
NOVAGOLD RES INC COM NEW	**	119,773
NOVARTIS AG CHF0.50 (REGD)	**	16,330,136
NOVARTIS CAP CORP 3% DUE 11-20-2025	**	331,011
NOVASTAR MTG FDG FLTG RT 5.58586% DUE 06-25-2035	**	80,868
NOVATECH CO LTD KRW500	**	4,105
NOVATEK PJSC RUB0.1(RUB)	**	213,006
NOVAVAX INC	**	119,649
NOVOLIPETSK STEEL RUB1(RUB)	**	108,450
NOVO-NORDISK AS DKK0.2 SERIES'B'	**	19,746,617
NOW INC COM	**	287,719
NRG ENERGY INC COM NEW	**	3,155,430
NRW HOLDINGS LTD NPV	**	102,885
NS UNITED KAIUN KAISHA LTD NPV	**	61,673
NSW INC NPV	**	109,289
*NT COLLECTIVE ALL COUNTRY WORLD EX-US INVESTABLE MARKET INDEX FUND - DC - NONLEN	**	6,192,278,000
*NT COLLECTIVE ALL COUNTRY WORLD INVESTABLE MARKET INDEX FUND - DC - TIER J	**	1,162,422,746
*NT COLLECTIVE S&P500 INDEX FUND-DC-NON LENDING (TIER J)	**	16,007,515,075
NTT FIN CORP .373% 03-03-2023	**	3,075,434
NTT FIN CORP 1.162% 04-03-2026	**	513,368
NTT FIN CORP 1.162% 04-03-2026	**	1,340,951
NTT UD REIT INVEST REIT	**	198,752
NUCOR CORP 2.0% DUE 06-01-2025 REG	**	1,072,046
NUCOR CORP FIXED 2.979% DUE 12-15-2055	**	15,599
NUFARM LTD NPV	**	424,897
NUSCALE PWR CORP COM	**	553,137
NUTANIX INC CL A CL A	**	1,684,992
NUTRIEN LTD FIXED 4.125% DUE 03-15-2035	**	8,666
NUTRIEN LTD FIXED 5.25% DUE 01-15-2045	**	184,784
NUVALENT INC CL A CL A	**	103,962
NUVEI CORP SUBORDINATE VOTING SHARES (CAD)	**	969,798
NVIDIA CORP 3.5% DUE 04-01-2040	**	1,466,905
NVIDIA CORP 3.5% DUE 04-01-2050	**	348,363
NVIDIA CORP COM	**	36,560,136
NVIDIA CORP FIXED 3.7% DUE 04-01-2060	**	811,211
NXP B V / NXP FDG LLC / NXP USA INC SR NT 2.7% 05-01-2025	**	1,133,160
NXP B V / NXP FDG LLC / NXP USA INC SR NT 3.25% 05-11-2041	**	596,480
NXP B V/NXP FUNDING LLC/NXP USA INC 3.875% 06-18-2026	**	1,333,987
NXP B V/NXP FUNDING LLC/NXP USA INC 2.5%DUE 05-11-2031	**	439,498
NXP SEMICONDUCTORS N V COM STK	**	26,211,014
NY N Y TAXABLE-BUILD AMER BDS-F-1 6.271 DUE 12-01-2037	**	7,127,188
NYKREDIT REALKREDI 1% CVD BDS 01/10/2053DKK	**	7
NYKREDIT REALKREDI 1% SNR 01/10/2050 DKK0.01	**	430,031

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NYKREDIT REALKREDIT A/S 1.0% 01/10/2050	**	1,040,636
NYMT LN TR 2022-CP1 2.0424% 07-25-2061	**	678,926
NYO COML MTG TR FLTG RT 5.555% DUE 11-15-2038	**	2,264,944
O REILLY AUTOMOTIVE INC NEW 3.6% DUE 09-01-2027	**	52,762
O REILLY AUTOMOTIVE INC NEW COM USD0.01	**	10,248,212
OAK STR HEALTH INC COM	**	225,511
OAKTREE CLO 2019-1 LTD / OAKTREE SR SECDNT CL A-1-R FLTG 5.92529% 04-22-2030	**	487,224
OBARA GROUP INCORPORATED	**	81,852
OBX 2021-INV2 TR 2.5% DUE 10-25-2051	**	1,792,188
OBX 2021-INV2 TR FLTG RT 4.82768% DUE 10-25-2051	**	406,466
OBX 2021-NQM2 TR 1.101% 05-25-2061	**	2,096,862
OBX 2022 INV3 TR FLTG RT 3% DUE 02-25-2052	**	1,488,465
OCCIDENTAL PETE 3% DUE 02-15-2027	**	2,138,708
OCCIDENTAL PETE 3.4% DUE 04-15-2026	**	1,550,580
OCCIDENTAL PETE CORP 3.2% 08-15-2026	**	826,875
OCCIDENTAL PETE CORP SR NT 5.55% 03-15-2026	**	1,095,875
OCCIDENTAL PETROLEUM CORP 3.5% DUE 08-15-2029/08-08-2019 REG	**	1,567,131
OCEANAGOLD CORP COM NPV	**	380,255
OCHI HLDG CO LTD NPV	**	36,356
OCI CO LTD KRW5000	**	132,413
OCP S A 5.625% DUE 04-25-2024	**	1,296,123
OCTAGON INVT PARTNERS 48 LTD / 5.95771% 10-20-2034	**	728,919
ODEBRECHT OFFSHORE DRILLING FINANCE 7.72% 12-01-2026	**	162,540
ODEBRECHT OIL & FINANCE ODEBRECHT OIL & FINANCE VAR RT 12-31-2099	**	156
ODFJELL DRILLING LIMITED USD0.01	**	16,710
ODFJELL SE CONMMON STOCK	**	42,555
OFG BANCORP COM	**	443,275
OFX GROUP LTD NPV	**	205,459
OGE ENERGY CORP COM	**	657,361
OGE ENERGY CORP FIXED .703% 05-26-2023	**	2,394,358
OGE ENERGY CORP FIXED .703% 05-26-2023	**	294,683
OGE ENERGY CORP FIXED .703% 05-26-2023	**	1,038,266
OH ST UNIV GEN RCPTS TAXABLE-SER A 4.8 DUE 06-01-2111	**	2,888,998
OHA LN FDG 2015-1 VAR RT 0% DUE 01-19-2037	**	3,410,481
OHARA INC NPV	**	23,276
O-I GLASS INC COM	**	443,827
OIL REFINERIES LTD COM STK ILS1	**	951,693
OIS BNPAFRPP 15/06/2032 THB P 6MTHBFX / R 3.25% SWU01IMV5	**	20,097
OIS BOFAUS6S 15/06/2032 THB P 6MTHBFX / R 2.75% SWU01J7T5	**	4,770
OIS BOFAUS6S 15/06/2032 THB P 6MTHBFX / R 3.25% SWU01IMW3	**	524
OIS CHASUS33 11/02/2029 COP P 5.96% / R 1DCOOVI SWU00SKM6	**	197
OIS GSCMUS33 15/06/2032 THB P 6MTHBFX / R 3.25% SWU01IMZ6	**	4,718
OIS GSILGB2X 15/06/2032 THB P 6MTHBFX / R 3% SWU01IL53	**	9,595
OIS SCBLGB2L 21/09/2027 THB P 2% / R 1DTHBRO SWU01KXR7	**	271
OKAMOTO MACH TOOL NPV	**	165,220
OKAMURA CORP NPV	**	60,395
OKEA ASA NOK0.10	**	118,365
OKLAHOMA DEV FIN AUTH REV 4.851% 02-01-2045 BEO TAXABLE	**	2,840,315

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
OKLAHOMA DEV FIN AUTH REV 5.087% 02-01-2052 BEO TAXABLE	**	4,420,636
OKTA INC CL A CL A	**	165,974
OKUMA CORPORATION NPV	**	99,739
OLD NATL BANCORP IND COM	**	2,733,679
OLD REP INTL CORP FIXED 4.875% DUE 10-01-2024	**	2,115,423
OLIN CORP COM	**	6,501,032
OLYMPUS CORP NPV	**	4,866,391
OMNICELL INC COM	**	409,410
OMNICOM GROUP INC COM	**	5,142,989
ON HLDNG AG CHF0.1 CLASS A	**	451,497
ON SEMICONDUCTOR CORP COM	**	186,736
ON24 INC COM	**	77,446
ONE CAREER INC NPV	**	89,007
ONE GAS INC NT 1.1% 03-11-2024	**	6,033,213
ONE NEW YORK PLAZA TR 2020-1NYP 5.409% 01-15-2036	**	566,037
ONE NEW YORK PLAZA TR 2020-1NYP 5.409% 01-15-2036	**	1,679,242
ONEMAIN FINL ISSUANCE TR 2020-2 1.75% 09-14-2035	**	699,609
ONEMAIN FINL ISSUANCE TR 2021-1 AST BACKED NT CL A-2 FLTG 5.03871 06-16-2036	**	2,770,875
ONEMAIN FINL ISSUANCE TR 2022-2 ASSET BACKED NT CL A 144A 4.89% 10-14-2034	**	2,498,255
ONEMAIN HLDGS INC COM	**	890,143
ONEOK INC NEW 2.75% DUE 09-01-2024	**	4,645,142
ONEOK INC NEW 4% DUE 07-13-2027	**	1,060,041
ONEOK INC NEW 4.45% DUE 09-01-2049	**	287,963
ONEOK INC NEW 5.2% DUE 07-15-2048	**	125,512
ONEOK INC NEW 6.35% DUE 01-15-2031 REG	**	1,528,152
ONEOK INC NEW FIXED 2.2% DUE 09-15-2025	**	5,030,390
ONESPAN INC COM STK USD0.001	**	181,423
ONEX CORP SUB-VTG NPV	**	168,652
ONO PHARMACEUTICAL NPV	**	1,140,251
ONTARIO PROV CDA BD 3.4% 10-17-2023	**	701,097
ONTARIO PROV CDA PROV OF ON 2.5% 2.5% DUE 04-27-2026 BEO	**	28,243,055
ONTO INNOVATION INC	**	5,099,260
OOEDO ONSEN REIT INV CORP	**	8,027
OOMA INC COM	**	107,584
OPEN TEXT CORP COM	**	5,230,571
OPORTUN FDG XIV LLC 1.21% 03-08-2028	**	223,487
OPTION CARE HEALTH INC COM NEW COM NEW	**	811,256
OPTION ONE MTG LN TR SER 2005-2 CL M-1 FLTG RT 05-25-2035	**	69,611
OPTORUN CO LTD NPV	**	258,277
ORACLE CORP 1.65% 03-25-2026	**	3,035,125
ORACLE CORP 2.4% DUE 09-15-2023	**	4,537,231
ORACLE CORP 2.5% DUE 04-01-2025 REG	**	1,137,515
ORACLE CORP 2.65% DUE 07-15-2026	**	1,659,210
ORACLE CORP 3.25% 11-15-2027	**	6,057,604
ORACLE CORP 3.6% DUE 04-01-2040 REG	**	3,716,488
ORACLE CORP 3.85% DUE 07-15-2036	**	157,010
ORACLE CORP 3.9% DUE 05-15-2035	**	57,977
ORACLE CORP 5.8% DUE 11-10-2025 BEO	**	1,135,350

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ORACLE CORP COM	**	24,138,639
ORACLE CORP FIXED 2.875% DUE 03-25-2031	**	416,021
ORACLE CORP FIXED 3.65% DUE 03-25-2041	**	537,660
ORACLE CORP FIXED 3.85% DUE 04-01-2060	**	6,227,970
ORASURE TECHNOLOGIES INC COM	**	153,662
ORBIA ADVANCE CORP S A B DE C V SR NT 144A 1.875% 05-11-2026	**	1,295,625
ORDINA NV EUR0.10	**	567,701
ORGANON & CO COM	**	1,579,162
ORICA LIMITED NPV	**	2,150,059
ORIENT SEMICONDUCT TWD10	**	37,686
ORIENTAL HLDGS BHD MYR1	**	48,709
ORIENTAL SHIRAISHI CORPORATION NPV	**	81,792
ORIENTAL WATCH HLD HKD0.10	**	82,594
ORION CORP KRW500	**	1,144,904
ORION ENGINEERED CARBONS SA COMMON STOCK	**	246,579
ORION HOLDINGS COR KRW500	**	16,977
ORIX JREIT INC REIT	**	636,060
ORTHOFIX MED INC COM USD0.10	**	211,890
OSCAR HEALTH INC CL A CL A	**	83,515
OSCAR US FDG XIV LLC NT CL A-4 144A 2.82% 04-10-2029	**	1,831,253
OSHKOSH CORPORATION	**	2,038,953
O-TA PRECISION IND TWD10	**	30,584
OTIS WORLDWIDE CORP 2.056% DUE 04-05-2025 BEO	**	374,531
OTIS WORLDWIDE CORP 2.565% DUE 02-15-2030 BEO	**	269,605
OTIS WORLDWIDE CORP COM USD0.01 WI	**	2,278,429
OTSUKA HOLDINGS CO LTD	**	685,172
OUTFRONT MEDIA INC COM	**	4,520,852
OUTOKUMPU OYJ SER'A'NPV	**	192,222
OVERSEA CHINESE BK INSTL CTF DEP PROGRAM12-01-2022 5.28% CTF OF DEP 07-05-2023	**	4,333,084
OVERSEA-CHINESE BANKING CORPORATION SGD0.5	**	828,225
OVERSEAS PVT INVT 3.43% DUE 05-15-2030	**	4,444,765
OVINTIV INC COM USD0.01	**	6,985,100
OWENS & MINOR INC NEW COM	**	530,630
OWENS CORNING NEW COM STK	**	110,890
OXFORD INDS INC COM	**	351,102
P A M TRANSN SVCS INC COM	**	19,166
PAC GAS & ELEC CO 4.25% DUE 08-01-2023	**	2,487,179
PAC GAS & ELEC CO 1.7% DUE 11-15-2023	**	300,008
PAC GAS & ELEC CO 4.2% DUE 06-01-2041	**	241,920
PAC GAS & ELEC CO FIXED 2.1% DUE 08-01-2027	**	4,734,208
PAC GAS & ELEC CO FIXED 2.95% DUE 03-01-2026	**	550,533
PAC GAS & ELEC CO FIXED 3.15% DUE 01-01-2026	**	1,300,994
PAC GAS & ELEC CO FIXED 3.45% DUE 07-01-2025	**	307,875
PAC GAS & ELEC CO FIXED 3.45% DUE 07-01-2025	**	1,080,879
PAC GAS & ELEC CO FIXED 4.95% DUE 07-01-2050	**	233,863
PACCAR FINL CORP MEDIUM TERM SR NTS BOOK .8% DUE 06-08-2023	**	374,011
PACCAR FINL CORP MEDIUM TERM SR NTS BOOK.35% DUE 08-11-2023	**	3,157,997
PACCAR FINL CORP MEDIUM TERM SR NTS BOOK.35% DUE 08-11-2023	**	2,130,273

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PACCAR INC COM	**	11,546,830
PACIFIC GAS & ELEC CO 2.5% DUE 02-01-2031/06-19-2020 REG	**	3,672,521
PACIFIC GAS & ELEC CO 3.25% 02-16-2024	**	1,073,982
PACIFIC GAS & ELEC CO 3.4% 08-15-2024	**	575,956
PACIFIC GAS & ELEC CO 4.0% 12-01-2046	**	202,433
PACIFIC GAS & ELEC CO 4.45% DUE 4-15-2042	**	74,796
PACIFICORP 2.7% DUE 09-15-2030	**	896,798
PACIFICORP 6.25% DUE 10-15-2037	**	85,568
PACKAGING CORP OF AMERICA 4.05% DUE 12-15-2049	**	76,801
PACT GROUP HLDGS LTD NPV	**	114,787
PACTIV EVERGREEN INC COM	**	53,222
PAGERDUTY INC COM	**	405,252
PAL GROUP HOLDINGS CO LTD	**	365,098
PALFINGER AG NPV	**	82,814
PALO ALTO NETWORKS INC COM USD0.0001	**	9,153,545
PAN AFRICAN RES ORD GBP0.01	**	107,824
PANAMA REP 4.5% DUE 04-16-2050 REG	**	150,828
PANAMA REP GLOBAL BD TBOND 3.16% 01-23-2030	**	300,985
PANIN FINANCIAL IDR125	**	147,537
PAR PACIFIC HOLDINGS INC COM NEW COM NEW	**	707,753
PARADE TECHNOLOGIE TWD10	**	553,302
PARADOX INTERACTIV NPV	**	342,021
PARAGON 28 INC COM	**	945,945
PARAGON BANKING GR ORD GBP1	**	119,814
PARAMOUNT GLOBAL OM USD0.001 CL B	**	2,363,200
PAREX RESOURCES IN COM NPV	**	288,505
PARK HOTELS & RESORTS INC COM	**	675,885
PARKWAY LIFE REAL NPV (REIT)	**	128,679
PARQUE ARAUCO SA NPV	**	30,869
PARSONS CORP DEL COM	**	473,785
PASCO CORP NPV	**	27,809
PASON SYSTEM INCOR COM NPV	**	47,057
PATTERSON-UTI ENERGY INC COM	**	1,617,785
PAWNEE EQUIP 5.17% DUE 02-15-2028	**	2,268,975
PAX GLOBAL TECHNOLOGY LIMITED COMSTK	**	390,595
PAYCHEX INC COM	**	558,155
PAYCOM SOFTWARE INC COM	**	557,627
PAYLOCITY HLDG CORP COM	**	2,888,258
PAYONEER GLOBAL INC COM	**	557,010
PAYPAL HLDGS INC COM	**	19,920,376
PAYPAL HLDGS INC FIXED 1.65% DUE 06-01-2025	**	797,703
PAYPAL HOLDINGS INC 4.4% DUE 06-01-2032 BEO	**	538,205
PAYSAFE LTD COM	**	131,413
PBF ENERGY INC CL A CL A	**	955,435
PBG SA (BR) COM NPV	**	89,335
PC DEPOT CORP NPV	**	44,528
PCC ROKITA SA PLN1.00	**	56,733
PDC ENERGY INC COM	**	508,665

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PDF SOLUTIONS INC COM	**	105,467
PEACEHEALTH 1.375% DUE 11-15-2025	**	696,143
PEAPACK-GLADSTONE FINL CORP COM	**	38,895
PEBBLEBROOK HOTEL TR COM STK	**	109,530
PEGASUS SEWING MAC NPV	**	65,785
PEGASYSTEMS INC COM	**	2,078,163
PENNAR INDUSTRIES LTD	**	111,461
PENNSYLVANIA ST HIGHER ED ASSISTANCE AGY SER 2009-1 CL A1 FLTG 1A1 07-25-2029	**	124,898
PENNSYLVANIA ST HIGHER ED ASSISTANCE AGYSTUDENT LN REV FLTG RT 0% 10-25-2036 BEO	**	2,101,173
PENSKE TRUCK 4.125% DUE 08-01-2023	**	2,795,348
PENSKE TRUCK 4.125% DUE 08-01-2023	**	1,774,964
PEPPERDINE UNIV FIXED 3.301% DUE 12-01-2059	**	158,137
PEPSICO INC .75% DUE 05-01-2023	**	1,095,621
PEPSICO INC 1.625% DUE 05-01-2030	**	24,530
PEPSICO INC 2.25% DUE 03-19-2025	**	104,661
PEPSICO INC 2.625% DUE 03-19-2027	**	102,333
PEPSICO INC COM	**	17,053,401
PERELLA WEINBERG PARTNERS COM USD0.0001 CL A	**	155,604
PERENTI LIMITED NPV	**	319,967
PERFORMANCE FOOD GROUP CO COM	**	3,377,511
PERKINELMER INC COM	**	783,409
PERKINELMER INC SR NT .85% 09-15-2024	**	1,507,223
PERMIAN RES CORP CL A	**	2,956,016
PERNOD RICARD NPV EUR 1.55	**	7,253,809
PERRIGO COMPANY LIMITED COM EUR0.001	**	12,612,039
PERSEUS MINING LTD NPV	**	123,030
PERSISTENT SYSTEMS INR10	**	135,830
PERSONALIS INC COM	**	10,730
PERU REP 2.78% 12-01-2060	**	326,967
PERU(REP OF) 6.15% GTD 12/08/2032 PEN	**	92,199
PERU(REPUBLIC OF) BNDS 8.2% 12/08/2026	**	548,390
PERUSAHAAN 3% DUE 06-30-2030	**	1,311,356
PERUSAHAAN GAS NEGARA TBK PT	**	87,257
PET VALU HLDGS LTD COM	**	2,911,033
PETRO RIO S A COM	**	779,379
PETRO-CDA 7.875% DUE 06-15-2026	**	214,923
PETROCHINA COMPANY LIMITED H CNY1	**	447,339
PETROL BRASILEIROS PRF NPV	**	3,515,220
PETROLEOS MEXICANOS 6.5% 03-13-2027	**	4,379,612
PETROLEOS MEXICANOS 6.75% DUE 09-21-2047	**	455,337
PETS AT HOME GROUP ORD GBP0.01	**	138,412
PEYTO EXPL & DEV CORP NEW COM	**	268,197
PFIZER INC .8% DUE 05-28-2025	**	1,270,772
PFIZER INC 1.7% DUE 05-28-2030	**	733,621
PFIZER INC 2.625% DUE 04-01-2030	**	1,004,583
PFIZER INC 3% DUE 06-15-2023	**	347,517
PFIZER INC COM	**	23,307,334
PFS FING CORP 2022-D PREM FIN AST BKD NT4.27% 08-15-2027	**	683,169

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PG& E CORP COM	**	2,850,134
PG&E RECOVERY FDG LLC SR SECD NT CL A-3 2.822% 07-15-2048	**	135,440
PG&E WILDFIRE 3.594% DUE 06-01-2032	**	756,091
PG&E WILDFIRE 4.263% DUE 06-01-2038	**	888,200
PG&E WILDFIRE 4.263% DUE 06-01-2038	**	3,534,199
PG&E WILDFIRE 4.722% DUE 06-01-2039	**	2,857,909
PG&E WILDFIRE RECOVERY FDG LLC SR SECD RECOVERY BD SER 5.099% 06-01-2054	**	880,729
PGT INC COM	**	5,685,022
PHARMING GROUP NV EUR0.01	**	337,987
PHC HLDGS CORP NPV	**	85,961
PHEAA STUDENT LN TR 2021-1 STUD LN AST BACKED NT 144A 5.03586% 05-25-2070	**	2,269,283
PHILIP MORRIS INTL .875% DUE 05-01-2026	**	1,870,254
PHILIP MORRIS INTL 1.125% DUE 05-01-2023	**	562,924
PHILIP MORRIS INTL 1.5% DUE 05-01-2025	**	695,524
PHILIP MORRIS INTL 2.1% DUE 05-01-2030	**	511,247
PHILIP MORRIS INTL 2.625 DUE 03-06-2023	**	273,930
PHILIP MORRIS INTL 2.75% DUE 02-25-2026	**	7,503,057
PHILIP MORRIS INTL 3.375% DUE 08-11-2025	**	5,190,418
PHILIP MORRIS INTL 5% DUE 11-17-2025	**	607,369
PHILIP MORRIS INTL INC 5.125% DUE 11-17-2027	**	862,172
PHILIPPINES(REP OF 6.25% BDS 14/01/2036 PHP	**	163,222
PHILLIPS 66 .9% DUE 02-15-2024	**	5,529,326
PHILLIPS 66 3.85% DUE 04-09-2025	**	2,284,670
PHILLIPS 66 FIXED 1.3% DUE 02-15-2026	**	1,835,018
PHOENIX HLDGS LTD ILS1	**	305,687
PHOENIX MILLS INR2	**	64,806
PHX ENERGY SVCS CO COM NPV	**	572,879
PHYSICIANS RLTY L P 2.625% 11-01-2031	**	266,298
PIAGGIO NPV	**	82,296
PICC PROPERTY & CA 'H'CNY1	**	3,664,674
PIEDMONT NAT GAS 3.64% DUE 11-01-2046	**	575,192
PIGEON CORP NPV	**	269,470
PILBARA MINERALS NPV	**	1,988,316
PING AN INSURANCE GROUP H CNY1	**	1,429,401
PINNACLE FINL PARTNERS INC COM	**	404,287
PINNACLE W. CAP CORP COM	**	2,140,374
PIONEER NAT RES CO .55% DUE 05-15-2023 BEO	**	3,059,734
PIONEER NAT RES CO 1.125% DUE 01-15-2026 REG	**	579,978
PIONEER NAT RES CO 1.125% DUE 01-15-2026 REG	**	3,942,066
PIONEER NAT RES CO 1.9% DUE 08-15-2030/08-11-2020 REG	**	392,836
PIONEER NAT RES CO 1.9% DUE 08-15-2030/08-11-2020 REG	**	1,547,775
PIONEER NAT RES CO 2.15% DUE 01-15-2031	**	628,539
PIONEER NAT RES CO COM	**	32,635,561
PIRAEUS FINANCIAL HOLDINGS	**	37,226
PITNEY BOWES INC COM	**	84,694
PIZZA PIZZA RTY CO COM NPV	**	411,732
PJT PARTNERS INC COM CL A COM CL A	**	2,260,883

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PKN ORLEN SA PLN1.25	**	56,049
PLAINS ALL AMER PIPELINE 2.85 1-31-2023	**	1,497,356
PLAINS ALL AMERN 4.5% DUE 12-15-2026	**	1,374,598
PLAINS GP HLDGS L P LTD PARTNER INT CL ANEW INT LTD PARTNER INT CL A NEW INT	**	16,048
PLANET FITNESS INC CL A CL A	**	1,891,200
PLAYA HOTELS & RESORTS N V COMN STOCK	**	361,161
PLAYAGS INC COM	**	84,645
PLAYTECH PLC ORD NPV	**	475,475
PLAYTIKA HLDG CORP COM	**	75,688
PLUS ALPHA CONSULT NPV	**	156,671
PLUS500 LTD ORD ILS0.01 (DI)	**	525,039
PMV PHARMACEUTICALS INC COM	**	81,937
PNC BK N A 3.8 07-25-2023	**	3,475,928
PNC FINANCIAL SERVICES GROUP COM STK	**	8,182,871
PNC FINL SVCS 3.5% DUE 01-23-2024	**	4,720,321
PNC FINL SVCS GROUP INC 3.45% DUE 04-23-2029 REG	**	2,807,405
PODAK CO LTD TWD10	**	31,703
POLARIS RENB COM NPV	**	97,611
POLYCAB INDIA LTD INR10	**	72,045
POLYPLEX CORP INR10(DEMAT)	**	165,934
POOL CORP COM STK	**	1,420,951
POPULAR INC COM NEW COM USD6 (POST REV SPLIT)	**	3,864,665
PORT AUTH N Y & N J 4.458% 10-01-2062 BEO TAXABLE	**	520,644
PORT AUTH N Y & N J 5.859% 12-01-2024 BEO TAXABLE	**	18,307,428
PORT MORROW ORE TRANSMISSION FACS REV 2.987% 09-01-2036 BEO TAXABLE	**	4,620,084
PORTILLOS INC CL A COM CL A COM	**	743,017
PORTLAND GENERAL ELECTRIC CO COM NEW COMNEW	**	573,937
POSCO INTERNATIONAL CORPORATION	**	77,697
POSEIDA THERAPEUTICS INC COM	**	90,715
POST HLDGS INC COM STK	**	943,668
POSTAL SAVINGS BANK OF CHINA (LOCAL 1658)	**	681,676
POWELL INDS INC COM	**	145,329
POWER CORP CANADA SUB-VTG NPV	**	1,744,175
POWER INTEGRATIONS INC COM	**	388,149
POWER MECH PROJECT INR10	**	29,238
POWERSCHOOL HLDGS INC CL A COM CL A COM	**	2,677,280
POYA CO LTD EQUITY	**	48,559
PPG IND INC COM	**	19,405,580
PPL CORP COM ISIN US69351T1060	**	11,302,296
PPL ELEC UTILS 4.125% DUE 06-15-2044	**	62,087
PRARAM 9 HOSPITAL THB1(NVDR)	**	194,398
PRECISION DRILLING COM NPV(POST REV SPLIT)	**	76,542
PREMIER INVS NPV	**	566,000
PRESS KOGYO CO NPV	**	190,619
PRESSANCE CORPORAT NPV	**	1,166
PRESTIGE CONSUMER HEALTHCARE INC COM	**	361,515
PREVAS AB SER'B'NPV	**	40,519
PRIMA MARINE PCL THB1 (NVDR)	**	96,304

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PRIMARIS REAL TR UNIT SER A	**	478,286
PRIMAX ELECTRONICS TWD10	**	131,818
PRIMERICA INC 2.8% 11-19-2031	**	1,633,526
PRIMO WATER CORP. COM NPV	**	570,896
PRIMO WATER CORPORATION CANADA COM NPV	**	326,340
PRIMORIS SVCS CORP COM	**	2,256,024
PRIN FINL GROUP 3.125% DUE 05-15-2023	**	2,978,697
PRIN FINL GROUP 3.7% DUE 05-15-2029	**	23,231
PRIVIA HEALTH GROUP INC COM	**	694,267
PRKCM 2022-AFC1 TR 4.1% DUE 04-25-2057	**	3,429,825
PROASSURANCE CORP COM	**	1,389,162
PROCORE TECHNOLOGIES INC COM	**	560,593
PROCTER & GAMBLE 2.8% DUE 03-25-2027	**	159,346
PROCTER & GAMBLE CO 3.0% DUE 03-25-2030 REG	**	457,119
PROCTER & GAMBLE COM NPV	**	5,245,643
PRODWAYS EUR0.5	**	59,528
PROG HOLDINGS INC COM	**	495,265
PROGRESS RESDNTL 2.393% DUE 12-17-2040	**	1,648,227
PROGRESS RESDNTL 2.409% DUE 05-17-2038	**	748,122
PROGRESS RESDNTL 2.425% DUE 07-17-2038	**	1,049,867
PROGRESS RESIDENTIAL 2021-SFR6 TR SINGLEFAMILY RENT PASS 1.524% 07-17-2038	**	3,212,328
PROGRESSIVE CORP 4.35 DUE 04-25-2044	**	79,149
PROGRESSIVE CORP OH 3.7% DUE 03-15-2052 BEO	**	462,659
PROGRESSIVE CORP OH COM	**	22,176,259
PROJECTCOMPANY INC NPV	**	59,116
PROLOGIS INC COM	**	29,403,028
PROLOGIS L P FIXED 2.125% DUE 10-15-2050	**	447,480
PROLOGIS L P SR NT 2.875% 11-15-2029	**	348,901
PROLOGIS L P SR NT 3.375% 12-15-2027	**	468,262
PROLOGIS LP 3.0% DUE 04-15-2050	**	134,399
PROMETHEUS BIOSCIENCES INC COM	**	410,080
PROPETRO HLDG CORP COM	**	292,527
PROSEGUR CASH EUR0.02	**	25,512
PROSPERITY BANCSHARES INC COM	**	807,039
PROSUS N.V. 1.207% 19/01/2026	**	289,189
PROTECTOR FORS ASA NOK1	**	33,407
PROTHENA CORP PLC USD0.01	**	556,288
PROTO CORPORATION NPV	**	92,964
PROVID HLTH & SVCS 2.746% DUE 10-01-2026	**	1,407,348
PRUDENTIAL GBP0.05	**	3,532,459
PRYSMIAN SPA EUR0.10	**	1,503,902
PSK INC KRW500	**	83,685
PT BANK DANAMON 'A' IDR50000 & 'B' IDR500	**	151,095
PT BUMI SERPONG DA IDR100	**	84,764
PTC THERAPEUTICS INC COM	**	2,784,349
PTT EXPLORTN & PRD THB1(FOREIGN)	**	1,167,494
PTT EXPLORTN & PRD THB1(NVDR)	**	4,264,843
PUB STORAGE COM	**	2,803,301

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PUB SVC ELEC & GAS FIXED 3.65% DUE 09-01-2028	**	4,840,853
PUB SVC ENTERPRISE .8% DUE 08-15-2025	**	1,119,399
PUBLIC JOINT STOCK COMPANY MAGNIT RUB0.01(RUB)	**	139,747
PUBLIC SERVICE ELECTRIC & GAS CO 3.25% DUE 09-01-2023	**	3,133,046
PUBLIC SERVICE ENTERPRISE GROUP INC 1.6%DUE 08-15-2030 BEO	**	1,364,718
PUBLIC STORAGE 2.3% DUE 05-01-2031 BEO	**	268,734
PUBLIC SVC CO OKLA 2.2% DUE 08-15-2031	**	1,598,154
PUBLIC SVC ELEC GAS CO 3.75 DUE 03-15-2024 REG	**	1,589,836
PUBLIC SVC ENTERPRISE GROUP INC 2.875% DUE 06-15-2024	**	289,832
PUGET ENERGY INC FIXED 2.379% DUE 06-15-2028	**	106,492
PULMONX CORPORATION COM	**	189,852
PURE STORAGE INC CL A CL A	**	2,673,404
PUT BONDOPT BNPAFRPP 23/05/2025 FRANCE (GOVT OF) 0 97 3175SQ653	**	172,565
PUT SWO USD BOFAUS6S P 2.18% / R 1DSOFR 317U750I5 01/11/2024	**	74,009
PUT SWO USD GSCMUS33 P 2.697% / R 1DSOFR 317U388O2 04/02/2024	**	62,016
PUT SWO USD GSCMUS33 P 2.697% / R 1DSOFR 317U388O2 04/02/2024	**	5,906
PUT SWO USD GSCMUS33 P 2.721% / R 1DSOFR 317U460O3 04/08/2024	**	1,420
PUT SWO USD MSCSUS33 P 2.993% / R 1DSOFR 317U00LA7 10/11/2023	**	650
PUT SWO USD NGFPUS33 P 2.785% / R 1DSOFR 317U478O3 04/08/2024	**	2,173
PUT SWO USD NGFPUS33 P 2.835% / R 1DSOFR 317U477O4 04/08/2024	**	2,152
PVH CORP COM USD1	**	1,739,338
PVPTL ABU DHABI GOVT INT'L 3.125% 10-11-2027	**	4,985,841
PVPTL BANK OF NOVA SCOTIA 1.188% 10-13-2026	**	10,734,410
PVPTL COMM MORTGAGE TRUST SER 2016-787S CL A BNDS 3.545% 02-10-2036	**	1,646,745
PVPTL DELTA AIR LINES/SKYMILES 4.75% DUE 10-20-2028	**	188,262
PVPTL MID-ATLANTIC INTST TRANSMISSION LLC 4.1% DUE 05-15-2028	**	1,471,126
PVPTL ONEMAIN DIRECT AUTO RECEIVABLES TR 2021-SR 21-1A CL A .87% 07-14-2028	**	13,688,527
PVPTL PFP III CL 21-8 CL A FLT 06-14-2024	**	1,590,794
PVPTL PFP III CL 21-8 CL A FLT 06-14-2024	**	10,181,081
PVPTL SKY LTD 3.75% 09-16-2024	**	1,626,177
PVR LTD INR10	**	678,142
PVT PL BNP PARIBAS SR NON PFD 4.705% 01-10-2025	**	3,465,965
PVT PLBNP PARIBAS SR NON PFD 5.198% 01-10-2030	**	190,501
PVT PLBNP PARIBAS SR NON PFD 5.198% 01-10-2030	**	1,352,560
PVTPL DAIMLER TRUCKS 2.375% 12-14-2028	**	1,262,979
PVTPL 1166 AVE OF THE AMERS COML MTG TR II 2005-C6 COML 5.6896% 10-13-2037	**	1,007,099
PVTPL 7-ELEVEN INC .95% DUE 02-10-2026 BEO	**	832,754
PVTPL 7-ELEVEN INC 1.8% DUE 02-10-2031 BEO	**	1,891,919
PVTPL 7-ELEVEN INC 2.5% DUE 02-10-2041 BEO	**	229,212
PVTPL 7-ELEVEN INC SR NT .625% 02-10-2023	**	696,412
PVTPL 7-ELEVEN INC SR NT .625% 02-10-2023	**	2,954,777
PVTPL 7-ELEVEN INC SR NT .8% 02-10-2024	**	6,484,423
PVTPL AATHENE GLOBAL FDG MEDIUM TERM SR SECD NT 2.55% 06-29-2025	**	248,983
PVTPL AES CORP SR SECD 1ST LIEN NT 144A 3.3% DUE 07-15-2025/05-27-2020 BEO	**	1,259,419
PVTPL AIA GROUP LTD GLOBAL MEDIUM TERM NTS BOO 3.2% DUE 09-16-2040	**	215,402
PVTPL AIA GROUP LTD TRANCHE # 3.6% 04-09-2029	**	241,573
PVTPL AIB GROUP PLC FIXED 4.263% 04-10-2025 BEO	**	482,570
PVTPL AIG GLOBAL FDG SR 0.4% 09-13-2023	**	3,310,389

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL AIMCO CLO SER 2017-A/AIMCO CLO SER201 SR SECD NT CL A-R FLTG 04-20-2034	**	731,561
PVTPL AIR CANADA AIR CANADA 2017-1AA PTT3.3% DUE 07-15-2031 BEO	**	448,137
PVTPL AIR CDA 2013-1 PASS THRU 4.125 DUE 11-15-2026 BEO	**	156,680
PVTPL AIR CDA PASS THRU TR 2017-1 PVTPL AIR CANADA BNDS 3.55% DUE 07-15-2031	**	261,094
PVTPL AIRCASTLE LTD 2.85% DUE 01-26-2028BEO	**	1,474,636
PVTPL ALIGNED DATA CTRS ISSUER LLC 21-1A CL A2 1.937% DUE 08-15-2046 BEO	**	2,529,683
PVTPL ALIMENTATION COUCHE-TARD 3.8% DUE 01-25-2050	**	229,945
PVTPL ALLEGANY PK CLO LTD CL A-R FLTG 01-20-2035	**	1,945,200
PVTPL ALLEGRO CLO SER 14-1RA CL A1 FLTG 10-21-2028	**	3,494,352
PVTPL AMERICAN CR ACCEP RECEIVABLES TR 2022-2 SR 22-2 CL A 2.66% 02-13-2026	**	1,283,307
PVTPL AMERICAN CR ACCEP RECEIVABLES TR 2022-3 SER 22-3 CL A 4.12% 02-13-2026	**	137,603
PVTPL AMERICAN CREDIT ACCEPTANCE SRS 20 -3 CL C 2.16% DUE 06-15-2026 BEO	**	283,574
PVTPL AMERICAN TRANSMISSION SYSTEMS 2.65% 01-15-2032	**	230,580
PVTPL AMSR TRUST 21-SFR2 C 958609% 08-17-2026	**	1,816,672
PVTPL ANCHORAGE CAP CLO 16 LTD/ANCHORAGE CAP SR 20-16A CL A1R FLTG RT 01-19-2035	**	9,720,640
PVTPL ANGLO AMERN CAP PLC GTD NT 3.625% 09-11-2024	**	193,588
PVTPL ANGLO AMERN CAP PLC GTD NT 3.625% 09-11-2024	**	2,419,854
PVTPL ANTOFAGASTA PLC 2.375% DUE 10-14-2030/10-14-2020 BEO	**	240,140
PVTPL ANZ NEW ZEALAND INTL LTD 3.45% 01-21-2028	**	229,735
PVTPL APIDOS CLO SR 13-12A CL AR VAR RT 04-15-2031	**	492,394
PVTPL APIDOS CLO SR 16-25A CL A1R FLTG RATE 10-20-2031	**	4,893,039
PVTPL APIDOS CLO XXII 15-22A CL A-1R FLTG 144A FLTG RT DUE 04-20-2031	**	987,467
PVTPL APIDOS CLO XXXII/APIDOS CLO XXXII LLC SR 19-32A CL A1 FLTG 01-20-2033	**	3,036,393
PVTPL APT PIPELINES LTD SR GTD NT 144A 4.25% DUE 07-15-2027/03-23-2017 BEO	**	122,542
PVTPL AQUA FIN TR 2021-A SR 21-A CL A 1.54% DUE 07-17-2046 BEO	**	2,553,948
PVTPL ARBOR RLTY COML REAL ESTATE NTS SER 19-FL2 CLS A FLTG RT 06-15-2034	**	398,830
PVTPL ARES LXIII CLO LTD CL A-1A FLTG 04-20-2035	**	776,563
PVTPL ARES XL CLO LTD/ARES XL CLO LLC SRSECD NT CL A-1-RR FLTG 01-15-2029	**	318,743
PVTPL ARES XLII CLO LTD SR NT CL A-R FLTG RT DUE 01-22-2028 BEO	**	1,446,276
PVTPL ARES XLIV CLO LTD SR NT CL A-1-R FLTG 144A 3C7 VAR RT DUE 04-15-2034 BEO	**	2,666,631
PVTPL ASB BK LTD SR MEDIUM TERM NTS BOOK 3.75% 06-14-2023 BEO	**	2,996,212
PVTPL ASHTEAD CAPITAL 2.45% 08-12-2031	**	1,158,763
PVTPL ATHENE GLOBAL FDG 1.0% 04-16-2024	**	1,955,886
PVTPL ATHENE GLOBAL FDG MEDIUM TERM SR SECD NT 1.45% 01-08-2026	**	438,096
PVTPL ATLAS SR LN FD XIV LTD/ATLAS SR LN FD SR 19-14A CL AR VAR RT 07-20-2032	**	7,509,224
PVTPL ATRIUM CDO CORP SR 12A CL AR FLTG DUE 04-22-2027	**	9,302,592
PVTPL ATRIUM XIII/ATRIUM XIII LLC SR 13A CL A-1FLTG 11-21-2030	**	496,129
PVTPL AVIATION CAP GROUP LLC SR NT 144A 3.5% DUE 11-01-2027/07-01-2027 BEO	**	349,982
PVTPL AVIATION CAP GROUP LLC SR NT 144A 3.875% DUE 05-01-2023/05-01-2018 BEO	**	1,407,444
PVTPL AVIATION CAP GROUP LLC SR NT 144A 3.875% DUE 05-01-2023/05-01-2018 BEO	**	733,974
PVTPL AVIATION CAP GROUP LLC SR NT 144A 5.5% DUE 12-15-2024/07-10-2020 BEO	**	2,985,385
PVTPL AVIS BUDGET RENT CAR FDG AESOP LLC SSR 19-3A CL A 0.0% 03-20-2026	**	3,445,535
PVTPL AVIS BUDGET RENT CAR FDG AESOP LLCSER 20-1A CL A 2.33% DUE 08-20-2026	**	3,796,671
PVTPL AVIS BUDGET RENT CAR FDG AESOP LLCSER 21-2A CL A 1.66% DUE 02-20-2028	**	7,278,156
PVTPL AVIS BUDGET RENT CAR FDG SER 19-2A CL A 3.35% 09-22-2025	**	2,802,519
PVTPL AVOLON HLDGS FDG LTD 2.528% DUE 11-18-2027	**	814,171
PVTPL AVOLON HLDGS FDG LTD 3.95% 07-01-2024	**	277,812
PVTPL AVOLON HLDGS FDG LTD 5.125% 10-01-2023	**	889,843

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL AXIS EQUIPMENT FINANCE RECEIVABLESSER 22-2A CL A2 5.3% DUE 06-21-2028	**	781,506
PVTPL BACARDI LTD GTD NT 144A 4.7% DUE 05-15-2028/04-30-2018 BEO	**	1,338,545
PVTPL BAE SYS PLC 1.9% DUE 02-15-2031/09-15-2020 BEO	**	311,173
PVTPL BAIN CAP CR CLO 2022-1 LTD CL A-1 FLTG 04-18-2035	**	8,216,872
PVTPL BAIN CAP CR SER 18-1A CL A1 FLTG 04-23-2031	**	10,713,445
PVTPL BALBOA BAY LN FDG 2020-1 LTD CL A-R FLTG 20-2032	**	10,242,534
PVTPL BANCO DE CREDITO DEL PERU 4.65%09-17-2024	**	146,322
PVTPL BANCO SANTANDER CHILE MEDIUM TERM NTS BO 2.7 DUE 01-10-2025/01-10-2020 REG	**	471,380
PVTPL BANK OF IRELAND GROUP 2.029% 09-30-2027	**	523,161
PVTPL BARINGS CLO LTD SR 18-3A CL A1 FLTG 07-20-2029	**	1,217,512
PVTPL BAYER US FINANCE LLC BNDS 3.375% 10-08-2024 BEO	**	6,574,010
PVTPL BDS 2021-FL10 LTD/BDS 2021-FL10 LLC 3RD PRTY SECD CL B FLTG 12-18-2036	**	4,794,415
PVTPL BDS 2021-FL10 LTD/BDS 2021-FL10 LLC SR SECD NT CL A FLTG 12-18-2036	**	967,629
PVTPL BENEFIT STR PARTNERS CLO IV LTD/BENEFI VAR RT DUE 01-20-2032 BEO	**	987,316
PVTPL BENEFIT STR PARTNERS CLO XIX LTD SR 19-19A CL A FLTG RATE DUE 01-15-2033	**	4,905,369
PVTPL BLACKSTONE HLDGS FIN CO L L C 5.9%DUE 11-03-2027/11-03-2022 BEO	**	1,180,088
PVTPL BLUEMOUNTAIN CLO SER 18-2A CLS A VAR RT 08-15-2031	**	969,797
PVTPL BLUEMOUNTAIN CLO XXII LTD 18-1A CL A-1 FLTG RT 07-15-2031	**	2,873,726
PVTPL BMW US CAP LLC 1.25% DUE 08-12-2026 BEO	**	2,245,461
PVTPL BMW US CAP LLC 3.9% DUE 04-09-2025BEO	**	1,846,692
PVTPL BMW US CAP LLC FLTG RT DUE 04-01-2024 BEO	**	1,338,353
PVTPL BNP PARIBAS 2.219% DUE 06-09-2026/06-09-2025 REG	**	4,346,236
PVTPL BNP PARIBAS 2.591% DUE 01-20-2028 REG	**	176,182
PVTPL BNP PARIBAS 2.591% DUE 01-20-2028 REG	**	4,404,549
PVTPL BNP PARIBAS 3.052% 01-13-2031	**	2,167,750
PVTPL BNP PARIBAS 3.132% DUE 01-20-2033 REG	**	792,276
PVTPL BNP PARIBAS 3.375% 01-09-2025	**	568,142
PVTPL BNP PARIBAS BNDS 3.5% DUE 11-16-2027 REG	**	184,107
PVTPL BNP PARIBAS SR 2.159% 09-15-2029	**	2,837,326
PVTPL BNP PARIBAS SR NON PFD 1.904% 09-30-2028	**	1,417,889
PVTPL BNP PARIBAS SR NON PFD 1.904% 09-30-2028	**	2,752,373
PVTPL BNP PARIBAS SR NON PFD MED 4.4% 08-14-2028	**	1,669,769
PVTPL BNP PARIBAS SUB MED TERM NT PROGRAM 2.588% DUE 08-12-2035	**	734,325
PVTPL BOC AVIATION PTE LTD GLOBAL MEDIUMTERM 3.5% 10-10-2024	**	593,660
PVTPL BORGWARNER INC 5.0% DUE 10-01-2025BEO	**	3,922,715
PVTPL BPCE SA SUB NTS BOOK ENTRY 5.7 DUE10-22-2023	**	1,546,183
PVTPL BPCE SR NON PFD 4.0% DUE 09-12-2023	**	942,681
PVTPL BPCE SR NON PFD VAR RT 10-06-2026	**	2,007,568
PVTPL BPCE SUB NTS BOOK ENTRY 5.15 DUE 07-21-2024 BEO	**	3,916,732
PVTPL BRIGHTHOUSE 2023 FABN NEW ISSUE 144A 1.2% 12-15-2023	**	1,156,645
PVTPL BRIGHTHOUSE FINL GLOBAL FDG .6% 06-28-2023	**	705,334
PVTPL BRIGHTHOUSE FINL GLOBAL FDG MEDIUMTERM .77% DUE 04-12-2024 BEO	**	1,718,556
PVTPL BRITISH AWYS PASS THRU 3.8% 09-20-2031	**	386,255
PVTPL BRITISH AWYS PASS THRU CTFS 3.3% FIXED 06-15-2034 BEO	**	113,560
PVTPL BRITISH AWYS PASS THRU TR 2018-1A 4.125% 09-20-2031	**	318,972
PVTPL BROADCOM INC 1.95% DUE 02-15-2028/01-19-2021 BEO	**	422,786
PVTPL BROADCOM INC 2.45% DUE 02-15-2031/01-19-2021 BEO	**	1,343,577
PVTPL BROADCOM INC 3.137% DUE 11-15-2035 BEO	**	1,559,289

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL BROADCOM INC 3.137% DUE 11-15-2035 BEO	**	3,698,418
PVTPL BROADCOM INC 3.419% DUE 04-15-2033BEO	**	80,443
PVTPL BROADCOM INC 3.419% DUE 04-15-2033BEO	**	8,683,770
PVTPL BROADCOM INC 3.469% DUE 04-15-2034BEO	**	1,492,841
PVTPL BROADCOM INC 3.469% DUE 04-15-2034BEO	**	4,968,124
PVTPL BROADCOM INC AVGO 3.187 11/15/36 3.187% DUE 11-15-2036/09-30-2021 BEO	**	66,292
PVTPL BROADCOM INC AVGO 3.187 11/15/36 3.187% DUE 11-15-2036/09-30-2021 BEO	**	652,108
PVTPL BROADCOM INC NT 4.926% 05-15-2037	**	110,217
PVTPL BROADCOM INC NT 4.926% 05-15-2037	**	2,885,767
PVTPL BSPRT 2022-FL9 ISSUER LLC SR SECD NT CL A FLTG 07-15-2039	**	2,416,820
PVTPL BUSINESS JET SECS 2020-1 LLC SECD NT CL A 144A 2.981% DUE 11-15-2035 BEO	**	97,376
PVTPL BUSINESS JET SECS 2020-1 LLC SECD NT CL A 144A 2.981% DUE 11-15-2035 BEO	**	2,015,683
PVTPL BUSINESS JET SECS 2021-1 LLC SECD NT CL A 144A 2.162% DUE 04-15-2036 BEO	**	1,041,697
PVTPL BUSINESS JET SECS 2022-1 LLC SER 22-1A CL A 4.455% 06-15-2037	**	1,697,818
PVTPL CADILLAC FAIRVIEW CORP 2.5% DUE 10-15-2031 BEO	**	1,552,770
PVTPL CAMERON LNG LLC 2.902% 07-15-2031	**	2,437,757
PVTPL CAMERON LNG LLC 3.302% DUE 01-15-2035	**	93,057
PVTPL CANYON CAPITAL CLO LTD SER 20-1A CL AR FLTG 07-15-2034	**	3,548,233
PVTPL CARGILL INC 3.625% 04-22-2027	**	667,893
PVTPL CARLYLE GLOBAL MKT SER 14-3RA CL A1A FLTG 07-27-2031	**	4,758,923
PVTPL CARLYLE GLOBAL MKT STRAT CLO SER 12-3A CLS A1A2 FLTG RT DUE 01-14-2032 BEO	**	3,185,318
PVTPL CARLYLE GLOBAL MKT STRATEGIES CLO 2012-4 CL A-1-R3 FLTG 04-22-2032	**	489,035
PVTPL CARLYLE US CLO 2017-2 LTD/CARLYLE US C SER 17-2A CL A1R FLTG RT 07-20-2031	**	996,423
PVTPL CARLYLE US CLO 2021-4 LTD CL A-2 FLTG DUE 04-20-2034 BEO	**	2,475,627
PVTPL CATAMARAN CLO SER 2014-1A CL A-1A FLTG 04-20-2030	**	3,517,286
PVTPL CATSKILL PK CLO LTD/CATSKILL PK CLO LL SR SECD NT CL A-2 FLTG 04-20-2029	**	2,432,488
PVTPL CAYUGA PK CLO LTD SER 20-1A CL AR FLTG 07-17-2034	**	1,067,595
PVTPL CBAM 2018-8 LTD LLC NT CL A-1 FLTG 3C7 10-20-2029 BEO	**	10,074,455
PVTPL CEDAR FDG CLO LTD SER 18-9A CL A-1 FLTG 04-20-2031	**	1,404,660
PVTPL CENTRICA PLC SR NT 144A 4% DUE 10-16-2023/10-16-2013 BEO	**	934,958
PVTPL CERBERUS SER 20-1A CL A FLTG RT RT 10-15-2031	**	727,732
PVTPL CF HIPPOLYTA ISSUER LLC SER 20-1 CL A1 1.69% DUE 07-15-2060 BEO	**	324,544
PVTPL CHARTER COMMUNICATIONS OPER 3.75% 02-15-2028	**	361,469
PVTPL CHARTER COMMUNICATIONS OPER 3.75% 02-15-2028	**	4,563,548
PVTPL CHEVRON PHILLIPS CHEM CO LLC 5.125% 04-01-2025	**	449,623
PVTPL CIFC FDG 2014-II-R LTD SER-14-2RA CL-A1 FLTG 04-24-2030 BEO	**	733,968
PVTPL CIFC FDG 2017-IV LTD SER 17-4A CL A1R FLTG 10-24-2030	**	494,549
PVTPL CIFC FDG 2018-IV LTD/CIFC FDG 2018-IV SER 18-4A CLS A1 VAR RT 10-17-2031	**	2,947,959
PVTPL CIFC FDG 2019-VI LTD SER 19-6A CLS A2 VAR RT 01-16-2033	**	1,945,312
PVTPL CIFC FDG 2019-VI LTD SR 19-6A CL A1 FLTG 01-16-2033	**	2,972,092
PVTPL CIFC FDG 2020-II LTD/CIFC FDG 2020-II VAR RT DUE 10-20-2034 BEO	**	1,550,873
PVTPL CIFC FDG SER 18-2A CL A1 FLTG 04-20-2031	**	4,425,441
PVTPL CLNC 2019-FL1 LTD/CLNC SER 19-FL1 CLS A VAR RT 10-19-2038	**	5,818,179
PVTPL CMO 1166 AVE OF THE AMERS COML 2005-C6A CL D 144A 5.6896 10/13/2037	**	450,616
PVTPL CMO 1166 AVE OF THE AMERS COML 2005-C6A CL F 144A 5.6896 10/13/2037	**	339,437
PVTPL CMO 280 PK AVE 2017-280P MTG TR COML CTF CL A VAR DUE 09-15-2034	**	779,832
PVTPL CMO ARBOR MULTIFAMILY MTG SECS SER 20-MF1 CL A5 2.7563% DUE 05-15-2053 BEO	**	1,024,189
PVTPL CMO AREIT 2021-CRE5 LTD/AREIT AREIT 2021-C SR NT CL A VAR RT 07-17-2026	**	1,636,526

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL CMO AREIT 2021-CRE5 LTD/AREIT AREIT 2021-C SR NT CL A VAR RT 07-17-2026	**	5,455,085
PVTPL CMO BARCLAYS CAPITAL SECURITIES VAR RT DUE 10-15-2037	**	401,173
PVTPL CMO BBCCRE TRUST SER 2015-GTP CL A 3.966% 08-10-2033	**	1,017,010
PVTPL CMO BENCHMARK 2020-IG3 MTG TR SR 20-IG3 CL A2 2.475% UE 09-15-2048	**	8,375,332
PVTPL CMO BFLD TR SER 2019-DPLO CL A 144A FLTG 10-15-2034	**	1,093,942
PVTPL CMO BX COML MTG TR 2019-XL COML MTG PASSTHRU CTF CL A 144A 10-15-2036	**	315,937
PVTPL CMO BX COML MTG TR 2020-VIVA CL D VAR RT DUE 03-09-2044 BEO	**	3,055,437
PVTPL CMO BX COML MTG TR 2021-VINO 15/05/2038 VAR RT DUE 05-15-2038 BEO	**	2,345,439
PVTPL CMO BX COML MTG TR SR 2019-XL CL D FLTG RT 10-15-2036	**	2,039,341
PVTPL CMO BX TR 2021-ARIA BX 2021-ARIA AVAR RT DUE 10-15-2036 BEO	**	951,092
PVTPL CMO BX TR 2021-VIEW VAR RT DUE 06-15-2023 BEO	**	1,406,447
PVTPL CMO BX TR 2021-VIEW VAR RT DUE 06-15-2023 BEO	**	1,856,183
PVTPL CMO BX TRUST SR 19-OC11 CL B 3.605% 12-09-2041	**	887,424
PVTPL CMO BXMT 2021-FL4 LTD/BXMT SER 21-FL4 CL D FLTG RT 05-15-2038	**	2,738,475
PVTPL CMO BXMT LTD SR 20-FL3 CL A VAR RTDUE 03-15-2037 BEO	**	4,000,159
PVTPL CMO CAMB COML MTG TR 2019-LIFE CL A VAR RT 12-15-2037	**	2,826,700
PVTPL CMO CITIGROUP COML MTG TR SR 21-PNM2 CL E FLT RT DUE10-15-2036	**	326,611
PVTPL CMO CITIGROUP COML MTG TR SER 21-KEYS CL A FLTG 10-15-2036	**	1,955,138
PVTPL CMO COLONY MTG CAP LTD SR 19-IKPR CL A FLTG 11-15-2038	**	476,181
PVTPL CMO COLONY MTG CAP LTD SR 19-IKPR CL A FLTG 11-15-2038	**	923,791
PVTPL CMO COMM 2014-277P MTG TR COML MTGPASSTHRU CTF CL A 3.731 08-10-2049	**	709,089
PVTPL CMO CREDIT SUISSE MORTGAGE TRUST SER 2014-USA CL A2 3.953% DUE 09-15-2037	**	1,798,249
PVTPL CMO CREDIT SUISSE MORTGAGE TRUST SR 2019-ICE4 CL A VAR RT 05-15-2021	**	20,530,949
PVTPL CMO CSMC 2017-RPL3 TR CL A-1 FLTG 08-25-2057	**	1,656,610
PVTPL CMO CSMC 2017-RPL3 TR MTG BACKED NT CL B-2 VAR 144A VAR RT DUE 08-01-2057	**	3,256,869
PVTPL CMO CSMC 2019-AFC1 TR MTG BACKED NT CL A-1 144A VAR RT DUE 07-25-2049 BEO	**	2,341,416
PVTPL CMO CSMC 2020-RPL4 TR 2% DUE 01-25-2060 BEO	**	1,070,921
PVTPL CMO CSMC 2022-ATH3 TR VAR RT DUE 08-25-2067 BEO	**	4,321,152
PVTPL CMO CSMC TR SR 2017-CHOP CL A VAR RT 07-15-2032	**	2,079,749
PVTPL CMO FREMF 2015-K48 MTG TR FLTG RT DUE 06-25-2025 BEO	**	423,335
PVTPL CMO FREMF 2016-K59 MTG TR 144A CL B VAR RT DUE 11-25-2049 BEO	**	162,976
PVTPL CMO FREMF MORTGAGE TRUST SER 2014-K37 CL B FLTG RT 01-25-2047	**	1,715,257
PVTPL CMO GREAT WOLF TR 2019-WOLF SER 19-WOLF CLS A VAR RT DUE 12-15-2029 BEO	**	972,026
PVTPL CMO GS MORTGAGE-BACKED SECURITIES TRUST SR 21-GR2 CL A2 VAR RT 02-25-2052	**	140,805
PVTPL CMO GS MTG SECS CORP SER 2017-GPTX CL B 3.103915% FIXED 05-10-2034	**	3,600,000
PVTPL CMO GS MTG SECS CORP TR 2015-590M CL A FLTG RT 10-10-2035 BEO	**	1,654,012
PVTPL CMO GS MTG SECS CORP TR 2018-HART VAR RT 10-15-2031	**	544,088
PVTPL CMO GS MTG SECS CORP TR SER 2019-70P CLS C VAR RT 10-15-2036	**	1,205,548
PVTPL CMO HAWAII HOTEL SER 2019-MAUI CL A FLTG 144A 05-15-2038	**	485,562
PVTPL CMO HERO FDG 2016-3 NT CL A-1 144A3.07999992371% DUE 09-20-2042 BEO	**	15,864
PVTPL CMO HOSPITALITY MORTGAGE TRUST SER 2019-HIT CL A FRN 11-15-2026 BEO	**	373,204
PVTPL CMO J P MORGAN CHASE COML MOTGAGE SECS SER 20-MKST CL A FRN 12-15-2036 BEO	**	4,629,128
PVTPL CMO J P MORGAN CHASE COML MTG SECS SR 2019-BKWD CL A FLTG RT 09-15-2029	**	417,048
PVTPL CMO J P MORGAN CHASE COML MTG SECS TR 2018-WPT CL A-FX 4.2475% 07-05-2023	**	4,740,576
PVTPL CMO MADISON AVENUE TRUST SER 2017-330MC CLS A VAR 144A 08-15-2034	**	2,798,483
PVTPL CMO MANHATTAN WEST 2020-1MW MTG TRSR 20-0MW CL A 2.13% 09-10-2040	**	427,603
PVTPL CMO MHC COML MTG TR 2021-MHC VAR RT DUE 04-15-2026 BEO	**	2,996,733
PVTPL CMO MORGAN STANLEY CAP I TR SRS 20-CNP CL A VAR RT DUE 04-05-2042	**	1,144,489

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL CMO MORGAN STANLEY SR 21-230P CL AFLTG RT 12-15-2023	**	1,907,112
PVTPL CMO MSDB TR 2017-712F CL A VAR RT DUE 07-11-2039 BEO	**	5,863,419
PVTPL CMO NEW ORL HOTEL TR 2019-HNLASER 19-HNLA CLS A VAR RT DUE 04-15-2032 BEO	**	1,709,966
PVTPL CMO NEW RESIDENTIAL MTG LN SER 19-RPL3 CL A1 FRN 07-25-2059 BEO	**	282,970
PVTPL CMO NEW RESIDENTIAL MTG LN SER 19-RPL3 CL A1 FRN 07-25-2059 BEO	**	1,174,325
PVTPL CMO NEW RESIDENTIAL MTG LN SER 21-NQM3 CL A-3 VAR 11-27-2056	**	845,158
PVTPL CMO NEW RESIDENTIAL MTG LN TR 20-RPL1 CL A-1 VAR RT DUE 11-25-2059	**	236,668
PVTPL CMO NEW RESIDENTIAL MTG LN TR SER 16-3A CL A1B 144A VAR 09-01-2056	**	975,952
PVTPL CMO ONE MKT PLAZA TR SER 2017-1MKT CL A 144A 3.6139% 02-10-2032 BEO	**	9,966,828
PVTPL CMO OPG TR 2021-PORT SR 21-PORT CLA FLTG RT 10-15-2036	**	2,776,612
PVTPL CMO PEPPER RESIDENTIAL SECURITIES TRUST SER 25A CL A1U FLTG DUE 03-12-2061	**	64,898
PVTPL CMO PFP III SER 21-8 CL C FLTG RT 06-14-2024	**	3,348,766
PVTPL CMO READY CAP MTG SR 21-FL6 CL A FLTG RT 07-25-2036	**	1,696,695
PVTPL CMO READY CAP MTG SR 21-FL6 CL A FLTG RT 07-25-2036	**	4,072,067
PVTPL CMO RREADY CAP MTG TR SER 2019-5 CLS A 3.7768% 02-25-2052	**	118,732
PVTPL CMO SFO COML MTG TR 2021-555 SFO 2021-555 A VAR RT DUE 05-15-2038 BEO	**	7,053,521
PVTPL CMO SG RESIDENTIAL MTG TR 2022-1 CL A-1 VAR 03-27-2062	**	3,383,284
PVTPL CMO SMB PRIVATE ED LN TR 2022-B 0%DUE 12-31-2049	**	1,510,556
PVTPL CMO SMB PRIVATE ED LN TR 2022-B 0%DUE 12-31-2049	**	5,603,324
PVTPL CMO SMB PRIVATE ED LN TR 2022-B 0%DUE 12-31-2049 BEO	**	1,933,743
PVTPL CMO SMB PRIVATE ED LN TR 2022-B 0%DUE 12-31-2049 BEO	**	6,508,803
PVTPL CMO TOWD PT MTG TR 2019-4 SER 19-4CLS A1 VAR RT DUE 07-25-2059 BEO	**	891,796
PVTPL CMO UBS-BAMLL TR 2012-WRM CTF CL A144A 3.663 DUE 06-10-2030 BEO	**	4,937
PVTPL CMO UWM MTG TR 2021-INV3 CL A3 VAR RT DUE 11-25-2051 BEO	**	2,056,840
PVTPL CMO VERUS SECURITIZATION TR 2021-3SER 21-3 CL A2 VAR RT DUE 06-25-2066 BEO	**	922,631
PVTPL CMO VMC FIN 2021-FL4 LLC VMC 2021-FL4 C VAR RT DUE 06-16-2036 BEO	**	7,304,456
PVTPL CMO WFRBS COML MTG TR 2013-C11 COML PASS THRU CTF CL D VAR RT 03-15-45	**	368,121
PVTPL CNO GLOBAL FDG 1.65% 01-06-2025	**	1,721,443
PVTPL CNO GLOBAL FDG MEDIUM TERM NTS BOOK ENTRY 1.75% 10-07-2026	**	395,077
PVTPL COCA-COLA EUROPEAN PARTNERS PLC .5% 05-05-2023	**	3,150,184
PVTPL COCA-COLA EUROPEAN PARTNERS PLC 1.5% DUE 01-15-2027 BEO	**	606,275
PVTPL COMM 2013-CR10 CL D VAR RT DUE 08-10-2046	**	669,976
PVTPL CONTINENTAL RES INC 5.75% DUE 01-15-2031/11-25-2020 BEO	**	1,769,236
PVTPL CONTINENTAL RESOURCES 2.268% 11-15-2026	**	1,624,197
PVTPL COREVEST AMERN FIN 2019-3 TR SER 19-3 CLS A 2.772% DUE 10-15-2052 BEO	**	480,488
PVTPL COREVEST AMERN FIN 2022-1 TR SR 22-1 CL A VAR RT 12-31-2049	**	2,024,774
PVTPL COX COMMUNICATIONS INC NEW NT 3.5% 08-15-2027	**	6,834,448
PVTPL COX COMMUNICATIONS INC NEW NT 144A3.35% DUE 09-15-2026/09-13-2016 BEO	**	1,872,169
PVTPL CPS AUTO RECEIVABLES TR 2022-C NT CL B 144A 4.88% DUE 04-15-2030 BEO	**	2,011,103
PVTPL CREDIT ACCEP AUTO LN TR 2020-1 2.39% SR 20-1A CL B 04-16-2029	**	359,852
PVTPL CREDIT ACCEP AUTO LN TR 2020-2 SER2A CL A 1.37% DUE 07-16-2029 BEO	**	1,026,951
PVTPL CREDIT ACCEP AUTO LN TR SER 20-3A CL A 144A 10-15-2029	**	2,993,149
PVTPL CREDIT AGRICOLE S A LONDON 4.125% 01-10-2027	**	473,545
PVTPL CREDIT AGRICOLE S A VAR RT 01-26-2027	**	482,103
PVTPL CREDIT AGRICOLE S A VAR RT 01-26-2027	**	3,067,052
PVTPL CREDIT SUISSE GROUP AG 1.305% DUE 02-02-2027/02-02-2021 BEO	**	1,761,097
PVTPL CREDIT SUISSE GROUP AG 3.091% 05-14-2032	**	173,497
PVTPL CREDIT SUISSE GROUP AG 3.091% 05-14-2032	**	3,615,683

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL CREDIT SUISSE GROUP AG 6.5 DUE 08-08-2023 BEO	**	1,740,600
PVTPL CREDIT SUISSE GROUP AG 7.25% DUE 12-31-2049	**	1,006,402
PVTPL CREDIT SUISSE GROUP AG 9.016% 11-15-2033	**	646,945
PVTPL CREDIT SUISSE GROUP AG CREDIT 6.537% 08-12-2033	**	1,584,209
PVTPL CRH AMER FIN INC GTD NT 144A 3.4% DUE 05-09-2027/05-09-2017 BEO	**	371,284
PVTPL CVS LEASE BACKED PASS THRU CTF 8.353% DUE 07-10-2031	**	99,698
PVTPL CVS LEASE BACKED PASS THRU SER 2013 TR 4.704 01-10-2036	**	224,729
PVTPL DAIMLER FINANCE NA LLC 1.45% DUE 03-02-2026 BEO	**	895,663
PVTPL DAIMLER FINANCE NA LLC 1.45% DUE 03-02-2026 BEO	**	2,764,015
PVTPL DAIMLER TRUCK FIN NORTH AMER LLC GTD NT 144A 3.5% 04-07-2025	**	2,452,740
PVTPL DAIMLER TRUCKS 1.625% 12-13-2024	**	3,714,100
PVTPL DANSKE BK A/S 3.244% DUE 12-20-2025	**	365,199
PVTPL DANSKE BK A/S 5.375% DUE 01-12-2024	**	2,182,376
PVTPL DANSKE BK A/S MEDIUM TERM NTS BOOKENTRY .976 DUE 09-10-2025/09-10-2024 REG	**	1,483,375
PVTPL DANSKE BK A/S MEDIUM TERM NTS BOOKENTRY 1.226% DUE 06-22-2024/06-22-2023	**	2,222,755
PVTPL DIAMOND ISSUER LLC 2021-1 SECD CL A 2.305% 11-20-2051	**	1,411,330
PVTPL DIAMOND RESORTS OWNER SR 19-1A CL A 2.89% 02-20-2032	**	938,149
PVTPL DRYDEN 75 CLO LTD/DRYDEN 75 CLO LLC SR SECD NT CL A-R2 FLTG 04-15-2034	**	1,630,431
PVTPL DRYDEN 78 CLO LTD/DRYDEN 78 CLO LLC SER 20-78A CLS A VAR RT 04-17-2033	**	399,925
PVTPL DRYDEN 87 CLO LTD SER 21-87A CL A-1 FLTG 3C7 05-20-2034 BEO	**	4,009,577
PVTPL DT AUTO OWNER SER 19-1A CLS D 3.87% 11-15-2024	**	637,375
PVTPL DT MIDSTREAM 10YR 144A NEW ISSUE 4.3% 04-15-2032	**	333,847
PVTPL EAST OHIO GAS CO 1.3% DUE 06-15-2025/06-16-2020 BEO	**	1,872,058
PVTPL ECMC GROUP STUDENT LN TR SR 17-2A CL A FLTG RT 05-25-2067	**	2,685,518
PVTPL ELEMENT FLEET MGMT CORP 1.6% DUE 04-06-2024 BEO	**	99,502
PVTPL ELEMENT FLEET MGMT CORP SR NT 144A3.85% DUE 06-15-2025/06-02-2020 BEO	**	2,115,589
PVTPL ELEVATION CLO 2021-15 LTD/ELEVATION CL SR SECD NT 01-25-2035	**	4,862,038
PVTPL ELMWOOD CLO II LTD SER 19-2A CL A-R FLTG DUE 04-20-2034 BEO	**	16,082,509
PVTPL ENEL FIN AMER LLC 2.875% 07-12-2041	**	1,206,764
PVTPL ENEL FIN INTL N V 6.8% DUE 10-14-2025 BEO	**	205,565
PVTPL ENEL FIN INTL N V 6.8% DUE 10-14-2025 BEO	**	1,731,883
PVTPL ENEL FIN INTL N V FIXED 2.65% 09-10-2024 BEO	**	382,872
PVTPL ENI S P A 4% DUE 09-12-2023 BEO	**	315,513
PVTPL ENTERPRISE FLEET FING 2021-1 LLC CL A-2 0.44% DUE 12-21-2026 BEO	**	475,942
PVTPL EQUATE PETROCHEMICAL B V GLOBAL MEDIUM T 2.625% DUE 04-28-2028	**	2,122,800
PVTPL ERAC USA FIN LLC GTD NT 144A 3.8% DUE 11-01-2025/11-09-2015 BEO	**	1,435,614
PVTPL ERAC USA FIN LLC NT 144A 3.85% DUE11-15-2024/05-22-2014 BEO	**	328,672
PVTPL ERAC USA FIN LLC NT 144A 3.85% DUE11-15-2024/05-22-2014 BEO	**	2,416,706
PVTPL EXELON CORP 5YR NEW ISSUE 2.7 5% 03-15-2027	**	941,168
PVTPL EXPERIAN FIN PLC 2.75% DUE 03-08-2030	**	2,865,599
PVTPL F&G GLOBAL FDG MEDIUM TERM NTS BOOK ENTR 1.75% DUE 06-30-2026 BEO	**	311,982
PVTPL FED DES CAISSES DESJARDINS QUEBEC 1.2% 10-14-2026	**	6,984,688
PVTPL FEDERATION DES CAISSES DESJARDINS .7% DUE 05-21-2024 BEO	**	4,007,591
PVTPL FEDERATION DES CAISSES DESJARDINS FLTG RT DUE 05-21-2024 BEO	**	2,529,926
PVTPL FHLMC MULTICLASS SR 2022-DNA4 CL M1A FLTG RT 05-27-2042	**	3,264,985
PVTPL FIRSTKEY HOMES 2020-SFR1 TR 1.339%09/17/2025 1.339% DUE 08-17-2037 BEO	**	4,430,475
PVTPL FIRSTKEY HOMES 2020-SFR2 TRUST SER20-SFR2 CL A 1.266% 10-19-2037	**	1,403,245
PVTPL FIVE CORNERS FDG TR SECS 3C7 4.419 DUE 11-15-2023	**	1,265,933

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL FLAGSHIP CR AUTO TR SER-191 CL-DE 02-18-2025 BEO	**	1,678,028
PVTPL FORD CR AUTO OWNER TR 2020-REV1 SER 20-1 CLS A 2.04% 08-15-2031	**	4,309,487
PVTPL FORD CR AUTO OWNER TR SER 19-1 CL A 3.52% 07-15-2030	**	2,421,730
PVTPL FORT CRE 2022-FL3 ISSUER LLC NT CLA FLTG 12-17-2026	**	488,980
PVTPL FORTRESS CR BSL VII LTD SER 19-1A CL A2 FLTG 07-23-2032 BEO	**	484,091
PVTPL FREDDIE MAC STACR REMIC TR SER 21-DNA2 CL M2 FLTG RT 08-25-2033	**	1,117,180
PVTPL FS RIALTO 2022-FL4 ISSUER LLC SR 22-FL4 CL A VAR RT DUE 01-19-2039 BEO	**	3,896,424
PVTPL GA GLOBAL FDG 01-06-2027	**	132,218
PVTPL GA GLOBAL FDG TR 1.25% 12-08-2023	**	1,918,980
PVTPL GA GLOBAL FDG TR MEDIUM TERM NTS BOOK EN 3.85% DUE 04-11-2025 BEO	**	1,700,054
PVTPL GA GLOBAL FUNDING TRUST FLTG DUE 04-11-2025	**	195,552
PVTPL GAIF BD ISSUER PTY LTD SR NT 144A 3.4% DUE 09-30-2026/09-30-2016 BEO	**	68,861
PVTPL GALLATIN CLO IX 2018-1 LTD/GALLATIN CL SR SECD NT CL A FLTG DUE 01-21-2028	**	148,964
PVTPL GE HEALTHCARE HOLDING 5.6% DUE 11-15-2025 BEO	**	6,562,153
PVTPL GLENCORE FDG LLC 4.125% 03-12-2024	**	3,011,899
PVTPL GLENCORE FDG LLC 1.625% DUE 09-01-2025/08-01-2025 BEO	**	226,470
PVTPL GLENCORE FDG LLC GTD NT 4.625 DUE 04-29-2024 BEO	**	568,214
PVTPL GOLUB CAP PARTNERS CLO 57 M SR 21-57A CL A1 VAR RT DUE 10-25-2034 BEO	**	963,184
PVTPL GOODGREEN 2017-1 TR NT CL A 144A 3.74% DUE 10-15-2052 BEO	**	61,863
PVTPL GOODGREEN 2017-2 NT CL A 144A 3.26% DUE 10-15-2053 BEO	**	127,746
PVTPL GOODMAN US FIN FOUR LLC 4.625% DUE05-04-2032 BEO	**	1,828,594
PVTPL GOODMAN US FIN THREE LLC 3.7% DUE 03-15-2028	**	1,362,781
PVTPL GPMT 2021-FL3 LTD/GPMT 2021-FL3 LLC SR SECD NT CL A FLTG 07-16-2035	**	1,237,464
PVTPL GPMT LTD SR 21-FL4 CL A FLTG RT 11-15-2036	**	2,952,009
PVTPL GRAPHIC PACKAGING INTL 0.821% DUE 04-15-2024 BEO	**	1,479,202
PVTPL GREENWOOD PK CLO LTD SER 18-1A CL A2 FLTG 04-15-2031	**	1,973,774
PVTPL GREYSTONE COMMERCIAL REAL ESTA SER 19-FL2 CL 1 FLTG 09-15-2037	**	5,939,950
PVTPL GREYWOLF CLO V LTD VAR RT SR 15-1A CL A-1-R 01-25-2031	**	1,482,886
PVTPL GRIPPEN PARK CLO LTD SER 17-1A CL A FLTG RATE DUE 01-20-2030	**	1,574,466
PVTPL GS MTG SECS CORP SER 2018-HULA CL A FLTG 07-15-2025	**	445,244
PVTPL GUARDIAN LIFE INSURANCE CORP 3.7% 01-22-2070	**	66,216
PVTPL GULFSTREAM NAT GAS SYS LLC GULFSTREAM NAT 6.19% DUE 11-01-2025 BEO	**	4,882,519
PVTPL HALSEYPOINT CLO 3 LTD/HALSEYPOINT CLO VAR RT DUE 11-30-2032 BEO	**	493,339
PVTPL HALSEYPOINT CLO 3 LTD/HALSEYPOINT CLO VAR RT DUE 11-30-2032 BEO	**	986,678
PVTPL HALSEYPOINT CLO 6 LTD/HALSEYPOINT SER 22-6A CL A1 FLTG RT DUE 10-30-2034	**	2,323,555
PVTPL HALSEYPOINT CLO I LTD/HALSEYPOINT CLO SER 19-1A CLS A1A1 VAR RT 01-20-2033	**	530,924
PVTPL HARVEST OPERATIONS CORP 4.2% 06-01-2023	**	1,694,934
PVTPL HCA 5YR 144A NEW ISSUE 3.125% 03-15-2027	**	2,147,539
PVTPL HERO FDG 2017-3 NT CL A2 3.95% 09-20-2048	**	306,796
PVTPL HERO FDG SER 2017-1A NT CL A2 4.46% 09-20-2047 BEO	**	53,511
PVTPL HYUNDAI CAP AMER .8% DUE 01-08-2024 BEO	**	666,101
PVTPL HYUNDAI CAP AMER 1.0% 09-17-2024	**	924,397
PVTPL HYUNDAI CAP AMER 1.3% 01-08-2026	**	1,592,991
PVTPL HYUNDAI CAP AMER 1.65% 09-17-2026	**	2,119,347
PVTPL HYUNDAI CAP AMER 1.8% 10-15-2025	**	287,364
PVTPL HYUNDAI CAP AMER 1.8% 10-15-2025	**	1,418,860
PVTPL HYUNDAI CAP AMER MEDIUM TERM NTS BOOK EN 1.5% DUE 06-15-2026	**	377,340
PVTPL HYUNDAI CAP AMER MEDIUM TERM NTS BOOK EN 2.375% DUE 02-10-2023	**	1,434,375

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL HYUNDAI CAP AMER MEDIUM TERM NTS BOOK EN 2.375% DUE 02-10-2023	**	1,346,958
PVTPL ICG US CLO 2015-2R LTD/ICG US CLO 2015-2RA CL A1 VAR RT DUE 01-16-2033	**	1,244,644
PVTPL IMPERIAL BRANDS FIN PLC GTD SR NT 144A 6.125 DUE 07-27-2027/07-27-2022 BEO	**	1,793,917
PVTPL ING GROEP N V 1.4% DUE 07-01-2026	**	1,799,459
PVTPL INTERNATIONAL FLAVORS & FRAGRANCES INC SR NT 1.832% 10-15-2027	**	546,379
PVTPL INTERNATIONAL FLAVORS & FRAGRANCESINC 1.23% DUE 10-01-2025	**	4,918,323
PVTPL INTERNATIONAL FLAVORS & FRAGRANCESINC 3.268% DUE 11-15-2040	**	125,796
PVTPL INTESA SANPAOLO S P A 144A BD 5.017% DUE 06-26-2024 REG	**	3,087,011
PVTPL INTESA SANPAOLO S.P.A. 3.25% DUE 09-23-2024 BEO	**	1,233,578
PVTPL J G WENTWORTH XXII LLC 3.82 DUE 12-15-2048 BEO	**	502,691
PVTPL J P MORGAN MTG SER 18-4 CL A1 VAR 10-25-2048	**	313,435
PVTPL J P MORGAN MTG TR SER 18-3 CLS A1 FLTG 04-25-2018	**	895,704
PVTPL J P MORGAN MTG TR SER 21-14 CL A11 FLTG DUE 05-25-2052	**	1,639,409
PVTPL JACK IN THE BOX FDG LLC 2022-1 SR SECD NT CL A-2-I 3.445% 02-26-2052	**	691,422
PVTPL JACKSON NATIONAL LIFE GLOBAL FUNDING NEW ISSUE 3YR 3YR 1.75% 01-12-2025	**	1,968,912
PVTPL JAPAN FIN ORGANIZATION FOR MUNICIPALITIE .625% DUE 09-02-2025	**	447,870
PVTPL JAPAN FIN ORGANIZATION FOR MUNICIPALITIES 3.25% 09-27-2023	**	1,085,986
PVTPL JERSEY CENT PWR & LT CO SR NT 144A4.7% DUE 04-01-2024/08-21-2013 BEO	**	2,596,878
PVTPL KAYNE CLO 7 LTD/KAYNE CLO 7 LLC SER 20-7A CLS A1 VAR RT 04-17-2033	**	1,564,303
PVTPL KAYNE CLO SER 19-6A CL A1 FLTG 144A 01-20-2033	**	5,010,153
PVTPL KEYSPAN GAS EAST CORP SR NT 144A 2.742% DUE 08-15-2026/08-05-2016 BEO	**	563,560
PVTPL KKR CLO 32 LTD/KKR CLO 32 LLC 0.0%15/01/2032 VAR RT DUE 01-15-2032 BEO	**	968,120
PVTPL KKR GROUP FIN CO LLC 3.25% 12-15-2051	**	893,178
PVTPL KREF 2022-FL3 LTD CL A FLTG 02-15-2039	**	3,275,388
PVTPL LATITUDE MANAGEMENT REAL ESTATE CAPITAL SER 21-CRE4 CL A FLTG	**	3,134,464
PVTPL LCM LTD PARTNERSHIP SER 19A CL AR FLTG RT 07-15-2027	**	271,917
PVTPL LCM LTD PARTNERSHIP SR 20A CL AR FLTG 10-20-2027	**	930,272
PVTPL LCM XV LTD PARTNERSHIP/LCM XV LLC VAR RT DUE 07-20-2030 BEO	**	466,506
PVTPL LCM XXV LTD/LCM XXV LLC SR SECD NTCL AR FLTG 07-20-2030	**	488,661
PVTPL LENDMARK FDG TR 2019-2 SER 19-2A CLS A 2.78% 04-20-2028	**	721,391
PVTPL LENDMARK FDG TR 2019-2 SER 19-2A CLS A 2.78% 04-20-2028	**	3,255,506
PVTPL LEVEL 3 FING INC 3.4% DUE 03-01-2027	**	1,269,925
PVTPL LIBERTY MUT GROUP INC 4.569% DUE 02-01-2029 BEO	**	165,423
PVTPL LIBERTY MUT GROUP INC 4.569% DUE 02-01-2029 BEO	**	6,240,290
PVTPL LIBERTY MUT GROUP INC GTD SR NT 144A 4.25% DUE 06-15-2023 BEO	**	17,872
PVTPL LIBERTY MUT GROUP INC GTD SR NT 144A 4.25% DUE 06-15-2023 BEO	**	1,313,576
PVTPL LOANCORE 2021-CRE5 ISSUER LTD SER 21 CRE5 CL C FLTG 07-15-2036	**	4,545,436
PVTPL LOANCORE 2021-CRE6 ISSUER LTD SER 21-CRE6 CL A FLTG 11-15-2038	**	1,911,364
PVTPL LSEGA FING PLC 1.375% DUE 04-06-2026/04-06-2021 BEO	**	5,698,238
PVTPL LUNDIN ENERGY AB 2.0% DUE 06-15-2026 BEO	**	406,825
PVTPL LUNDIN ENERGY AB 2.0% DUE 06-15-2026 BEO	**	3,979,813
PVTPL MACQUARIE GROUP LTD 1.201% DUE 10-14-2025 BEO	**	2,575,362
PVTPL MACQUARIE GROUP LTD SR MEDIUM 3.763% 11-28-2028	**	132,578
PVTPL MADISON PK FDG LIX LTD CL A FLTG 01-18-2034	**	11,022,661
PVTPL MADISON PK FDG XVIII LTD/MADISON PK FD SR 15-18A CL ARR VAR RT 10-21-2030	**	3,530,166
PVTPL MADISON PK FDG XXI LTD/MADISON PK FDG SR 16-21A CL AB VAR RT 10-15-2032	**	575,919
PVTPL MADISON PK FDG XXII LTD SER 16-22A CL A1R FRN 01-15-2033 BEO	**	5,990,188
PVTPL MADISON PK FDG XXXIII LTD CL A-R FLTG 10-15-2032	**	3,432,500

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL MAGALLANES INC 5.05% 03-15-2042 BEO	**	2,306,459
PVTPL MAGALLANES INC 3.755% 03-15-2027	**	11,197,588
PVTPL MAGALLANES INC 4.279% 03-15-2032 BEO	**	758,881
PVTPL MAGALLANES INC 5.141% 03-15-2052	**	1,461,034
PVTPL MAGNETITE CLO LTD SR 15-12A CL ARR FLTG 10-15-2031	**	761,408
PVTPL MAGNETITE LTD SER 16-17A CL AR FLTG 07-20-2031	**	3,455,539
PVTPL MAGNETITE XVIII LTD/MAGNETITE XVIII LL SR16-18A CL AR2 VAR RT 11-15-2028	**	476,784
PVTPL MAPS LTD SER 19-1A CL A 4.458% 03-15-2044	**	4,195,352
PVTPL MARATHON CLO X LTD SR 17-10A CL A-2 FLTG RT 11-15-2029 BEO	**	2,438,003
PVTPL MARS INC DEL 3.2% 04-01-2030	**	340,392
PVTPL MASSMUTUAL GLOBAL FDG 2.8% 03-21-2025	**	7,144,506
PVTPL MASSMUTUAL GLOBAL FDG II MEDIUM TERM NTS .85% DUE 06-09-2023 BEO	**	2,849,743
PVTPL MASSMUTUAL GLOBAL FDG II MEDIUM TERM NTS 2.95% 01-11-2025	**	480,867
PVTPL MET TOWER GLOBAL FDG 1.25% 09-14-2026	**	4,645,853
PVTPL METROPOLITAN LIFE GLOBAL FDG 2.8% 03-21-2025	**	2,815,888
PVTPL METROPOLITAN LIFE GLOBAL FDG I MEDIUM TE .45% DUE 09-01-2023 BEO	**	4,177,066
PVTPL METROPOLITAN LIFE GLOBAL FDG I MEDIUM TE .9% DUE 06-08-2023 BEO	**	954,892
PVTPL METROPOLITAN LIFE GLOBAL FDG I MEDIUM TE .9% DUE 06-08-2023 BEO	**	393,355
PVTPL MF1 2021-FL6 LTD SER 21-FL6 CL A FLTG 07-16-2036	**	4,407,102
PVTPL MF1 MULTIFAMILY HOUSING MORTGAGE LO SR 22-FL8 CL A FLTG RT 02-19-2037	**	480,721
PVTPL MF1 MULTIFAMILY HOUSING MORTGAGE LO SR 22-FL8 CL A FLTG RT 02-19-2037	**	4,807,206
PVTPL MIDOCEAN CR CLO SER 17-7A CL BR FLTG 07-15-2029	**	1,686,593
PVTPL MILEAGE PLUS HLDGS LLC/MILEAGE PLUS IN 6.5% DUE 06-20-2027	**	1,789,679
PVTPL MILEAGE PLUS HLDGS LLC/MILEAGE PLUS IN 6.5% DUE 06-20-2027	**	447,420
PVTPL MONDELEZ INTL HLDGS NETH B V 4.25%DUE 09-15-2025 BEO	**	4,824,972
PVTPL MONONGAHELA PWR CO 3.55% DUE 05-15-2027 BEO	**	4,987,545
PVTPL MOUNTAIN VIEW CLO 2017-1 LTD SER 17-1A CL AR FRN 10-16-2029 BEO	**	2,765,235
PVTPL MOUNTAIN VIEW CLO 2017-2 LTD SR 17-2A CL AR FLTG RT 01-16-2031	**	9,035,295
PVTPL MRCD MORTGAGE TRUST SER 19-PARK CL A 2.71752% 12-15-2036	**	919,667
PVTPL MVW OWNER TRUST SER 19-2A CL B 2.44% 10-20-2038	**	392,132
PVTPL MYERS PK CLO LTD SER 18-1A CL B1 FLTG DUE 10-20-2030	**	1,197,858
PVTPL NASSAU 2017-I LTD/NASSAU 2017-I LLC FLTG RT SR 17-IA CL A1AS 10-15-2029	**	3,264,460
PVTPL NATIONAL SECS CLEARING CORP SR NT 144A 1.5% DUE 04-23-2025/04-23-2020 BEO	**	649,362
PVTPL NATIONWIDE BLDG SOC 3.766% 03-08-2024	**	895,109
PVTPL NATIONWIDE BLDG SOC MEDIUM TERM NTS B 2.0% DUE 01-27-2023	**	598,796
PVTPL NATIONWIDE BLDG SOC MEDIUM TERM SRNTS B 10.5% 10-13-2026	**	938,107
PVTPL NATIONWIDE BLDG SOCIETY 0.55% DUE 01-22-2024 BEO	**	1,943,294
PVTPL NATWEST MARKETS PLC .8% DUE 08-12-2024 BEO	**	5,452,836
PVTPL NATWEST MKTS PLC 3.479% 03-22-2025	**	1,818,178
PVTPL NAVIENT PRIVATE ED REFI LN SER 20-BA CL A2 2.12% 01-15-2069 BEO	**	733,946
PVTPL NAVIENT PRIVATE ED REFI LN TR 2019-FA CL A2 2.6% DUE 08-15-2068	**	1,126,996
PVTPL NAVIENT PRIVATE ED REFI LN TR 2021-B SER 21-BA CL A .94% 07-15-2069	**	249,317
PVTPL NAVIENT PRIVATE ED REFI LN TR 2021-F SR 21-FA CL A 1.11% 02-18-2070	**	5,094,442
PVTPL NAVIENT PRIVATE ED REFI LN TR SE 19-A CL A2A 3.42% 01-15-2043	**	131,750
PVTPL NAVIENT PRIVATE ED REFI LN TR SR 2019-C CL A-2 02-15-2068	**	792,949
PVTPL NAVIENT PVT ED LN TR 2014-A NT CL A-3 FLTG 144A VAR RT DUE 10-15-2031 BEO	**	296,876
PVTPL NAVIENT PVT ED LN TR 2015-B NT CL A-3 FLTG RATE 144A VAR RT DUE 07-16-2040	**	1,489,182
PVTPL NAVIENT PVT ED REFI LN TR 2018-C NT CL A-2 3.52% DUE 06-16-2042	**	546,169

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL NAVIENT PVT ED REFI LN TR 2020-G SER 20-GA CL A 1.17% DUE 09-16-2069 BEO	**	566,389
PVTPL NAVIENT STUDENT LN TR 2017-4 FLTG VAR RT DUE 09-27-2066 BEO	**	2,240,431
PVTPL NAVIENT STUDENT LOAN TRUST SER 21-A CL A 0.84% DUE 05-15-2069 BEO	**	339,764
PVTPL NELNET STUD LN TR 2015-2 AB NT CL A-2 144A VAR RT DUE 9-25-42 BEO	**	1,492,842
PVTPL NELNET STUDENT LN TR SER 17-3A CL A FLTG 02-25-2066	**	4,382,669
PVTPL NELNET STUDENT LN TR SER 2015-1 CLS A VAR DUE 04-25-2041	**	2,636,325
PVTPL NELNET STUDENT LN TR SR 12-21 CL A FLTG RT 12-26-2033	**	1,696,261
PVTPL NESTLE HLDGS INC 4.125% DUE 10-01-2027/09-13-2022 BEO	**	1,779,125
PVTPL NEUBERGER BERMAN LN ADVISERS CLO 35 LTD SR SECD NT CL A-1 FLTG 144A VAR	**	2,347,764
PVTPL NEW RESIDENTIAL MTG LN TR 2017-1 SER 17-1A CL A1 VAR 02-25-2057	**	1,374,488
PVTPL NEW YORK LIFE GLOBAL FDG 2.35% 07-14-2026	**	41,452
PVTPL NEW YORK LIFE GLOBAL FDG MEDIUM TERM NTS 1.1% DUE 05-05-2023 BEO	**	637,053
PVTPL NEW YORK LIFE INS CO 3.75% DUE 05-15-2050	**	385,304
PVTPL NEW YORK ST ELEC & GAS CORP SR NT 144A 3.25% DUE 12-01-2026/11-29-2016 BEO	**	91,400
PVTPL NGPL PIPECO LLC 3.25% DUE 07-15-2031 BEO	**	122,408
PVTPL NISSAN MOTOR ACCEPTANCE CORP 2.75%03-09-2028	**	1,460,287
PVTPL NISSAN MTR LTD 3.522% DUE 09-17-2025 BEO	**	1,766,464
PVTPL NORDEA BANK ABP 5.375% DUE 09-22-2027 BEO	**	704,384
PVTPL NORDEA BANK ABP 5.375% DUE 09-22-2027 BEO	**	1,680,458
PVTPL NORDEA BK ABP 0.625% 05-24-2024	**	647,225
PVTPL NORDEA BK ABP 3.6% DUE 06-06-2025 BEO	**	1,123,160
PVTPL NORTHERN NAT GAS CO DEL SR BD 144A4.3% 01-15-2049	**	200,154
PVTPL NRG ENERGY INC 144A 3.75% 06-15-2024	**	1,168,736
PVTPL NRG ENERGY INC 2% DUE 12-02-2025/12-02-2020 BEO	**	5,223,842
PVTPL NRG ENERGY INC 2.45% DUE 12-02-2027/12-02-2020 BEO	**	394,104
PVTPL NTT FIN CORP SR NT 144A 4.142% DUE07-26-2024 BEO	**	1,321,249
PVTPL NTT FIN CORP SR NT 144A 4.372% DUE07-27-2027/07-27-2022 BEO	**	1,177,467
PVTPL NUVEEN LLC 4.0% 11-01-2028	**	2,079,694
PVTPL OAKTREE CLO 2021-1 LTD/OAKTREE CLO202 SR 21-1A CL A-1 VAR RT 07-15-2034	**	1,110,961
PVTPL OCP CLO SER 17-14A CL A1A FLTG 11-20-2030	**	682,274
PVTPL OCP OCP CLO LTD SR-14-5A CL-A1R VAR04-26-2031	**	1,085,459
PVTPL OCTAGON INVT PARTNERS 18-R LTD/OCTAGON VAR RT DUE 04-16-2031 BEO	**	1,612,489
PVTPL OCTAGON INVT PARTNERS 36 LTD/OCTAGON I SR SECD NT CL A-1 FLTG 04-15-2031	**	7,486,249
PVTPL OCTAGON INVT PARTNERS XXI LTD/OCTAGON SR SECD NT 02-14-2031	**	8,258,045
PVTPL OCTAGON LN FDG LTDSR 14-1A NT CL AA-RR FLTG 11-18-2031	**	5,902,607
PVTPL OHA CR FDG 7 LTD/OHA CR FDG 7 LLC SER 20-7A CL AR FLTG RT 02-24-2037	**	983,408
PVTPL ONEMAIN DIRECT AUTO RECEIVABLE TR 2019-1 SER 19-1A CLS A 3.63% 09-14-2027	**	11,906,186
PVTPL ORBIA ADVANCE CORP SAB DE CV 2.875% DUE 05-11-2031 BEO	**	1,117,188
PVTPL ORGANON FIN 1 LLC 4.125% DUE 04-30-2028 BEO	**	177,080
PVTPL OWL ROCK CLO I LTD SER 20-3A CLS A1L FLTG RT 04-20-2032	**	1,895,015
PVTPL OZLM XVI LTD / OZLM XVI LLC 16/05/2030 VAR RT DUE 05-16-2030 BEO	**	6,293,942
PVTPL OZLM XXIV LTD / OZLM XXIV LLC 20/07/2032 VAR RT DUE 07-20-2032 BEO	**	3,895,436
PVTPL PAGAYA AI DEBT SELECTION SER 21-1 CL A 1.18% DUE 11-15-2027 BEO	**	594,882
PVTPL PALMER SQUARE LN FDG 2020-1 CL A1 FLTG RT DUE 02-20-2028	**	2,443,610
PVTPL PARK AEROSPACE HLDGS LTD 144A 5.5% DUE 02-15-2024 BEO	**	138,216
PVTPL PARK AEROSPACE HLDGS LTD 144A 5.5% DUE 02-15-2024 BEO	**	2,408,913
PVTPL PARK AEROSPACE HLDGS LTD GTD 4.5% DUE 03-15-2023	**	299,260

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL PENNSYLVANIA ELEC CO FIXED 3.6%06-01-2029 BEO	**	224,909
PVTPL PENNSYLVANIA HIGHER ED ASSISTANCE A VAR RT DUE 11-25-2065	**	116,248
PVTPL PENNSYLVANIA HIGHER ED ASSISTANCE A VAR RT DUE 11-25-2065	**	784,676
PVTPL PENSKE TRUCK LEASING CO L P/PTL 144A 4.2 04-01-2027/03-20-2017	**	84,563
PVTPL PENSKE TRUCK LEASING CO L P/PTL FIN CO 1.7% DUE 06-15-2026 BEO	**	1,015,793
PVTPL PENSKE TRUCK LEASING CO L P/PTL FIN CO SR NT 144A 1.2 DUE 11-15-2025 BEO	**	2,501,224
PVTPL PENSKE TRUCK LEASING CO L P/PTL 3.95%03-10-2025	**	96,393
PVTPL PETRONAS CAP LTD 2.48% DUE 01-28-2032	**	165,168
PVTPL PHILLIPS 66 CO 3.15% DUE 12-15-2029 BEO	**	218,478
PVTPL PHILLIPS 66 CO 3.55% 10-01-2026 BEO	**	281,736
PVTPL POINT AU ROCHE PARK CLO, LTD SER 21-1A A FLTG 07-20-2034	**	3,220,993
PVTPL PPIB CAP INC C 2.75% 11-02-2027	**	230,849
PVTPL PRINCIPAL LIFE GLOBAL FDG II 1.25% DUE 08-16-2026 REG	**	1,267,609
PVTPL PRINCIPAL LIFE GLOBAL FDG II 1.375% DUE 01-10-2025 BEO	**	462,812
PVTPL PRINCIPAL LIFE GLOBAL FDG II .875% DUE 01-12-2026 REG	**	4,928,311
PVTPL PROGRESS RESIDENTIAL SER 2019- SFR4 CLS A 2.687% 11-19-2035	**	947,396
PVTPL PROGRESS RESIDENTIAL SER 20-SFR1 CL A 1.73% 04-17-2037 BEO	**	1,821,379
PVTPL PROGRESS RESIDENTIAL TR SR 2019-SFR4 CL D 3.136% 10-17-2024	**	796,340
PVTPL PROSUS N V 3.257% DUE 01-19-2027/01-19-2022 BEO	**	537,111
PVTPL PROTECTIVE LIFE GLOBAL 1.303% 09-20-2026	**	476,652
PVTPL PROTECTIVE LIFE GLOBAL FDG 1.082% DUE 06-09-2023 BEO	**	756,328
PVTPL PT FREEPORT INDONESIA NT 4.763% DUE04-14-2027	**	216,000
PVTPL QATAR ST 4.5% 04-23-2028	**	1,829,901
PVTPL RACE PT IX CLO LTD/RACE PT IX CLO CORP SR SECD NT CL 10-15-2030	**	1,761,535
PVTPL RAD CLO 5 LTD/RAD CLO 5 LLC SR 19-5A CL AR VAR RT DUE 07-24-2032 BEO	**	487,611
PVTPL RAD CLO 5 LTD/RAD CLO 5 LLC SR 19-5A CL AR VAR RT DUE 07-24-2032 BEO	**	2,633,099
PVTPL READY CAP MTG FING 2022-FL9 LLC NTCL A FLTG 144A VAR RT DUE 06-25-2037 BEO	**	1,696,331
PVTPL RECETTE CLO LTD/RECETTE CLO LLC SRSECD NT CL A-RR FLTG 144A 01-20-2033	**	933,055
PVTPL REGATTA VIII FUNDING LTD SER 17-1A CL B FLT 10-17-2030	**	1,018,880
PVTPL RENEW 2017-1 FDG NT CL A 144A 3.67% DUE 09-20-2052 BEO	**	26,591
PVTPL REPUBLIC OF PERU 5.4% DUE 08-12-2034	**	167,654
PVTPL REPUBLIC OF PERU 6.35% 08-12-2028	**	199,246
PVTPL RESIMAC SR 18-1NCA CL A1 VAR RT 12-16-2059	**	14,542
PVTPL RGA GLOBAL FDG 2.7% 01-18-2029	**	1,952,127
PVTPL ROCKFORD TOWER CLO 2018-2 LTD SER 2018-2A CLS A FLTG 10-20-2031	**	2,454,387
PVTPL ROGERS COMMUNICATIONS INC 4.55% 03-15-2052	**	504,257
PVTPL ROGERS COMMUNICATIONS INC 3.2% DUE03-15-2027 BEO	**	3,141,735
PVTPL ROGERS COMMUNICATIONS INC 3.8% DUE03-15-2032 BEO	**	216,637
PVTPL ROLLS-ROYCE 3.625% DUE 10-14-2025	**	184,000
PVTPL ROMARK CLO-II LTD SER 2018-2A CLS A1 CLS A1 FLTG 144A 3C7 DUE 07-25-2031	**	1,713,122
PVTPL ROMARK WM-R LTD SER 2018-1A CL A-1 FLTG 04-20-2031	**	7,284,824
PVTPL SANTANDER 2 SER 19-A CLS A 2.51% DUE 01-26-2032 BEO	**	2,167,888
PVTPL SBA TOWER TR 2.836% 144A 15/01/2050 2.836% DUE 01-15-2050 REG	**	1,791,793
PVTPL SBA TOWER TR 2.836% 144A 15/01/2050 2.836% DUE 01-15-2050 REG	**	9,430,487
PVTPL SBA TOWER TR 2020-1C SECD TOWER REV SECS 144A 1.884% DUE 07-15-2050	**	1,496,584
PVTPL SCENTRE GROUP TR 1/2 3.25% 10-28-2025	**	374,878
PVTPL SCHLUMBERGER HLDGS CORP 3.9% DUE 05-17-2028 BEO	**	233,342
PVTPL SILVER ROCK CLO I LTD/SILVER ROCK CLO FLTG SR 20-1A CL A 10-20-2031	**	2,816,400

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL SLM STUD LN TR 2004-3 STUD LN BKD NT CL 144A A-6B VAR RT DUE 10-25-2064	**	3,243,471
PVTPL SLM STUDENT LOAN TRUST SER 04-3A CL A6A VAR RT 10-25-2064	**	3,262,932
PVTPL SMB PRIVATE ED LN TR SE 2018-A CLA-2B FLTG RATE DUE 02-15-2036	**	248,167
PVTPL SMB PRIVATE ED LN TR SER 20-A CL 2A2 2.23% 09-15-2037 BEO	**	890,981
PVTPL SMB PVT ED LN TR 2016-B LN BACKED NT CL A-2A 144A 2.43 DUE 02-17-2032 BEO	**	758,355
PVTPL SMB PVT ED LN TR 2019-B SER 19-B CL A2B FLTG RT VAR RT DUE 06-15-2037 BEO	**	3,002,927
PVTPL SMB PVT ED LN TR 2022-C DUE 05-16-2050 BEO	**	2,106,058
PVTPL SMBC AVIATION CAP FIN DAC 1.9% 10-15-2026	**	899,216
PVTPL SMITHFIELD FOODS INC FIXED 5.2% 04-01-2029 BEO	**	128,228
PVTPL SOCIAL PROFESSIONAL LOAN PROGRAM LLC SR 21-B CL AFX 1.14% 02-15-2047	**	3,749,824
PVTPL SOCIETE GENERALE 1.792% 06-09-2027	**	3,968,359
PVTPL SOCIETE GENERALE 2.889% 06-09-2032/	**	316,600
PVTPL SOCIETE GENERALE 3.06% DUE 01-19-2028/01-21-2027 BEO	**	175,254
PVTPL SOCIETE GENERALE 3.337% 01-21-2033	**	158,055
PVTPL SOCIETE GENERALE 3.875% 03-28-2024	**	6,233,610
PVTPL SOCIETE GENERALE 4.25% 09-14-2023	**	594,691
PVTPL SOCIETE GENERALE MEDIUM TERM NTS BOOK EN 1.488% DUE 12-14-2026	**	695,998
PVTPL SODEXO INC GTD NT 1.634% 04-16-2026	**	2,206,338
PVTPL SOFI CONSUMER LN PROGRAM 2021-1 TRSR 21-1 CL A .49% 09-25-2030	**	668,699
PVTPL SOFI PROFESSIONAL LN PROGRAM SER 19-C CL A2FX 2.8% 11-16-2048	**	1,138,971
PVTPL SOFI PROFESSIONAL LN PROGRAM 2016-F LLC CL A-2 3.02% DUE 02-25-2040	**	191,149
PVTPL SOFI PROFESSIONAL LN PROGRAM 2018-A LLC SER 18-A CL A2B 02-25-2042	**	474,721
PVTPL SOFI PROFESSIONAL LN PROGRAM SER 2018-B CL A-2FX 3.34% 08-26-2047	**	841,123
PVTPL SOFI PROFESSIONAL LN PROGRAM SR 20-A CL A2FX 2.54% 05-15-2046	**	3,250,899
PVTPL SOLRR AIRCRAFT 2021-1 LTD/SOLRR AIRCRA SR 21-1 CL A 2.636% 10-15-2046	**	2,385,758
PVTPL SOUND PT CLO XVII LTDCL A-1-R FLTG 144A VAR RT 10-20-2030	**	492,852
PVTPL SOUTHERN NAT GAS CO L L C 03-15-2047	**	245,544
PVTPL SP POWERASSETS LTD GLOBAL MEDIUM TERM NT 3% DUE 09-26-2027 BEO	**	1,917,317
PVTPL STANDARD CHARTERED PLC 03-30-2026	**	5,008,555
PVTPL STANDARD CHARTERED PLC 1.822% 11-23-2025	**	274,142
PVTPL STANDARD CHARTERED PLC 2.608% 01-12-2028	**	173,709
PVTPL STANDARD CHARTERED PLC 3.265% DUE 02-18-2036/11-18-2030 BEO	**	1,112,817
PVTPL STANDARD CHARTERED PLC 7.776% DUE 11-16-2025/11-16-2022 BEO	**	360,639
PVTPL STANDARD CHARTERED PLC NT FIXED RATE RESET .991% 01-12-2025	**	377,460
PVTPL STANDARD CHARTERED PLC NT FIXED RATE RESET .991% 01-12-2025	**	7,747,356
PVTPL STANDARD CHARTERED PLC NT FLTG RATE 11-23-2025	**	1,943,131
PVTPL STANDARD CHARTERED PLC SUB NT 3.9501-11-2023	**	1,656,274
PVTPL STARWOOD COMMERCIAL MORTGAGE TRUSTSER 21-FL2 CL A FLTG RT 04-18-2038	**	483,818
PVTPL STELLANTIS FINANCE US INC 2.0% DUE01-29-2027	**	515,457
PVTPL STELLANTIS FINANCE US INC 2.0% DUE01-29-2027	**	2,319,558
PVTPL SUMITOMO MITSUI TR BK LTD .8% DUE 09-12-2023 BEO	**	1,213,964
PVTPL SUMITOMO MITSUI TR BK LTD .8% DUE 09-16-2024 BEO	**	1,497,105
PVTPL SUMITOMO MITSUI TR BK LTD 2.55% 03-10-2025	**	1,834,366
PVTPL SUNTORY HLDGS LTD 2.25% 10-16-2024	**	1,313,250
PVTPL SVENSKA HANDELSBANKEN AB MEDIUM TERM SR .625% DUE 06-20-2023	**	2,783,147
PVTPL SWEDBANK AB MEDIUM TERM NTS BOOK ENTRY 1 3.356% DUE 04-04-2025 REG	**	1,240,883
PVTPL SYDNEY ARPT FIN CO PTY LTD GTD SR SECD NT 3.9 DUE 03-22-2023 BEO	**	666,604
PVTPL SYMPHONY CLO XIV LTD SR 14-14A CL AR FLTG RT 07-14-2026	**	103,493

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL SYMPHONY CLO XIX LTD/SYMPHONY CLO XIX SR SECD NT CL A FLTG 04-16-2031	**	739,255
PVTPL TCI-FLATIRON CLO 2016-1 LTD CL A-R-3 FLTG 01-17-2032	**	2,956,406
PVTPL TENNESSEE GAS PIPELINE CO SR NT 144A 2.9% DUE 03-01-2030	**	1,562,815
PVTPL THL CR WIND RIV CLO LTD SR 18-2A CL A2 FLTG RATE 07-15-2030	**	1,527,455
PVTPL TICP CLO LTD SER 17-9A CL A FLTG RT 01-20-2031 BEO	**	989,102
PVTPL TOWD POINT ASSET TRUST SER21-SL1 CL A2 FLTG 11-20-2061	**	1,916,871
PVTPL TOWD PT MTG TR 2017-6 NT CL A1 VAR RT DUE 10-25-2057 BEO	**	2,477,844
PVTPL TOWD PT MTG TR FLTG RT SER 19-HY2 CL A1 12-25-2048 BEO	**	127,820
PVTPL TOWD PT MTG TR SER 18-2 CL A1 VAR 03-25-2058	**	147,672
PVTPL TOWD PT MTG TR SER 2019-HY3 CL A1A FLTG 12-25-2048	**	167,822
PVTPL TOWD PT MTG TR SER 2019-HY3 CL A1A FLTG 12-25-2048	**	3,356,445
PVTPL TOYOTA AUTO LN EXTD NT TR 2019-1 NT CL A 144A 2.56% DUE 11-25-2031 BEO	**	481,955
PVTPL TOYOTA LEASE OWNER TR 2021-B NT CLA-2 .25% DUE 03-20-2024 BEO	**	873,609
PVTPL TRAFIGURA SECURITISATION FIN PLC SER 2021-1 NT CL A-2 144A 01-15-2025	**	1,170,592
PVTPL TRANS-ALLEGHENY INTST LINE CO 3.85% NTS 06-01-2025	**	951,526
PVTPL TRANSPORTADORA DE GAS DEL PERU S ASR NT 4.25% DUE 04-30-2028 BEO	**	4,625,000
PVTPL TRINITAS CLO LTD SR 17-7A CL A1R FLTG RT 01-25-2035	**	3,136,650
PVTPL TRITON CONTAINER INTL LTD .8% 08-01-2023 BEO	**	2,800,546
PVTPL TRITON CONTAINER INTL LTD 1.15% 06-07-2024	**	157,370
PVTPL TRITON CONTAINER INTL LTD 1.15% 06-07-2024	**	2,784,520
PVTPL TRIUMPH RAIL LLC GREEN SECD RAILCAR EQUIP NT 144A 2.15 DUE	**	1,563,278
PVTPL TRTX 2021-FL4 ISSUER LTD SER 21-FL4 CL A FLTG 03-15-2038	**	3,179,673
PVTPL TSMC GLOBAL LTD 1.375% DUE 09-28-2030/09-28-2020 BEO	**	384,860
PVTPL UBS AG LONDON .375% 06-01-2023	**	1,399,220
PVTPL UBS AG LONDON 06-01-2026	**	2,934,943
PVTPL UBS GROUP AG 2.746% DUE 02-11-2033BEO	**	302,470
PVTPL UBS GROUP AG 4.488% 05-12-2026	**	234,744
PVTPL UBS GROUP AG 4.488% 05-12-2026	**	4,482,641
PVTPL UBS GROUP AG 4.49% 08-05-2025 BEO	**	4,382,011
PVTPL UBS GROUP AG 4.49% 08-05-2025 BEO	**	1,643,132
PVTPL UBS GROUP AG 4.988% 08-05-2033 BEO	**	4,645,105
PVTPL UBS GROUP FDG SWITZ AG SR 4.253% DUE 03-23-2028	**	6,962,300
PVTPL UBS GROUP FUNDING 4.125% 09-24-2025 BEO	**	2,369,671
PVTPL UPSTART SECURITIZATION TR 2021-5 CL A 1.31% DUE 11-20-2031 BEO	**	2,206,034
PVTPL UPSTART SECURITIZATION TRUST SER 21-4 CL A .84% DUE 09-20-2031	**	2,274,944
PVTPL VENTURE CDO LTD SER 18-34A CL A 144A FLTG 10-15-2031	**	1,081,116
PVTPL VENTURE CDO LTD SER 19-36A CL A1AR FLTG 04-20-2032	**	2,229,127
PVTPL VENTURE CDO LTD SR 14-17A CL ARR FLTG 04-15-2027	**	67,437
PVTPL VENTURE CLO LTD SER 13-14A CL ARR FLTG 08-28-2029	**	1,439,187
PVTPL VIBRANT CLO VI LTD SER 17-6A CL AR FLTG 06-20-2029	**	228,365
PVTPL VISTRA OPERATIONS CO LLC 3.55% DUE 07-15-2024	**	5,526,448
PVTPL VISTRA OPERATIONS CO LLC 3.7% 01-30-2027	**	2,806,961
PVTPL VISTRA OPERATIONS CO LLC 5.125% DUE 05-13-2025 BEO	**	1,068,648
PVTPL VITERRA INC 2.0% DUE 04-21-2026 BEO	**	3,472,521
PVTPL VOLKSWAGEN GROUP AMER FIN LLC .875% DUE 11-22-2023 BEO	**	353,901
PVTPL VOYA CLO 2014-2 LTD/VOYA CLO SER 14-2A CLS A1R FLTG RT 04-17-2030	**	3,736,624
PVTPL VOYA CLO 2016-3 LTD/VOYA CLO SER 16-3A CL A1R FLGT DUE 10-18-2031 BEO	**	986,408
PVTPL VOYA CLO 2017-3 LTD/VOYA CLO 2017-3 LL SR SECD NT CL 04-20-2034	**	1,036,115

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL VOYA CLO LTD SER 18-3A CL A1A FLTG 10-15-2031	**	5,426,762
PVTPL WELLFLEET CLO LTD SER 15-1A CL AR4 VAR RT DUE 07-20-2029 BEO	**	359,468
PVTPL WENDYS FDG LLC SER 21-1A CL A-2-I 144A 2.37% 06-15-2051	**	3,425,187
PVTPL WESTLAKE AUTOMOBILE RECEIVABLES TR SR 20-1A CL D 2.55% 06-16-2025	**	4,171,189
PVTPL WESTLAKE AUTOMOBILE RECEIVABLES TRSER 22-3A CL A3 5.49% DUE 07-15-2026	**	898,653
PVTPL WHITEBOX CLO II LTD/WHITEBOX CLO II LL SR 20-2A CL A1R VAR RT 10-24-2034	**	2,132,383
PVTPL WIND RIVER CLO LTD SER 22-1A CL A FLTG RT DUE 07-20-2035 BEO	**	3,567,285
PVTPL ZAIS CLO 13 LTD FLTG RT SER 19-13A CL A1A 07-15-2032 BEO	**	686,424
PVTPL1 GLENCORE FDG LLC GTD 4.125% DUE 05-30-2023 BEO	**	372,055
PVTPLGOLUB CAPITAL PARTNERS CLO LTD SR 15-25A CL AR FLTG RT 05-05-2030	**	459,880
QANTAS AIRWAYS NPV	**	3,559,460
QATAR ELECT &WATER QAR1	**	263,961
QATAR NAVIGATION QAR1	**	295,806
QCR HLDGS INC COM	**	61,504
QIAGEN NV EUR0.01	**	4,212,594
QIAGEN NV EUR0.01	**	324,155
QINETIQ GROUP ORD GBP0.01	**	315,352
QL RESOURCES BHD NPV	**	406,277
QOL HOLDINGS CO LTD	**	63,845
QORVO INC COM	**	209,650
QUADIENT S.A	**	730,628
QUAKER CHEM CORP COM	**	2,292,205
QUALCOMM INC 2.15% DUE 05-20-2030	**	334,220
QUALCOMM INC COM	**	1,980,459
QUALCOMM INC NT 1.65% 05-20-2032	**	126,404
QUALITY HOUSES CO THB1(NVDR)	**	98,043
QUALTRICS INTL INC CL A CL A	**	301,394
QUALYS INC COM USD0.001	**	4,990,644
QUANEX BLDG PRODS CORP COM STK	**	247,338
QUANTA SVCS INC 2.9% DUE 10-01-2030	**	164,946
QUANTA SVCS INC COM	**	598,928
QUBE HOLDINGS LIMITED	**	417,898
QUE PROV CDA MEDIUM TERM NTS BOOK ENT TRANCHE # TR 00050 7.14 2-27-26	**	553,390
QUEBEC PROV CDA 2.75% DUE 04-12-2027 BEO	**	853,774
QUEBEC PROV CDA GLOBAL NT 2.625% DUE 02-13-2023 BEO	**	4,999,210
QUEBEC PROV CDA PROVINCE OF QUEBEC 2.5% 04-20-2026 REG 2.5% DUE 04-20-2026 REG	**	13,645,019
QUEST DIAGNOSTICS INC 2.95% DUE 06-30-2030 BEO	**	216,245
QUEST DIAGNOSTICS INC 4.2% 06-30-2029	**	2,920,011
QUICK HEAL TECHNOLOGIES LTD INR10	**	89,541
QUOTIENT TECHNOLOGY INC COM	**	13,157
RABOBANK NEDERLAND 3.649% DUE 04-06-2028	**	553,588
RABOBANK NEDERLAND NEW YORK BRANCH FLTG RT DUE 01-12-2024 REG	**	1,679,822
RAC BOND CO PLC 4.565%-VAR 06/05/2046 GBP	**	716,716
RADIANT OPTO-ELECT TWD10	**	724,244
RAI WAY SPA NPV	**	39,262
RAIFFEISEN BK INTL NPV (REGD)	**	159,236
RALPH LAUREN CORP CL A CL A	**	672,378
RAMBUS INC DEL COM	**	1,948,644

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
RAMELIUS RESOURCES NPV	**	92,836
RAMI LEVI CHAIN ILS0.01	**	142,303
RANDON SA IMPLEMEN PRF NPV	**	74,401
RANDSTAD N.V. EUR0.10	**	3,077,644
RAPID7 INC COM	**	626,048
RAS AL KHAIMAH CER AED1	**	115,481
RAYENCE CO LTD KRW500	**	66,733
RAYTHEON 2.25% DUE 07-01-2030	**	1,803,146
RAYTHEON TECHNOLOGIES CORP	**	5,246,831
RAYTHEON TECHNOLOGIES CORP 3.15% 12-15-2024	**	414,242
RAYTHEON TECHNOLOGIES CORPORATION 3.7% SNR NTS 12-15-2023 USD	**	739,320
RAYTHEON TECHNOLOGIES CORPORATION NT 2.375% 03-15-2032	**	528,424
REALKREDIT DANMARK 1% CVD BDS 01/10/50 DKK0.01	**	214,953
REALTEK SEMICOND TWD10	**	2,541,621
REALTY INCOME CORP .75% DUE 03-15-2026	**	478,621
REALTY INCOME CORP 3% DUE 01-15-2027	**	21,298
REALTY INCOME CORP 3.25% DUE 01-15-2031 REG	**	1,479,067
REALTY INCOME CORP 3.25% DUE 01-15-2031 REG	**	1,483,417
REALTY INCOME CORP 4.6% DUE 02-06-2024	**	2,652,885
REATA PHARMACEUTICALS INC CL A CL A	**	294,195
REC LTD	**	1,134,852
RECHI PRECISION CO LTD TWD10	**	196,434
RECKITT ORD GBP0.10 COM	**	3,662,713
RECORD PLC ORD GBP0.00025	**	25,448
RECRUIT HLDGS CO L NPV	**	1,326,434
REDFIN CORP COM	**	316,495
REESE PK CLO LTD / REESE PK CLO LLC 5.92243% 10-15-2034	**	1,824,016
REGAL REXNORD CORPORATION COM STK USD0.01	**	1,211,798
REGENCY CTRS CORP COM	**	127,375
REGENCY CTRS L P 2.95% DUE 09-15-2029	**	273,509
REGENCY CTRS L P FIXED 3.7% DUE 06-15-2030	**	1,312,254
REGENERON PHARMACEUTICALS INC COM	**	13,949,288
REGIONAL MGMT CORP COM STK	**	19,122
REGIONS FINL CORP NEW COM	**	364,515
REINSURANCE GROUP AMER INC COM NEW STK	**	4,674,335
RELIANCE INDS INR10(100%DEMAT)	**	1,220,396
RELIANCE STD LIFE 2.15% DUE 01-21-2023	**	482,126
RELIANCE STL & 2.15% DUE 08-15-2030	**	711,160
RELIANCE STL & ALUM CO COM	**	960,983
RELX CAP INC 3.5% DUE 03-16-2023	**	447,185
RELX PLC	**	6,603,053
RENAISSANCE RE HLDGS LTD COM	**	8,129,886
RENEW WIND ENERGY AP 2 PVT LTD / SR SECDNT 144A 4.5% 07-14-2028	**	1,514,084
REN-REDES ENERGET EUR1(REGD)	**	41,832
REP SERVICES INC FIXED 2.5% DUE 08-15-2024	**	1,316,302
REPAY HLDGS CORP CL A CL A	**	2,004,997
REPCO HOME FIN LTD INR10	**	96,858
REPLIGEN CORP COM STK USD0.01	**	4,436,769

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
REPLY SPA	**	241,867
REPSOL SA EUR1	**	3,612,687
REPUBLIC OF CHILE 2.45% 01-31-2031	**	1,327,203
REPUBLIC OF GUATEMALA 5.375% DUE 04-24-2032 REG	**	195,220
REPUBLIC OF ITALY 2.375% DUE 10-17-2024	**	2,635,332
REPUBLIC OF PERU 5.35% 08-12-2040	**	116,746
REPUBLIC OF PERU T- BOND 6.35% 12/08/2028	**	1,295,096
REPUBLIC OF PERU T BOND 8.2% 08-12-2026	**	274,451
REPUBLIC OF SERBIA 1.0% 23/09/2028	**	1,382,032
REPUBLIC SVCS INC 3.2% DUE 03-15-2025	**	2,197,372
REPUBLIC SVCS INC COM	**	596,063
RESDNTL MTG SEC 32A A CMO 20/06/2070	**	1,809,415
RESORTTRUST INC NPV	**	867,000
RESOURCE ALAM INDONESIA COM	**	18,986
RESTAURANT BRANDS INTL INC COM NPV	**	130,827
REV GROUP INC COM	**	166,950
REVANCE THERAPEUTICS INC COM	**	55,122
REVOLUTION MEDICINES INC COM	**	193,466
REX AMERICAN RESOURCES CORP	**	161,498
REXEL EUR5	**	2,541,271
REXFORD INDL RLTY INC COM	**	1,353,378
REYNOLDS AMERICAN INC 4.85 DUE 09-15-2023 REG	**	3,419,960
REYNOLDS AMERN INC FIXED 4.45% DUE 06-12-2025	**	1,884,243
RIBBON COMMUNICATIONS INC COM STK USD0.0001	**	70,637
RICHEMONT(CIE FIN) CHF1 (REGD)	**	12,764,322
RICHEMONT(CIE FIN) DEP RCPT EACH 1 REP 1/10(NE	**	474,877
RIDLEY CORP LTD NPV	**	25,090
RIGEL PHARMACEUTICALS INC COM NEW STK	**	117,059
RIKEN VITAMIN CO NPV	**	47,945
RIMINI STR INC DEL COM	**	82,932
RINGCENTRAL INC CL A CL A	**	531,354
RIO TINTO ORD GBP0.10	**	4,323,579
RIPON MORTGAGES 28/08/2056	**	5,202,472
RISO KAGAKU CORP NPV	**	41,164
RITHM CAPITAL CORP	**	872,924
RLJ LODGING TR L P COM REIT	**	627,023
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A2A'	**	1,736,173
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A2A'	**	894,787
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A3A'	**	577,478
RMAC SECS NO 1 PLC FRN MTG 06/44 EUR REGS'A2C'	**	422,663
RMR GROUP INC CL A CL A	**	43,336
ROBLOX CORP COM USD0.0001 CL A	**	1,857,271
ROCHE BOBOIS SA EUR5	**	27,506
ROCHE HLDGS AG GENUSSCHEINE NPV	**	22,409,193
ROCK FIELD CO LTD NPV	**	32,001
ROCKET PHARMACEUTICALS INC COM USD0.01	**	224,429
ROCKWELL AUTOMATION	**	463,368
ROCKWELL AUTOMATION INC .35% DUE 08-15-2023 BEO	**	1,102,728

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ROCKWELL AUTOMATION INC .35% DUE 08-15-2023 BEO	**	1,095,880
ROGERS CABLE INC 8.75% DUE 05-01-2032	**	75,906
ROKU INC COM CL A COM CL A	**	138,217
ROLLS ROYCE HLDGS ORD GBP0.20	**	2,145,509
ROMANIA 1.375% 02/12/2029	**	280,399
ROMANIA BDS 144A 2.625% 02/12/2040	**	59,963
ROMANIA(REP OF) 1.75% SNR MTN 13/07/30 EUR	**	148,997
ROMANIA(REP OF) 1.75% SNR MTN 13/07/30 EUR	**	223,496
ROMANIA(REP OF) 2% SNR MTN 14/04/33 EUR1000	**	68,672
ROMANIA(REP OF) 2% SNR MTN 14/04/33 EUR1000	**	27,469
ROMANIA(REP OF) 2.75% SNR MTN 14/04/41 EUR	**	60,220
ROMANIA(REP OF) 2.875% SNR MTN 13/04/42 EUR	**	180,457
ROPER TECHNOLOGIES 1% DUE 09-15-2025	**	1,542,429
ROPER TECHNOLOGIES FIXED 2% DUE 06-30-2030	**	60,289
ROPER TECHNOLOGIES INC 3.65% 09-15-2023	**	1,876,698
ROPER TECHNOLOGIES INC 4.2% 09-15-2028	**	241,910
ROSNEFT OIL CO RUB0.01(RUB)	**	92,885
ROSS STORES INC FIXED 4.6% DUE 04-15-2025	**	1,637,140
ROUND ONE CORP NPV	**	757,043
ROYAL BANK OF CANADA 1.95% DUE 01-17-2023	**	1,860,231
ROYAL BANK OF CANADA FLTG RT MTN 10-26-2023	**	2,594,142
ROYAL BK CDA 1.6% DUE 01-21-2025	**	1,497,080
ROYAL BK CDA 6% DUE 11-01-2027	**	3,727,526
ROYAL BK CDA FLTG RT DUE 10-05-2023	**	268,995
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NT1.15% 07-14-2026	**	926,593
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NT1.15% DUE 06-10-2025	**	2,552,169
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NT2.25% DUE 11-01-2024	**	7,057,462
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NT3.875% 05-04-2032	**	4,888,493
ROYAL BK CDA N Y BRH DISC CPN 11-22-2023	**	2,779,369
ROYAL BK OF CANADA 1.6% 04-17-2023	**	4,242,926
ROYAL BK SCOTLAND 4.445% DUE 05-08-2030	**	363,177
ROYAL BK SCOTLAND FIXED 2.359% DUE 05-22-2024	**	6,353,229
ROYAL BK SCOTLAND GROUP PLC 4.892% 05-18-2029	**	379,118
ROYAL BK SCOTLAND GROUP PLC 4.892% 05-18-2029	**	5,961,628
ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG ORD SH	**	9,180,739
ROYAL GOLD INC COM STK USD0.01	**	3,091,684
RPM INTERNATIONAL INC 2.95% 01-15-2032	**	205,567
RPM INTL INC	**	974,500
RS GROUP PLC ORD GBP0.10	**	590,573
RUBIS EUR1.25(POST SPLIT)	**	1,219,830
RUSH ENTERPRISES INC CL A CL A	**	3,960,733
RUSSEL METALS INC COM NPV	**	108,327
RUSSIA (GOVT OF) 1.125% 20/11/2027	**	354,327
RUSSIAN FEDERATION 8.5% SNR 17/09/2031 RUB1000	**	328,685
RUTGERS ST UNIV N J 3.915% 05-01-2119 BEO TAXABLE	**	3,334,658
RYAN SPECIALTY HOLDINGS INC CL A COM USD0.001 CL A	**	669,473
RYDER SYS INC COM	**	73,709
RYDER SYSTEM INC 2.85% 03-01-2027	**	1,410,229

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
RYDER SYSTEM INC 3.875% 12-01-2023	**	4,937,459
RYDER SYSTEM INC MTN 3.65% DUE 03-18-2024	**	3,625,324
RYMAN HOSPITALITY PPTYS INC COM	**	2,871,132
S INDIA BK LTD COMSTK	**	189,343
S&P GLOBAL INC 2.3% 08-15-2060	**	328,797
S&P GLOBAL INC COM	**	23,400,918
S&P GLOBAL INC SR NT 144A 2.45% 03-01-2027	**	1,481,463
S&P GLOBAL INC SR NT 144A 2.9% 03-01-2032	**	483,502
S.W. AIRL CO COM	**	463,670
SAAB AB SER'B'NPV	**	443,593
SABIC AGRI-NUTRIEN SAR10	**	4,558,943
SABINE PASS 5.625% DUE 03-01-2025	**	676,250
SABINE PASS 5.625% DUE 03-01-2025	**	7,012,958
SABINE PASS FIXED 4.2% DUE 03-15-2028	**	282,470
SABRA HLTH CARE 3.9% DUE 10-15-2029	**	1,090,432
SAF HOLLAND	**	131,606
SAFEHOLD OPER PARTNERSHIP LP 2.85% 01-15-2032	**	495,020
SAFESTORE HLDGS ORD GBP0.01	**	743,235
SAGE THERAPEUTICS INC COM	**	182,576
SAHAKOL EQUIPMENT THB1 (NVDR)	**	29,533
SAIA INC COM STK	**	4,230,294
SAJODAERIM CORP KRW5000	**	55,928
SALES TAX SECURITIZATION CORP ILL 3.238%01-01-2042 BEO TAXABLE	**	6,307,025
SALESFORCE COM INC 3.25% BNDS 04-11-2023	**	2,097,410
SALESFORCE COM INC 3.7% DUE 04-11-2028	**	480,505
SALESFORCE INC COM USD0.001	**	26,191,563
SALESFORCE.COM INC .625% DUE 07-15-2024 BEO	**	2,267,196
SAMSARA INC CL A CL A	**	1,435,566
SAMSONITE INTL SA	**	219,588
SAMSUNG ELECTRONICS CO KRW100 005930	**	2,705,506
SAMSUNG SDI KRW5000	**	630,470
SAMT KRW500	**	19,651
SAN DIEGO CALIF REDEV AGY SUCCESSOR AGY TX ALLOCATION 3.5 09-01-2028 BEO TAXABLE	**	1,216,505
SAN DIEGO G & E FIXED 2.95% DUE 08-15-2051	**	1,362,231
SAN DIEGO GAS & ELECTRIC CO 4.1% 06-15-2049	**	164,387
SANDS CHINA LTD 3.8% SNR NTS 01-08-2026 USD	**	1,661,024
SANDS CHINA LTD FIXED 5.125% DUE 08-08-2025	**	191,570
SANDS CHINA LTD FIXED 5.4% DUE 08-08-2028	**	187,698
SANDS CHINA LTD FIXED 5.4% DUE 08-08-2028	**	309,702
SANDY SPRING BANCORP INC CMT-COM CMT-COM	**	2,429,496
SANGETSU CORP NPV	**	861,186
SANKYO CO LTD NPV	**	481,140
SANOFI S A 3.375% DUE 06-19-2023	**	109,482
SANOFI SPONSORED ADR	**	2,818,626
SANSIRI THB1.07(NVDR)	**	1,285,433
SANTA ANA CALIF PENSION OBLIG 1.665% 08-01-2028 BEO	**	3,735,370
SANTA ANA CALIF PENSION OBLIG 1.869% 08-01-2029 BEO	**	2,388,304
SANTA ANA CALIF PENSION OBLIG 2.089% 08-01-2030 BEO TAXABLE	**	1,283,650

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SANTANDER DR AUTO .6% DUE 12-15-2025	**	4,176,684
SANTANDER DR AUTO .95% DUE 09-15-2027	**	1,627,440
SANTANDER DR AUTO 1.01% DUE 01-15-2026	**	3,414,452
SANTANDER DR AUTO 1.12% DUE 01-15-2026	**	1,052,928
SANTANDER DR AUTO 1.48% DUE 01-15-2027	**	5,567,625
SANTANDER DR AUTO 2.22% DUE 09-15-2026	**	6,817,803
SANTANDER DR AUTO 4.14% DUE 02-16-2027	**	1,292,795
SANTANDER DR AUTO 4.14% DUE 02-16-2027	**	1,322,177
SANTANDER DR AUTO 4.37% DUE 05-15-2025	**	373,275
SANTANDER DR AUTO RECEIVABLES TR 6.69% 03-17-2031	**	1,360,806
SANTANDER DR AUTO RECEIVABLES TR ASSET BACKED NT CL C .9% 06-15-2026	**	549,624
SANTANDER DR AUTO RECEIVABLES TR ASSET BACKED NT CL C .9% 06-15-2026	**	7,685,011
SANTANDER DR AUTO RECEIVABLES TR ASSET BACKED NT CL D 1.35% 07-15-2027	**	5,143,487
SANTANDER DRIVE AUTO 2022-2 CL A2 2.12% 10-15-2026	**	316,865
SANTANDER DRIVE AUTO REC TST 2026 NT CL D 1.13% 11-16-2026	**	2,777,250
SANTANDER DRIVE AUTO RECEIVABLES TR 2021-2 B .59% DUE 09-15-2025 BEO	**	414,326
SANTANDER HLDGS FIXED 3.5% DUE 06-07-2024	**	874,701
SANTANDER HLDGS USA INC 2.49% 01-06-2028	**	1,718,332
SANTANDER RETAIL 2.84% DUE 05-20-2025	**	2,402,960
SANTANDER UK GROUP 1.089% DUE 03-15-2025	**	2,345,890
SANTANDER UK GROUP 3.373% 01-05-2024	**	400,000
SANTANDER UK GROUP 3.373% 01-05-2024	**	5,850,000
SANTANDER UK GROUP FLTG RT 2.896% DUE 03-15-2032	**	2,247,997
SANTANDER UK GROUP FLTG RT 4.796% DUE 11-15-2024	**	688,394
SANTANDER UK GROUP FLTG RT 4.796% DUE 11-15-2024	**	3,368,212
SANTANDER UK GROUP FLTG RT 6.833% DUE 11-21-2026	**	2,777,066
SANTANDER UK GROUP HLDGS PLC 1.53% 08-21-2026	**	4,443,470
SANTANDER UK GROUP HLDGS PLC 2.469% DUE 01-11-2028 BEO	**	598,577
SANTANDER UK GROUP HLDGS PLC NT FXD/FLTG1.673% 06-14-2027	**	340,570
SANTANDER UK PLC 144A FLTG 12/02/2027	**	720,737
SANTEN PHARM CO NPV	**	351,637
SANTOS BR PART SA COM NPV	**	22,748
SANYANG MOTOR CO LTD TWD10	**	175,112
SANYO CHEMICAL IND NPV	**	42,919
SANYO DENKI CO NPV	**	99,883
SANYO SHOKAI NPV	**	42,321
SAP SE	**	7,660,073
SAPPI ZAR1	**	126,233
SARAWAK PLANTATION BERHAD	**	59,684
SAREPTA THERAPEUTICS INC COM	**	3,065,863
SASSEUR REAL REIT FUND	**	635,152
SATO HOLDINGS NPV	**	83,432
SAUDI AIRLINES CAT SAR10.00	**	15,372
SAUDI ARABIAN OIL CO GLOBAL MEDIUM TRANCHE # TR 00775 1.25% 11-24-2023	**	398,925
SAUDI CERAMIC CO SAR10	**	249,119
SAUDI NATIONAL BANK SAR10	**	1,270,823
SAUDI TELECOM SAR10	**	5,125,312
SAUDIA DAIRY&FOOD SAR10	**	99,368

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SAWAI GROUP HOLDINGS CO LTD	**	128,178
SAWIT SUMBERMAS SA IDR100	**	89,772
SB TECHNOLOGY CORP NPV	**	99,420
SBA COMMUNICATIONS CORP COM USD0.01 CL A	**	1,713,255
SBA TOWER TR 2.328% DUE 07-15-2052	**	1,593,241
SBA TOWER TR 2.328% DUE 07-15-2052	**	1,928,660
SBERBANK OF RUSSIA	**	426,586
SBERBANK OF RUSSIA SPON ADR	**	1,065
SCALES CORP LT NPV	**	81,658
SCANDIC HOTELS GRO NPV	**	88,878
SCANSOURCE INC COM	**	245,419
SCATEC ASA NOK0.025	**	108,832
SCENTRE GROUP TR 1 FIXED 3.5% DUE 02-12-2025	**	23,943
SCHAEFFLER AG NPV (NON VTG PRF SHS)	**	193,575
SCHAEFFLER INDIA INR2 POST SUBD	**	208,198
SCHLUMBERGER FIN CDA LTD 1.4% DUE 09-17-2025/09-18-2020 REG	**	925,897
SCHLUMBERGER LTD COM COM	**	10,681,629
SCHNEIDER ELECTRIC EUR4.00	**	12,509,108
SCHNEIDER NATL INC WIS CL B CL B	**	806,411
SCHOLASTIC CORP COM	**	1,024,145
SCHWAB CHARLES .9% DUE 03-11-2026	**	3,347,169
SCHWAB CHARLES 2.65% DUE 01-25-2023	**	2,375,940
SCHWAB CHARLES 3.2% DUE 01-25-2028	**	303,321
SCHWAB CHARLES 3.2% DUE 03-02-2027	**	84,627
SCHWAB CHARLES 3.85% DUE 05-21-2025	**	1,192,015
SCHWAB CHARLES CORP 0.75% DUE 03-18-2024	**	951,631
SCHWAB CHARLES CORP COM NEW	**	77,598
SCHWAB(CHARLES)CORP 1.95% 12-01-2031 BEO	**	6,828,232
SCIENCE APPLICATIONS INTL CORP NEW COM USD0.0001	**	783,055
SCIENTECH CORPORAT TWD10	**	93,703
SCOR SE EUR7.876972	**	46,467
SCREEN HOLDINGS CO LTD NPV	**	814,294
SCROLL CORP NPV	**	31,342
SCULPTOR CLO XXV LTD / SCULPTOR CLO 0% 01-15-2031	**	3,181,991
SEAGEN INC COM	**	928,742
SEAH STEEL HOLDINGS CORPORATION	**	155,747
SEAWORLD ENTMT INC COM	**	1,069,344
SEBANG CO LTD KRW500	**	134,914
SECTRA AB SER B NPV (POST SPLIT)	**	114,719
SECURE ENERGY SERV COM NPV	**	87,165
SECUREWORKS CORP CL A CL A	**	9,949
SEEGENE INC KRW500	**	46,594
SEGA SAMMY HLDGS I NPV	**	196,756
SEIKO GROUP CORPORATION NPV	**	458,884
SEINO HOLDINGS NPV	**	44,412
SELECTQUOTE INC COM	**	27,700
SEMBCORP INDUSTRIE NPV	**	53,931
SEMIRARA MINING AND POWER CORP PHP1	**	84,198

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SEMLER SCIENTIFIC INC COM	**	17,094
SEMPRA 6% DUE 10-15-2039	**	183,228
SEMPRA ENERGY 3.3% 04-01-2025	**	1,933,717
SEMTECH CORP COM	**	1,464,137
SENAO NETWORKS INC TWD10	**	25,898
SENKO GROUP HOLDIN NPV	**	39,494
SENTINELONE INC CL A COM CL A COM	**	286,533
SEOWONINTECH CO KRW500	**	119,466
SEOYON CO LTD	**	81,839
SEOYON E-HWA CO LTD	**	199,453
SERBIA (REPUBLIC) 3.125% 15/05/2027	**	1,290,790
SERCOMM CORP TWD10	**	531,249
SERIA CO LTD NPV	**	171,777
SERVICEMASTER FDG LLC / 2020-1 SR SECD NT CL A-2-I 2.841% 01-30-2051	**	2,092,268
SERVICENOW INC 1.4% DUE 09-01-2030	**	1,945,532
SERVICENOW INC COM USD0.001	**	2,464,738
SESHASAYEE PAPER AND BOARDS LTD	**	28,641
SEVERSTAL PJSC GDR EACH REPR 1 ORD 'REGS'	**	994
SFO COML MTG TR FLTG RT 6.259% DUE 05-15-2038	**	2,974,014
SFS GROUP AG CHF0.1 (REGD)	**	448,281
SG COML MTG SECS 3.055% DUE 10-10-2048	**	3,042,289
SGC ETEC E&C CO LT KRW5000	**	23,514
SHANGHAI HAOHAI BIOLOGICAL TECH CO H CNY1	**	18,885
SHANTHI GEARS INR1	**	81,377
SHAWCOR LTD NEW COM NPV	**	600,323
SHELL INTL FIN B V 2.75% DUE 04-06-2030	**	1,652,369
SHELL INTL FIN B V 3.25% DUE 04-06-2050	**	852,729
SHELL INTL FIN B V 4% DUE 05-10-2046	**	137,895
SHELL INTL FIN B V 4.125% DUE 05-11-2035	**	146,207
SHELTER GROWTH CRE 2022-FL4 ISSUER 3.416% 06-19-2037	**	1,659,605
SHERWIN-WILLIAMS 3.45% DUE 06-01-2027	**	50,606
SHERWIN-WILLIAMS CO 4.05% DUE 08-08-2024BEO	**	5,094,826
SHERWIN-WILLIAMS CO 4.25% DUE 08-08-2025BEO	**	1,066,963
SHERWIN-WILLIAMS CO COM	**	10,414,040
SHIBAURA MACHINE CO LTD	**	601,660
SHIBUYA CORPORATIO NPV	**	38,333
SHIFT4 PMTS INC CL A CL A	**	1,089,852
SHIMOJIMA CO LTD NPV	**	41,013
SHIN KONG NO.1 REI NO.1 REIT TWD10	**	38,166
SHIN NIPPON BIOMED NPV	**	518,989
SHINDENGEN ELECTRC NPV	**	49,937
SHIN-ETSU CHEMICAL NPV	**	2,090,454
SHINNIHON CORP NPV	**	147,368
SHINNIHONSEIYAKU C NPV	**	82,565
SHINSHO CORP NPV	**	58,433
SHINYOUNG SECUR KRW5000	**	55,746
SHIONOGI & CO LTD NPV	**	444,241
SHIRE ACQUISITIONS 2.875% DUE 09-23-2023	**	1,844,971

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SHIRE ACQUISITIONS 2.875% DUE 09-23-2023	**	1,700,072
SHIRE ACQUISITIONS 3.2% DUE 09-23-2026	**	3,945,106
SHOCKWAVE MED INC COM	**	2,612,069
SHOPIFY INC CL A SHOPIFY INC	**	3,014,390
SHOPRITE HLDGS LTD ZAR0.01134	**	446,807
SHOUGANG FUSHAN INTL ENERGY HKD0.10	**	249,480
SIAM GLOBAL HOUSE THB1(LOCAL)	**	148,639
SIERRA TIMESHARE 2020-2 RECEIVABLES VACATION TIMESHARE LN 2.32% 07-20-2037	**	434,893
SIERRA TIMESHARE 2021-1 RECEIVABLES VACATION TIMESHARE LN BKD .99 11-20-2037	**	892,882
SIGNATURE BK NY N Y COM	**	668,276
SIGNIFY NV EUR0.01	**	231,987
SIHUAN PHARM HLDG COMSTK	**	27,508
SIKA AG CHF0.01 (REG)	**	3,557,935
SILERGY CORP TWD2.5	**	507,175
SILICOM LTD COM STK	**	214,122
SILICON LABORATORIES INC COM	**	2,939,426
SILK RD MED INC COM	**	2,166,850
SILTRONIC AG NPV	**	115,427
SILVERCORP METALS COM NPV	**	906,769
SILVERCORP METALS INC COM SILVERCORP METALS INC	**	52,854
SIMON PPTY GROUP L FIXED 2.45% 09-13-2029	**	397,242
SIMON PPTY GROUP L FIXED 3.25% 09-13-2049	**	133,410
SIMON PROPERTY GROUP INC COM	**	4,603,689
SIMPLO TECHNOLOGY TWD10	**	111,272
SIMPLY GOOD FOODS CO COM	**	515,383
SIMULATIONS PLUS INC COM	**	2,875,865
SINBON ELECTRONICS TWD10	**	71,578
SINFONIA TECH CO LTD	**	103,893
SINGAPORE TECHNOLOGIES ENGINEERING	**	859,980
SINGATRON ENTERPRI CO	**	63,093
SINKO INDUSTRIES NPV	**	42,711
SINO-AMERICAN SILI TWD10	**	485,644
SINOFERT HOLDINGS HKD0.1	**	29,943
SINOPEC ENGINEERIN 'H' CNY1	**	196,001
SINOPEC KANTONS HL HKD0.10	**	9,827
SIRCA PAINTS INDIA INR10	**	76,720
SITEONE LANDSCAPE SUPPLY INC COM	**	1,774,348
SITIME CORP COM	**	409,021
SITIO ROYALTIES CORP COM CL A	**	2,042,843
SK HYNIX INC 000660	**	196,165
SKANDINAVISKA ENSKILDA BANKEN AB 3.7% 06-09-2025	**	1,606,195
SKF INDIA INR10	**	188,111
SKY NETWORK TELEVI NPV	**	160,150
SKYLINE CHAMPION CORPORATION COM USD0.0277	**	5,302,955
SKYWORKS SOLUTIONS INC SR NT .9% 06-01-2023	**	1,960,412
SKYWORKS SOLUTIONS INC SR NT .9% 06-01-2023	**	1,269,367
SKYWORTH GROUP LIMITED	**	78,976
SLC STUD LN TR FLTG RT 4.929% DUE 09-15-2039	**	1,619,188

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SLC STUDENT LN TR 2010-1 NT CL IA-1 FLTGRATE 11-25-2042 REG	**	686,591
SLEEP NUMBER CORP COM	**	382,919
SLM CORP COM	**	2,128,336
SLM PRIVATE CR STUDENT LN TR 2006-B A5 12-15-2039 BEO	**	2,438,695
SLM PRIVATE CR STUDENT LN TR 2007-A STUDLN BACKED NT A-4 FLTG 12-16-2041BEO	**	6,273,391
SLM PRIVATE CR STUDENT LOAN TRUST 2004-A06-15-2033 REG	**	2,254,966
SLM STUDENT LN 3-7 3.8%-FRN A/BKD 15/12/33 EUR	**	212,167
SLM STUDENT LN TR 2005-4 CL A-3 VAR RT DUE 01-25-2027	**	71,856
SLM STUDENT LN TR 2008 9 STUDENT LOAN BKD NTS CL A FLTG 04-25-2023 REG	**	3,603,103
SLM STUDENT LN TR SER 05-8 CL A5 VAR 01-25-2040	**	4,058,527
SM ENERGY CO COM	**	1,330,123
SMALL BUSINESS 5.67999982834% DUE 06-01-2028	**	36,016
SMALL BUSINESS ADMINISTRATION SER 2019-10A CL 1 3.113% 03-10-2029	**	1,063,007
SMART GLOBAL HOLDINGS INC COMN STOCK	**	265,608
SMART METERING SYSTEMS PLC	**	42,330
SMART-CORE HOLDING USD0.00001	**	31,508
SMARTSHEET INC CL A CL A	**	1,248,932
SMB PRIVATE ED LN TR 2021-C 5.25443% 01-15-2053	**	469,432
SMB PRIVATE ED LN TR 2021-E PVT ED LN BKS NTS CL A-1A 1.68% 02-15-2051	**	1,521,953
SMB PVT ED LN TR 4.48% DUE 05-16-2050	**	3,017,437
SMBC AVIATION CAP 4.125% DUE 07-15-2023	**	1,286,262
SMBC AVIATION CAP 4.125% DUE 07-15-2023	**	1,652,352
SMC CORP NPV	**	4,170,238
SMITH A O CORP COM	**	1,522,584
SMITH(DS) ORD GBP0.10	**	725,355
SMITHS NEWS PLC	**	80,681
SMK CORP NPV	**	43,787
SNAP INC SNAP INC	**	610,927
SNAP-ON INC COM	**	3,438,775
SNOWFLAKE INC CL A CL A	**	6,488,726
SNT ENERGY CO LTD	**	27,581
SOCIETE GENERALE 2.625% DUE 01-22-2025	**	470,384
SOCIETE GENERALE 2.625% DUE 01-22-2025	**	10,635,378
SODEXHO EUR4	**	2,447,793
SODICK CO LTD NPV	**	226,222
SOFI PROFESSIONAL LN PROGRAM 2020-C POSTGRADUATE LN AST BKD NT 1.95% 02-15-2046	**	632,300
SOLAR A/S SER'B'DKK100	**	109,179
SOLARIA ENERGIA Y COMSTK	**	310,960
SOLASTO CORPORATIO NPV	**	44,446
SOLID NPV	**	59,211
SOLVAY SA NPV	**	1,972,900
SONOCO PROD CO COM	**	3,728,747
SONOCO PRODS CO NT 2.25% 02-01-2027	**	1,651,776
SONOS INC COM	**	1,007,916
SONOVA HOLDING AG COMMON STOCK	**	1,921,127
SONY GROUP CORPORA NPV	**	5,521,551
SOOSAN HEAVY IND KRW500	**	35,569

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SOPRA STERIA GROUP	**	221,523
SOUND POINT CLO LTD 0.0% 20/10/2028 0% 10-20-2028	**	270,388
SOUND PT CLO XV LTD / SOUND PT CLO SR SECD NT CL A-RR 144A 5.71529% 01-23-2029	**	443,308
SOUTH AFRICA REP NT 5.375% DUE 07-24-2044 REG	**	150,010
SOUTH AFRICA(REPUBLIC OF) 10.5% BDS 21/12/2026 ZAR1 'R186'	**	8,710,814
SOUTH32 LTD NPV	**	3,288,623
SOUTHERN CALIF EDISON CO 1ST & REF MTG FLTG RT 04-01-2024	**	3,876,903
SOUTHERN CALIF EDISON CO 1ST & REF MTG SER 2021 1.1% 04-01-2024	**	95,008
SOUTHERN CALIF EDISON CO 1ST & REF MTG SER 2021 1.1% 04-01-2024	**	6,389,319
SOUTHERN CALIF EDISON CO 1ST & REF MTG SER 2021 FLTG 4.97856% 04-03-2023	**	199,700
SOUTHERN CALIF EDISON CO 3.5 DUE 10-01-2023	**	883,960
SOUTHERN CALIF EDISON CO 4.2% 03-01-2029	**	381,457
SOUTHERN CALIF EDISON CO SR NT 2.75% 02-01-2032	**	1,763,904
SOUTHERN CO 2.95% DUE 07-01-2023	**	693,635
SOUTHERN CO 3.7% DUE 04-30-2030 REG	**	1,448,618
SOUTHERN CO COM STK	**	13,884,746
SOUTHERN CO FIXED .6% DUE 02-26-2024	**	2,463,121
SOUTHERN COPPER CORP DEL RT 3.875% DUE 04-23-2025	**	2,373,755
SOUTHERN CROSS ELE NPV	**	19,598
SOUTHERN PWR CO 5.15% DUE 09-15-2041	**	54,516
SOUTHN CAL EDISON 1.2% DUE 02-01-2026	**	266,322
SOUTHN CAL EDISON 1.2% DUE 02-01-2026	**	1,509,160
SOUTHN CAL EDISON 2.85% DUE 08-01-2029	**	610,529
SOUTHN CAL EDISON 3.4% DUE 06-01-2023	**	991,963
SOUTHN CAL EDISON 3.65% DUE 03-01-2028	**	326,808
SOUTHN CAL EDISON 4% DUE 04-01-2047	**	74,531
SOUTHN CAL EDISON CO 5.55 DUE 01-15-2036BEO	**	152,346
SOUTHN CO GAS CAP 2.45% DUE 10-01-2023	**	1,688,301
SOUTHN COPPER CORP 5.25% DUE 11-08-2042	**	2,756,453
SOUTHN NAT GAS CO 8% DUE 03-01-2032	**	91,315
SOUTHSTATE CORP COM	**	1,406,322
SOUTHWEST GAS HLDGS INC COM	**	862,669
SOUTHWESTERN ELEC PWR CO SR NT SER N 1.65% 03-15-2026	**	438,682
SOUTHWESTERN PUBLIC SERVICE CO 3.75% 06-15-2049	**	192,749
SOUTHWESTN ELEC 3.9% DUE 04-01-2045	**	73,446
SOVOS BRANDS INC COM	**	1,723,207
SPACE CO LTD NPV	**	26,587
SPAIN(KINGDOM OF) 3.45% SNR 30/07/66 EUR1000	**	764,578
SPAIN(KINGDOM OF) TBOND 1.45% 31/10/2071	**	75,147
SPAREBANKEN VEST NOK25 GRUNNFONDSBEVIS	**	26,263
SPEEDY HIRE ORD GBP0.05	**	50,322
SPEEE INC NPV	**	56,649
SPIN MASTER CORP SUB VTG NPV	**	3,437,866
SPIRE MO INC 4.724911% 12-02-2024	**	5,947,303
SPIRIT AEROSYSTEMS 4.6% DUE 06-15-2028	**	1,291,329
SPIRIT AEROSYSTEMS HLDGS INC CL A	**	310,682
SPIRIT AIRLS CL AA PASS THRU CTFS 3.375%08-15-2031	**	39,697
SPIRIT RLTY L P 3.2% DUE 02-15-2031	**	400,274

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SPIRIT RLTY L P SR NT 2.7% 02-15-2032	**	742,455
SPLUNK INC COMSTK COM USD0.001	**	6,457
SPORTRADAR GROUP AG	**	118,723
SPORTS TOTO BHD NPV	**	44,536
SPOTIFY TECHNOLOGY S A COM EUR0.025	**	3,435,509
SPROUT SOCIAL INC COM CL A COM CL A	**	1,894,233
SPROUTS FMRS MKT INC COM	**	1,481,186
SQUARESPACE INC CL A CL A	**	299,428
SRA HOLDINGS INC NPV	**	98,746
SREIT TR 2021-IND FLTG RT 5.159% DUE 10-15-2038	**	1,920,366
SRINANAPORN MARKET THB0.5 (NVDR)	**	234,573
SSAB AB SER'A'NPV	**	473,455
SSR MNG INC COM NPV	**	171,242
SSY GROUP LIMITED HKD0.02	**	110,443
STAAR SURGICAL CO COM NEW PAR $0.01 COM NEW PAR $0.01	**	723,100
STABILUS SE COMMON STOCK	**	647,134
STAG INDL INC COM	**	5,772,537
STANDARD CHARTERED BK US DISC COML PAPER4/2 YRS 3&4 06-06-2023	**	2,918,483
STANDARD CHARTERED PLC SHS	**	1,640,721
STANDARD CHARTERED PLC 1.456% 01-14-2027	**	407,262
STANLEY BLACK & DECKER INC COM	**	7,605,975
STANTEC INC COM	**	493,202
STAR MICRONICS CO NPV	**	844,194
STARBUCKS CORP COM	**	15,778,157
STARBUCKS CORP FIXED 2.55% DUE 11-15-2030	**	84,331
STARTS PROCEED INV REIT	**	44,886
STARWOOD MTG 1.172% DUE 05-25-2065	**	298,334
STARWOOD MTG 1.431% DUE 05-25-2065	**	431,371
STARWOOD MTG 1.486% DUE 04-25-2065	**	98,585
STARWOOD PPTY TR INC SR NT 144A 4.375% 01-15-2027	**	1,750,151
STATE STR CORP 2.354% DUE 11-01-2025	**	1,729,581
STATE STR CORP 2.901% DUE 03-30-2026 BEO	**	2,542,937
STATE STR CORP 3.152% 03-30-2031	**	661,958
STATE STR CORP COM	**	11,108,024
STD CHARTERED PLC 2.678% DUE 06-29-2032	**	4,220,915
STEEL DYNAMICS INC 1.65% DUE 10-15-2027	**	163,654
STEEL DYNAMICS INC 3.25% DUE 10-15-2050	**	127,212
STEEL DYNAMICS INC 3.45% DUE 04-15-2030 BEO	**	88,210
STEEL DYNAMICS INC COM	**	2,003,729
STEELCASE INC CL A COM	**	2,732,619
STELLA INTL HLDG HKD0.1	**	25,426
STELLA JONES INC COM NPV	**	1,693,786
STEPSTONE GROUP INC CL A CL A	**	479,528
STERLING INFRASTRUCTURE INC COM STK USD0.01	**	105,878
STEWART INFORMATION SVCS CORP COM	**	478,448
STHREE PLC ORD GBP0.01	**	215,363
STIC INVESTMENT INC KRW500	**	54,959
STICHTING AK RABOBANK CERTIFICATEN 6.5% 31/12/2049	**	431,840

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
STILLFRONT GP AB NPV	**	67,427
STMICROELECTRONICS EUR1.04	**	3,078,894
STOKE THERAPEUTICS INC COM	**	46,224
STOLT-NIELSEN LTD USD1	**	1,356,528
STONEX GROUP INC COM	**	305,341
STRATTON MORT21 FRN M/BKD 07/2060 GBP 'A'	**	782,897
STRUCTURED ASSET INVT LN TR 2003-BC2 MTGPASSTHRU CTF CL A2 VAR 04-25-2033 REG	**	128,179
STRUCTURED ASSET INVT LN TR 2004-2 MTG PASSTHRU CTF CL A4 03-25-2034 REG	**	218,517
STRUCTURED AST INVT LN TR 2004-7 MTG PASSTHRU CTF CL A8 VAR 08-25-2034 REG	**	3,063,754
STRYKER CORP	**	19,117,651
STRYKER CORP .6% DUE 12-01-2023	**	2,510,450
SUEDZUCKER AG NPV	**	131,663
SUGENTECH INCORPOR KRW500	**	23,267
SUGI HOLDINGS NPV	**	213,544
SUMBER ALFARIA IDR10	**	568,403
SUMITOMO MITSUI .948% DUE 01-12-2026	**	3,235,866
SUMITOMO MITSUI 1.474% DUE 07-08-2025	**	11,112,657
SUMITOMO MITSUI 2.632% DUE 07-14-2026	**	137,519
SUMITOMO MITSUI BANKING 3.4 07-11-2024	**	5,722,916
SUMITOMO MITSUI BKG CORP NY 31/07/2023 DTD 11-02-2022 VAR RT DUE 07-31-2023	**	8,915,899
SUMITOMO MITSUI FINANCIAL GROUP INC SR NT FLTG DUE 01-17-2023 REG	**	4,714,955
SUMITOMO MITSUI FINL GROUP INC FIXED 3.04% 07-16-2029	**	953,829
SUMITOMO MITSUI FINL GROUP INC SR NT 1.902% 09-17-2028	**	1,651,386
SUMITOMO MITSUI FINL GROUP INC SUMIBK 2.696% 07-16-2024 BEO	**	3,068,128
SUMITOMO PHARMA CO LTD NPV	**	51,485
SUMITOMO SEIKA NPV	**	145,155
SUN FRONTIER FUDOS NPV	**	391,352
SUN KING TECHNOLOGY GROUP LTD	**	93,817
SUN LIFE FINL INC COM NPV	**	1,591,022
SUNAC CHINA HLDGS HKD0.10	**	108,559
SUNCOR ENERGY INC 4% DUE 11-15-2047	**	305,392
SUNCOR ENERGY INC COM NPV 'NEW'	**	2,811,157
SUNCOR ENERGY INC NEW COM STK	**	4,147,111
SUNDRUG CO LTD NPV	**	216,602
SUNLAND GROUP LTD NPV	**	137,727
SUNNOVA ENERGY INTL INC COM	**	103,882
SUNOCO LOGISTICS 3.45% DUE 01-15-2023	**	2,822,641
SUNOCO LOGISTICS 3.9% DUE 07-15-2026	**	236,296
SUNOCO LOGISTICS PARTNER 4.0% 10-01-2027	**	1,734,014
SUNOCO LOGISTICS PARTNERS 5.4% 10-01-2047	**	414,225
SUNONWEALTH ELECTR TWD10	**	69,464
SUNREX TECHNOLOGY TWD10	**	53,233
SUNRUN INC COM	**	103,214
SUPALAI PUBLIC CO THB1(NVDR)	**	1,328,765
SUPER HI INTERNATIONAL HOLDING LTD COM	**	43,046
SUPER RETAIL GROUP LTD G NPV	**	419,074
SUPREMA INC	**	44,550
SUPREMEX INC COM NPV	**	93,317

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SURGERY PARTNERS INC COM	**	573,916
SURGUTNEFTEGAS PJS RUB1(RUB)	**	57,882
SUSCO PCL THB1(NVDR)	**	124,912
SUTRO BIOPHARMA INC COM	**	158,481
SUTTER HEALTH 3.361% DUE 08-15-2050	**	5,601,340
SUZANO AUSTRIA FIXED 6% DUE 01-15-2029	**	4,683,819
SVB FINANCIAL GROUP COMMON STOCK	**	411,951
SVENSKA HANDELSBANKEN AB MEDIUM TRANCHE # TR 00009 3.65% 06-10-2025	**	1,607,345
SWATCH GROUP CHF2.25(BR)	**	3,971,152
SWEDBANK AB MEDIUM 1.3% DUE 06-02-2023	**	1,198,055
SWEDISH ORPHAN BIOVITRUM AB NPV	**	150,066
SWISS INSD BRAZIL 9.85% 16/07/2032 DUAL CURR	**	711,901
SWISSQUOTE GP HLDG CHF0.20 (REGD)(POST SUBD)	**	550,767
SYDBANK DKK10	**	774,390
SYLVAMO CORP COM	**	481,916
SYNAPTICS INC COM	**	1,912,621
SYNCHRONY FINL 4.5% DUE 07-23-2025	**	922,460
SYNCHRONY FINL 4.875% 06-13-2025	**	2,062,425
SYNCHRONY FINL COM	**	1,333,130
SYNDAX PHARMACEUTICALS INC COM	**	288,603
SYNEOS HEALTH INC COM	**	4,822,613
SYNGENTA FIN N V 4.441% DUE 04-24-2023	**	1,991,020
SYNLAIT MILK LTD NPV	**	250,479
SYNMOSA BIOPHARMA TWD10	**	218,659
SYNOVUS FINL CORP COM NEW COM NEW	**	2,917,034
SYS INFORMATION CO NPV	**	25,656
SYSCOM PUTER TWD10	**	87,944
SYSTEM SUPPORT INC NPV	**	28,771
SYUPPIN CO LTD NPV	**	39,503
T.K. CORPN KRW500	**	80,395
TABCORP HOLDINGS LTD NPV	**	48,333
TABOOLA COM LTD COM NPV	**	313,057
TABULA RASA HEALTHCARE INC COM	**	18,231
TAC CONSUMER PCL THB0.25 (NVDR)	**	121,717
TACTILE SYS TECHNOLOGY INC COM	**	10,917
TAE KYUNG INDL KRW500	**	62,495
TAEYOUNG ENG&CON KRW500	**	9,424
TAG IMMOBILIEN AG NPV	**	416,807
TAI HING GROUP HOL HKD0.01	**	77,980
TAIDOC TECHNOLOGY TWD10	**	30,095
TAIHEI DENGYO NPV	**	27,220
TAISHO HOLDIN	**	312,100
TAIWAN HON CHUAN E TWD10	**	268,907
TAIWAN SURFACE MOU TWD10	**	440,143
TAIYO HLDG CO LTD NPV	**	47,471
TAJ GVK HOTELS INR2	**	36,876
TAKAMATSU CONSTRUCTION GROUP NPV	**	50,798
TAKARA HOLDINGS INC JPY50	**	150,479

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TAKEDA FIXED 4.4% DUE 11-26-2023	**	1,784,456
TAKEDA FIXED 5% DUE 11-26-2028	**	496,733
TAKEDA PHARMACEUTICAL CO LTD 2.05% DUE 03-31-2030 BEO	**	655,116
TAKEDA PHARMACEUTICAL CO LTD SR NT 3.175% 07-09-2050	**	256,390
TAKE-TWO INTERACTIVE SOFTWARE INC 3.55% 04-14-2025	**	1,728,706
TAKE-TWO INTERACTIVE SOFTWARE INC 3.7% 04-14-2027	**	329,845
TAKUMA CO LTD NPV	**	313,559
TALANX AG NPV	**	918,813
TAMILNADU PETRO PR INR10	**	24,101
TAOKAENOI FOOD & THB0.25(NVDR)	**	237,593
TARGA RES CORP 4.2% 02-01-2033	**	185,668
TARGA RES FIXED 5.2% DUE 07-01-2027	**	1,639,225
TARGET CORP 2.25% DUE 04-15-2025	**	6,305,107
TARGET CORP 4.5% DUE 09-15-2032 BEO	**	4,954,520
TARGET CORP COM STK	**	10,392,410
TATA CHEMICALS INR10	**	114,807
TATA COMMUNICATIONS LIMITED INR10	**	27,806
TATA CONSULTANCY S INR1	**	3,272,761
TATNEFT PJSC RUB1(RUB)	**	192,421
TAYLOR MORRISON HOME CORP COM USD0.00001	**	407,449
TBC BANK GROUP PLC ORD GBP0.01	**	181,256
TC PIPELINES LP 4.375% DUE 03-13-2025	**	587,390
TCW CLO 2019-2 LTD FLTG RT 5.91904% DUE 10-20-2032	**	9,302,571
TD SYNNEX CORPORATION COM USD0.001	**	334,232
TE CONNECTIVITY LTD	**	6,656,793
TEACHERS INS & 3.3% DUE 05-15-2050	**	3,483,941
TEACHERS INS & 4.27% DUE 05-15-2047	**	123,516
TEAMVIEWER AG NPV	**	358,784
TECHNIP ENERGIES EUR0.01	**	2,658,280
TECHNIPFMC PLC COM USD1	**	432,452
TECHNO ELECTRIC & INR2	**	116,613
TECHNOLOGY ONE NPV	**	758,442
TECHNOPRO HLDGS IN NPV	**	66,789
TECHWING INC KRW500	**	104,826
TECNOGLASS INC COMMON STOCK	**	842,606
TECOM GROUP PJSC AED0.1	**	9,389
TEEKAY CORP COM	**	195,356
TEEKAY TANKERS LTD COM USD0.01 (POST REVSPLIT)	**	833,472
TEIKOKU ELECTRIC M NPV	**	127,084
TEL AVIV STK COM	**	42,850
TELADOC HEALTH INC	**	1,245,835
TELEDYNE TECHNOLOGIES INC COM	**	103,177
TELEDYNE TECHNOLOGIES INC NT .95% 04-01-2024	**	2,577,052
TELEDYNE TECHNOLOGIES INC NT 2.75% 04-01-2031	**	3,928,573
TELEFLEX INC COM	**	1,020,987
TELEFONICA FIXED 4.103% DUE 03-08-2027	**	209,026
TELEPHONE & DATA SYS INC COM STK	**	432,178
TELIX PHARMACEUTIC NPV	**	132,621

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TELKOM INDONESIA (PERSERO) TBK IDR50	**	2,165,160
TELOS CORP MD COM	**	79,557
TEMAIRAZU INC NPV	**	87,158
TENABLE HLDGS INC COM	**	1,480,983
TENCENT HLDGS LIMITED COMMON STOCK	**	6,046,701
TENET HEALTHCARE CORP COM NEW .	**	1,194,721
TENN VALLEY AUTHORITY 1.5% 09-15-2031	**	86,624
TENNANT CO COM	**	2,838,500
TENNESSEE VALLEY A 0% DUE 04-01-2026 REG	**	1,355,842
TENNESSEE VALLEY AUTH FED 0% CPN IO STRIPS DUE 09-15-2026	**	1,470,241
TENNESSEE VALLEY AUTH FED BOOK ENTRY CPNGENERIC INT PMT 04-01-2028	**	2,313,245
TENNESSEE VY AUTH GLOBAL POWER BD SER A 4.625% DUE 09-15-2060 REG	**	42,432
TENNESSEE VY AUTH GLOBAL PWR BD SER A 4.25% DUE 09-15-2065 REG	**	63,066
TENNESSEE VY AUTH TENN VALLEY AUTH 4.875% DUE 01-15-2048 REG	**	307,714
TERADYNE INC COM	**	4,724,063
TEREX CORP NEW COM	**	1,012,421
TERUMO CORP NPV	**	4,315,374
TERWIN MTG TR 2003-6HE ASSET BKD CTF CL A-1 FLTG 11-25-2033 REG	**	23,294
TESCO ORD GBP0.0633333	**	3,405,899
TESLA AUTO LEASE 1.68% DUE 02-20-2024	**	173,717
TESLA INC COM USD0.001	**	28,163,506
TESSENDERLO GROUP NPV	**	90,512
TETRA TECH INC NEW COM	**	2,430,045
TETRA TECHNOLOGIES INC DEL COM	**	108,855
TEXAS CAP BANCSHARES INC DEL COM	**	1,165,732
TEXAS HEALTH RES FIXED 2.328% DUE 11-15-2050	**	248,950
TEXAS INSTRS INC 1.75% DUE 05-04-2030	**	495,067
TEXAS INSTRS INC 3.875% 03-15-2039	**	309,988
TEXAS INSTRUMENTS INC 4.6% DUE 02-15-2028 BEO	**	810,917
TEXAS INSTRUMENTS INC COM	**	26,626,690
TEXAS ROADHOUSE INC COMMON STOCK	**	6,801,605
TEXTRON INC 3.9% 09-17-2029	**	1,384,712
TEXTRON INC COM	**	2,024,030
TEXTRON INC FIXED 2.45% DUE 03-15-2031	**	2,008,672
TG THERAPEUTICS INC COM	**	288,333
TGS ASA	**	175,308
THAI LIFE INSURANC THB1 (NVDR)	**	40,654
THAILAND(KINGDOM) 3.39% GTD SNR 17/06/37THB	**	232,522
THAILAND(KINGDOM) 3.45% SNR 17/06/43 THB1000	**	216,354
THALES SA EUR3	**	1,713,767
THE BEAUTY HEALTH CO CL A	**	295,222
THE PEOPLE S INSUR 'H'CNY1	**	2,057,412
THE TRADE DESK INC COM CL A COM CL A	**	4,391,681
THERAVANCE BIOPHARMA INC COM	**	194,555
THERMO FISHER CORP	**	23,568,431
THERMO FISHER SCIENTIFIC 1.75% 10-15-2028	**	424,331
THERMO FISHER SCIENTIFIC INC 2.8% 10-15-2041	**	158,810
THERMO FISHER SCIENTIFIC INC 4.8% DUE 11-21-2027 BEO	**	3,024,544

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
THK CO LTD NPV	**	135,333
THRYV HLDGS INC COM NEW COM NEW	**	288,838
THUNGELA RES LTD NPV	**	140,710
THUNGELA RESOURCES NPV (DI)	**	2,276,182
THYSSENKRUPP AG NPV	**	117,934
TIANNENG POWER INT HKD0.10	**	232,263
TIGER BRANDS ZAR0.10	**	357,188
TILLYS INC CL A	**	77,296
TIME WARNER CABLE 6.75% DUE 06-15-2039	**	303,574
TIMKEN CO COM	**	3,448,131
TIMKEN INDIA INR10	**	285,286
TISCO FINANCIAL GR THB10(NVDR)	**	59,031
TITAN INTL INC ILL COM	**	1,200,475
TJX COS INC COM NEW	**	16,318,876
T-MOBILE US INC COM	**	5,081,580
T-MOBILE USA INC 2.05% DUE 02-15-2028	**	193,615
T-MOBILE USA INC 2.25% DUE 02-15-2026	**	2,932,652
T-MOBILE USA INC 2.55% 02-15-2031	**	5,805,020
T-MOBILE USA INC 3.0% DUE 02-15-2041 BEO	**	321,539
T-MOBILE USA INC 3.5% 04-15-2025	**	1,877,506
T-MOBILE USA INC 3.875% 04-15-2030	**	5,049,648
T-MOBILE USA INC 5.2% DUE 01-15-2033 BEO	**	3,432,999
T-MOBILE USA INC FIXED 3.75% DUE 04-15-2027	**	565,904
T-MOBILE USA INC FIXED 3.75% DUE 04-15-2027	**	5,366,655
T-MOBILE USA INC SR SECD NT 1.5% 02-15-2026	**	5,620,162
TMX GROUP LIMITED COM NPV	**	3,600,664
TN VY AUTH FED BOOK ENTRY CPNSTRIPS GENERIC INT PMT 09-15-2028 (UNDDATE) REG	**	580,461
TN VY AUTH FED BOOK ENTRY PRIN STRIPS GENERIC PRIN PMT 06-15-2035 (UNDDATE)	**	250,394
TN VY AUTH FED ZERO CPN 0% DUE 03-15-2026	**	1,765,807
TOAST INC COM USD0.000001 CLASS A	**	296,539
TOBACCO SETTLEMENT FIN AUTH WEST VA AST BACKED 3.151 06-01-2032 BEO TAXABLE	**	4,247,276
TOCALO CO LTD NPV	**	60,296
TOFU RESTAURANT CO TWD10	**	25,118
TOKUSHU TOKAI PAPER CO LTD NPV	**	83,264
TOKYO KIRABOSHI FINANCIAL GROUP INC	**	96,927
TOKYO SEIMITSU CO NPV	**	417,469
TOKYO STEEL MFG NPV	**	471,859
TOKYU CONST(NEW) NPV	**	55,914
TOLL BROS INC COM	**	35,643
TON YI INDL CORP TWD10	**	171,413
TONG REN TANG TECH 'H'CNY1	**	116,548
TONG YANG INDUSTRY TWD10	**	373,008
TOPBUILD CORP COM	**	2,396,018
TOPCO SCIENTIFIC C TWD10	**	229,442
TOPCO TECHNOLOGIES TWD10	**	40,598
TOPCON CORPORATION NPV	**	435,124
TOPGOLF CALLAWAY BRANDS CORP	**	1,372,625
TOPRE CORPORATION NPV	**	38,675

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TOPVIEW OPTRONICS TWD10	**	40,442
TOREX GOLD RES INC COM NPV (POST REV SPLT)	**	587,594
TORONTO DOMINION 3.766% DUE 06-06-2025	**	1,594,298
TORONTO DOMINION 4.108% DUE 06-08-2027	**	2,642,424
TORONTO DOMINION BK 0.45% 09-11-2023	**	1,467,112
TORONTO DOMINION BK 4.456% 06-08-2032	**	1,867,713
TORONTO DOMINION BK N Y BRH INSTL CTF DEDTD 11-02-2022 5.38% CTF DEP 08-01-2023	**	4,586,892
TORONTO DOMINION BK SR MEDIUM TERM BK NT .75% DUE 06-12-2023	**	1,767,566
TORONTO DOMINION BK SR MEDIUM TERM BK NT 1.15% DUE 06-12-2025	**	839,232
TORONTO DOMINION BK SR MEDIUM TERM BK NT.3% DUE 06-02-2023	**	594,130
TORONTO DOMINION BK SR MEDIUM TERM BK NT.7% 09-10-2024	**	1,512,058
TORONTO DOMINION BK SR MEDIUM TERM BK NTFLTG RT 06-02-2023	**	2,544,196
TORONTO DOMINION BK SR MEDIUM TERM BK NTS BOOK ENTRY 1.45% 01-10-2025	**	1,491,547
TORONTO DOMINION FIXED 4.285% DUE 09-13-2024	**	4,632,171
TORONTO-DOMINION BANK 15/09/2027 4.693% 09-15-2027	**	3,465,375
TORONTO-DOMINION BANK MTN 2.8% DUE 03-10-2027	**	3,209,882
TORONTO-DOMINION COM NPV	**	4,198,545
TORRENT POWER INR10	**	416,453
TOSHIBA CORP NPV	**	1,590,790
TOSHIBA TEC CORP NPV	**	251,362
TOSHO CO LTD NPV	**	76,668
TOTAL CAP INTL 3.461% DUE 07-12-2049	**	150,268
TOTAL SYS SVCS INC 3.75% DUE 06-01-2023	**	2,747,348
TOTAL SYS SVCS INC 4.0% DUE 06-01-2023	**	1,331,884
TOWD POINT MORTGA FRN M/BKD 05/2045 GBP 'A'	**	3,806,759
TOWD POINT MT19-13 FRN M/BKD 07/2045 GBP'A1'	**	4,700,941
TOWD PT MTG FD 19 FRN M/BKD 10/2051 GBP 'A1'	**	1,510,441
TOWD PT MTG TR 2020-1 MTG PASS THRU CTF CL A1 2.71% 01-25-2060	**	232,945
TOWD PT MTG TR 2020-2 ASSET BACKED NT CLA1A VAR RT 04-25-2060	**	269,702
TOYO ENG CORP NPV	**	53,668
TOYO SUISAN KAISHA NPV	**	1,020,425
TOYOTA AUTO 2.35% DUE 01-15-2025	**	1,815,378
TOYOTA AUTO RECEIVABLES 2021-C ASSET BACKED NT CL A-2 .2% 05-15-2024	**	1,349,575
TOYOTA AUTO RECEIVABLES 2021-D OWNER TR SR 21- D CL A-3 .71% 04-15-2026	**	1,884,200
TOYOTA AUTO RECEIVABLES 2022-B OWNER TR ASSET BACKED NT CL A-3 2.93% 09-15-2026	**	6,324,500
TOYOTA AUTO RECEIVABLES OWNER TR SER 19-C CL A4 1.88% DUE 11-15-2024	**	1,262,421
TOYOTA MOTOR CREDIT CORP 5.45% 11-10-2027	**	409,661
TOYOTA MTR CORP .681% DUE 03-25-2024	**	1,724,099
TOYOTA MTR CORP 1.339% DUE 03-25-2026 BEO	**	2,128,367
TOYOTA MTR CORP 3.419% DUE 07-20-2023	**	4,107,146
TOYOTA MTR CR CORP 2.625 DUE 01-10-2023	**	944,629
TOYOTA MTR CR CORP MEDIUM TERM NTS BOOK .5% DUE 08-14-2023	**	1,714,332
TOYOTA MTR CR CORP VAR RT 5.3% DUE 07-25-2023	**	4,849,874
TPG SPECIALTY FIXED 3.875% DUE 11-01-2024	**	1,487,482
TPR CO LTD NPV	**	61,950
TRACTOR SUPPLY CO 1.75% DUE 11-01-2030	**	500,320
TRADEWEB MKTS INC CL A CL A	**	1,141,729
TRANE TECHNOLOGIES PLC COM USD1	**	18,187,338

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TRANSALTA CORP MTN COM NPV	**	243,996
TRANSCANADA PIPELINES LIMITED 1.0% 10-12-2024	**	869,277
TRANSCONTINENTAL CLASS'A'SUB-VTG NPV	**	610,095
TRANSMEDICS GROUP INC COM	**	664,354
TRANSURBAN FIN CO 2.45% DUE 03-16-2031	**	138,100
TRAVEL + LEISURE CO COM USD0.01	**	4,188,985
TRAVELERS COS INC COM STK	**	14,373,358
TRCNTNTL GAS PIPE 3.25% DUE 05-15-2030	**	1,675,491
TRCNTNTL GAS PIPE 7.85% DUE 02-01-2026	**	1,912,205
TREACE MED CONCEPTS INC COM	**	497,825
TREASURE FACTORY C NPV	**	114,748
TREASURY NOTE 1.625% DUE 10-31-2023 REG	**	43,883,789
TRELLEBORG AB SER'B'NPV	**	624,331
TRICAN WELL SERVIC COM NPV	**	352,778
TRINET GROUP INC COM USD0.000025	**	1,812,497
TRINITY HLTH CORP 3.434% DUE 12-01-2048	**	175,434
TRINSEO PLC COM USD0.01	**	381,732
TRIPADVISOR INC COM USD0.001	**	669,845
TRIPUTRA AGRO PERS IDR100	**	66,447
TRITAX BIG BOX REIT PLC ORD	**	486,498
TRITON CONTAINER INTL LTD / TAL 3.25% 03-15-2032	**	382,482
TRIUMPH FINANCIAL INC COM USD0.01	**	1,726,186
TRIVENI TURBINE LTD	**	109,240
TRUEBLUE INC COM STK	**	180,156
TRUECAR INC COM	**	112,448
TRUIST BK GLOBAL FIXED 1.25% DUE 03-09-2023	**	3,440,070
TRUIST BK GLOBAL VAR RT 4.549871% DUE 01-17-2024	**	7,015,369
TRUIST FINL CORP COM	**	17,797,337
TRUIST FINL CORP SR MED TERM NTS BOOK EN4.123% 06-06-2028	**	3,297,765
TRUSTEES OF 2.612% DUE 07-01-2026	**	930,877
TRUSTEES OF 3.627% DUE 07-01-2046	**	1,587,016
TRUWORTHS INTERNAT ZAR0.00015	**	77,307
TSANN KUEN COMSTK	**	41,920
TSMC ARIZ CORP 2.5% DUE 10-25-2031	**	660,970
TSMC ARIZ CORP 2.5% DUE 10-25-2031	**	2,082,055
TSMC ARIZONA CORP 1.75% 10-25-2026	**	2,072,509
TSURUHA HOLDINGS NPV	**	858,085
TSY INFL IX N/B 0.375% 07-15-2027	**	356,275
TSY INFL IX N/B TII 0 1/8 01/15/32 01-15-2032	**	3,016,450
TTFB COMPANY LTD SHS	**	66,698
TTY BIOPHARM COMPA TWD10	**	488,425
TUBE INVESTMENTS O INR1	**	189,722
TULARE CNTY CALIF PENSION OBLIG 4.009% 06-01-2028 BEO TAXABLE	**	939,523
TULARE CNTY CALIF PENSION OBLIG 4.109% 06-01-2029 BEO TAXABLE	**	2,128,105
TUNG THIH ELECT CO TWD10	**	70,798
TURVO INTERNATIONA SHS	**	6,572
TVS MOTOR CO INR1	**	65,940
TWILIO INC CL A CL A	**	332,243

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TXT E-SOLUTIONS SP EUR0.50	**	41,631
TYSON FOODS INC 4.875% DUE 08-15-2034	**	92,126
TYSON FOODS INC CL A COM (DELAWARE)	**	3,334,359
U S AUTO FDG TR .79% DUE 07-15-2024	**	68,265
U S BANCORP MEDIUM FIXED 1.45% 05-12-2025	**	1,985,618
U S BANCORP MEDIUM FIXED 3.375% DUE 02-05-2024	**	9,922,488
U S BANCORP MEDIUM FIXED 3.6% DUE 09-11-2024	**	391,814
U S BANCORP MEDIUM TERM NTS- BOOK TRANCHE # TR 00195 2.215% 01-27-2028	**	3,412,848
U.S AWYS 2011-1 7.125% DUE 04-22-2025	**	64,434
U.S. CELLULAR CORP COM	**	400,654
UBER TECHNOLOGIES INC COM USD0.00001	**	18,096,153
U-BLOX HOLDING AG CHF13.50 (REGD)	**	135,904
UBRIGHT OPTRONICS TWD10	**	34,514
UBS AG 5.125% 15/05/2024	**	593,486
UBS AG 5.125% 15/05/2024	**	989,143
UBS BARCLAYS COML FLTG RT 3.8751% DUE 04-10-2046	**	736,300
UBS COML MTG TR SER 2018-C10 CL A-2 3.5592% 05-15-2051 REG	**	1,199,204
UBS GROUP AG 1.008% DUE 07-30-2024	**	777,999
UBS GROUP AG 1.008% DUE 07-30-2024	**	1,469,445
UBS GROUP AG 4.703% DUE 08-05-2027	**	464,475
UBS GROUP AG 4.703% DUE 08-05-2027	**	2,535,261
UBS GROUP AG CHF0.10 (REGD)	**	8,829,724
UBS GROUP AG FLTG RT 1.364% DUE 01-30-2027	**	473,422
UBS GROUP AG NT 144A 2.095% 02-11-2032	**	590,365
UBS GROUP FDG 4.125% DUE 04-15-2026	**	7,874,442
UDR INC CORP 3.2% 01-15-2030	**	1,652,884
UDR INC FIXED 1.9% DUE 03-15-2033	**	78,630
UDR INC MEDIUM TERM NTS BOOK ENTRY 2.1% 08-01-2032	**	294,979
UJJIVAN SMALL FIN INR10	**	97,876
UJU ELECTRONICS CO KRW500	**	27,553
UK(GOVERNMENT OF) 1.25% I/L 22/11/2027	**	1,402,696
UK(GOVT OF) 0.125% I/L SNR 22/03/24 GBP	**	2,876,661
UK(GOVT OF) 1.25% SNR 31/07/51 GBP1000	**	260,452
UK(GOVT OF) 1.75% SNR 22/01/49 GBP1000	**	231,318
ULTA BEAUTY INC COM STK USD0.01	**	1,335,911
ULTRAGENYX PHARMACEUTICAL INC COM	**	1,947,018
UMPQUA HLDGS CORP COM	**	5,088,357
UMS HLDGS LTD NPV	**	865,644
UNDER ARMOR INC CL A	**	1,006,409
UNDER ARMOUR INC CL C COM	**	28,526
UNICREDIT SPA 7.5%-FR PERP EUR200000'REGS	**	208,116
UNICREDIT SPA 7.83% DUE 12-04-2023	**	3,215,002
UNICREDIT SPA RCPT CL X 144A 1.982% 06-03-2027	**	213,842
UNIFI INC COM	**	34,621
UNILEVER CAP CORP FIXED 3.375% DUE 03-22-2025	**	291,719
UNION ELEC CO 4.0% DUE 04-01-2048	**	283,066
UNION PAC CORP 2.891% DUE 04-06-2036	**	383,343
UNION PAC CORP 3.2% DUE 05-20-2041	**	511,903

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNION PAC CORP 3.75% 07-15-2025	**	9,725
UNION PAC CORP COM	**	14,394,057
UNIPAR CARBOCLORO COM NPV	**	32,400
UNIPAR CARBOCLORO PRF 'B' NPV	**	147,152
UNIPOL GRUPPO SPA NPV	**	825,486
UNI-PRESIDENT ENTERPRISES CORP TWD10 1216	**	697,734
UNI-SELECT INC COM NPV	**	31,617
UNISYS CORP COM NEW	**	109,528
UNITE GROUP ORD GBP0.25	**	55,827
UNITED AIR 2019-1 AA PTT 4.15% 08-25-2031	**	143,907
UNITED AIRLINES 2019-1A 2.7% 11-01-2033	**	411,280
UNITED AIRLINES HOLDINGS INC COM USD0.01	**	330,591
UNITED AIRLS INC 2018-1B PASS THRU TR 4.6% 09-01-2027	**	131,258
UNITED ARROWS LTD NPV	**	435,121
UNITED CMNTY BK BLAIRSVILLE GA COM	**	1,190,436
UNITED INTERNET AG NPV(REGD)	**	233,054
UNITED LABORATORIE HKD0.01	**	784,758
UNITED MEXICAN STS 3.75% 01-11-2028	**	585,895
UNITED MEXICAN STS 4.75% DUE 04-27-2032 REG	**	1,867,935
UNITED MEXICAN STS BDS 2.659% DUE 05-24-2031/11-24-2020 REG	**	247,009
UNITED MEXICAN STS GLOBAL NT 3.25% DUE 04-16-2030 REG	**	609,747
UNITED MEXICAN STS MEDIUM TERM BOOK 4.125% 01-21-2026	**	243,587
UNITED PARCEL SVC INC CL B	**	3,102,522
UNITED RENTALS INC COM	**	195,836
UNITED STATES OF AMER 3.0% TNOTE DUE 07-31-2029	**	2,039,761
UNITED STATES OF AMER BDS INDX LNKD 0.875% 02-15-2047	**	172,017
UNITED STATES OF AMER TREAS BD 2.375% 5-15-2027	**	4,668,750
UNITED STATES OF AMER TREAS BOND 3.125% 11-15-2028	**	41,289,750
UNITED STATES OF AMER TREAS BONDS 0.75 DEB TIPS 02-15-2042	**	397,408
UNITED STATES OF AMER TREAS BONDS 2.0% 08-15-2051	**	1,223,313
UNITED STATES OF AMER TREAS BONDS 2.0% 08-15-2051	**	6,996,025
UNITED STATES OF AMER TREAS BONDS 2.75 BDS DUE 08-15-2042 USD100'BONDS 08/42'	**	242,906
UNITED STATES OF AMER TREAS BONDS 3% DUE08-15-2052	**	15,550,219
UNITED STATES OF AMER TREAS BONDS 3% DUE08-15-2052	**	3,808,556
UNITED STATES OF AMER TREAS BONDS 3.375%DUE 08-15-2042 REG	**	33,294,219
UNITED STATES OF AMER TREAS BONDS DTD 05/15/2016 2.5% DUE 05-15-2046 REG	**	3,726,702
UNITED STATES OF AMER TREAS NOTES .125% 08-31-2023	**	3,922,860
UNITED STATES OF AMER TREAS NOTES .375% DUE 09-15-2024 REG	**	19,210,305
UNITED STATES OF AMER TREAS NOTES .875% DUE 01-31-2024 BEO	**	117,139,487
UNITED STATES OF AMER TREAS NOTES 0.375% 11-30-2025	**	5,739,204
UNITED STATES OF AMER TREAS NOTES 0.375%31/01/2026 .375% DUE 01-31-2026 BEO	**	34,256,388
UNITED STATES OF AMER TREAS NOTES 1.125% 01-15-2025	**	31,087,391
UNITED STATES OF AMER TREAS NOTES 1.125%NTS 08-31-2028 USD	**	24,190,727
UNITED STATES OF AMER TREAS NOTES 2.125%DUE 05-15-2025 REG	**	2,158,717
UNITED STATES OF AMER TREAS NOTES 2.75% DUE 05-15-2025 REG	**	114,680,600
UNITED STATES OF AMER TREAS NOTES 2.75% DUE 05-31-2029 REG	**	32,592
UNITED STATES OF AMER TREAS NOTES 2.75% DUE 05-31-2029 REG	**	1,294,383
UNITED STATES OF AMER TREAS NOTES 4.0% DUE 12-15-2025 REG	**	251,329,981

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES OF AMER TREAS NOTES 4.25% DUE 12-31-2024 REG	**	156,982,738
UNITED STATES OF AMER TREAS NOTES 4.375%10-31-2024	**	2,992,852
UNITED STATES OF AMER TREAS NOTES 4.375%10-31-2024	**	116,022,879
UNITED STATES OF AMER TREAS NOTES DTD 03/31/2021 .75% 03-31-2026	**	27,247,843
UNITED STATES OF AMER TREAS NOTES NTS 0.125% INFL INDEX 07-15-2026	**	820,766
UNITED STATES OF AMER TREAS NOTES WIT 1 1/8 11/30/26 1.25% DUE 11-30-2026 BEO	**	197,682
UNITED STATES OF AMER TREAS NOTES1.25% DUE 07-31-2023	**	176,456
UNITED STATES TREAS 2.25% DUE 02-15-2027 REG	**	35,413
UNITED STATES TREAS 2.375% DUE 02-15-2042 REG	**	4,613,906
UNITED STATES TREAS BDS 1.375% 11-15-2040	**	16,441,480
UNITED STATES TREAS BDS 1.375% 11-15-2040	**	12,881,343
UNITED STATES TREAS BDS 2.25% DUE 08-15-2027	**	51,607,356
UNITED STATES TREAS BDS 2.25% DUE 08-15-2046	**	3,568,359
UNITED STATES TREAS BDS 2.875% DUE 11-15-2046	**	323,125
UNITED STATES TREAS BDS 0 DEB 15/02/2040USD1000 4.625 DUE 02-15-2040REG	**	2,703,027
UNITED STATES TREAS BDS 00245 2.875% DUE 08-15-2045 REG	**	973,641
UNITED STATES TREAS BDS 1.25% DUE 05-15-2050	**	2,719,336
UNITED STATES TREAS BDS 1.25% DUE 05-15-2050	**	9,490,482
UNITED STATES TREAS BDS 1.375 02-15-2044 REG	**	94,989
UNITED STATES TREAS BDS 1.875% DUE 02-15-2051 REG	**	2,567,344
UNITED STATES TREAS BDS 1.875% DUE 02-15-2051 REG	**	10,622,385
UNITED STATES TREAS BDS 1.875% 11-15-2051	**	1,279,531
UNITED STATES TREAS BDS 1.875% 11-15-2051	**	5,924,230
UNITED STATES TREAS BDS 1.875% DUE 02-15-2041 REG	**	14,666,234
UNITED STATES TREAS BDS 1.875% DUE 02-15-2041 REG	**	7,283,280
UNITED STATES TREAS BDS 15/05/2042 3.25%DUE 05-15-2042 REG	**	14,475,563
UNITED STATES TREAS BDS 2% 11-15-2041	**	1,222,738
UNITED STATES TREAS BDS 2% 11-15-2041	**	81,488,314
UNITED STATES TREAS BDS 2.0% 02-15-2052	**	1,018,172
UNITED STATES TREAS BDS 2.0% 02-15-2052	**	4,543,855
UNITED STATES TREAS BDS 2.25% 05-15-2041 REG	**	227,133
UNITED STATES TREAS BDS 2.25% 05-15-2041 REG	**	67,863,499
UNITED STATES TREAS BDS 2.25% 08-15-2049	**	354,746
UNITED STATES TREAS BDS 2.25% DUE 05-15-2051 REG	**	456,258
UNITED STATES TREAS BDS 2.25% DUE 05-15-2051 REG	**	1,100,813
UNITED STATES TREAS BDS 2.875 DUE DUE 05-15-2043	**	4,356,766
UNITED STATES TREAS BDS 2.875% DUE 05-15-2052 REG	**	323,500
UNITED STATES TREAS BDS 3.0% DUE 02-15-2048	**	1,653,203
UNITED STATES TREAS BDS 3.0% DUE 02-15-2048	**	17,358,633
UNITED STATES TREAS BDS 3.375 05-15-2044REG	**	6,038,453
UNITED STATES TREAS BDS 3.625 DUE 02-15-2044 TBOND	**	1,847,188
UNITED STATES TREAS BDS 3.625 DUE 08-15-2043	**	490,561
UNITED STATES TREAS BDS 4.25% 05-15-2039	**	4,870,008
UNITED STATES TREAS BDS 4.375% DUE 11-15-2039	**	1,049,102
UNITED STATES TREAS BDS BDS 3% DUE 05-15-2042 REG	**	169,320
UNITED STATES TREAS BDS DTD 3.125% 05-15-2048	**	1,271,309
UNITED STATES TREAS BDS DTD 00209 3.5% DUE 02-15-2039 REG	**	661,555
UNITED STATES TREAS BDS DTD 00218 3.875%DUE 08-15-2040 REG	**	4,908,398

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES TREAS BDS DTD 00271 1.125%DUE 08-15-2040	**	1,877,344
UNITED STATES TREAS BDS DTD 00271 1.125%DUE 08-15-2040	**	22,953,656
UNITED STATES TREAS BDS DTD 02/15/2001 5.375 15 FEB 2031	**	14,748
UNITED STATES TREAS BDS DTD 08/15/2020 1.375% 08-15-2050	**	1,426,071
UNITED STATES TREAS BDS DTD 11/15/2012 2.75% DUE 11-15-2042 REG	**	4,681,914
UNITED STATES TREAS BDS DTD 11/15/2020 1.625% 11-15-2050	**	661,160
UNITED STATES TREAS BDS DTD 11/15/2020 1.625% 11-15-2050	**	6,004,536
UNITED STATES TREAS BDS DTD 11/15/2022 4% 11-15-2052	**	1,818,563
UNITED STATES TREAS BDS DTD 11/15/2022 4% 11-15-2052	**	5,708,266
UNITED STATES TREAS BDS DTD 11/15/2022 4.25% 11-15-2042	**	3,961,584
UNITED STATES TREAS BDS DTD 2.75% 08-15-2047	**	12,982,149
UNITED STATES TREAS BDS DTD 2.75% 11-15-2047	**	2,360,156
UNITED STATES TREAS BDS TBOND FIXED 3% 02-15-2049	**	37,462,949
UNITED STATES TREAS BDS TREASURY BOND 2.375% DUE 11-15-2049 REG	**	1,240,004
UNITED STATES TREAS BDS WIT 1 7/8 08/15/41 1.75% DUE 08-15-2041 REG	**	2,412,949
UNITED STATES TREAS BDS WIT 1 7/8 08/15/41 1.75% DUE 08-15-2041 REG	**	68,658,746
UNITED STATES TREAS BILLS 0% 02-02-2023 REG	**	5,043,946
UNITED STATES TREAS BILLS 0% 10-05-2023 REG	**	24,155,330
UNITED STATES TREAS BILLS 02-23-2023 UNITED STATES TREAS BILLS	**	17,653,117
UNITED STATES TREAS BILLS 02-28-2023 UNITED STATES TREAS BILLS	**	10,181,648
UNITED STATES TREAS BILLS 05-11-2023	**	13,547,689
UNITED STATES TREAS BILLS 05-25-2023 0% T-BILL 25/05/2023 USD	**	10,981,048
UNITED STATES TREAS BILLS TBILL 03-28-2023	**	14,813,130
UNITED STATES TREAS BILLS TBILL 11-30-2023	**	25,513,905
UNITED STATES TREAS INFL NTS 0.375% DTD 07/15/2015 07-15-2025	**	845,408
UNITED STATES TREAS INFL INDEX NTS 0.500005% 01-15-2028	**	5,231,336
UNITED STATES TREAS NTS 1.25% DUE 12-31-2026	**	24,463,553
UNITED STATES TREAS NTS .125% DUE 07-15-2030	**	2,083,692
UNITED STATES TREAS NTS .375% DUE 04-30-2025 REG	**	849,424
UNITED STATES TREAS NTS .625% 11-15-2024	**	31,804,177
UNITED STATES TREAS NTS .625% DUE 07-15-2032 REG	**	7,617,392
UNITED STATES TREAS NTS .875% 12-15-2024	**	5,825,176
UNITED STATES TREAS NTS 0.125% 15/08/2023 .125% DUE 08-15-2023 REG	**	6,120,658
UNITED STATES TREAS NTS 1.5% DUE 02-15-2025 REG	**	3,739,399
UNITED STATES TREAS NTS 1.5% DUE 11-30-2028 BEO	**	23,920,539
UNITED STATES TREAS NTS 1.625% DUE 06-30-2024 REG	**	479,316
UNITED STATES TREAS NTS 2.25% DUE 03-31-2024 BEO	**	17,935,706
UNITED STATES TREAS NTS 2.375% DUE 01-31-2023	**	99,866
UNITED STATES TREAS NTS 2.5% 05-31-2024	**	2,605,918
UNITED STATES TREAS NTS 2.625% 04-15-2025	**	68,377,059
UNITED STATES TREAS NTS 2.625% DUE 02-15-2029 REG	**	569,644
UNITED STATES TREAS NTS 2.75% 04-30-2025	**	11,654,205
UNITED STATES TREAS NTS 2.75% 08-15-2032	**	4,724,895
UNITED STATES TREAS NTS 2.875% DUE 05-15-2028	**	846,657
UNITED STATES TREAS NTS 2.875% DUE 05-15-2028	**	33,233,834
UNITED STATES TREAS NTS 3.125% DUE 08-31-2029 REG	**	104,676
UNITED STATES TREAS NTS 3.125% DUE 08-31-2029 REG	**	628,057

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES TREAS NTS 3.625% 12-31-2029	**	6,605,408
UNITED STATES TREAS NTS 4.5% DUE 11-15-2025 REG	**	2,013,750
UNITED STATES TREAS NTS 4.5% DUE 11-15-2025 REG	**	50,570,297
UNITED STATES TREAS NTS DTD 01/03/2023 3.875% DUE 12-31-2027 REG	**	12,753,577
UNITED STATES TREAS NTS DTD 02/28/2022 1.5% 02-29-2024	**	21,213,672
UNITED STATES TREAS NTS DTD 06/15/2022 2.875% DUE 06-15-2025	**	39,585,346
UNITED STATES TREAS NTS DTD 06/30/2021 1.25% 06-30-2028	**	5,024,930
UNITED STATES TREAS NTS DTD 07/15/2022 3.0% DUE 07-15-2025	**	28,905,598
UNITED STATES TREAS NTS DTD 09/15/2022 3.5% 09-15-2025	**	125,103,140
UNITED STATES TREAS NTS DTD 09/30/2018 3.0% DUE 09-30-2025	**	5,132,173
UNITED STATES TREAS NTS DTD 10/31/2022 4% 10-31-2029	**	11,029,219
UNITED STATES TREAS NTS DTD 10/31/2022 4% 10-31-2029	**	14,668,861
UNITED STATES TREAS NTS DTD 11/30/2022 3.875% 11-30-2027	**	9,961,719
UNITED STATES TREAS NTS DTD 11/30/2022 3.875% 11-30-2027	**	3,407,207
UNITED STATES TREAS NTS DTD 3.875% 11-30-2029	**	64,750,074
UNITED STATES TREAS NTS DTD 4.25% 09-30-2024	**	129,987,813
UNITED STATES TREAS NTS FIXED .125% DUE 05-15-2023	**	39,341
UNITED STATES TREAS NTS FIXED 3.125% DUE08-15-2025	**	225,532,363
UNITED STATES TREAS NTS FIXED 3.25% DUE 08-31-2024	**	4,897,852
UNITED STATES TREAS NTS FIXED 3.25% DUE 08-31-2024	**	2,243,216
UNITED STATES TREAS NTS T NOTE 2.125% 05-31-2026	**	7,494,375
UNITED STATES TREAS NTS T NTS .125% DUE 06-30-2023 REG	**	87,220,875
UNITED STATES TREAS NTS WI TREASURY SEC..25% 09-30-2023	**	53,891,914
UNITED STATES TREAS NTS WIT 0 3/4 04/30/26 .75% DUE 04-30-2026 BEO	**	13,062,525
UNITED STATES TREAS SEC STRIPPED INT PMT00019 02-15-2039 (UNDDATE) REG	**	1,265,061
UNITED STATES TREAS SEC STRIPPED INT PMT00091 11-15-2038 (UNDDATE) REG	**	797,905
UNITED STATES TREAS SEC STRIPPED INT PMT00122 02-15-2040 (UNDDATE) REG	**	1,063,497
UNITED STATES TREAS SEC STRIPPED INT PMT00521 05-15-2029 (UNDDATE) REG	**	556,068
UNITED STATES TREAS SEC STRIPPED INT PMT00765 02-15-2038 (UNDDATE) REG	**	745,515
UNITED STATES TREAS SEC STRIPPED INT PMT00835 08-15-2032 (UNDDATE) BEO	**	1,698,622
UNITED STATES TREAS SEC STRIPPED INT PMT00839 08-15-2034 (UNDDATE) REG	**	1,558,267
UNITED STATES TREAS SEC STRIPPED INT PMT00882 05-15-2031	**	1,114,429
UNITED STATES TREAS SEC STRIPPED INT PMT00888 05-15-2034 (UNDDATE) REG	**	1,057,013
UNITED STATES TREAS SEC STRIPPED INT PMT316 05-15-2027 (UNDDATE) REG	**	644,832
UNITED STATES TREAS SEC STRIPPED INT PMTINT PMT 02-15-2045 (UNDDATE) REG	**	206,632
UNITED STATES TREAS SEC STRIPPED INT PMTINT PMT 05-15-2041	**	318,195
UNITED STATES TREAS SEC STRIPPED INT PMTINT PMT 08-15-2041 (UNDDATE) REG	**	1,959,529
UNITED STATES TREAS SEC STRIPPED INT PMTNT 194 08-15-2040 (UNDDATE) REG	**	2,120,647
UNITED STATES TREAS TNOTE 2.0% 06-30-2024	**	126,252,803
UNITED STATES TREASURY 2.25% 11-15-2027	**	2,769,258
UNITED STATES TREASURY NTS USD 'BE-2024' 3.0% DUE 07-31-2024	**	8,781,680
UNITED STS STL CORP NEW COM	**	292,684
UNITED STS TREAS NTS 0.125% 07-15-2031	**	688,459
UNITED STS TREAS NTS .125% DUE 09-15-2023 REG	**	27,276,700
UNITED STS TREAS NTS .25% DUE 05-15-2024REG	**	137,888,132
UNITED STS TREAS NTS .25% DUE 07-15-2024REG	**	14,132,198
UNITED STS TREAS NTS .25% DUE 08-31-2025 REG	**	11,071,441
UNITED STS TREAS NTS .5% DUE 02-28-2026 REG	**	4,928,904

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STS TREAS NTS .5% DUE 02-28-2026 REG	**	508,502
UNITED STS TREAS NTS .875% 06-30-2026	**	3,043,930
UNITED STS TREAS NTS .875% 06-30-2026	**	26,231,512
UNITED STS TREAS NTS 0.25% 11-15-2023	**	33,173,906
UNITED STS TREAS NTS 1.25% 03-31-2028	**	4,828,915
UNITED STS TREAS NTS 1.25% 03-31-2028	**	4,180,125
UNITED STS TREAS NTS DTD .875% 11-15-2030	**	801,797
UNITED STS TREAS NTS UNITED STS TREAS NTS .125% 10-15-2023	**	24,600,527
UNITED TECHNOLOGIES CORP 3.95% 08-16-2025	**	469,485
UNITED TECHNOLOGIES CORP 4.125% 11-16-2028	**	134,267
UNITED THERAPEUTICS CORP DEL COM STK	**	4,171,906
UNITED WIRE FACTOR COM STK	**	79,063
UNITEDHEALTH GROUP 1.25% DUE 01-15-2026	**	299,462
UNITEDHEALTH GROUP 2.375% DUE 08-15-2024	**	941,814
UNITEDHEALTH GROUP 3.75% DUE 07-15-2025	**	430,460
UNITEDHEALTH GROUP 3.875% DUE 08-15-2059	**	125,929
UNITEDHEALTH GROUP 5.875% DUE 02-15-2053	**	492,306
UNITEDHEALTH GROUP FIXED 2.95% DUE 10-15-2027	**	1,059,854
UNITEDHEALTH GROUP FIXED 3.875% DUE 12-15-2028	**	305,784
UNITEDHEALTH GROUP FIXED 4.25% DUE 06-15-2048	**	104,380
UNITEDHEALTH GROUP INC 2.0% 05-15-2030	**	124,003
UNITEDHEALTH GROUP INC 2.3% DUE 05-15-2031 BEO	**	125,265
UNITEDHEALTH GROUP INC 3.05% DUE 05-15-2041 BEO	**	309,980
UNITEDHEALTH GROUP INC 3.375% DUE 04-15-2027 REG	**	1,134,318
UNITEDHEALTH GROUP INC 4.0% 05-15-2029	**	1,844,019
UNITEDHEALTH GROUP INC 4.45% DUE 12-15-2048 REG	**	26,796
UNITEDHEALTH GROUP INC COM	**	76,051,140
UNITY SOFTWARE INC COM	**	3,770,735
UNIV CALIF REGTS MED CTR POOLED REV 4.132% DUE 05-15-2032 REG	**	1,718,734
UNIVANICH PALM OIL THB0.5(ALIEN MKT)	**	27,120
UNIVERSAL ELECTRS INC COM	**	17,813
UNIVERSAL INS HLDGS INC COM	**	87,240
UNIVERSAL VISION B TWD10	**	82,551
UNIVERSITY CALIF REVS 4.858% 05-15-2112 BEO TAXABLE	**	505,782
UNIVERSITY CALIF REVS 4.858% 05-15-2112 BEO TAXABLE	**	6,796,018
UNIVERSITY MICH UNIV REVS TAXABLE-GEN-SER A 4.454% 04-01-2122	**	5,675,130
UNIVERSITY PA TRUSTEES 3.61% DUE 02-15-2119 REG	**	2,003,498
UNIVERSITY VA UNIV REVS 3.227% 09-01-2119 BEO TAXABLE	**	3,566,366
UNUM GROUP	**	373,660
UNVL TECH INST INC COM	**	309
US AIRWAYS GROUP INC 5.9 DUE 10-01-2024	**	1,836,195
US BANCORP	**	18,420,820
US BANCORP 4.548% 07-22-2028	**	2,455,873
US TREAS BDS INDEX LINKED 2.5 DUE 01-15-2029 REG	**	478,053
US TREAS INFL INDEXED BONDS 3.375 DUE 04-15-2032 AR12 DUE 04-15-32 REG	**	115,408
US TREAS SEC 0 DUE 11-15-2041	**	341,955
US TREAS SEC 4.5 DUE 08-15-2039 REG	**	1,706,813
US TREAS SEC STRIPPED INT PMT 0 STRIP 15/11/2028 USD1000 11-15-2028 REG	**	1,577,823

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
US TREAS SEC STRIPPED INT PMT GENERIC TINT PMT 08-15-2028 REG	**	3,985,053
US TREAS SEC STRIPPED INT PMT NT 200 0 11-15-2040 REG	**	386,188
US TREASURY 1.75% DUE 03-15-2025 REG	**	37,948,877
US TREASURY DTD 02/15/2010 02-15-2040	**	43,788
US TREASURY N/B 2.25% 11-15-2024	**	48,047
US TREASURY N/B 2.25% 11-15-2024	**	2,109,258
US TREASURY N/B 4.25% 10-15-2025	**	13,046,019
US TREASURY N/B .125% DUE 05-31-2023 REG	**	129,853,774
US TREASURY N/B 2% DUE 02-15-2050 REG	**	1,333,594
US TREASURY N/B 3.125% DUE 08-31-2027 REG	**	105,970
US TREASURY N/B USA TREAS NTS 2.75% DUE 07-31-2023 REG	**	405,548
US TSY INFL IX TREAS BD 0.625 01-15-2024	**	21,289,165
USANA HEALTH SCIENCES INC CDT-SHS	**	244,348
USD INTEREST BEARING DEPOSIT	**	40,627,850
USEN-NEXT HOLDINGS CO LTD	**	403,661
UT GROUP CO LTD NPV	**	109,621
UTAH ST 3.539% 07-01-2025 BEO TAXABLE	**	4,968,287
UTD AIRLS INC 3.5% DUE 09-01-2031	**	143,449
UTD AIRLS INC 3.7% DUE 09-01-2031	**	472,692
UTD AIRLS PASS 3.1% DUE 01-07-2030	**	332,298
UTD AIRLS PASS 3.1% DUE 01-07-2030	**	2,881,028
UTD CONTL HLDGS FIXED 4.15% DUE 04-11-2024	**	1,948,721
UTD INTEGRATION SE TWD10	**	196,483
UTD STATES TREAS 2.75% DUE 07-31-2027	**	142,143
UTD STATES TREAS 2.75% DUE 07-31-2027	**	16,763,348
UTD STATES TREAS ZERO CPN 0% DUE 02-15-2044	**	119,905
UTD STATES TREAS ZERO CPN 0% DUE 05-15-2039	**	2,059,132
UTD STATES TREAS ZERO CPN 0% DUE 05-15-2044	**	363,149
UTD STATES TREAS ZERO CPN 0% DUE 08-15-2030	**	2,787,163
UTD STATES TREAS ZERO CPN 0% DUE 08-15-2042	**	190,495
UTD STATES TREAS ZERO CPN 0% DUE 11-15-2043	**	1,647,145
UTD STATES TREAS ZERO CPN 0% DUE 11-15-2043	**	1,832,449
UTD TECHNOLOGIES 3.125% DUE 05-04-2027	**	6,248,610
UTD TECHNOLOGIES FIXED 3.65% 08-16-2023	**	4,576,932
UTD TECHNOLOGIES FIXED 3.65% 08-16-2023	**	426,367
UTD TRACTORS IDR250	**	2,483,301
UWM MTG TR 2.5% DUE 12-25-2051	**	1,475,717
UWM MTG TR FLTG RT 3% DUE 01-25-2052	**	1,558,111
UWM MTG TR FLTG RT 4.87768% DUE 11-25-2051	**	2,254,619
V TECHNOLOGY NPV	**	101,144
VA ELEC & PWR CO 4.45 02-15-2044	**	100,936
VA ELEC & PWR CO 3.15% DUE 01-15-2026	**	3,808,510
VA ELEC & PWR CO 3.8% DUE 04-01-2028	**	155,765
VA TECH WABAG LTD	**	152,217
VAIL RESORTS INC COM	**	1,739,955
VAL NATL BANCORP COM	**	2,067,400
VALARIS LTD COM USD0.40	**	365,216
VALE OVERSEAS LTD 6.25% DUE 08-10-2026	**	1,707,160

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
VALE OVERSEAS LTD 6.875% DUE 11-21-2036	**	3,916,584
VALERO ENERGY CORP COM STK NEW	**	896,266
VALERO ENERGY CORP NEW 2.8% 12-01-2031	**	3,173,238
VALHI INC NEW COM NEW COM NEW	**	39,776
VALOR HOLDINGS NPV	**	44,188
VALUE ADDED TECHNO KRW500	**	109,139
VALUECOMMERCE CO.L NPV	**	182,850
VALVOLINE INC COM	**	402,836
VANDA PHARMACEUTICALS INC COM	**	147,002
VAR ENERGI ASA 5% 05-18-2027	**	6,034,509
VAR SWP CHASUS33 04/10/2026 USD P 25.15/R GOLDLNPM SWU0JI123	**	30,860
VAR SWP CHASUS33 09/19/2024 USD P 39.25/R SLVRLND SWU0KJ988	**	7,109
VAREX IMAGING CORP COM	**	3,603,270
VARONIS SYS INC COM	**	1,506,975
VARUN BEVERAGES INR10	**	465,810
VAXCYTE INC COM	**	483,624
VECTOR GROUP LTD COM STK	**	407,355
VECTOR INC COM STK	**	34,478
VEEVA SYS INC CL A COM CL A COM	**	12,251,485
VELO3D INC COM USD0.0001	**	254,463
VELODYNE LIDAR INC COM	**	16,178
VENTAS INC REIT	**	196,148
VENTAS RLTY LTD PARTNERSHIP 3.0% 01-15-2030 REG	**	1,351,566
VENTAS RLTY LTD PARTNERSHIP 3.75 DUE 05-01-2024	**	288,451
VENTIA SERVICES NPV	**	177,163
VENTURE 32 CLO LTD SR 18-32A CL A-2A FLTG RATE 144A 07-18-2031	**	487,103
VENTURE 33 CLO LTD / VENTURE 33 CLO 0% 07-15-2031	**	488,516
VENTYX BIOSCIENCES INC COM	**	413,744
VERA BRADLEY INC COM STK	**	11,542
VERACYTE INC COM	**	475,620
VERADIGM INC COM USD0.01	**	1,012,289
VERALLIA EUR3.38	**	2,457,549
VERINT SYS INC COM	**	1,100,917
VERITIV CORP COM	**	174,897
VERIZON .85% DUE 11-20-2025	**	1,534,657
VERIZON 2.65% DUE 11-20-2040	**	288,809
VERIZON 2.65% DUE 11-20-2040	**	2,466,772
VERIZON 3% DUE 03-22-2027	**	260,457
VERIZON 3.85% DUE 11-01-2042	**	47,856
VERIZON 3.875% DUE 02-08-2029	**	3,469,645
VERIZON 4% DUE 03-22-2050	**	347,217
VERIZON 4.125% DUE 08-15-2046	**	383,725
VERIZON 4.862% DUE 08-21-2046	**	487,448
VERIZON COMMUNICATIONS 4.125% DUE 03-16-2027	**	1,999,441
VERIZON COMMUNICATIONS COM	**	9,813,240
VERIZON COMMUNICATIONS INC 1.68% 10-30-2030 USD	**	312,756
VERIZON COMMUNICATIONS INC 3.15% DUE 03-22-2030	**	1,485,877
VERIZON COMMUNICATIONS INC 4.329% 09-21-2028	**	481,639

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
VERIZON COMMUNICATIONS INC NT 2.355% 03-15-2032	**	7,205,416
VERIZON FIXED 2.1% DUE 03-22-2028	**	226,061
VERIZON FIXED 2.1% DUE 03-22-2028	**	6,973,116
VERIZON FIXED 2.55% DUE 03-21-2031	**	1,631,053
VERIZON FIXED 3.5% DUE 11-01-2024	**	1,783,324
VERIZON FIXED 4.016% DUE 12-03-2029	**	811,200
VERIZON FIXED 4.016% DUE 12-03-2029	**	6,871,731
VERTEX PHARMACEUTICALS INC COM	**	14,610,535
VERTIV HOLDINGS LLC COM USD0.0001	**	1,780,212
VERTU MOTORS PLC ORD GBP0.10	**	187,133
VERUS 4.474% DUE 04-25-2067	**	422,782
VERUS SECURITIZATION TR 2021-3 MTG BACKED NT CL A-3 144A 1.437% 06-25-2066	**	2,281,942
VIACOM INC NEW 5.85% DUE 09-01-2043	**	688,482
VIATRIS INC SR NT 2.3% 06-22-2027	**	64,144
VIATRIS INC SR NT 2.7% 06-22-2030	**	4,045,125
VIAVI SOLUTIONS INC COM NPV	**	1,308,579
VIBRA ENERGIA S.A. COM NPV	**	409,095
VICI PROPERTIES LP NEW ISSUE 3YR 4.375% 05-15-2025	**	7,040,285
VICOR CORP COM	**	138,998
VICTORIA GOLD CORP COM NPV(POST REV SPLIT)	**	317,672
VICTORIAS SECRET & CO COM	**	77,142
VICTORY CAP HLDGS INC DEL CL A CL A	**	291,615
VIKING TECH CORP TWD10	**	150,224
VIMEO INC COM	**	290,682
VIPER ENERGY PARTNERS LP COM UNIT REPSTGLTD PARTNER INT	**	948,773
VIRGINIA ELEC & PWR CO 3.75% 05-15-2027	**	1,780,660
VISA INC 1.9% DUE 04-15-2027 REG	**	730,664
VISA INC 3.15% DUE 12-14-2025	**	1,330,581
VISA INC 4.3% DUE 12-14-2045	**	339,718
VISA INC COM CL A STK	**	24,532,093
VISTEON CORP COM NEW COM NEW	**	2,060,834
VISTRA CORP COM USD0.01	**	4,115,239
VITESCO TECHNOLOGI NPV	**	451,781
VITROLIFE AB NPV	**	48,554
VIVA ENERGY GROUP NPV	**	1,396,541
VMWARE INC 1.4% 08-15-2026	**	218,212
VMWARE INC 1.4% 08-15-2026	**	8,603,664
VMWARE INC 3.9% 08-21-2027	**	8,038,322
VMWARE INC CL A COM CL A COM	**	449,302
VMWARE INC FIXED 1% DUE 08-15-2024	**	2,834,604
VMWARE INC SR NT 1.8% 08-15-2028	**	106,387
VODAFONE GROUP PLC 5% DUE 05-30-2038	**	416,127
VODAFONE QATAR QAR1	**	110,647
VOESTALPINE AG NPV	**	628,765
VOLKSWAGEN GROUP 1.625% DUE 11-24-2027	**	1,904,281
VOLKSWAGEN GROUP 4.35% DUE 06-08-2027	**	2,654,254
VOYA FINL INC COM	**	3,848,782
VST INDUSTRIES COM	**	107,187

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
VSTECS HOLDINGS LT HKD0.10	**	153,364
VT HOLDINGS CO LTD NPV	**	215,708
VULCAN MATERIALS CO COM	**	6,872,367
W & T OFFSHORE INC COM	**	235,928
W P CAREY INC 2.25% DUE 04-01-2033	**	631,917
W P CAREY INC 2.4% DUE 02-01-2031	**	71,941
W VA UNIV HLTH SYS 3.129% DUE 06-01-2050	**	267,479
WABASH NATL CORP COM	**	443,796
WACKER NEUSON SE(REGD)	**	369,285
WAJAX CORP COM	**	295,291
WALMART INC 1.5% DUE 09-22-2028 BEO	**	249,091
WALMART INC 1.8% DUE 09-22-2031 BEO	**	171,527
WALMART INC 2.375% DUE 09-24-2029	**	87,818
WALMART INC 3.95% DUE 09-09-2027 BEO	**	1,000,914
WALMART INC COM	**	2,882,732
WALSIN TECHNOLOGY TWD10	**	25,703
WALT DISNEY CO	**	100,433
WARABEYA NICHIYO HOLDINGS CO L	**	251,559
WARBY PARKER INC CL A COM CL A COM	**	581,648
WARNER BROS DISCOVERY INC	**	7,581,080
WARNER MUSIC GROUP CORP CL A CL A	**	819,468
WARRIOR MET COAL INC COM	**	262,779
WAVESTONE EUR0.025	**	201,799
WEC ENERGY GROUP 5.15% DUE 10-01-2027	**	219,651
WEC ENERGY GROUP INC 5.0% DUE 09-27-2025BEO	**	155,117
WEIQIAO TEXTILE CO 'H'CNY1	**	70,519
WELL SHIN TECHNOLO TWD10	**	122,399
WELLFLEET CLO 2017-1 LTD / SR SECD NT CLA-1-R-R FLTG 5.69771% 04-20-2029	**	3,149,401
WELLS FARGO & CO 2.164% 02-11-2026	**	10,883,635
WELLS FARGO & CO 2.393% 06-02-2028	**	1,007,684
WELLS FARGO & CO 2.406% 10-30-2025	**	8,160,458
WELLS FARGO & CO 2.879% DUE 10-30-2030	**	153,450
WELLS FARGO & CO 3% DUE 10-23-2026	**	231,348
WELLS FARGO & CO 3% DUE 10-23-2026	**	9,096,593
WELLS FARGO & CO 3.75% DUE 01-24-2024	**	3,719,779
WELLS FARGO & CO 4.1% DUE 06-03-2026	**	341,101
WELLS FARGO & CO 4.4% DUE 06-14-2046	**	96,466
WELLS FARGO & CO 4.478% 04-04-2031	**	610,996
WELLS FARGO & CO 4.48% DUE 01-16-2024	**	9,804,934
WELLS FARGO & CO 4.75% DUE 12-07-2046	**	109,554
WELLS FARGO & CO 4.9% DUE 11-17-2045	**	58,045
WELLS FARGO & CO 4.9% DUE 11-17-2045	**	320,547
WELLS FARGO & CO FIXED .805% DUE 05-19-2025	**	280,921
WELLS FARGO & CO FIXED .805% DUE 05-19-2025	**	1,020,679
WELLS FARGO & CO FIXED 2.572% 02-11-2031	**	2,773,664
WELLS FARGO & CO MEDIUM TERM 5.013% 04-04-2051	**	4,266,901
WELLS FARGO & CO MEDIUM TERM SR NTS 3.068% DUE 04-30-2041	**	428,477
WELLS FARGO & CO MEDIUM TERM SR NTS BOOK2.188% DUE 04-30-2026	**	4,470,552

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WELLS FARGO & CO MEDIUM TERM SR NTS BOOKENTRY 3.35% 03-02-2033	**	1,690,728
WELLS FARGO & CO MEDIUM TERM SR NTS BOOKENTRY 3.35% 03-02-2033	**	262,063
WELLS FARGO & CO MEDIUM TERM SR NTS BOOKENTRY 3.727% 03-24-2028	**	278,167
WELLS FARGO & CO MEDIUM TERM SR NTS BOOKENTRY 3.727% 03-24-2028	**	3,245,280
WELLS FARGO & CO NEW COM STK	**	28,343,108
WELLS FARGO & CO NEW MEDIUM TERM SR 4.125 DUE 08-15-2023	**	330,001
WELLS FARGO & CO VAR RT 1.654% DUE 06-02-2024	**	3,956,484
WELLS FARGO & CO VAR RT 3.908% DUE 04-25-2026	**	5,869,196
WELLS FARGO & CO VAR RT 4.808% DUE 07-25-2028	**	2,768,272
WELLS FARGO & CO VAR RT 4.897% DUE 07-25-2033	**	4,734,360
WELLS FARGO & COMPANY 3.584% 05-22-2028	**	26,036,371
WELLS FARGO COML 2.788% DUE 07-15-2048	**	2,079,612
WELLS FARGO COML 3.247% DUE 07-15-2058	**	5,055,690
WELLS FARGO COML 3.418% DUE 09-15-2050	**	6,694,347
WELLS FARGO COML 3.426% DUE 03-15-2059	**	2,555,969
WELLS FARGO COML 3.656% DUE 12-15-2048	**	5,913,861
WELLS FARGO COML 3.862% DUE 12-15-2039	**	1,687,495
WELLS FARGO COML FLTG RT 3.7487% DUE 06-15-2036	**	1,540,525
WELLS FARGO COML FLTG RT 4.34224% DUE 12-15-2059	**	1,753,533
WELLS FARGO COML MTG TR 2016-C36 SR 16-C36 CL A3 2.807% 11-15-2059	**	814,698
WELLS FARGO COML MTG TR 2016-NXS5 COML MTG PASSTHRU CTF CL 3.372% 01-15-2059	**	3,759,740
WELLS FARGO COML MTG TR 2017-C40 SR 17-C40 CL A2 2.495% 10-15-2050	**	877,911
WELLS FARGO COML MTG TR 2017-C40 CL A-SB 3.395% 10-15-2050 10-15-2050	**	2,629,130
WELLS FARGO COML MTG TR 2017-C41 CL A-SB 3.39% 11-15-2050	**	6,112,591
WELLS FARGO COML MTG TR 2021-C59 COML MTG PASSTHRU CTF CL 1.354% 04-15-2054	**	3,617,211
WELLS FARGO COML MTG TR 2021-C59 COML MTG PASSTHRU CTF CL 2.298% 04-15-2054	**	1,475,869
WELLS FARGO COML MTG TR 2022-C62 COML MTG PASS THRU CTF CL 3.589% 04-15-2055	**	7,997,518
WELLS FARGO COML SER 2018-C44 CL ASB 4.167% 05-15-2051	**	3,881,247
WELLTOWER INC 4% DUE 06-01-2025	**	97,480
WELLTOWER INC 2.7% DUE 02-15-2027	**	1,388,371
WELLTOWER INC 3.1% DUE 01-15-2030	**	211,590
WELLTOWER INC 3.625% DUE 03-15-2024	**	3,104,142
WELLTOWER INC 4.25% DUE 04-01-2026	**	2,520,864
WENDYS CO COM	**	796,101
WESCO INTL INC COM	**	2,366,530
WEST AFRICAN RES NPV	**	530,552
WEST COAST PAPER M INR2.00	**	115,403
WEST PHARMACEUTICAL SVCS INC COM	**	294,423
WESTAMERICA BANCORPORATION COM	**	3,242,659
WESTAR ENERGY INC 3.1% DUE 04-01-2027	**	167,127
WESTAR ENERGY INC FIXED 3.25% 09-01-2049	**	104,496
WESTERN ALLIANCE BANCORPORATION COM	**	3,919,763
WESTERN MIDSTREAM OPER LP FRN 01-13-2023REG	**	259,610
WESTERN UN CO FIXED 1.35% DUE 03-15-2026	**	3,180,973
WESTGOLD RESOURCES NPV	**	215,853
WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORP 4.7% 09-15-2028	**	3,497,943
WESTLAKE 1.24% DUE 11-17-2025	**	4,874,462
WESTLIFE FOODWORLD LTD	**	223,031

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WESTN DIGITAL CORP COM	**	140,713
WESTPAC BKG CORP 2.75% DUE 01-11-2023	**	499,798
WESTPAC BKG CORP 4.322% DUE 11-23-2031	**	273,293
WESTPAC BKG CORP DISC COML PAPER 4/2 YRS08-23-2023	**	7,179,586
WESTPAC BKG FIXED 2.668% DUE 11-15-2035	**	372,229
WESTROCK CO CORP BOND 3.75% 03-15-2025	**	3,208,313
WEX INC COM	**	4,518,704
WEYERHAEUSER CO FIXED 4% DUE 04-15-2030	**	4,382,769
WEYERHAEUSER CO SR NT 4% 03-09-2052	**	760,438
WFRBS COML MTG TR 3.311% DUE 03-15-2045	**	295,560
WFRBS COML MTG TR FLTG RT 4.0689997673% DUE 09-15-2057	**	4,334,580
WFRBS COML MTG TR MTG PASS SER 2014-C20 CL C 4.513 05-15-2047	**	1,567,892
WHEELS UP EXPERIENCE INC CL A CL A	**	15,189
WHIRLPOOL CORP COM	**	4,917,433
WHITEHAVEN COAL NPV	**	34,988
WI TREASURY N/B 28/02/2029 1.875% 02-28-2029	**	2,307,805
WI TREASURY SEC 3% DUE 05-15-2045 REG	**	581,055
WI TREASURY SEC 3.375% DUE 11-15-2048 REG	**	853,950
WI TREASURY SEC 4.0% 11-15-2032	**	1,239,305
WI UNITED STATES OF AMER TREAS T NOTE 2.375% DUE 02-29-2024	**	4,871,289
WI US TREASURY SEC 4.125% 10-31-2027	**	5,026,563
WI US TREASURY SEC 4.125% 10-31-2027	**	18,336,900
WI US TREASURY SEC 4.5% 11-30-2024	**	100,054,688
WIDEOPENWEST INC COM	**	111,971
WIENERBERGER AG NPV	**	663,807
WIJAYA KARYA BETON IDR100	**	24,568
WILL GROUP INC NPV	**	57,201
WILLIAMS CO INC COM	**	260,404
WILLIAMS COMPANIES INC 2.6% 03-15-2031	**	649,652
WILLIAMS COMPANIES INC 4.55 DUE 06-24-2024	**	1,708,774
WILLIAMS PARTNERS 3.75% DUE 06-15-2027	**	2,701,204
WILLIAMS PARTNERS 4.3% DUE 03-04-2024	**	2,401,363
WILLIAMS PARTNERS 4.9% DUE 01-15-2045	**	384,948
WILLIAMS PARTNERS 5.1% DUE 09-15-2045	**	596,966
WILLIAMS PARTNERS 5.4% DUE 03-04-2044	**	228,006
WILLIAMS PARTNERS FIXED 4.85% DUE 03-01-2048	**	254,851
WILLSCOT MOBILE MINI HLDGS CORP COM USD0.01	**	1,394,804
WILMINGTON PLC	**	25,089
WIND RIV 2019-3 CLO LTD / WIND RIV 1.16431% 04-15-2031	**	486,046
WIND RIV 2019-3 CLO LTD / WIND RIV 1.16431% 04-15-2031	**	6,415,812
WINGSTOP INC COM	**	1,398,082
WINNEBAGO INDS INC COM	**	7,292,626
WISCONSIN ST GEN FD ANNUAL APPROPRIATIONREV 2.483% 05-01-2027 BEO TAXABLE	**	1,816,913
WISTRON CORP TWD10	**	626,539
WISTRON NEWEB CORP TWD10	**	7,652
WIX.COM LTD COM ILS0.01	**	1,834,009
WOLFSPEED INC COM USD0.00125	**	152,509
WOODWARD INC COM	**	6,150,965

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WOOREE ENTERPRISE CO LTD KRW500	**	11,325
WORKDAY INC 3.7% 04-01-2029	**	458,547
WORKDAY INC CL A COM USD0.001	**	7,982,310
WORKDAY INC SR NT 3.5% 04-01-2027	**	257,435
WORKDAY INC SR NT 3.5% 04-01-2027	**	2,043,566
WORKDAY INC SR NT 3.8% 04-01-2032	**	708,872
WORKDAY INC SR NT 3.8% 04-01-2032	**	6,610,228
WORKIVA INC COM CL A COM CL A	**	6,319,834
WORLD ACCEP CORP S C NEW COM	**	157,663
WORLD CO LTD NPV	**	144,731
WORLD FUEL SERVICE COM STK USD0.01	**	491,585
WORLD OMNI AUTO RECEIVABLES SER 22-B CL A3 3.25% 07-15-2027	**	1,426,635
WORLD OMNI SELECT AUTO 2018-1 SR 21-A CLA2 .29% DUE 02-18-2025 BEO	**	139,972
WORLDWIDE PLAZA TR 3.5263% DUE 11-10-2036 BEO	**	1,546,121
WOWPRIME CORP TWD10	**	196,776
WP CAREY INC 2.45% 02-01-2032	**	1,807,569
WRKCO INC 3% DUE 06-15-2033	**	199,401
WRKCO INC 3.9% DUE 06-01-2028	**	46,028
WUSTENROT & WURTTE NPV	**	104,637
WYNN RESORTS LTD COM	**	453,420
XCEL ENERGY INC .5% DUE 10-15-2023	**	2,373,496
XCEL ENERGY INC COM	**	11,300,190
XEBIO HOLDINGS CO NPV	**	106,217
XENCOR INC COM	**	139,861
XENIA HOTELS & RESORTS INC COM	**	393,608
XENON PHARMACEUTICALS INC COMMON STOCK	**	778,072
XEROX HLDGS CORP COM NEW COM NEW	**	978,813
XI S&D INC KRW1000	**	33,468
XIABUXIABU USD0.000025	**	913,036
XINHUA WINSHARE PU 'H'CNY1	**	91,829
XOMETRY INC CL A COM CL A COM	**	1,238,760
XTB SA PLN0.05	**	238,004
XYLEM INC COM	**	4,368,289
YADEA GROUP HOLDIN USD0.00001	**	793,143
YALE UNIV FIXED .873% DUE 04-15-2025	**	15,370,714
YAMABIKO CORPO NPV	**	48,310
YAMAICHI ELECTRONI NPV	**	102,144
YAMAZEN CORP NPV	**	220,448
YANCOAL AUSTRALIA LTD	**	2,658,090
YANGTZE OPTICAL FI CNY1 H	**	169,188
YANGZIJIANG SHIPBU NPV (SGD)	**	556,290
YELP INC COM	**	976,831
YETI HLDGS INC COM	**	3,092,921
YONDOSHI HOLDINGS INC	**	56,934
YOROZU CORP NPV	**	34,714
YOUNGONE CORP KRW500	**	54,574
YOUNGONE HOLDINGS CO LTD KRW500	**	377,030
YPSOMED HOLDING AG CHF11.60(REGD)	**	231,160

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
YTL POWER INTL NPV	**	79,875
YUM BRANDS INC COM	**	427,403
YUM CHINA HLDGS INC COM	**	3,219,978
YUNG SHIN PHARM	**	91,295
ZENITAKA CORP NPV	**	25,952
ZENTALIS PHARMACEUTICALS INC COM	**	142,088
ZERIA PHARMACEUTIC NPV	**	90,901
ZETA GLOBAL HLDGS CORP CL A CL A	**	473,803
ZHENGZHOU COAL MNG MACH-H	**	47,990
ZHONGAN ONLINE P & CNY1	**	196,132
ZIFF DAVIS INC COM USD0.001	**	231,447
ZIGEXN CO LTD NPV	**	70,484
ZILLOW GROUP INC COM USD0.0001	**	1,099,185
ZIMMER BIOMET HLDGS INC COM	**	4,513,500
ZIMMER BIOMET HLDGS INC NT 2.6% 11-24-2031	**	495,806
ZIMVIE INC COM USD0.01 WI	**	75,159
ZIONS BANCORPORATION N A	**	2,691,805
ZIPPY TECHNOLOGY TWD10	**	31,926
ZOETIS INC 2% DUE 05-15-2030	**	187,253
ZOETIS INC COM USD0.01 CL 'A'	**	19,943,990
ZOETIS INC FIXED 5.4% DUE 11-14-2025	**	1,191,348
ZOOMINFO TECHNOLOGIES INC COM USD0.01	**	2,455,290
ZSCALER INC COM	**	491,241
ZURICH INSURANCE GROUP AG CHF0.10	**	6,799,430
ZURN ELKAY WATER SOLUTIONS CORPORATION	**	1,926,765
Metropolitan Life (wrap contract)	**	147,641,636
Prudential (wrap contract)	**	179,081,182
RGA (wrap contract)	**	104,894,564
Royal Bank of Canada (wrap contract)	**	151,968,510
Voya (wrap contract)	**	212,442,368

TOTAL		$62,535,762,912

*PARTICIPANT LOANS (Interest from 3.25% to 9.50% maturing through December 2042)	**	$580,445,956

*Party-in-interest

**Cost information is not required for participant directed investment and therefore is not included.
		(Concluded)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BOEING COMPANY
401(k) RETIREMENT PLAN,
FORMERLY KNOWN AS
THE BOEING COMPANY
VOLUNTARY INVESTMENT PLAN

June 14, 2023	/s/ Michael Cleary
Date	Michael Cleary
Senior Vice President and Controller